As filed with the Securities and Exchange Commission on December 15, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Conexant Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3674	25-1799439
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4000 MacArthur Boulevard

Newport Beach, California 92660-3095
(949) 483-4600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

DENNIS E. O’REILLY, ESQ.

Senior Vice President, General Counsel and Secretary
Conexant Systems, Inc.
4000 MacArthur Boulevard
Newport Beach, California 92660-3095
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent for Service)

With Copies to:

PETER R. KOLYER, ESQ. Chadbourne & Parke LLP 30 Rockefeller Plaza New York, New York 10112 (212) 408-5100	JONATHAN P. CRAMER, ESQ. Ropes & Gray LLP 45 Rockefeller Plaza New York, New York 10111 (212) 841-5700

     Approximate date of commencement of proposed sale to public: As soon as practicable following the effective date of this registration statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of Registration
Securities to be Registered	Registered(1)	Share(2)	Price(2)	Fee

Common Stock, par value $.01 per share (including the associated preferred share purchase rights)	178,815,909 shares	$4.89	$873,182,858	$70,641

(1)	Estimated maximum number of shares of common stock of Conexant Systems, Inc. to be issued in connection with the merger of Concentric Sub, Inc. with and into GlobespanVirata, Inc. to holders of GlobespanVirata common stock based on an exchange ratio of 1.198 shares of Conexant common stock for each share of GlobespanVirata common stock and 149,262,027 shares of GlobespanVirata common stock outstanding on November 30, 2003.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (f) under the Securities Act, based upon the average of the high and low prices of GlobespanVirata common stock on December 10, 2003, as reported on the Nasdaq National Market System.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
CONEXANT SPECIAL MEETING
General
Matters to be Considered
Proxies
Solicitation of Proxies
Record Date and Voting Rights
Dissenters’ or Appraisal Rights
Recommendation of the Conexant Board
GLOBESPANVIRATA SPECIAL MEETING
General
Matters to be Considered
Proxies
Solicitation of Proxies
Record Date and Voting Rights
Dissenters’ or Appraisal Rights
Recommendation of the GlobespanVirata Board
THE MERGER
General
Background of the Merger
Recommendations of the Boards of Directors of Conexant and GlobespanVirata; Reasons for the Merger
Opinion of Conexant’s Financial Advisor
Opinion of GlobespanVirata’s Financial Advisor
Regulatory Approvals Required for the Merger
Material U.S. Federal Income Tax Consequences
Accounting Treatment
Interests of Certain Persons in the Merger
THE MERGER AGREEMENT
Merger Consideration
Treatment of Options
Exchange of Certificates
Effective Time
Representations and Warranties
Covenants
Conditions
Termination of the Merger Agreement
Fees Payable Because of a Termination of the Merger Agreement
Amendments, Extensions and Waivers
Restrictions on Resales by Affiliates
APPROVAL OF AMENDMENTS TO THE CONEXANT DIRECTORS STOCK PLAN
Proposal
Summary of the Conexant Directors Stock Plan
Description of New Plan Benefits
Recommendation of the Conexant Board
APPROVAL OF ASSUMPTION AND ADOPTION OF GLOBESPANVIRATA STOCK PLANS
Proposal
Summary of the GlobespanVirata Stock Plans
Tax Matters
Equity Compensation Plan Information
Recommendation of the Conexant Board
MANAGEMENT AND OPERATIONS AFTER THE MERGER
Board of Directors
Committees of the Board of Directors
Management
PRICE RANGE OF CONEXANT AND GLOBESPANVIRATA COMMON STOCK AND DIVIDENDS
Price Range of Conexant and GlobespanVirata Common Stock
Dividends
INFORMATION ABOUT CONEXANT
General
INFORMATION ABOUT GLOBESPANVIRATA
General
Management and Additional Information
COMPARISON OF STOCKHOLDERS’ RIGHTS
RIGHTS OF DISSENTING STOCKHOLDERS
LEGAL MATTERS
EXPERTS
STOCKHOLDER PROPOSALS
OTHER MATTERS
INDEPENDENT AUDITORS
WHERE YOU CAN FIND MORE INFORMATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
ANNEX A—AGREEMENT AND PLAN OF REORGANIZATION
AGREEMENT AND PLAN OF REORGANIZATION
ANNEX B—OPINION OF CREDIT SUISSE FIRST BOSTON LLC
ANNEX C—OPINION OF MORGAN STANLEY & CO. INCORPORATED
ANNEX D—AMENDMENTS TO BY-LAWS OF CONEXANT SYSTEMS, INC.
ANNEX E—CONEXANT SYSTEMS, INC. DIRECTORS STOCK PLAN, As Amended
ANNEX F—GLOBESPANVIRATA, INC. STOCK PLANS
EXHIBIT 23.a
EXHIBIT 23.b
EXHIBIT 23.c
EXHIBIT 99.a
EXHIBIT 99.b
EXHIBIT 99.c
EXHIBIT 99.d
EXHIBIT 99.e
EXHIBIT 99.f
EXHIBIT 99.g

To the stockholders of Conexant Systems, Inc. and GlobespanVirata, Inc.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

      The boards of directors of Conexant Systems, Inc. and GlobespanVirata, Inc. have each unanimously approved a strategic merger of the two companies. We want to merge our two companies because we believe that the combined company will be a worldwide leader in semiconductor solutions for broadband communications and the digital home. The combined company, which will be headquartered in Red Bank, New Jersey, will have approximately 2,400 employees worldwide. We believe that the merger will benefit the stockholders of both companies and we ask for your support in voting for the merger proposals at our respective special meetings.

      In the merger, each share of GlobespanVirata common stock will be converted into the right to receive 1.198 shares of Conexant common stock and cash in lieu of fractional shares. After completion of the merger, the current stockholders of Conexant are expected to own approximately 62.75% and the current stockholders of GlobespanVirata are expected to own approximately 37.25% of Conexant. The merger will be tax-free to Conexant stockholders and GlobespanVirata stockholders, except, in the case of GlobespanVirata stockholders, for the receipt of cash instead of fractional shares of Conexant.

      Conexant common stock is traded on the Nasdaq National Market System under the symbol “CNXT”.

      In order to complete the merger, we must obtain necessary regulatory approvals and the approvals of the stockholders of both of our companies. Each of us will hold a special meeting of our stockholders to consider and vote on the merger proposals. Whether or not you plan to attend your company’s special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us or by submitting your proxy by telephone or via the Internet. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the approvals sought in connection with the merger. For GlobespanVirata stockholders, if you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name”, the effect will be a vote against the merger.

      Conexant stockholders will also vote on proposals to approve (i) amendments to the Conexant Directors Stock Plan and (ii) the assumption and adoption of certain GlobespanVirata stock plans. Completion of the merger is a condition to the effectiveness of each of the additional Conexant proposals. Approval of the additional Conexant proposals is not a condition to completion of the merger.

      The places, dates and times of the special meetings are as follows:

For Conexant stockholders:	For GlobespanVirata stockholders:
[ ]	[ ]
[ ]	[ ]
[ ], 2004, [ ], local time	[ ], 2004, [ ], local time

      This document provides you with detailed information about the special meetings and the proposed merger. We urge you to read this material, including the section describing certain risk factors beginning on page 17.

      We enthusiastically support this combination of our two outstanding companies and join with all the other members of our respective boards of directors in recommending that you vote “FOR” the approvals sought in connection with the merger.

DWIGHT W. DECKER, PH.D. Chairman of the Board and Chief Executive Officer Conexant Systems, Inc.	ARMANDO GEDAY President and Chief Executive Officer GlobespanVirata, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Joint Proxy Statement/ Prospectus dated                     , 2004 and

first mailed to stockholders on                     , 2004

ADDITIONAL INFORMATION

      This joint proxy statement/prospectus incorporates important business and financial information about Conexant and GlobespanVirata from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at one of the following addresses:

Conexant	GlobespanVirata

Attention: Investor Relations Conexant Systems, Inc. 4000 MacArthur Boulevard Newport Beach, California 92660-3095 (949) 483-CNXT (2698)	Attention: Investor Relations GlobespanVirata, Inc. 100 Schulz Drive Red Bank, New Jersey 07701 (732) 345-7500

      If you would like to request any documents, please do so by                     , 2004 in order to receive them
before the special meetings.

      See “Where You Can Find More Information” that begins on page 92.

CONEXANT SYSTEMS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on                         , 2004

To the Stockholders of Conexant Systems, Inc.:

      We will hold a special meeting of stockholders of Conexant Systems, Inc., a Delaware corporation, on                     , 2004, at                     , local time, at                     , for the following purposes:

1. To consider and vote upon a proposal to approve the issuance of Conexant common stock in the merger of Concentric Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Conexant, with and into GlobespanVirata, Inc., a Delaware corporation, pursuant to the Agreement and Plan of Reorganization, dated as of November 3, 2003 (the “merger agreement”), by and among Conexant, Concentric Sub and GlobespanVirata.

2. To consider and vote upon a proposal to approve amendments to the Conexant Directors Stock Plan.

3. To consider and vote upon a proposal to approve the assumption and adoption of GlobespanVirata’s 1999 Equity Incentive Plan, 1999 Supplemental Stock Option Plan and Amended and Restated 1999 Stock Incentive Plan.

4. To transact any other business as may properly come before the special meeting or any adjournments or postponements of the meeting.

      Each of the proposals is more fully described in this joint proxy statement/ prospectus.

      Holders of record of Conexant common stock at the close of business on                     , 2004 will be entitled to notice of and to vote at the Conexant special meeting and any adjournments or postponements of the meeting.

By Order of the Board of Directors

Dennis E. O’Reilly, Esq.
Secretary

Newport Beach, California

                    , 2004

      The board of directors of Conexant unanimously recommends that you vote “FOR” approval of the issuance of Conexant common stock in the merger pursuant to the merger agreement, “FOR” approval of amendments to the Conexant Directors Stock Plan and “FOR” approval of the assumption and adoption of the GlobespanVirata stock plans.

      The affirmative vote of a majority of the votes entitled to be cast by holders of shares of Conexant common stock present or represented by proxy and entitled to vote at the Conexant special meeting, a quorum being present, is required to approve each of the proposals to be presented at the special meeting.

Whether or not you plan to attend the Conexant special meeting in person, please complete, date, sign and return the enclosed proxy card or voting instruction card in the enclosed envelope promptly or submit your proxy or voting instructions by calling           or using the Internet (www.            ) by following the instructions included with your proxy card. Please note that if your shares are not registered in your own name, your bank, broker or other institution holding your shares may not offer telephone or Internet voting. The enclosed envelope requires no postage if mailed in the United States. If you attend the Conexant special meeting, you may vote in person if you wish, even if you have previously returned your proxy card or submitted your proxy instructions by telephone or the Internet. However, if you hold shares through a bank or broker and wish to vote in person at the meeting, you may not do so unless you receive a valid proxy from your bank or broker.

GLOBESPANVIRATA, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on                         , 2004

To the Stockholders of GlobespanVirata, Inc.:

      We will hold a special meeting of stockholders of GlobespanVirata, Inc., a Delaware corporation, on                     , 2004, at                     , local time, at                     , for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of November 3, 2003 (the “merger agreement”), by and among Conexant Systems, Inc., a Delaware corporation, Concentric Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Conexant, and GlobespanVirata, and approve the merger contemplated thereby. Pursuant to the merger agreement, among other things, Concentric Sub will merge with and into GlobespanVirata, subject to the terms and conditions of the merger agreement. In the merger, Conexant will issue 1.198 shares of its common stock in exchange for each outstanding share of GlobespanVirata common stock and GlobespanVirata will become a wholly-owned subsidiary of Conexant. This proposal is more fully described in this joint proxy statement/prospectus; and

2. To transact any other business as may properly come before the special meeting or any adjournments or postponements of the meeting.

      Holders of record of GlobespanVirata common stock at the close of business on                     , 2004 will be entitled to notice of and to vote at the GlobespanVirata special meeting and any adjournments or postponements of the meeting.

By Order of the Board of Directors

Michael Otner, Esq.
Corporate Secretary

Red Bank, New Jersey

                    , 2004

      The board of directors of GlobespanVirata unanimously recommends that you vote “FOR” approval and adoption of the merger agreement and approval of the merger.

      The affirmative vote of a majority of the outstanding shares of GlobespanVirata common stock entitled to vote is required to approve and adopt the merger agreement and approve the merger. Whether or not you plan to attend the GlobespanVirata special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope promptly or submit your proxy instructions by calling           or using the Internet (www.            ) by following the instructions included with your proxy card. Please note that if your shares are not registered in your own name, your bank, broker or other institution holding your shares may not offer telephone or Internet voting. The enclosed envelope requires no postage if mailed in the United States. If you attend the GlobespanVirata special meeting, you may vote in person if you wish, even if you have previously returned your proxy card or submitted your proxy instructions by telephone or the Internet. However, if you hold shares through a bank or broker and wish to vote in person at the meeting, you may not do so unless you receive a valid proxy from your bank or broker.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why are Conexant and GlobespanVirata proposing the merger?

A:	We want to merge our two companies because we believe that the combined company will be a worldwide leader in semiconductor solutions for broadband communications and the digital home. While no assurances can be made, we believe that by combining we have the opportunity to capture significant operating efficiencies through scale and synergy. We believe that the combined company will deliver stronger financial performance and create more value for our stockholders, customers and employees than either company could operating independently.

Q:	What will happen in the merger?

A:	We are proposing to combine our companies in a strategic merger in which Concentric Sub, Inc., a newly-formed wholly-owned subsidiary of Conexant, will merge with and into GlobespanVirata, with GlobespanVirata surviving as a wholly-owned subsidiary of Conexant. We refer to this transaction as the merger.

Q:	What will I receive in the merger?

A:	Conexant stockholders. Each share of Conexant common stock and each option and warrant to purchase Conexant common stock will remain outstanding and unaffected by the merger.

GlobespanVirata stockholders. In the merger, GlobespanVirata stockholders will have their shares of GlobespanVirata common stock converted into shares of Conexant common stock at a rate of 1.198 Conexant shares for each GlobespanVirata share owned. Instead of fractional shares of Conexant common stock, GlobespanVirata stockholders will receive cash. Each option and warrant to purchase GlobespanVirata common stock outstanding immediately prior to the effective time of the merger will become an option or warrant to purchase shares of Conexant common stock for an adjusted number of shares and with an adjusted exercise price based on the 1.198 exchange ratio.

We expect that, after completion of the merger, the current stockholders of Conexant will own approximately 62.75% and the current stockholders of GlobespanVirata will own approximately 37.25% of Conexant.

Q:	What are stockholders being asked to vote on at the special meetings?

A:	Conexant stockholders. Conexant stockholders will vote on a proposal to approve the issuance of Conexant common stock in the merger pursuant to the merger agreement. Conexant stockholders will also vote on proposals to approve (i) amendments to the Conexant Directors Stock Plan and (ii) the assumption and adoption of certain GlobespanVirata stock plans. Completion of the merger is a condition to the effectiveness of each of the additional Conexant proposals. Approval of the additional Conexant proposals is not a condition to completion of the merger.

GlobespanVirata stockholders. GlobespanVirata stockholders will vote on a proposal to approve and adopt the merger agreement and approve the merger.

Conexant and GlobespanVirata stockholders may also be asked to consider other matters as may properly come before their respective special meetings; however, Conexant and GlobespanVirata know of no other matters that will be presented for consideration at the special meetings.

Q:	When are the stockholders’ meetings?

A:	Conexant’s meeting will take place at , local time, on , 2004. GlobespanVirata’s special meeting will take place at , local time, on , 2004. The location of each meeting is specified on the cover page of this joint proxy statement/prospectus.

Q:	What stockholder approvals are needed?

A:	For Conexant, the affirmative vote of a majority of the votes entitled to be cast by holders of shares of Conexant common stock present or represented by proxy and entitled to vote at the special meeting, a quorum being present, is required to approve each of the proposals to be presented at the Conexant special meeting. The Conexant board of directors unanimously recommends that you vote “FOR” the proposal to approve the issuance of Conexant common stock in the merger pursuant to the merger agreement, “FOR” the proposal to approve amendments to the Conexant Directors Stock Plan and “FOR” the proposal to approve the assumption and adoption of certain GlobespanVirata stock plans.

For GlobespanVirata, the affirmative vote of the holders of a majority of the outstanding shares of GlobespanVirata common stock entitled to vote is required to approve and adopt the merger agreement and approve the merger. The GlobespanVirata board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger.

Q:	What do I need to do now?

A:	After carefully reading and considering the information in this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed, postage-paid envelope, or by submitting your proxy or voting instructions by telephone or through the Internet, as soon as possible so that your shares may be represented at your special meeting.

Q:	What if I don’t vote?

A:	Conexant stockholders. If you fail to respond, it will not affect the number of votes for or against approval of any of the proposals to be presented at the Conexant special meeting. If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of approval of each of the proposals to be presented at the Conexant special meeting, unless your shares are held in “street name”, as described in the next question. If you respond and abstain from voting, your proxy will have the same effect as a vote against approval of each of the proposals to be presented at the Conexant special meeting.

GlobespanVirata stockholders. If you fail to respond, it will have the same effect as a vote against the merger. If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of approval of the merger, unless your shares are held in “street name”, as described in the next question. If you respond and abstain from voting, your proxy will have the same effect as a vote against approval of the merger.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Conexant stockholders. If you do not give voting instructions to your broker with respect to a proposal to be presented at the Conexant special meeting, it will not affect the number of votes for or against approval of that proposal, unless you appear in person at your special meeting with a valid proxy from your broker and vote in favor of the proposal.

GlobespanVirata stockholders. If you do not give voting instructions to your broker with respect to the merger proposal, it will have the same effect as a vote against approval of the merger, unless you appear in person at your special meeting with a valid proxy from your broker and vote in favor of the merger proposal.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods and you are a holder of record, you must submit your notice of revocation or your new proxy to the Secretary of Conexant or GlobespanVirata, as appropriate, before your respective special meeting. However, if your shares are held in “street name” by your broker, you should contact your broker to change your vote. Third, if you are a holder of record, or if your shares are held in “street name” and you receive a valid proxy from your broker, you can attend the special meeting and vote in person. If you submit your proxy or voting instructions by telephone or through the Internet, you can change your vote by submitting your proxy or voting instructions at a later date, using the same procedures, in which case your later submitted proxy or voting instructions will be recorded and your earlier proxy or voting instructions will be automatically revoked.

Q:	Should I send in my stock certificates now?

A:	No. Conexant stockholders will not need to do anything with their stock certificates. If you are a GlobespanVirata stockholder holding certificates for your GlobespanVirata shares, after the merger is completed, you will receive written instructions from the exchange agent on how to exchange your certificates representing shares of GlobespanVirata common stock for shares of Conexant common stock. Please do not send in your stock certificates with your proxy.

Q:	Who is the exchange agent for the merger?

A:	Mellon Investor Services LLC is the exchange agent.

Q:	Where is Conexant common stock listed?

A:	Conexant common stock is listed on the Nasdaq National Market System under the trading symbol “CNXT”.

Q:	When will the merger be completed?

A:	We are working to complete the merger as quickly as practicable. We expect to complete the merger in the first calendar quarter of 2004.

Q:	What are the U.S. federal income tax consequences of the merger?

A:	It is a condition to the merger that both Conexant and GlobespanVirata receive legal opinions from their respective tax counsel to the effect that the merger will qualify as a “reorganization” for U.S. federal income tax purposes. Assuming that the merger so qualifies, Conexant stockholders and GlobespanVirata stockholders generally will not recognize any taxable gain or loss for U.S. federal income tax purposes (except with respect to cash received by GlobespanVirata stockholders instead of fractional shares of Conexant common stock). In addition, neither Conexant nor GlobespanVirata will recognize any taxable gain or loss for U.S. federal income tax purposes as a result of the merger.

Q:	Do I have appraisal rights?

A:	No. Conexant and GlobespanVirata stockholders will not be entitled to exercise dissenters’ or appraisal rights or to demand payment for their shares in connection with the merger.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact:

Georgeson Shareholder Communications Inc.
17 State Street, 10th Floor New York, New York 10004 Telephone: Banks and brokers call (212) 440-9800 All others call toll-free

      If you are a Conexant stockholder, you may also contact:

Conexant Systems, Inc.
Attention: Investor Relations
4000 MacArthur Boulevard
Newport Beach, California 92660-3095
Telephone: (949) 483-CNXT (2698)

If you are a GlobespanVirata stockholder, you may also contact:

GlobespanVirata, Inc.
Attention: Investor Relations
100 Schulz Drive
Red Bank, New Jersey 07701
Telephone: (732) 345-7500

SUMMARY

      This summary highlights selected information from this document. It does not contain all of the information that is important to you. You should carefully read the entire document and the other documents referred to or incorporated by reference in this document to fully understand the merger. In particular, you should read the documents attached to this document, including the merger agreement attached as Annex A. See “Where You Can Find More Information” on page 92.

The Companies

Conexant Systems, Inc.

4000 MacArthur Boulevard
Newport Beach, California 92660-3095
(949) 483-4600
www.conexant.com

      Conexant designs, develops and sells semiconductor system solutions for use in products driving broadband digital home information and entertainment applications. Conexant’s solutions connect the client, or end-customer, side of personal communications access products such as personal computers (PCs), set-top boxes, residential gateways and game consoles to audio, video, voice and data services over broadband and dial-up Internet connections. In addition, Conexant’s media processing products enable the capture, display, storage, playback and transfer of audio and video content in applications throughout the digital home and small office environments. Conexant has approximately 1,400 employees worldwide.

GlobespanVirata, Inc.

100 Schulz Drive
Red Bank, New Jersey 07701
(732) 345-7500
www.globespanvirata.com

      GlobespanVirata is a leading provider of integrated circuits and software for broadband communications solutions for consumer, enterprise, personal computer and service provider markets. GlobespanVirata delivers complete system-level high-speed, cost-effective and flexible digital subscriber line, or DSL, and wireless networking chip sets, software and reference designs to leading global manufacturers of broadband access and wireless networking equipment. GlobespanVirata’s products include broadband system-level solutions for modems, routers, residential gateways, and DSL access multiplexers, or DSLAMs, located in telephone service providers’ central offices. GlobespanVirata also provides a wide variety of wireless networking chip sets and reference designs that are enabling a new generation of wireless connectivity in notebooks, PDAs, digital cameras, MP3 players and other handheld networking appliances. GlobespanVirata applies the industry’s longest history in DSL and wireless networking development and deployment to offer unparalleled support to its more than 400 customers in bringing its proven broadband and wireless networking solutions to market. GlobespanVirata has approximately 1,000 employees worldwide.

The Merger

      In the merger, Concentric Sub, Inc., a newly-formed wholly-owned Delaware subsidiary of Conexant, will merge with and into GlobespanVirata, with GlobespanVirata surviving as a wholly-owned subsidiary of Conexant. The combined company will be a Delaware corporation with its corporate headquarters in Red Bank, New Jersey and operating facilities around the world. The fiscal year of the combined company will end on the Friday closest to September 30 of each year. We expect to complete the merger in the first calendar quarter of 2004.

      We have attached the merger agreement as Annex A to this document. We urge you to read the merger agreement. It is the legal document that governs the merger.

Reasons for the Merger

      We want to merge our two companies because we believe that the combined company will be a worldwide leader in semiconductor solutions for broadband communications and the digital home. While no assurances can be made, we believe that by combining we have the opportunity to capture significant operating efficiencies through scale and synergy. We believe that the combined company will deliver stronger financial performance and create more value for our stockholders, customers and employees than either company could operating independently.

Our Recommendations to Stockholders

      Conexant stockholders. The Conexant board of directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote “FOR” the proposal to approve the issuance of Conexant common stock in the merger pursuant to the merger agreement, “FOR” the proposal to approve amendments to the Conexant Directors Stock Plan and “FOR” the proposal to approve the assumption and adoption of certain GlobespanVirata stock plans.

      GlobespanVirata stockholders. The GlobespanVirata board of directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger.

Exchange of Shares; Treatment of Fractional Shares

      Conexant stockholders. After the merger, each outstanding share of Conexant common stock will remain outstanding and unaffected by the merger and each option and warrant to purchase Conexant common stock will also remain outstanding and unaffected by the merger. Conexant stockholders will not need to do anything with their stock certificates.

      GlobespanVirata stockholders. In the merger, each outstanding share of GlobespanVirata common stock will become the right to receive 1.198 shares of Conexant common stock. We refer to this number as the “exchange ratio”.

      No fractional shares of Conexant common stock will be issued in the merger. Instead of fractional shares of Conexant common stock, GlobespanVirata stockholders will receive checks representing the cash value of the fractional shares.

      As soon as practicable after the effective time of the merger, a form of transmittal letter will be mailed by the exchange agent to GlobespanVirata stockholders who hold certificates for GlobespanVirata common stock. The transmittal letter will contain instructions with respect to the surrender of certificates representing GlobespanVirata common stock. If you hold certificates for GlobespanVirata common stock, you should NOT return the certificates with the enclosed proxy and should NOT forward them to the exchange agent until you receive the letter of transmittal from the exchange agent.

      GlobespanVirata stockholders will receive shares of Conexant in book-entry form unless a physical certificate is requested. As soon as practicable after the effective time of the merger (or in the case of GlobespanVirata common stock held in certificated form, after receipt of a properly completed letter of transmittal, together with any other required documents), the exchange agent will (unless a physical certificate is requested) mail book-entry ownership account statements to GlobespanVirata stockholders indicating the number of shares of Conexant common stock owned by each such stockholder as a result of the merger.

Ownership of Conexant After the Merger

      After completion of the merger, current Conexant stockholders are expected to own approximately 62.75% and current GlobespanVirata stockholders are expected to own approximately 37.25% of Conexant.

Material U.S. Federal Income Tax Consequences of the Merger

      We will not be obligated to complete the merger unless, among other things, we receive legal opinions that the merger will be treated as a reorganization for U.S. federal income tax purposes. If these opinions are correct, the U.S. federal income tax treatment of the merger will be as we have described it in this joint proxy statement/prospectus. Assuming that the merger is treated as a reorganization, Conexant stockholders and GlobespanVirata stockholders generally will not recognize any taxable gain or loss for U.S. federal income tax purposes (except with respect to cash received by GlobespanVirata stockholders instead of fractional shares of Conexant common stock).

      Neither Conexant nor GlobespanVirata will recognize any taxable gain or loss for U.S. federal income tax purposes as a result of the merger.

      This tax treatment may not apply to all stockholders. Determining the actual tax consequences of the merger to you can be complicated. They will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Comparative Per Share Market Price Information

      On October 31, 2003, the last trading day before we announced the merger, Conexant common stock closed at $5.84 per share and GlobespanVirata common stock closed at $6.15 per share. On December 12, 2003, Conexant common stock closed at $5.17 per share and GlobespanVirata common stock closed at $6.06 per share.

      The market price of Conexant common stock and GlobespanVirata common stock will likely fluctuate prior to the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for Conexant common stock and GlobespanVirata common stock.

Listing of Conexant Common Stock

      Conexant common stock is listed on the Nasdaq National Market System under the trading symbol “CNXT”.

Opinions of Financial Advisors

      Conexant stockholders. Among other factors considered in deciding to approve the issuance of Conexant common stock in the merger pursuant to the merger agreement, the Conexant board of directors received an opinion from Conexant’s financial advisor, Credit Suisse First Boston LLC, that as of the date of the opinion, the exchange ratio was fair, from a financial point of view, to Conexant. We have attached the full text of Credit Suisse First Boston’s written opinion dated November 3, 2003 as Annex B to this joint proxy statement/prospectus. You should read this opinion completely to understand the assumptions made, matters considered and limitations on the review undertaken by Credit Suisse First Boston in providing its opinion. Credit Suisse First Boston’s opinion is directed to the Conexant board and does not constitute a recommendation as to how any stockholder should vote with respect to any matter relating to the merger.

      GlobespanVirata stockholders. Among other factors considered in deciding to approve and adopt the merger agreement and approve the merger, the GlobespanVirata board of directors received an opinion from GlobespanVirata’s financial advisor, Morgan Stanley & Co. Incorporated, that as of the date of the opinion and based on and subject to the considerations in its opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to holders of shares of GlobespanVirata common stock. We have attached the full text of Morgan Stanley’s written opinion dated November 2, 2003 as Annex C to this joint proxy statement/prospectus. You should read this opinion completely to understand the assumptions made, matters considered and limitations on the review undertaken by Morgan Stanley in providing its opinion. Morgan Stanley’s opinion is directed to the GlobespanVirata board and does not constitute a recommendation as to how any stockholder should vote with respect to any matter relating to the merger.

Record Date; Vote Required

      Conexant stockholders. You can vote at the Conexant special meeting if you owned Conexant common stock at the close of business on                     , 2004. On that date, there were                 shares of Conexant common stock outstanding and entitled to vote. You can cast one vote for each share of Conexant common stock that you owned on that date. In order to approve each of (i) the issuance of Conexant common stock in the merger pursuant to the merger agreement, (ii) the amendments to the Conexant Directors Stock Plan and (iii) the assumption and adoption of certain GlobespanVirata stock plans, the holders of a majority of the shares of Conexant common stock present or represented by proxy and entitled to vote at the special meeting, a quorum being present, must vote in favor of doing so.

      GlobespanVirata stockholders. You can vote at the GlobespanVirata special meeting if you owned GlobespanVirata common stock at the close of business on                     , 2004. On that date, there were                 shares of GlobespanVirata common stock outstanding and entitled to vote. You can cast one vote for each share of GlobespanVirata common stock that you owned on that date. In order to approve and adopt the merger agreement and approve the merger, the holders of a majority of the outstanding shares of GlobespanVirata common stock entitled to vote must vote in favor of doing so.

No Dissenters’ or Appraisal Rights

      Conexant and GlobespanVirata stockholders will not be entitled to exercise dissenters’ or appraisal rights or to demand payment for their shares in connection with the merger.

Management and Operations After the Merger

      The board of directors of Conexant following the merger will be comprised of twelve directors. Seven of the directors, including Dwight W. Decker, will be designated by Conexant, and five directors, including Armando Geday, will be designated by GlobespanVirata. Mr. Decker, currently Conexant’s chairman of the board and chief executive officer, will serve as non-executive chairman of the board of Conexant following the merger, Mr. Geday, currently GlobespanVirata’s president and chief executive officer, will serve as chief executive officer and F. Matthew Rhodes, currently Conexant’s president, will serve as president.

Conditions to Completion of the Merger

      Completion of the merger depends on a number of conditions being met, including approval of the issuance of Conexant common stock in the merger pursuant to the merger agreement by Conexant stockholders, approval and adoption of the merger agreement and the merger by GlobespanVirata stockholders and receipt of regulatory approvals.

      Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

Termination of the Merger Agreement; Termination Fees

      We can mutually agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of both our companies have approved the proposals described in this joint proxy statement/ prospectus. In addition, either of us can decide, without the consent of the other, to terminate the merger agreement in a number of situations, including the final denial of a required regulatory approval, failure to obtain the stockholder approvals sought in connection with the merger, specified circumstances relating to a withdrawal or modification by the other party’s board of directors of its recommendation of the merger, or the failure to complete the merger by December 31, 2004.

      Each of Conexant and GlobespanVirata has agreed to pay a termination fee of $35 million to the other party in the event that the merger agreement is terminated under specified circumstances.

Conexant and GlobespanVirata Stock Options

      Conexant. After the merger, each outstanding Conexant stock option will remain outstanding without any adjustment.

      GlobespanVirata. Upon completion of the merger, each outstanding GlobespanVirata stock option will be converted into an option to purchase a number of shares of Conexant common stock that is equal to the product of 1.198 multiplied by the number of shares of GlobespanVirata common stock that would have been obtained before the merger upon the exercise of the option, rounded to the nearest whole share. The exercise price per share will be equal to the exercise price per share of GlobespanVirata common stock subject to the option before the conversion divided by 1.198, rounded to the nearest whole cent. The conversion of “incentive stock options” will be effected in a manner that is consistent with section 424(a) of the Internal Revenue Code. The other terms of each GlobespanVirata option referred to above will continue to apply.

Waiver and Amendment

      We may jointly amend the merger agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement, to the extent legally permissible.

Regulatory Approvals

      We cannot complete the merger until, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, we submit required filings to the Department of Justice and the Federal Trade Commission and satisfy waiting period requirements. Conexant and GlobespanVirata submitted the required filings on November 19, 2003. We received notice of the early termination of the waiting period under this Act on December 11, 2003.

      As of the date of this joint proxy statement/ prospectus, we have not yet received all required approvals. While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will receive them.

Interests of Certain Persons in the Merger That are Different from Your Interests

      Certain officers of each company have interests in the merger that are different from, or in addition to, their interests as stockholders in our companies. These interests exist principally because of employment and/or severance agreements that the officers have entered or will enter into with Conexant and/or GlobespanVirata. These agreements will provide these officers with current benefits as employees, as well as severance benefits if their employment with Conexant is terminated under certain circumstances after the merger. In addition, certain officers will receive grants of options to purchase Conexant common stock when the merger is completed. These officers will not be entitled to receive these benefits if the merger does not occur.

      Also, following the merger, Conexant will indemnify, and provide directors’ and officers’ insurance for, the directors and officers of GlobespanVirata for events occurring before the merger, including events that are related to the merger agreement. Additional interests of some of the directors and officers of Conexant and GlobespanVirata are described under “The Merger — Interests of Certain Persons in the Merger” and “Management and Operations After the Merger”.

      The members of our respective boards of directors were aware of these additional interests, and considered them, among other matters, when they approved the merger agreement and the merger.

Accounting Treatment

      The merger will be accounted for by Conexant, the acquiring enterprise, as a purchase under generally accepted accounting principles in the U.S.

Additional Proposals to be Presented at Conexant’s Special Meeting

      Conexant stockholders will also vote on proposals to approve (i) amendments to the Conexant Directors Stock Plan and (ii) the assumption and adoption of certain GlobespanVirata stock plans. The amendments to the Conexant Directors Stock Plan include an increase in the number of shares available for grants to non-employee directors of Conexant to accommodate the increase in the size of Conexant’s board as a result of the merger. The proposed assumption and adoption of GlobespanVirata’s 1999 Equity Incentive Plan, 1999 Supplemental Stock Option Plan and Amended and Restated 1999 Stock Incentive Plan would provide additional flexibility in the implementation of combined company incentive compensation programs by allowing shares that will be available for post-merger grants to GlobespanVirata employees to be available also for grants to Conexant employees.

      Completion of the merger is a condition to the effectiveness of each of the additional proposals. Approval of the additional proposals is not a condition to completion of the merger.

Selected Historical Financial Information

      We are providing the following historical financial information to help you analyze certain financial aspects of the merger. We derived this information from audited financial statements of each company for each of their five most recent fiscal years and from unaudited financial statements of GlobespanVirata for the nine months ended September 28, 2003 and September 29, 2002. The information should be read together with our respective historical financial statements and related notes contained in the annual and quarterly reports and other information that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information”.

      You should also read all of the financial information we provide in the following tables together with the pro forma financial information we provide in this joint proxy statement/ prospectus, which you can find under “Unaudited Pro Forma Condensed Combined Financial Information”.

Conexant Systems, Inc.

      The following selected financial information for the five years ended September 30, 2003 was derived from the audited consolidated financial statements of Conexant and its subsidiaries, and its predecessor Rockwell Semiconductor Systems, Inc., representing the semiconductor systems business of Rockwell International Corporation, or Rockwell, and its subsidiaries. In June 2002, Conexant completed the spin-off and merger of its wireless communications business with Alpha Industries, Inc. and the sale of its Mexicali Operations, and in June 2003, Conexant completed the spin-off of its Mindspeed Technologies Internet infrastructure business. The selected financial information for all periods has been restated to reflect these businesses as discontinued operations.

      The financial information for the years and as of the dates presented below is derived from the audited consolidated financial statements of Conexant. The fiscal 1999 selected financial information includes the operating results of Conexant while it was part of Rockwell prior to January 1, 1999. The financial information for the period prior to January 1, 1999 is not necessarily indicative of what the financial position or results of operations would have been had Conexant been an independent public company during that period. The selected financial information should be read in conjunction with Conexant’s Management’s Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto, incorporated by reference into this joint proxy statement/prospectus.

	Year Ended September 30,

	2003	2002	2001	2000	1999

	(in thousands, except per share data)
Statement of Operations Information:
Net revenues	$599,977	$521,726	$541,688	$1,211,410	$990,486
Cost of goods sold	338,161	317,921	522,560	692,551	638,950

Gross margin	261,816	203,805	19,128	518,859	351,536
Operating expenses:
Research and development	159,354	156,350	175,026	186,618	157,039
Selling, general and administrative	93,426	95,750	141,276	154,992	156,914
Amortization of intangible assets	3,437	19,489	19,814	11,508	3,109
Special charges (1)	18,379	30,499	369,258	35,000	34,274

Total operating expenses	274,596	302,088	705,374	388,118	351,336

Operating income (loss)	(12,780)	(98,283)	(686,246)	130,741	200
Debt conversion costs	—	(10,435)	(42,584)	—	—
Gain on extinguishment of debt	42,021	—	11,710	—	—
Other income (expense), net	(5,808)	(36,870)	837	4,896	5,647

Income (loss) before income taxes	23,433	(145,588)	(716,283)	135,637	5,847
Provision (benefit) for income taxes	(129)	(1,838)	(55,373)	35,985	5,286

Income (loss) from continuing operations	23,562	(143,750)	(660,910)	99,652	561
Income (loss) from discontinued operations (2)	(728,877)	(737,017)	(784,424)	(290,579)	12,368

Net income (loss)	$(705,315)	$(880,767)	$(1,445,334)	$(190,927)	$12,929

Income (loss) from continuing operations per share:
Basic	$0.09	$(0.56)	$(2.70)	$0.47	$—	(3)
Diluted	0.09	(0.56)	(2.70)	0.47	—	(3)

	As of September 30,

	2003	2002	2001	2000	1999

	(in thousands)
Balance Sheet Information:
Working capital	$233,017	$443,948	$444,974	$1,319,638	$604,453
Total assets	931,707	1,911,035	2,815,480	4,416,197	1,841,950
Long-term obligations	643,260	743,523	761,927	1,054,934	432,076
Shareholders’ equity	166,766	947,827	1,773,176	2,906,759	1,035,153

(1)	In fiscal 2003 and fiscal 2002, Conexant recorded special charges of $18.4 million and $30.5 million, respectively, principally related to the impairment of certain assets and restructuring activities. In fiscal 2001, Conexant recorded special charges of $369.3 million, principally related to the impairment of certain manufacturing assets and restructuring activities. In fiscal 2000, Conexant recorded special charges of $35.0 million related to the settlement of certain litigation. In fiscal 1999, Conexant recorded additional special charges of $34.3 million related to restructuring actions initiated in fiscal 1998.

(2)	Income (loss) from discontinued operations (net of income taxes) for all periods represents the operating results of Conexant’s former wireless communications business and its Mexicali Operations which were disposed of in June 2002 and the Mindspeed Technologies Internet infrastructure business which was disposed of in June 2003.

(3)	Income from continuing operations per share for this period reflects Conexant’s October 1999 2-for-1 stock split. Because Conexant was not an independent company during all of fiscal year 1999, per share amounts for that year were calculated as if the spin-off from Rockwell had occurred on October 1, 1998.

GlobespanVirata, Inc.

      The following selected historical consolidated financial information as of and for the nine months ended September 28, 2003 and September 29, 2002 was derived from the unaudited condensed consolidated financial statements of GlobespanVirata. The selected historical consolidated financial information as of and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 was derived from consolidated financial statements of GlobespanVirata audited by PricewaterhouseCoopers LLP, independent accountants. This information should be read in conjunction with GlobespanVirata’s Management’s Discussion and Analysis of Financial Condition and Results of Operations and the financial statements, including the notes thereto, incorporated by reference into this joint proxy statement/prospectus.

	Nine Months Ended
			Years Ended December 31,
	Sept. 28,	Sept. 29,
	2003 (1)	2002	2002	2001	2000	1999	1998

	(unaudited)

	(in thousands, except per share data)
Statement of Operations Information:
Net product revenues	$241,847	$177,738	$225,368	$249,459	$345,638	$56,220	$31,464
Cancellation revenues	—	—	3,500	15,391	—	—	—

Total net revenues	241,847	177,738	228,868	264,850	345,638	56,220	31,464
Cost of sales	127,874	85,800	111,924	107,779	142,060	20,879	9,882
Cost of sales related to termination charge	—	—	—	—	—	1,119	—
Cost of sales related to cancellation revenues	—	—	—	1,075	—	—	—
Cost of sales — Provision for excess and obsolete inventory	—	—	—	80,852	—	—	—

Total cost of sales	127,874	85,800	111,924	189,706	142,060	21,998	9,882

Gross profit	113,973	91,938	116,944	75,144	203,578	34,222	21,582

Operating expenses
Research and development (including non-cash compensation of $28,631, $22,920, and $16,761 for the years ended December 31, 2002, 2001 and 2000, and $8,271 and $24,618 for the nine months ended September 28, 2003 and September 29, 2002)	76,666	116,395	145,755	132,775	113,438	26,531	18,694
Selling, general and administrative (including non-cash compensation of $2,293, $3,851 and $7,356 for the years ended December 31, 2002, 2001 and 2000, and $2,757 and $1,847 for the nine months ended September 28, 2003 and September 29, 2002)	31,598	39,677	50,268	43,983	53,504	14,389	10,217
Restructuring and other charges	1,696	20,200	37,832	44,752	—	—	—
Amortization of intangible assets and other	17,740	27,289	32,730	209,178	130,572	—	583
In process research and development	26,000	—	—	21,000	44,854	—	—
Impairment of goodwill and other acquired intangible assets	—	493,620	493,620	—	—	—	—

Total operating expenses	153,700	697,181	760,205	451,688	342,368	40,920	29,494

Loss from operations	(39,727)	(605,243)	(643,261)	(376,544)	(138,790)	(6,698)	(7,912)
Interest expense — non-cash	—	—	—	—	43,439	—	—
Gain on the redemption of the beneficial conversion feature	—	—	—	—	(43,439)	—	—

	Nine Months Ended
			Years Ended December 31,
	Sept. 28,	Sept. 29,
	2003 (1)	2002	2002	2001	2000	1999	1998

	(unaudited)

	(in thousands, except per share data)
Interest and other (income) expense, net	(852)	(5,015)	(6,690)	(442)	(1,902)	(1,133)	134
Foreign exchange (gain) loss	—	—	38	—	(63)	—	—

Loss from continuing operations before income taxes	(38,875)	(600,228)	(636,609)	(376,102)	(136,825)	(5,565)	(8,046)
Provision (benefit) for income taxes	(195)	260	260	(4,111)	15,131	—	(217)

Loss from continuing operations	(38,680)	(600,488)	(636,869)	(371,991)	(151,956)	(5,565)	(7,829)
Preferred stock deemed dividend and accretion	—	—	—	—	—	(3,466)	—

Loss from continuing operations	(38,680)	(600,488)	(636,869)	(371,991)	(151,956)	(9,031)	(7,829)
Discontinued Operations
Net loss from operations of discontinued businesses (including net loss on the sale of the video compression business of $3,887 during the year ended December 31, 2002)	(9,274)	(15,673)	(18,098)	(5,530)	(1,143)	—	—

Net loss	$(47,954)	$(616,161)	$(654,967)	$(377,521)	$(153,099)	$(9,031)	$(7,829)

Other comprehensive (gain) loss
Unrealized loss (gain) on marketable securities	$1,431	$(1,523)	$(1,733)	$(88)	$—	$22	$—
Foreign currency translation loss (gain)	(319)	(750)	(1,357)	(112)	77	—	—

Comprehensive loss	$(49,066)	$(613,889)	$(651,877)	$(377,321)	$(153,176)	$(9,053)	$(7,829)

(Loss) income per share basic and diluted:
Loss from continuing operations	$(0.29)	$(4.35)	$(4.69)	$(4.91)	$(2.34)	$(0.19)	$(0.22)
Net loss from discontinued operations	(0.07)	(0.11)	(0.13)	(0.07)	(0.02)	—	—

Net loss	$(0.36)	$(4.46)	$(4.82)	$(4.98)	$(2.36)	$(0.19)	$(0.22)

Shares used in computing (loss) income per share:
Basic and diluted	133,097	138,134	135,934	75,796	64,924	46,613	36,254

	As of	As of	As of December 31,
	Sept. 28,	Sept. 29,
	2003 (1)	2002	2002	2001	2000	1999	1998

	(unaudited)

	(in thousands)
Balance Sheet Information:

Cash and cash equivalents and investments (including long-term marketable securities)	$263,270	$554,175	$528,057	$679,476	$99,129	$36,668	$12
Working capital (deficit)	120,845	331,243	272,867	520,103	164,156	44,616	(2,655)
Total assets	804,833	746,131	722,990	1,448,930	905,129	70,991	13,430
Long-term liabilities, less current portion	141,963	154,631	149,702	184,332	26,396	443	5,506
Accumulated deficit	(1,246,893)	(1,160,133)	(1,198,939)	(543,972)	(166,451)	(13,352)	(7,787)
Total stockholders’ equity (deficit)	533,679	483,331	449,842	1,103,910	803,551	55,433	(1,293)

(1)	Includes the results of the WLAN products group acquired from Intersil Corporation from August 29, 2003.

Unaudited Summary Selected Pro Forma Condensed Combined Financial Information

      The following unaudited summary selected pro forma condensed combined financial information should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Information and related notes included elsewhere in this joint proxy statement/prospectus. For accounting purposes, the merger will be accounted for as a purchase business combination with Conexant being the acquiring enterprise. The historical financial information set forth below has been derived from, and is qualified by reference to, the consolidated financial statements of Conexant and GlobespanVirata, and the financial statements of the WLAN products group of Intersil Corporation, or the WLAN products group, acquired by GlobespanVirata on August 28, 2003, and should be read in conjunction with those financial statements and notes thereto incorporated herein by reference. The Unaudited Pro Forma Condensed Combined Statement of Operations for the fiscal year ended September 30, 2003 gives effect to the merger and the acquisition of the WLAN products group as if they occurred on October 1, 2002, and the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2003 gives effect to the merger as if it occurred on September 30, 2003. You should not rely on this pro forma information as being indicative of the results that would actually have been obtained if the merger and the WLAN products group acquisition had been in effect for the above-mentioned periods or the future results of the combined company. See “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Information”.

Twelve Months Ended
September 30, 2003

(in thousands, except per share data)
Pro Forma Statement of Operations Information:
Net revenues	$1,067,911
Loss from continuing operations	$(94,494)
Loss from continuing operations per share — basic and diluted	$(0.21)
Shares used in computing basic and diluted loss per share	447,113

As of September 30, 2003

(in thousands)
Pro Forma Balance Sheet Information:
Cash, cash equivalents, short-term investments and long-term marketable securities	$439,199
Total current assets	588,210
Total liabilities	1,040,071
Shareholders’ equity	1,097,204

Comparative Historical and Unaudited Pro Forma Per Share Information

      The following table sets forth (i) historical basic and diluted income from continuing operations per share and historical book value per share of Conexant, (ii) historical basic and diluted loss from continuing operations per share and historical book value per share of GlobespanVirata, (iii) unaudited pro forma combined loss per share and unaudited pro forma combined book value per share of Conexant after giving effect to the merger and (iv) unaudited equivalent pro forma combined loss per share and unaudited equivalent pro forma combined book value per share of GlobespanVirata based on the merger exchange ratio of 1.198 shares of Conexant common stock for each share of GlobespanVirata common stock. The information in the table should be read in conjunction with the audited and unaudited consolidated financial statements of Conexant and GlobespanVirata and the notes thereto incorporated by reference in this joint proxy statement/prospectus and the unaudited pro forma condensed combined financial information and notes thereto included elsewhere herein. The unaudited pro forma condensed combined financial information is not necessarily indicative of the income (loss) per share or book value per share that would have been achieved had the merger been consummated as of the beginning of the period presented and should not be construed as representative of such amounts for any future dates or periods.

Twelve Months Ended
September 30, 2003

Historical — Conexant
Basic and diluted income from continuing operations per share	$0.09
Cash dividends per share (1)	—
Book value per share (at period end) (2)	$0.60

	Twelve Months Ended	Nine Months Ended
	December 31, 2002	September 28, 2003

Historical — GlobespanVirata
Basic and diluted loss from continuing operations per share	$(4.69)	$(0.29)
Cash dividends per share (1)	—	—
Book value per share (at period end) (2)	$3.16	$3.58

Twelve Months Ended
September 30, 2003

Unaudited Pro Forma Combined (3)
Basic and diluted loss from continuing operations per share (4)	$(0.21)
Cash dividends per share (1)	—
Book value per share (at period end) (5)	$2.41

Twelve Months Ended
September 30, 2003

Unaudited Pro Forma Combined Equivalent — GlobespanVirata (6)
Basic and diluted loss from continuing operations per share	$(0.25)
Cash dividends per share (1)	—
Book value per share (at period end)	$2.89

(1)	The comparative historical and unaudited pro forma per share information does not include cash dividends per share as neither Conexant nor GlobespanVirata has declared or paid cash dividends during any of the periods presented.

(2)	Historical book value per share is computed by dividing shareholders’ equity by the number of shares of common stock outstanding at the end of the period.

(3)	See Unaudited Pro Forma Condensed Combined Financial Information included elsewhere in this joint proxy statement/prospectus.

(4)	Pro forma combined basic and diluted loss per share is computed using the weighted-average number of shares of common stock outstanding, after the issuance of the Conexant common stock in the merger, and it also gives effect to any dilutive options, warrants and convertible debt securities. Dilutive options, warrants and convertible debt securities are excluded from the computation during loss periods as their effect is antidilutive.

(5)	The pro forma combined book value per share is computed by dividing pro forma shareholders’ equity, including the effect of pro forma adjustments, by the pro forma number of shares of Conexant common stock which would have been outstanding had the merger been consummated as of September 30, 2003.

(6)	The GlobespanVirata equivalent pro forma combined per share amounts are computed by multiplying the pro forma combined per share amounts by the exchange ratio of 1.198 shares of Conexant common stock for each share of GlobespanVirata common stock.

RISK FACTORS

      In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for, in the case of Conexant, approval of the issuance of Conexant common stock in the merger pursuant to the merger agreement, approval of amendments to the Conexant Directors Stock Plan and approval of the assumption and adoption of certain GlobespanVirata stock plans, and, in the case of GlobespanVirata, approval and adoption of the merger agreement and approval of the merger. Other risk factors with respect to Conexant can be found in Conexant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, which is incorporated herein by reference. Other risk factors with respect to GlobespanVirata can be found in GlobespanVirata’s Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated herein by reference.

      The market value of the Conexant common stock that GlobespanVirata stockholders will receive in the merger may be lower than expected.

      In the merger, GlobespanVirata stockholders will receive 1.198 shares of Conexant common stock in exchange for each share of GlobespanVirata common stock held by them. This is a fixed exchange ratio. The merger agreement does not contain any provision to adjust this ratio for changes in the market price of Conexant common stock or GlobespanVirata common stock, and neither party is permitted to terminate the merger agreement solely because of such changes. The market value of Conexant common stock when the merger is completed may vary from the market value of Conexant common stock as of the date of this joint proxy statement/ prospectus or as of the date of the special meeting of GlobespanVirata stockholders. This variation may result from ordinary trading fluctuations as well as changes in the business, operations or prospects of Conexant, general market and economic conditions and other factors that may affect Conexant common stock differently than GlobespanVirata common stock. If the market value of Conexant common stock declines prior to the effective time of the merger, the market value of the stock issued to GlobespanVirata stockholders in the merger could be lower than expected. You are urged to obtain recent market quotations for Conexant common stock and GlobespanVirata common stock. See “Price Range of Conexant and GlobespanVirata Common Stock and Dividends”.

      We may be unable successfully to integrate our operations and realize the full cost savings we anticipate.

      The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the companies include:

•	the challenge of effecting integration while carrying on an ongoing business;

•	the necessity of coordinating geographically separate organizations;

•	retaining and integrating personnel with diverse business backgrounds;

•	retaining existing customers and strategic partners of each company; and

•	implementing and maintaining consistent standards, controls, procedures, policies and information systems.

      The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, results of operations or financial condition of the combined company. These risks could be exacerbated by the fact that GlobespanVirata has not yet completed the process of integrating the Wireless Local Area Networking, or WLAN, products group of Intersil Corporation acquired in August 2003.

      Among the factors considered by the Conexant and GlobespanVirata boards of directors in connection with their respective approvals of the merger agreement and the merger were the benefits of the more diversified product line, the broader customer base and the enhanced technology capabilities, as well as the economies of scale and operating efficiencies, that are expected to result from the merger. We cannot give you any assurance that these benefits will be realized within the time periods contemplated or at all.

      Obtaining required regulatory approvals may delay consummation of the merger or impose conditions on or require divestitures of certain businesses or assets of either Conexant or GlobespanVirata.

      The merger cannot be completed until Conexant and GlobespanVirata make required filings with and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and observe a statutory waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended. We may also be required to obtain approvals of certain foreign regulatory agencies. We filed the required notification and report forms with the Federal Trade Commission and the Antitrust Division on November 19, 2003 and we received notice of the early termination of the waiting period on December 11, 2003. However, at any time before or after the effective time of the merger, the Federal Trade Commission, the Antitrust Division, any state or the competition authority of another jurisdiction could take any action under applicable antitrust or competition laws as it deems necessary or desirable. Under some circumstances, private parties may also institute legal actions under the antitrust laws, including seeking to enjoin the completion of the merger. We intend to pursue all required regulatory approvals and oppose any such legal actions vigorously.

      While we do not know of any reason why we would not be able to obtain any necessary regulatory approvals in a timely manner, the requirement for these approvals could delay the consummation of the merger, possibly for a significant period of time, after our stockholders have approved the proposals relating to the merger at the special meetings. See “The Merger — Regulatory Approvals Required for the Merger” for a description of the regulatory approvals necessary in connection with the merger.

      Furthermore, these approvals may impose conditions on or require divestitures relating to businesses, operations or assets of Conexant or GlobespanVirata which could be significant. Such conditions or divestitures and any delay in the completion of the merger could diminish the anticipated benefits of the merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction. Any uncertainty over the ability of the companies to complete the merger could make it more difficult for Conexant and GlobespanVirata to retain key employees or to pursue certain business strategies. In addition, until the merger is completed, the attention of management of Conexant and GlobespanVirata may be diverted from ongoing business concerns and regular business responsibilities to the extent management is focused on matters relating to the transaction, such as obtaining regulatory approvals.

      Officers and directors of Conexant and GlobespanVirata may have interests in the merger that are different from, or in addition to, the interests of Conexant and GlobespanVirata stockholders.

      The Conexant board of directors unanimously recommends that Conexant stockholders vote “FOR” approval of the issuance of Conexant common stock in the merger pursuant to the merger agreement. The GlobespanVirata board of directors unanimously recommends that GlobespanVirata stockholders vote “FOR” approval and adoption of the merger agreement and approval of the merger. However, officers and directors of Conexant and GlobespanVirata may have interests in the merger that are different from, or in addition to, the interests of Conexant and GlobespanVirata stockholders. These interests include:

•	Prior to the effective time of the merger, Dwight W. Decker, Armando Geday, F. Matthew Rhodes and several other current employees of Conexant or GlobespanVirata who will continue as or become employees of Conexant following the merger are expected to enter into employment agreements with Conexant that will be effective at the effective time of the merger;

•	Officers of Conexant following the merger, including Messrs. Geday and Rhodes, will participate in a grant of Conexant stock options to be made to employees generally, and these and other Conexant officers will receive an additional grant of stock options as special retention awards.

•	For a period of two years following the effective time of the merger, the affirmative vote of at least 75% of the entire Conexant board will be required to remove Messrs. Decker, Geday and Rhodes from their respective positions;

•	Donald R. Beall, Ralph J. Cicerone, Dwight W. Decker, F. Craig Farrill, Balakrishnan S. Iyer, D. Scott Mercer and Jerre L. Stead, each of whom is currently a director of Conexant, are expected to continue serving as directors of Conexant following the merger;

•	Armando Geday, , , and , each of whom is currently a director of GlobespanVirata, are expected to serve as directors of Conexant following the merger;

•	Conexant will maintain for a period of six years after the effective time of the merger, for the benefit of GlobespanVirata’s officers and directors, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by GlobespanVirata, or policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured with respect to claims arising from facts or events that occurred on or before the effective time of the merger;

•	As of the record date for the special meeting of Conexant stockholders, directors and executive officers of Conexant beneficially owned shares of Conexant common stock, entitling them to exercise approximately % of the voting power of the Conexant common stock entitled to vote at the Conexant special meeting, and the directors and certain executive officers of Conexant have entered into agreements with GlobespanVirata pursuant to which they agreed to vote their shares for approval of the issuance of Conexant common stock in the merger pursuant to the merger agreement;

•	As of the record date for the special meeting of GlobespanVirata stockholders, directors and executive officers of GlobespanVirata beneficially owned shares of GlobespanVirata common stock, entitling them to exercise approximately % of the voting power of the GlobespanVirata common stock entitled to vote at the GlobespanVirata special meeting, and the directors and certain executive officers of GlobespanVirata have entered into agreements with Conexant pursuant to which they agreed to vote their shares for approval and adoption of the merger agreement and approval of the merger; and

•	Some of GlobespanVirata’s officers have employment agreements that provide for certain payments and/or the acceleration of unvested stock options in the event of a transaction, such as the merger, if followed by their termination of employment under certain circumstances.

      See “The Merger — Interests of Certain Persons in the Merger”.

      Conexant and GlobespanVirata will incur substantial expenses whether or not the merger is completed.

      Conexant and GlobespanVirata will incur substantial expenses related to the merger whether or not the merger is completed. These costs include fees for financial advisors, attorneys and accountants, filing fees and financial printing costs. Conexant currently expects to incur approximately $13 million in expenses, approximately $7 million of which are not contingent on the completion of the merger. GlobespanVirata currently expects to incur approximately $13 million in expenses, approximately $2 million of which are not contingent on the completion of the merger. See “The Merger Agreement — Fees Payable Because of a Termination of the Merger Agreement”.

      Failure to complete the merger could negatively affect Conexant’s and GlobespanVirata’s stock prices and each company’s future business and operations.

      If the merger is not completed for any reason, the price of Conexant common stock and GlobespanVirata common stock may decline to the extent that the current market prices of Conexant common stock and GlobespanVirata common stock reflect a positive market assumption that the merger will be completed. In addition, if the merger is not completed, each company may be subject to a number of material risks, including:

•	payment of a $35 million termination fee under certain circumstances; and

•	costs related to the merger, such as financial, advisory, legal, accounting and printing fees, which must be paid even if the merger is not completed.

      Moreover, if the merger agreement is terminated, either company may be unable to find a partner willing to engage in a similar transaction on terms as favorable as those set forth in the merger agreement, or at all. This could limit each company’s ability to pursue its strategic goals.

      The market price of Conexant common stock may decline as a result of the merger.

      The market price of Conexant common stock may decline as a result of the merger for a number of reasons, including if:

•	the integration of Conexant and GlobespanVirata is not completed in a timely and efficient manner;

•	the combined company does not achieve the expected benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts; or

•	significant stockholders of Conexant and GlobespanVirata decide to dispose of their shares of Conexant common stock following completion of the merger.

      Uncertainty regarding the merger and the effects of the merger could adversely affect each company’s relationships with its customers, strategic partners or key employees.

      In response to the announcement of the merger, customers and strategic partners of Conexant or GlobespanVirata may delay or defer decisions, or otherwise alter their relationships with each company, which could have a material adverse effect on the business of each company, whether or not the merger is completed. Moreover, current and prospective employees of Conexant and GlobespanVirata may experience uncertainty about their future roles with the combined company, which may adversely affect the ability of each company to attract and retain key management, technical and other personnel.

      The deal-protection provisions of the merger agreement may deter alternative business combinations and could negatively impact the stock prices of Conexant and GlobespanVirata if the merger agreement is terminated in certain circumstances.

      As a result of the provisions of the merger agreement, it is possible that a third party who might be interested in pursuing a business combination proposal with Conexant or GlobespanVirata would be discouraged from doing so. In addition, restrictions in the merger agreement on solicitation generally prohibit Conexant and GlobespanVirata from soliciting any acquisition proposal or offer for a merger or business combination with any other party. Any such proposal might be advantageous to the stockholders of Conexant and GlobespanVirata when compared to the terms and conditions of the transaction described in this joint proxy statement/prospectus. In particular, the termination fee provision of the merger agreement may deter third parties from proposing alternative business combinations that might result in greater value to Conexant and GlobespanVirata stockholders than the merger. In addition, in the event the merger is terminated by Conexant or GlobespanVirata in circumstances that obligate either party to pay a termination fee to the other party, including where either party terminates the merger agreement because the other party’s board of directors withdraws its support of the merger, Conexant’s and GlobespanVirata’s stock prices may decline as a result of the termination fee. See “The Merger Agreement — Fees Payable Because of a Termination of the Merger Agreement”.

      Because the combined company will have larger revenues and operations, third parties with potential litigation claims against either company who decided not to pursue those claims against the individual companies may consider asserting those claims against the combined company.

      The combined company will have significantly greater revenues than either company individually. As a result, some third parties who believe that they have claims against Conexant or GlobespanVirata, but who chose not to assert those claims because of the size of the individual companies, may now believe that those claims against the larger combined company may be advantageous. We are not currently aware of any such claims.

          Conexant may be limited in the future in the amount of NOLs that it can use to offset taxable income.

      As of September 30, 2003, Conexant had approximately $1 billion of U.S. federal income tax net operating loss, or NOL, carryforwards that can be used to offset taxable income in subsequent years. The NOL carryforwards are scheduled to expire at various dates through 2024. Section 382 of the Internal Revenue Code could limit the future use of some or all of the NOL carryforwards if the ownership of Conexant stock changes by more than 50 percentage points in certain circumstances over a three-year testing period. Based on information known to Conexant, Conexant has not undergone such a change of ownership and does not expect that the merger with GlobespanVirata will constitute a change of ownership, although the Conexant shares issued in the merger will be taken into account in any change of ownership computations. Direct or indirect transfers of Conexant stock before or after completion of the merger, when taken together with the shift in ownership resulting from the merger, could result in a change of ownership that would trigger the section 382 limitation. If such an ownership change occurs, section 382 would limit Conexant’s use of NOL carryforwards in each subsequent taxable year to an amount equal to a federal long-term tax-exempt rate published by the Internal Revenue Service at the time of the ownership change, multiplied by Conexant’s fair market value at such time; any unused annual limitation amounts may also be carried forward. The merger will result in a change of ownership of GlobespanVirata and the future use of its NOL carryforwards will be subject to the section 382 limitation (or further limitation in the case of NOL carryforwards already subject to limitation as a result of previous transactions) based on the fair market value of GlobespanVirata at the time of the merger.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      This joint proxy statement/prospectus, including information included or incorporated herein by reference (see “Where You Can Find More Information”), contains statements relating to future results of Conexant and GlobespanVirata (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. For each of Conexant and GlobespanVirata, in addition to the risks discussed under “Risk Factors”, these risks and uncertainties include, but are not limited to:

•	the cyclical nature of the semiconductor industry and the markets addressed by each company’s and its customers’ products;

•	demand for and market acceptance of new and existing products;

•	successful development of new products;

•	the timing of new product introductions;

•	the availability of third-party manufacturing, packaging, test and assembly capacity;

•	pricing pressures and other competitive factors;

•	changes in product mix;

•	product obsolescence;

•	the ability to develop and implement new technologies and to obtain protection for the related intellectual property;

•	the uncertainties of litigation;

•	in the case of GlobespanVirata, the integration of its recently acquired WLAN products group;

•	costs related to the proposed merger;

•	failure to obtain the required approvals of Conexant and GlobespanVirata stockholders;

•	risks that the closing of the transaction is substantially delayed or that the merger does not close; and

•	the risk that Conexant’s and GlobespanVirata’s businesses will not be integrated successfully.

      These forward-looking statements are made only as of the date of this joint proxy statement/prospectus, and Conexant and GlobespanVirata undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

CONEXANT SPECIAL MEETING

General

      This joint proxy statement/prospectus is first being mailed by Conexant to the holders of Conexant common stock on or about                     , 2004, and is accompanied by the notice of the Conexant special meeting and a form of proxy that is solicited by the board of directors of Conexant for use at the Conexant special meeting, to be held on                     , 2004, at                     , local time, at                     , and at any adjournments or postponements of the meeting.

Matters to be Considered

      The purpose of the Conexant special meeting is:

(a) To consider and vote upon a proposal to approve the issuance of Conexant common stock in the merger of Concentric Sub with and into GlobespanVirata (the “merger”) pursuant to the Agreement and Plan of Reorganization, dated as of November 3, 2003 (the “merger agreement”), by and among Conexant, Concentric Sub and GlobespanVirata;

(b) To consider and vote upon a proposal to approve amendments to the Conexant Directors Stock Plan;

(c) To consider and vote upon a proposal to approve the assumption and adoption of GlobespanVirata’s 1999 Equity Incentive Plan, 1999 Supplemental Stock Option Plan and Amended and Restated 1999 Stock Incentive Plan; and

(d) To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

      Conexant stockholders may also be asked to vote upon a proposal to adjourn or postpone the Conexant special meeting. Conexant could use any adjournment or postponement of the Conexant special meeting for the purpose, among others, of allowing additional time for soliciting additional votes to approve the issuance of Conexant common stock in the merger pursuant to the merger agreement, to approve amendments to the Conexant Directors Stock Plan or to approve the assumption and adoption of the GlobespanVirata stock plans.

Proxies

      The Conexant board of directors is soliciting your proxy to give you the opportunity to vote at the Conexant special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions.

      Please complete, sign, date and return the accompanying proxy card promptly in the enclosed addressed envelope, even if you plan to attend the special meeting. Postage need not be affixed to the envelope if mailed in the United States. The immediate return of your proxy card will be of great assistance in preparing for the special meeting and is, therefore, urgently requested. If you attend the special meeting and have made arrangements to vote in person, your proxy card will not be used. Instead of submitting your proxy vote with the accompanying paper proxy card, you may vote via the Internet or by telephone by following the procedures set forth on the proxy card. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To view the proxy materials online, go to www.conexant.com. If you plan to attend the special meeting to be held at                     on                     , 2004, at the                     , please be sure to check the box on your proxy card indicating your desire to attend and save the admission ticket attached to your proxy; or, indicate your desire to attend the meeting through Conexant’s telephone or Internet voting procedures.

      If you plan to attend the special meeting, it will be necessary for you to bring your admission ticket. In addition to your admission ticket, you may be asked to present a valid picture identification such as a driver’s license or passport.

      If your shares are not registered in your own name and you plan to attend the special meeting and vote your shares in person, in addition to bringing your admission ticket, you should contact your broker or agent in whose name your shares are registered to obtain a broker’s proxy and bring it to the special meeting in order to vote.

      When proxies are properly signed, dated and returned, the shares they represent will be voted at the special meeting in accordance with the instructions of the stockholders. If no specific instructions are given, the shares will be voted “FOR” approval of the issuance of Conexant common stock in the merger pursuant to the merger agreement, “FOR” approval of amendments to the Conexant Directors Stock Plan and “FOR” approval of the assumption and adoption of the GlobespanVirata stock plans. In addition, if other matters come before the special meeting, the persons named in the proxy card will vote in accordance with their best judgment with respect to such matters. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by voting in person at the special meeting, by giving written notice of revocation to the Secretary of Conexant prior to the special meeting, or by submitting a valid, later dated proxy. The Conexant board is currently unaware of any other matters that may be presented for action at the Conexant special meeting.

      It is Conexant’s policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual stockholders except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote are required to acknowledge their responsibility to comply with this policy of confidentiality.

Solicitation of Proxies

      Conexant will bear the entire cost of soliciting proxies from Conexant stockholders, except that Conexant and GlobespanVirata each has agreed to pay one-half the costs of filing, printing and mailing this joint proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Conexant will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of the stock held by them and secure their voting instructions. Conexant will reimburse those record holders for their reasonable expenses in so doing. Conexant has also made arrangements with Georgeson Shareholder Communications Inc. to assist it in soliciting proxies, and has agreed to pay customary fees plus expenses for those services. Conexant may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, either personally or by telephone, telegram, facsimile, Internet or special delivery letter.

Record Date and Voting Rights

      The Conexant board of directors has fixed                     , 2004 as the record date for determining those Conexant stockholders entitled to notice of and to vote at the Conexant special meeting. Accordingly, only Conexant stockholders of record at the close of business on the Conexant record date will be entitled to notice of and to vote at the Conexant special meeting. At the close of business on the Conexant record date, there were                 shares of Conexant common stock outstanding held by approximately                 holders of record. The presence, in person or by proxy, of a majority of Conexant shares outstanding on the Conexant record date is required for a quorum at the Conexant special meeting. Each share of Conexant common stock outstanding on the Conexant record date will be entitled to one vote on all matters.

      The approval of each of (i) the issuance of Conexant common stock in the merger pursuant to the merger agreement, (ii) the amendments to the Conexant Directors Stock Plan and (iii) the assumption and adoption of the GlobespanVirata stock plans will require the affirmative vote of the holders of a majority of the shares of Conexant common stock present or represented by proxy and entitled to vote. Because abstentions with respect to any matter are treated as shares present or represented by proxy and entitled to vote for the purposes of determining whether that matter has been approved by the stockholders, abstentions have the same effect as negative votes for each proposal. Brokers who hold shares of Conexant common stock in nominee or “street” name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on the matters to be considered and voted upon at the Conexant special meeting without specific instructions from those customers. These “broker non-votes” are not deemed to be present or represented by proxy for purposes of determining whether stockholder approval of a matter has been obtained, but they are counted as present for purposes of determining the existence of a quorum at the special meeting. Therefore, broker non-votes will have no effect with respect to each of the proposals to be presented at the Conexant special meeting.

      As of the Conexant record date, directors and executive officers of Conexant beneficially owned                    shares of Conexant common stock (including shares held in Conexant and Rockwell savings plans) entitling them to exercise approximately           % of the voting power of the Conexant common stock entitled to vote at the Conexant special meeting. As of the Conexant record date, directors and executive officers of GlobespanVirata owned no shares of Conexant common stock.

      In addition, the directors and certain executive officers of Conexant have executed agreements requiring them to vote their shares of Conexant common stock for approval of the issuance of shares of Conexant common stock in the merger pursuant to the merger agreement.

      Additional information with respect to beneficial ownership of Conexant common stock by directors and executive officers of Conexant is incorporated by reference to Conexant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003. See “Where You Can Find More Information”.

      If you are a participant in a Conexant or Rockwell savings plan, your voting instruction card will instruct the trustee of that plan how to vote shares held in your account. Shares of Conexant common stock held by the trustees of the savings plans of Conexant and Rockwell on account of participants in such plans will be voted by the respective trustees in accordance with instructions from the participants (either in writing or by means of Conexant’s telephone or Internet voting procedures). Where no instructions are received, shares held in a Rockwell plan will be voted as the trustee deems proper and shares held in a Conexant plan will be voted by the trustee in the same proportion on each issue as it votes the shares for which it has received voting directions from other Conexant plan participants.

Dissenters’ or Appraisal Rights

      Conexant stockholders will not be entitled to exercise dissenters’ or appraisal rights or to demand payment for their shares in connection with the merger.

Recommendation of the Conexant Board

      The Conexant board has unanimously approved and adopted the merger agreement and approved the merger. The Conexant board believes that the merger is fair to, and in the best interests of, Conexant and Conexant stockholders, and unanimously recommends that Conexant stockholders vote “FOR” approval of the issuance of Conexant common stock in the merger pursuant to the merger agreement, “FOR” approval of amendments to the Conexant Directors Stock Plan and “FOR” approval of the assumption and adoption of the GlobespanVirata stock plans. See “The Merger — Recommendations of the Boards of Directors of Conexant and GlobespanVirata; Reasons for the Merger”.

GLOBESPANVIRATA SPECIAL MEETING

General

      This joint proxy statement/prospectus is first being mailed by GlobespanVirata to the holders of GlobespanVirata common stock on or about                     , 2004, and is accompanied by the notice of the GlobespanVirata special meeting and a form of proxy that is solicited by the board of directors of GlobespanVirata for use at the GlobespanVirata special meeting to be held on                     , 2004, at           , local time, at                     , and at any adjournments or postponements of the meeting.

Matters to be Considered

      The purpose of the GlobespanVirata special meeting is:

(a) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of November 3, 2003 (the “merger agreement”), by and among Conexant Systems, Inc., a Delaware corporation, Concentric Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Conexant, and GlobespanVirata, and approve the merger contemplated thereby. Pursuant to the merger agreement, among other things, Concentric Sub will merge with and into GlobespanVirata, subject to the terms and conditions of the merger agreement. In the merger, Conexant will issue 1.198 shares of its common stock in exchange for each outstanding share of GlobespanVirata common stock and GlobespanVirata will become a wholly-owned subsidiary of Conexant; and

(b) To transact such other business as may properly come before the special meeting or any adjournments or postponements of the meeting.

      GlobespanVirata stockholders may also be asked to vote upon a proposal to adjourn or postpone the GlobespanVirata special meeting. GlobespanVirata could use any adjournment or postponement of the GlobespanVirata special meeting for the purpose, among others, of allowing additional time for soliciting additional votes to approve and adopt the merger agreement and approve the merger.

Proxies

      The GlobespanVirata board of directors is soliciting your proxy to give you the opportunity to vote at the GlobespanVirata special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions.

      Please complete, sign, date and return the accompanying proxy card promptly in the enclosed addressed envelope, even if you plan to attend the special meeting. Postage need not be affixed to the envelope if mailed in the United States. The immediate return of your proxy card will be of great assistance in preparing for the special meeting and is, therefore, urgently requested. If you attend the special meeting and have made arrangements to vote in person, your proxy card will not be used. Instead of submitting your proxy vote with the accompanying paper proxy card, you may vote via the Internet or by telephone by following the procedures set forth on the proxy card. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To view the proxy materials online, go to www.globespanvirata.com. If you plan to attend the special meeting to be held at                               on                     , 2004, at the                     , please be sure to check the box on your proxy card indicating your desire to attend, or indicate your desire to attend through GlobespanVirata’s telephone or Internet voting procedures.

      If your shares are not registered in your own name and you plan to attend the special meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a broker’s proxy and bring it to the special meeting in order to vote.

      When proxies are properly signed, dated and returned, the shares they represent will be voted at the special meeting in accordance with the instructions of the stockholders. If no specific instructions are given, the shares will be voted “FOR” the approval and adoption of the merger agreement and approval of the merger. In addition, if other matters come before the special meeting, the persons named in the proxy card will vote in accordance with their best judgment with respect to such matters. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by voting in person at the special meeting, by giving written notice of revocation to the Secretary of GlobespanVirata prior to the special meeting, or by submitting a valid, later dated proxy. The GlobespanVirata board is currently unaware of any other matters that may be presented for action at the GlobespanVirata special meeting.

      It is GlobespanVirata’s policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual stockholders except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote are required to acknowledge their responsibility to comply with this policy of confidentiality.

Solicitation of Proxies

      GlobespanVirata will bear the entire cost of soliciting proxies from GlobespanVirata stockholders, except that GlobespanVirata and Conexant each has agreed to pay one-half the costs of filing, printing and mailing this joint proxy statement/prospectus and related proxy and proxy materials. In addition to the solicitation of proxies by mail, GlobespanVirata will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of the stock held by them and secure their voting instructions. GlobespanVirata will reimburse those record holders for their reasonable expenses in so doing. GlobespanVirata has also made arrangements with Georgeson Shareholder Communications Inc. to assist it in soliciting proxies, and has agreed to pay customary fees plus expenses for those services. GlobespanVirata may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, either personally or by telephone, telegram, facsimile, Internet or special delivery letter.

Record Date and Voting Rights

      In accordance with the provisions of the Delaware General Corporation Law, the GlobespanVirata By-laws and the rules of the Nasdaq National Market, GlobespanVirata has fixed                     , 2004 as the record date for determining those GlobespanVirata stockholders entitled to notice of and to vote at the GlobespanVirata special meeting. Accordingly, only GlobespanVirata stockholders of record at the close of business on the GlobespanVirata record date will be entitled to notice of and to vote at the GlobespanVirata special meeting. At the close of business on the GlobespanVirata record date, there were                      shares of GlobespanVirata common stock held by approximately                      holders of record. The presence, in person or by proxy, of shares of GlobespanVirata common stock representing a majority of GlobespanVirata shares outstanding and entitled to vote on the GlobespanVirata record date is necessary to constitute a quorum at the GlobespanVirata special meeting. Each share of GlobespanVirata common stock outstanding on the GlobespanVirata record date entitles its holder to one vote.

      Shares of GlobespanVirata common stock held by persons attending the GlobespanVirata special meeting but not voting, and shares of GlobespanVirata common stock for which GlobespanVirata has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the GlobespanVirata special meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the GlobespanVirata special meeting. Brokers who hold shares of GlobespanVirata common stock in nominee or “street” name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on the matters to be considered and voted upon at the GlobespanVirata special meeting without specific instructions from those customers. These “broker non-votes” will also be counted as present for purposes of determining whether a quorum exists.

      Under applicable Delaware law and the GlobespanVirata Certificate of Incorporation, approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of GlobespanVirata common stock entitled to vote at the GlobespanVirata special meeting.

      Because approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of GlobespanVirata common stock entitled to vote at the GlobespanVirata special meeting, abstentions and broker non-votes will have the same effect as votes against approval and adoption of the merger agreement and approval of the merger. Accordingly, the GlobespanVirata board urges GlobespanVirata stockholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope or authorize the individual named on your proxy card to vote your shares by telephone or Internet.

      As of the GlobespanVirata record date, directors and executive officers of GlobespanVirata beneficially owned                      shares of GlobespanVirata common stock, entitling them to exercise approximately           of the voting power of the GlobespanVirata common stock entitled to vote at the GlobespanVirata special meeting. As of the GlobespanVirata record date, directors and executive officers of Conexant owned no shares of GlobespanVirata common stock.

      In addition, the directors and certain executive officers of GlobespanVirata have executed agreements requiring them to vote their shares of GlobespanVirata common stock in favor of approval and adoption of the merger agreement and approval of the merger.

      Additional information with respect to beneficial ownership of GlobespanVirata common stock by directors and executive officers of GlobespanVirata is incorporated by reference to GlobespanVirata’s Proxy Statement filed with the Securities and Exchange Commission, or the SEC, on September 19, 2003, as amended. See “Where You Can Find More Information”.

Dissenters’ or Appraisal Rights

      Dissenters’ or appraisal rights are not available with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or the Nasdaq National Market or held of record by more than 2,000 stockholders if such stockholders are required to receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or the Nasdaq National Market or held of record by more than 2,000 holders, cash in lieu of fractional shares or a combination of the foregoing. Therefore, stockholders of GlobespanVirata will not be able to exercise any appraisal rights in connection with the merger.

Recommendation of the GlobespanVirata Board

      The GlobespanVirata board has unanimously approved and adopted the merger agreement and approved the merger. The GlobespanVirata board believes that the merger agreement and the merger are fair to, and in the best interests of, GlobespanVirata stockholders, and unanimously recommends that GlobespanVirata stockholders vote “FOR” approval and adoption of the merger agreement and approval of the merger. See “The Merger — Recommendations of the Boards of Directors of Conexant and GlobespanVirata; Reasons for the Merger”.

THE MERGER

General

      The Conexant board and the GlobespanVirata board each has unanimously approved and adopted the merger agreement and approved the merger. Pursuant to the merger agreement, Concentric Sub will merge with and into GlobespanVirata, with GlobespanVirata surviving as a wholly-owned subsidiary of Conexant. Each share of GlobespanVirata common stock issued and outstanding at the effective time of the merger will be converted into the right to receive 1.198 shares of Conexant common stock. Instead of fractional shares of Conexant common stock, GlobespanVirata stockholders will receive cash.

Background of the Merger

      Conexant and GlobespanVirata each regularly reviews investment, alliance and acquisition prospects that would complement its existing product offerings, augment its market coverage or enhance its technological capabilities, with a view to enhancing stockholder value. Over the past several years, Conexant and GlobespanVirata each has evaluated a number of strategic alternatives, including potential business combinations. At various times during the past several years, senior executives of Conexant and GlobespanVirata have discussed the possibility of entering into a strategic combination, or other similar relationship, involving Conexant and GlobespanVirata.

      In late November and December 2000, following Conexant’s announcement of its intention to separate its Personal Networking and Internet Infrastructure businesses into two independent companies, Conexant and GlobespanVirata (then named GlobeSpan, Inc.) entered into a mutual confidentiality agreement and had discussions regarding a potential combination of Conexant’s Internet Infrastructure business with GlobespanVirata. These discussions included financial, business and legal due diligence, as well as preliminary negotiation of the principal terms of such a strategic combination. Participants in these discussions included senior executives of Conexant and GlobespanVirata, as well as their respective legal and financial advisors. The discussions terminated in early January 2001.

      In December 2001, GlobespanVirata completed the merger with Virata Corporation.

      In April 2002, GlobespanVirata announced its intention to dispose of its iCompression video compression business. Conexant was one of several interested parties who conducted preliminary due diligence on the iCompression business. In May 2002, Conexant and GlobespanVirata exchanged a term sheet on the principal terms of an acquisition by Conexant of the iCompression business and began negotiating a definitive acquisition agreement. An agreement was executed and the acquisition was completed in June 2002.

      Also in June 2002, Conexant completed the spin-off and merger of its wireless communications business with Alpha Industries, Inc. to form Skyworks Solutions, Inc. Following the Skyworks transaction, Conexant was comprised of the Broadband Communications business and the Internet Infrastructure business conducted by its Mindspeed Technologies, Inc. subsidiary.

      Between September and October 2002, Conexant and GlobespanVirata had discussions regarding a potential combination of one or more of Conexant’s businesses with GlobespanVirata. These discussions included preliminary financial due diligence, as well as general discussions concerning the potential structure and financial terms of a possible strategic transaction. Participating in these discussions were senior executives of Conexant, including Dwight W. Decker, chairman and chief executive officer, and F. Matthew Rhodes, president, and of GlobespanVirata, including Armando Geday, president and chief executive officer, and Robert McMullan, chief financial officer and vice president, as well as representatives of Credit Suisse First Boston, financial advisor to Conexant, and of Morgan Stanley, financial advisor to GlobespanVirata. After reviewing the preliminary financial analyses with their respective financial advisors, the parties terminated their discussions by mutual agreement.

      In March 2003, Conexant announced its intention to separate its Mindspeed Technologies business by means of a spin-off transaction that was completed in June 2003. The continuing Conexant was then comprised of the remaining Broadband Communications business.

      At a meeting of the Conexant board of directors held on August 8, 2003, as part of the annual review of Conexant’s strategic plan, members of Conexant’s senior management reported on several alternative potential strategic business combination transactions, including a potential transaction with GlobespanVirata, that were discussed in Conexant’s five-year strategic plan. Following discussion, the Conexant board of directors approved the strategic plan presented at the meeting.

      In August 2003, Messrs. Decker and Geday and their respective financial advisors had preliminary telephone conversations regarding a potential strategic combination involving Conexant and GlobespanVirata. No substantive discussions were held as GlobespanVirata was in the process of completing its acquisition of Intersil Corporation’s WLAN products group, which closed on August 28, 2003.

      In telephone conversations on September 8 and 12, 2003, Messrs. Decker and Geday had discussions regarding a potential combination, including, among other things, their preliminary views on the strategic rationale and structural parameters for a potential strategic combination. Also on September 12, 2003, representatives of Credit Suisse First Boston and Morgan Stanley had follow-up discussions to confirm the broad strategic and structural parameters discussed by Messrs. Decker and Geday. After further discussions with their respective financial advisors, the parties agreed to commence more extensive discussions regarding a potential strategic combination and to proceed with scheduling preliminary financial and business due diligence of their respective businesses.

      On September 28, 2003, Messrs. Decker, Rhodes and Geday met in Newport Beach, California to discuss potential technology and product synergies, organizational integration and other key financial and structural parameters. After an extended discussion, both parties believed there was a strong strategic and business rationale to combine their two companies and a means to integrate successfully both businesses to realize operational scale and efficiencies.

      From September 28, 2003 and continuing until the public announcement of the proposed merger, Messrs. Decker and Geday, as well as representatives of Credit Suisse First Boston and Morgan Stanley, had ongoing discussions regarding a potential strategic combination of the two companies, including with respect to defining in more detail the structure, terms, timing and process for such a transaction.

      On October 6, 2003, at a telephonic meeting of the Conexant board of directors, members of Conexant’s senior management and representatives of Credit Suisse First Boston reported on the preliminary discussions with GlobespanVirata and its financial advisor regarding a potential business combination of Conexant and GlobespanVirata. The Conexant board of directors authorized Conexant’s management to proceed with business and legal due diligence and the negotiation of a definitive merger agreement with respect to a potential transaction involving GlobespanVirata, subject to further review and approval by the board.

      Also on October 6, 2003, following the Conexant board meeting, Messrs. Decker and Geday had a telephone conversation in which Mr. Decker indicated that a term sheet outlining certain terms of a proposed strategic transaction would be provided to GlobespanVirata. Later that day, Credit Suisse First Boston, on behalf of Conexant, sent such a term sheet to Morgan Stanley, on behalf of GlobespanVirata.

      On October 13, 2003, management teams from Conexant, including Messrs. Decker and Rhodes, J. Scott Blouin, senior vice president and chief financial officer, and Jean Hu, vice president, strategy and business development, and from GlobespanVirata, including Messrs. Geday and McMullan, Lawrence J. Ciaccia, vice president and general manager of the WLAN products group, and Mr. Amrish Patel, vice president of corporate development, met in Chicago, Illinois, to review and discuss the operations and business plan of GlobespanVirata’s recently acquired WLAN products group.

      On October 16, 2003, at a meeting of the GlobespanVirata board of directors following the GlobespanVirata annual meeting of stockholders, Mr. Geday and representatives of Morgan Stanley updated the GlobespanVirata directors on discussions with Conexant, including the current status and proposed structure of a potential transaction and the strategic opportunity presented by a combination of Conexant and GlobespanVirata. At the conclusion of the meeting, the GlobespanVirata board of directors authorized GlobespanVirata’s management to continue exploring a potential transaction with Conexant.

      On October 17, 2003, members of Conexant’s senior management, including Messrs. Decker, Rhodes and Blouin, Ms. Hu, Dennis E. O’Reilly, senior vice president, general counsel and secretary of Conexant, and representatives of Credit Suisse First Boston, met in Newport Beach, California with members of GlobespanVirata’s senior management, including Messrs. Geday, McMullan and Patel, together with representatives of Morgan Stanley. Conexant and GlobespanVirata presented overviews of their respective operations and business plans. At the commencement of the meeting, the parties executed a mutual confidentiality agreement with respect to the exchange of non-public information for purposes of further exploring a potential strategic transaction.

      On October 20, 2003, Chadbourne & Parke LLP, counsel to Conexant, provided to Ropes & Gray LLP, counsel to GlobespanVirata, a draft merger agreement providing, among other things, for a merger of Concentric Sub with and into GlobespanVirata, with GlobespanVirata surviving as a wholly-owned subsidiary of Conexant.

      On October 21, 24 and 26, 2003, senior executives of Conexant and GlobespanVirata and representatives of their respective financial advisors had a series of telephone conference calls to conduct further business and financial due diligence with respect to Conexant and GlobespanVirata and their respective businesses. By October 21, 2003, in-depth legal due diligence by inside and outside legal counsel for Conexant and GlobespanVirata was also underway. From October 21 through October 26, 2003, Messrs. Decker and Geday spoke by telephone on a number of occasions regarding progress of the discussions concerning the potential business combination.

      On October 27, 2003, the Conexant board of directors held a special meeting at which Conexant’s senior management and financial and legal advisors reviewed the status of discussions and negotiations with GlobespanVirata representatives and advisors regarding the potential business combination, as well as the results of their due diligence investigation of GlobespanVirata. At the conclusion of the meeting, the Conexant board authorized Conexant’s senior management to proceed with the negotiation of a definitive merger agreement with respect to the proposed transaction on substantially the terms of the draft merger agreement previously presented to the board, subject to further review and approval by the board.

      On October 28 and 29, 2003, representatives of Conexant, GlobespanVirata and their respective legal counsel and financial advisors met at the offices of Chadbourne & Parke LLP in New York City to continue mutual due diligence and to negotiate a merger agreement and related agreements. Negotiations and due diligence continued through November 2, 2003.

      Also on October 28, 2003, GlobespanVirata’s board of directors met by telephone conference call to review the transaction structure and terms. At that meeting, members of GlobespanVirata’s management reported on the business due diligence investigation of Conexant’s operations and business plan and updated the board on the status of the discussions with Conexant. At the conclusion of the meeting, the GlobespanVirata board of directors agreed to continue their discussions regarding the business terms of the proposed strategic combination with Conexant.

      On October 30, 2003, the Conexant board of directors met by telephone conference call to receive an update on the status of the negotiations and to review further the proposed transaction structure and terms. Inside and outside legal counsel provided an update on legal matters, including a report on legal due diligence, a review of the principal negotiated changes in the current draft merger agreement previously circulated to the board and a discussion of the fiduciary duties of the directors in considering a strategic business combination.

      After the financial markets closed on October 31, 2003, and continuing through November 2, 2003, the parties continued to negotiate the terms of a definitive merger agreement, including a final exchange ratio, subject to approval by their respective boards.

      On November 1, 2003, the GlobespanVirata board of directors met by telephone conference call to discuss the status of the negotiations with Conexant. Representatives of Morgan Stanley and Ropes & Gray LLP participated in the conference call. Management reported on the additional due diligence investigation of Conexant’s business and the board continued its discussion of the results of the investigation. A representative of Morgan Stanley gave a detailed review of the financial aspects of the proposed transaction. A representative of Ropes & Gray LLP reviewed the results of the legal due diligence and the material terms of the current draft merger agreement and the fiduciary duties of the directors in considering a strategic business combination.

      On November 2, 2003, the GlobespanVirata board of directors met by telephone conference call with senior management and representatives of Morgan Stanley and Ropes & Gray LLP to discuss the final terms of the proposed transaction. A representative of Ropes & Gray LLP reviewed with the GlobespanVirata board of directors the board’s fiduciary duties to GlobespanVirata stockholders applicable to a decision to approve and adopt the merger agreement and recommend a transaction to the stockholders. Thereafter, Morgan Stanley rendered its oral opinion (which was subsequently confirmed in writing) that, as of November 2, 2003, and based upon and subject to the assumptions, factors and limitations set forth in its opinion, the merger exchange ratio pursuant to the merger agreement was fair from a financial point of view to holders of shares of GlobespanVirata common stock. The GlobespanVirata board of directors, by a unanimous vote of those present, approved and adopted the merger agreement and approved the merger and resolved to recommend that GlobespanVirata’s stockholders vote in favor of the merger. One member of the board, Dipanjan Deb, did not attend the November 2, 2003 meeting, but subsequently advised the board that he concurred with the board’s approval and adoption of the merger agreement and approval of the merger and its recommendation to GlobespanVirata stockholders.

      Also on November 2, 2003, the Conexant board of directors met by telephone conference call with members of Conexant’s senior management and representatives of Credit Suisse First Boston and Chadbourne & Parke LLP to discuss the proposed final terms of the business combination transaction. A representative of Chadbourne & Parke LLP again reviewed with the Conexant board the legal standards applicable to a decision to approve and adopt the merger agreement. Following receipt of Credit Suisse First Boston’s oral opinion (which was subsequently confirmed in writing) that, as of such date, and based upon and subject to the assumptions, factors and limitations set forth in its opinion, the merger exchange ratio was fair, from a financial point of view, to Conexant, the Conexant board of directors unanimously approved the merger agreement and merger and unanimously resolved to recommend that the Conexant stockholders vote to approve the issuance of Conexant common stock in the merger pursuant to the merger agreement.

      Thereafter, Conexant, Concentric Sub and GlobespanVirata entered into the merger agreement. Prior to the opening of financial markets in New York on November 3, 2003, Conexant and GlobespanVirata issued a joint press release announcing the transaction.

Recommendations of the Boards of Directors of Conexant and GlobespanVirata; Reasons for the Merger

      The Conexant board believes that the merger is fair to, and in the best interests of, Conexant and Conexant stockholders. Accordingly, the Conexant board has unanimously approved and adopted the merger agreement and approved the merger and unanimously recommends that Conexant stockholders vote “FOR” approval of the issuance of Conexant common stock in the merger pursuant to the merger agreement, “FOR” approval of amendments to the Conexant Directors Stock Plan and “FOR” approval of the assumption and adoption of certain GlobespanVirata stock plans.

      The GlobespanVirata board believes that the merger is fair to, and in the best interests of, GlobespanVirata stockholders. Accordingly, the GlobespanVirata board has unanimously approved and adopted the merger agreement and approved the merger and unanimously recommends that GlobespanVirata stockholders vote “FOR” approval and adoption of the merger agreement and the approval of merger.

      Each of our boards, in reaching its decision to approve and adopt the merger agreement and approve the merger, consulted with its management, as well as with its financial and legal advisors, reviewed a significant amount of information and considered a variety of factors, including the following:

•	information concerning the business, operations, financial condition, earnings and prospects of each of Conexant and GlobespanVirata as separate entities and on a combined basis, including their revenues, their complementary businesses and the potential for revenue enhancement and cost savings;

•	the enhanced strategic and market position of the combined company beyond that achievable by either Conexant or GlobespanVirata alone;

•	the increased scale, scope and diversity of operations, product lines, served markets and customers that could be achieved by combining Conexant and GlobespanVirata;

•	the opportunity for Conexant and GlobespanVirata to combine complementary technologies to produce better communications semiconductor solutions for their customers and end users;

•	the increase in the market capitalization of Conexant following the merger, which should allow Conexant to have increased access to debt and equity markets;

•	the combined company’s anticipated future financial performance;

•	the opportunity for Conexant and GlobespanVirata stockholders to participate in a larger company with a more diversified product line, a broader customer base and enhanced technology capabilities, and, as stockholders of Conexant, to benefit from future growth of the combined company;

•	the proposed arrangements with members of management of Conexant and GlobespanVirata, including the fact that Mr. Decker will serve as non-executive chairman of the board, Mr. Geday will serve as the chief executive officer and Mr. Rhodes will serve as president of Conexant, and that they and certain other members of management are expected to enter into employment agreements with Conexant;

•	the structure of the merger and the terms of the merger agreement, which are reciprocal in nature, including the fact that the fixed exchange ratio provides certainty as to the number of shares of Conexant common stock to be issued in the merger and that the merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Conexant common stock and GlobespanVirata common stock;

•	the belief of our respective boards that, as a result of its scale, the combined company will have a stronger foundation for undertaking additional research and development or other strategic initiatives;

•	the potential impact of the merger on Conexant and GlobespanVirata’s customers and employees;

•	the obligations of Conexant and GlobespanVirata with respect to non-solicitation of alternative proposals, termination of the merger agreement and payment of a termination fee under the circumstances described in the merger agreement, and the impact that those obligations may have on potential third-party acquirers and on the ability of Conexant and GlobespanVirata to respond to any potential third-party offer;

•	the corporate governance arrangements for Conexant following the merger, which initially will have a board of directors composed of seven members designated by Conexant and five members designated by GlobespanVirata, and the management structure of Conexant following the merger; and

•	the likelihood of the merger being approved by the appropriate regulatory authorities.

      The Conexant board also considered other specific factors, including:

•	the opinion of Credit Suisse First Boston, its financial advisor, that, as of the date of the opinion and based on and subject to the assumptions, factors and limitations set forth in the opinion, the exchange ratio was fair, from a financial point of view, to Conexant. See “— Opinion of Conexant’s Financial Advisor”; and

•	other potential strategic opportunities.

      The GlobespanVirata board also considered other specific factors, including:

•	the written opinion of Morgan Stanley, its financial advisor, that, as of the date of the opinion and based on and subject to the assumptions, factors and limitations set forth in the opinion, the exchange ratio was fair from a financial point of view to holders of shares of GlobespanVirata common stock. See “— Opinion of GlobespanVirata’s Financial Advisor”;

•	the exchange ratio negotiated with Conexant and the implied premium over recent and historical market prices of the GlobespanVirata common stock, as well as how this premium compared to price premiums in recent comparable transactions;

•	the combined company will have a significantly larger market capitalization and public float than GlobespanVirata alone and as a result, stockholders who exchange their GlobespanVirata common stock for Conexant common stock in the merger may obtain a more liquid investment;

•	the merger will be tax-free to GlobespanVirata stockholders for U.S. federal income tax purposes (except to the extent they receive cash for any fractional shares); and

•	other potential strategic opportunities.

      Each company’s board of directors also identified and considered certain countervailing factors in its deliberations concerning the merger, including:

•	the possibility that the expected benefits from the merger might not be fully realized;

•	the possible disruption of Conexant’s or GlobespanVirata’s business that might result from the announcement of the merger and the diversion of management’s attention in connection with the merger;

•	the possibility that the merger may not be consummated and the potential adverse consequences if the merger is not completed;

•	the risk that the per share value of the consideration to be paid or received in the merger could increase or decrease significantly from the value prior to the announcement of the merger because the exchange ratio will not be adjusted for changes in the market price of Conexant common stock or GlobespanVirata common stock;

•	the challenges of integrating the management teams, strategies, cultures and organizations of the companies;

•	the risk that key management and other personnel might not remain employed by the combined company;

•	the dilution to Conexant’s existing stockholders as a result of the issuance of Conexant common stock in the merger; and

•	the fact that GlobespanVirata stockholders will, after the merger, own interests in a company that is more highly leveraged than GlobespanVirata.

      The foregoing discussion is not exhaustive of all factors considered by the Conexant board of directors and the GlobespanVirata boards of directors. Moreover, in view of the variety of factors considered in connection with their evaluation of the merger agreement and the merger, the Conexant board of directors and the GlobespanVirata board of directors considered the factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching their respective determinations to approve and adopt the merger agreement and approve the merger. In addition, each member of the Conexant board of directors and the GlobespanVirata board of directors may have given differing weights to different factors.

Opinion of Conexant’s Financial Advisor

      Conexant retained Credit Suisse First Boston to act as its exclusive financial advisor in connection with the merger. In connection with Credit Suisse First Boston’s engagement, Conexant requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, of the exchange ratio to Conexant. On November 2, 2003, the board of directors of Conexant met to review the proposed merger and the terms of the merger agreement. During this meeting, Credit Suisse First Boston reviewed with the board of directors of Conexant certain financial analyses, as described below, and rendered its oral opinion to the board of directors of Conexant, which was subsequently confirmed in writing, to the effect that, based upon and subject to the various considerations set forth in Credit Suisse First Boston’s opinion, the exchange ratio was fair, from a financial point of view, to Conexant.

      The full text of Credit Suisse First Boston’s opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston in rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference in its entirety. Conexant’s stockholders are urged to read Credit Suisse First Boston’s opinion carefully and in its entirety. Credit Suisse First Boston’s opinion addresses only the fairness, from a financial point of view, of the exchange ratio to Conexant, as of the date of Credit Suisse First Boston’s opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger. The summary of Credit Suisse First Boston’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Credit Suisse First Boston’s opinion.

      In connection with its opinion, Credit Suisse First Boston, among other things:

•	reviewed the merger agreement and certain other related agreements;

•	reviewed certain publicly available business and financial information relating to Conexant and GlobespanVirata;

•	reviewed certain other information relating to Conexant and GlobespanVirata, including financial forecasts (and adjustments to the forecasts), provided to or discussed with Credit Suisse First Boston by Conexant and GlobespanVirata and met with the managements of Conexant and GlobespanVirata to discuss the businesses and prospects of Conexant and GlobespanVirata;

•	considered certain financial and stock market data of Conexant and GlobespanVirata and compared that data with similar data for other publicly-held companies in businesses that Credit Suisse First Boston deemed similar to those of Conexant and GlobespanVirata;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse First Boston deemed relevant.

      In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts of Conexant and GlobespanVirata that Credit Suisse First Boston reviewed, the managements of Conexant and

GlobespanVirata advised Credit Suisse First Boston, and Credit Suisse First Boston assumed, that such financial forecasts (and adjustments to the forecasts) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Conexant and GlobespanVirata as to the future financial performance of Conexant and GlobespanVirata. In addition, Credit Suisse First Boston relied upon, with Conexant’s consent, due diligence summaries concerning GlobespanVirata provided to or discussed with Credit Suisse First Boston by Conexant. In addition, Credit Suisse First Boston relied upon, without independent verification, the assessment of the managements of Conexant and GlobespanVirata as to:

•	their ability to retain key employees;

•	the strategic benefits and potential cost savings and other synergies (including the amount, timing and achievability thereof) anticipated to result from the merger;

•	the existing technology, products and services of Conexant and GlobespanVirata and the validity of, and risks associated with, the future technology, products and services of Conexant and GlobespanVirata; and

•	their ability to integrate the businesses of Conexant and GlobespanVirata.

      Conexant also informed Credit Suisse First Boston, and Credit Suisse First Boston assumed, that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes. Credit Suisse First Boston assumed, with Conexant’s consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the merger, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on Conexant or GlobespanVirata or the contemplated benefits of the merger, and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement in the merger agreement. Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Conexant or GlobespanVirata, and Credit Suisse First Boston was not furnished with any such evaluations or appraisals.

      Credit Suisse First Boston’s opinion is necessarily based upon the information available to it as of the date of the opinion, and financial, economic, market and other conditions as they existed and could be evaluated as of the date of the opinion. Credit Suisse First Boston has not expressed, and is not expressing, any opinion as to what the value of Conexant common stock actually will be when issued pursuant to the merger or the prices at which Conexant common stock will trade at any time. Credit Suisse First Boston’s opinion does not address the relative merits of the merger as compared to other business strategies that may be available to Conexant or address Conexant’s underlying business decision to engage in the merger.

      In preparing its opinion, Credit Suisse First Boston performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying Credit Suisse First Boston’s opinion. No company or transaction used in the analyses performed by Credit Suisse First Boston as a comparison is identical to Conexant, GlobespanVirata or the contemplated merger. In addition, Credit Suisse First Boston may have given various analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston’s view of the actual value of Conexant or GlobespanVirata. The analyses performed by Credit Suisse First Boston are not necessarily indicative of actual values or predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston’s analysis of the fairness of the exchange ratio, from a financial point of view, to Conexant and were provided to the board of directors of Conexant in connection with the delivery of Credit Suisse First Boston’s opinion.

      The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion and reviewed with the board of directors of Conexant at its meeting held on November 2, 2003. Certain of the following summaries of financial analyses that were performed by Credit Suisse First Boston include information presented in tabular format. In order to understand fully the material financial analyses that were performed by Credit Suisse First Boston, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

Financial Forecasts

      In performing its analyses, Credit Suisse First Boston used and relied upon, among other things, the following financial forecasts:

•	Conexant’s and GlobespanVirata’s income statement projections based on publicly available analyst research reports;

•	a range of sensitivities for GlobespanVirata’s income statement projections, which were based on different revenue growth rate and profitability margin assumptions provided by GlobespanVirata’s management and by Conexant’s management;

•	Conexant’s income statement projections based on estimates provided by Conexant’s management; and

•	a range of sensitivities for Conexant’s balance sheet based on book values and market values of certain items and inclusive of net operating loss benefits as appropriate.

Historical Exchange Ratio and Ownership Analyses

      Credit Suisse First Boston calculated the average of the ratios of GlobespanVirata’s closing share price to Conexant’s closing share price for each trading day during various periods ended October 31, 2003. The following table summarizes the results of this analysis:

Average of Closing
Price Ratios
Period	over Period

Average of last 180 trading days	2.383x
Average of last 90 trading days	1.433x
Average of last 60 trading days	1.295x
Average of last 30 trading days	1.204x
Average of last 10 trading days	1.082x
Average of last 5 trading days	1.076x
October 31, 2003.	1.053x

      Credit Suisse First Boston also calculated the pro forma fully-diluted ownership of GlobespanVirata stockholders in the combined company implied by the average market exchange ratio over a period of time from January 2, 2003 through October 31, 2003. The following table summarizes the results of this analysis:

Average
GlobespanVirata
Pro Forma
Fully-Diluted
Period	Ownership

Average of last 30 trading days	37.3%
Average of last 20 trading days	36.5%
Average of last 10 trading days	34.7%
Average of last 5 trading days	34.6%
Period high	71.2%
Period low	33.9%

Transaction Economics Analysis

      Credit Suisse First Boston calculated several values implied by the exchange ratio of 1.198x provided for by the merger, including the implied price per GlobespanVirata share based on Conexant’s closing share price on October 31, 2003, the implied premium to GlobespanVirata’s closing share price on October 31, 2003, the implied pro forma fully-diluted ownership of GlobespanVirata’s stockholders in the combined company and the implied GlobespanVirata fully-diluted equity value and aggregate value. The implied pro forma fully-diluted ownership of GlobespanVirata’s stockholders in the combined company was calculated using the treasury stock method and based on Conexant and GlobespanVirata closing share prices on October 31, 2003. In performing this calculation, Credit Suisse First Boston used and relied upon capitalization information provided by Conexant’s management and GlobespanVirata’s management. The following table summarizes the results of this analysis:

		Implied Pro Forma	Implied	Implied
	Implied Premium to	Fully-Diluted	GlobespanVirata	GlobespanVirata
Implied Price Per	Market Price Per	GlobespanVirata	Fully-Diluted	Fully-Diluted
GlobespanVirata	GlobespanVirata	Ownership in	Equity Value	Aggregate Value
Share	Share	Combined Entity	(In millions)	(In millions)

$7.00	13.8%	37.25%	$1,100	$966

Contribution Analysis

      Credit Suisse First Boston analyzed the relative contributions of Conexant and GlobespanVirata to the estimated pro forma total revenues and gross profits of the combined company over the five quarterly periods from the December 2003 quarter through the December 2004 quarter. Credit Suisse First Boston then calculated certain financial metrics implied by the relative contributions to such pro forma values, including the implied exchange ratio and the implied pro forma fully-diluted ownership of GlobespanVirata stockholders in the combined company. This analysis yielded an implied exchange ratio range of 1.211x to 2.016x and an implied GlobespanVirata ownership range of 37.5% to 50.9%, as compared to the exchange ratio of 1.198x provided for in the merger and GlobespanVirata ownership of 37.25% implied by such exchange ratio.

Discounted Cash Flow Analysis

      Using a discounted cash flow analysis, Credit Suisse First Boston calculated the range of implied exchange ratios and implied pro forma fully-diluted ownerships of GlobespanVirata’s stockholders in the combined company based on various operating assumptions provided by Conexant’s and GlobespanVirata’s managements, including assumptions relating to, among other items, revenue growth, gross margin and operating margin. Credit Suisse First Boston’s analysis used discount rates ranging from 16% to 20% and exit multiples ranging from 22.5x to 30.0x. This analysis yielded an implied exchange ratio range of 1.177x to 1.916x and an implied GlobespanVirata ownership range of 36.8% to 49.5%, as compared to the exchange ratio of 1.198x provided for in the merger and GlobespanVirata ownership of 37.25% implied by such exchange ratio.

Precedent Transactions Analysis

      Credit Suisse First Boston reviewed the exchange ratio premiums paid in:

•	29 selected merger-of-equals transactions in the technology industry since 1997;

•	111 selected merger-of-equals transactions in all industries since 1991;

•	317 selected stock-for-stock transactions in the technology industry since 1990; and

•	37 selected stock-for-stock transactions in the semiconductor industry since 1987.

      For each group of transactions, Credit Suisse First Boston calculated the premium implied by the exchange ratio in such transactions relative to the average of the ratios of the closing share prices for the target companies to the closing share prices for the acquiror companies in such transactions over various periods prior to the public announcement of such transactions. Credit Suisse First Boston then applied the average of these premiums for each group of transactions to the average of the ratios of GlobespanVirata’s closing share prices to Conexant’s closing share prices over the same periods to calculate the range of implied merger exchange ratios and implied pro forma fully-diluted ownerships of GlobespanVirata stockholders in the combined company. The following table summarizes the results of this analysis:

	Precedent Merger-of-Equals								Precedent Stock-for-Stock
	Transactions								Transactions

					111 All-								37 Semi-
	29 Technology				Industry				317 Technology				conductor
	Transactions				Transactions				Transactions				Transactions
	Since 1997				Since 1991				Since 1990				Since 1987

	Min		Max		Min		Max		Min		Max		Min		Max

Range of implied exchange ratio	1.211	x	1.658	x	1.228	x	1.641	x	1.475	x	2.004	x	1.485	x	1.979	x
Range of implied pro forma fully-diluted GlobespanVirata ownership	37.5%		45.6%		37.9%		45.4%		42.6%		50.7%		42.7%		50.4%

      As the table indicates, the analysis yielded an overall implied exchange ratio range of 1.211x to 2.004x and an overall implied GlobespanVirata ownership range of 37.5% to 50.7%, as compared to the exchange ratio of 1.198x provided for in the merger and GlobespanVirata ownership of 37.25% implied by such exchange ratio.

Accretion/(Dilution) Analysis

      Credit Suisse First Boston analyzed certain pro forma effects expected to result from the merger, including, among other things, the expected effect of the merger on Conexant’s estimated earnings per share for calendar year 2004. The following table sets forth the resulting accretion/(dilution) to Conexant’s stand-alone estimated earnings per share for calendar year 2004 relative to the combined company’s pro forma earnings per share for calendar year 2004, assuming either no synergies arising from the merger, or cost savings and certain other synergies anticipated to result from the merger:

			With
	No Synergies		Synergies

	Min	Max	Min	Max

Range of accretion/(dilution)	(6.4)%	27.2%	11.0%	44.7%

      The actual results achieved by the combined company after the merger may vary from such estimated results, and the variations may be material.

Comparable Company Analysis

      Credit Suisse First Boston compared certain financial information of Conexant and GlobespanVirata with that of other companies in the semiconductor industry, including:

•	Texas Instruments Incorporated;

•	STMicroelectronics N.V.;

•	Broadcom Corporation;

•	Marvell Technology Group Ltd.;

•	Agere Systems Inc.;

•	LSI Logic Corporation;

•	Zoran Corporation;

•	Cirrus Logic, Inc.; and

•	Centillium Communications, Inc.

      Such information included, among other things, the mean and median of several financial metrics for the companies in the industry, including prices per share as a multiple of estimated earnings per share for calendar years 2003 and 2004 and the fully-diluted aggregate values as a multiple of estimated revenues for calendar years 2003 and 2004. The following table summarizes the results of this analysis:

					Fully-Diluted
	Price Per Share/				Aggregate
	Earnings Per Share				Value/Revenue

	Calendar		Calendar		Calendar		Calendar
	Year 2003		Year 2004		Year 2003		Year 2004

Conexant	NM		23.1- 29.6	x	3.3	x	2.7-2.8	x
GlobespanVirata	25.8- 30.0	x	11.3- 21.6	x	2.2	x	1.4-1.5	x
Comparable Companies Median	60.3	x	36.3	x	3.0	x	2.7	x
Comparable Companies Mean	56.0	x	33.8	x	3.8	x	3.1	x

      Credit Suisse First Boston’s opinion and presentation to the board of directors of Conexant was one of many factors taken into consideration by the board of directors of Conexant in making its determination to engage in the merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of the board of directors or the management of Conexant with respect to the value of Conexant or GlobespanVirata or whether the board of directors of Conexant would have been willing to agree to a different exchange ratio.

      The board of directors of Conexant retained Credit Suisse First Boston to act as its exclusive financial advisor in connection with the merger. Credit Suisse First Boston was selected by the board of directors of Conexant based on Credit Suisse First Boston’s qualifications, expertise and reputation. Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Credit Suisse First Boston and its affiliates have in the past provided certain investment banking and financial services unrelated to the merger to Conexant and GlobespanVirata for which Credit Suisse First Boston and its affiliates have received compensation, and Credit Suisse First Boston and its affiliates may in the future provide certain investment banking and financial services to Conexant and its affiliates for which Credit Suisse First Boston and its affiliates would expect to receive compensation. In the ordinary course of their business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Conexant and GlobespanVirata for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      Pursuant to an engagement letter, dated as of October 1, 2003, Conexant engaged Credit Suisse First Boston to provide financial advisory services to Conexant in connection with the merger, including, among other things, rendering its opinion. Pursuant to the terms of the engagement letter, Conexant has agreed to pay Credit Suisse First Boston a customary fee in connection therewith, a significant portion of which is contingent upon the consummation of the merger. Credit Suisse First Boston will also receive a fee for rendering its opinion. In addition, Conexant has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including attorney’s fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Opinion of GlobespanVirata’s Financial Advisor

      GlobespanVirata retained Morgan Stanley to provide it with certain financial advisory services in connection with the merger. Morgan Stanley was selected by GlobespanVirata based on Morgan Stanley’s qualifications, expertise, reputation and its knowledge of the business and affairs of GlobespanVirata. At the meeting of GlobespanVirata’s board of directors on November 2, 2003, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of November 2, 2003, based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to holders of shares of GlobespanVirata common stock.

      The full text of the written opinion of Morgan Stanley, dated November 2, 2003, is attached as Annex C to this joint proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We urge you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to GlobespanVirata’s board of directors and addresses only the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to holders of shares of GlobespanVirata common stock as of the date of the opinion. It does not address any other aspect of the merger and does not constitute a recommendation to any holder of GlobespanVirata common stock as to how to vote at GlobespanVirata’s special meeting. The summary of the opinion of Morgan Stanley set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its opinion.

      In rendering its opinion, Morgan Stanley, among other things:

(i) reviewed certain publicly available financial statements and other information of GlobespanVirata and Conexant;

(ii) reviewed certain internal financial statements and other financial and operating data concerning GlobespanVirata and Conexant prepared by the management of GlobespanVirata and Conexant, respectively;

(iii) reviewed certain financial projections prepared by the management of GlobespanVirata and Conexant;

(iv) reviewed certain internal financial statements, other financial and operating data and certain financial projections of an affiliate of Conexant prepared by the management of that affiliate;

(v) discussed the past and current operations and financial condition and the prospects of GlobespanVirata and Conexant, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives GlobespanVirata and Conexant;

(vi) reviewed the pro forma impact of the merger on Conexant’s earnings per share;

(vii) discussed potential strategic, financial and operational benefits anticipated from the merger with senior executives of GlobespanVirata and Conexant;

(viii) reviewed the reported prices and trading activity for the GlobespanVirata common stock, the Conexant common stock and certain derivatives of publicly-traded securities owned by Conexant;

(ix) compared the prices and trading activity of the GlobespanVirata common stock and the Conexant common stock with that of certain other comparable publicly-traded companies and their securities;

(x) compared the financial performance of an affiliate of Conexant with that of certain other comparable publicly-traded companies and their securities;

(xi) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(xii) participated in discussions and negotiations among representatives of GlobespanVirata, Conexant and their financial and legal advisors;

(xiii) reviewed the merger agreement and certain related documents; and

(xiv) considered such other factors as Morgan Stanley deemed appropriate.

      In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance and prospects of GlobespanVirata, Conexant and an affiliate of Conexant. Morgan Stanley relied upon the assessment by the managements of GlobespanVirata and Conexant of their ability to retain key employees. Morgan Stanley also relied upon, without independent verification, the assessment by the managements of GlobespanVirata and Conexant of GlobespanVirata’s and Conexant’s technologies and products, the timing and risks associated with the integration of GlobespanVirata and Conexant and the validity of, and risks associated with, GlobespanVirata’s and Conexant’s existing and future products and technologies.

      In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger would be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. In addition, Morgan Stanley assumed that in connection with the receipt of all necessary government, regulatory or other consents and approvals for the merger, no restrictions would be imposed that would have any adverse effect on GlobespanVirata or Conexant or on the benefits expected to be derived from the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of GlobespanVirata or Conexant. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of Morgan Stanley’s opinion.

      The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its opinion dated November 2, 2003. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

      Trading Analysis. While noting that no comparable public company is exactly identical to Conexant or GlobespanVirata, Morgan Stanley compared selected financial information for Conexant and GlobespanVirata with publicly available information for comparable communications and broadband access integrated circuit companies that shared certain product characteristics and similar customer bases with Conexant and GlobespanVirata. Based upon publicly available estimates of certain securities research analysts and using the closing prices as of October 31, 2003, Morgan Stanley calculated, for each of these companies, the stock trading price divided by the earnings per share estimates for calendar years 2003 and 2004 (the “price/earnings” multiple) and aggregate value divided by the revenue estimates for calendar years 2003 and 2004 (the “aggregate value/revenue” multiple). The aggregate value of a company was defined as the market value of equity less cash plus the value of any debt, capital lease and preferred stock obligations of the company. For companies whose earnings per share estimates from securities research analysts are negative, not meaningful (“N/M”) is shown for the price/earnings multiple. The following table shows the results of these calculations:

	Aggregate Value/
	Revenue				Price/Earnings

Company	CY2003E		CY2004E		CY2003E		CY2004E

Conexant Systems, Inc.	3.5	x	3.0	x	139.2	x	25.3	x
GlobespanVirata, Inc.	1.6		1.5		30.6		19.6
Centillium Communications, Inc.	0.8		0.6		N/M		N/M
Infineon Technologies AG	1.5		1.2		N/M		30.7
Zarlink Semiconductor Inc.	1.6		1.4		N/M		N/M
Applied Micro Circuit Corporation	7.2		4.5		N/M		N/M
Broadcom Corporation	5.2		4.2		70.0		46.1
Exar Corporation	3.8		3.4		N/M		67.5
Marvell Technology Group Ltd.	7.6		5.8		49.1		36.6
PMC-Sierra, Inc.	12.3		9.9		N/M		N/M
STMicroelectronics N.V.	3.5		3.0		60.3		31.4
Texas Instruments Incorporated	5.0		4.2		68.4		36.0
Vitesse Semiconductor Corporation	8.6		6.3		N/M		N/M
Genesis Microchip Inc.	2.0		1.7		67.4		34.0
NVIDIA Corporation	1.3		1.2		33.7		28.1

      Based on the multiple ranges suggested by the table above, this analysis suggested an implied GlobespanVirata common stock price per share range between $5.50 and $8.00. Morgan Stanley noted that the closing price per share of GlobespanVirata common stock on October 31, 2003 was $6.15 and based on the closing price of Conexant common stock on October 31, 2003 and the merger exchange ratio of 1.198x, the implied price per share of GlobespanVirata common stock was $7.00.

      Morgan Stanley further noted that by using the closing price of Conexant common stock on October 31, 2003 and based on the merger exchange ratio, the aggregate value/revenue multiples for GlobespanVirata were 1.9x and 1.7x for calendar years 2003 and 2004, respectively, and the price/earnings multiples were 34.8x and 22.3x for calendar years 2003 and 2004, respectively.

      No company included in the trading analysis is identical to GlobespanVirata or Conexant. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of GlobespanVirata or Conexant, such as the impact of competition on the business of GlobespanVirata or Conexant and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of GlobespanVirata or Conexant or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, or the high or low, is not in itself a meaningful method of using comparable company data.

      Precedent Transactions Analysis. Morgan Stanley compared certain publicly available statistics for 56 merger-of-equals transactions from May 1, 1995, to June 19, 2003. The following table presents the indicated premiums paid above the closing share prices one day before the announcement of the transaction, the premiums paid above the average closing share prices over the 30-day period before the announcement of the transaction and the exchange ratio premium paid over the average historical exchange ratio over the 30-day period before the announcement of the transaction:

	Premium to:

			30-Day Average
		30-Day Average	Historical Exchange
	One Day before	Stock Price before	Ratio before
	Announcement	Announcement	Announcement

Mean	10%	12%	8%
Median	6	9	5

      Based on the foregoing information, Morgan Stanley calculated a value range for the GlobespanVirata common stock of $6.00 to $7.00 per share. Morgan Stanley noted that based on the closing price of Conexant common stock on October 31, 2003 and the merger exchange ratio, the implied price per share of GlobespanVirata common stock was $7.00.

      No transaction included in the precedent transaction analysis is identical to the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of GlobespanVirata or Conexant, such as the impact of competition on the business of GlobespanVirata or Conexant and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of GlobespanVirata or Conexant or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, or the high or the low, is not in itself a meaningful method of using precedent transaction data.

      Relative Contribution Analysis. Morgan Stanley analyzed the relative contribution of GlobespanVirata and Conexant to estimated gross profit, operating income and net income of the combined company for the four quarters of fiscal year 2004 based on publicly available estimates for GlobespanVirata and Conexant. Morgan Stanley adjusted the net income of Conexant to reflect the value of certain derivatives of publicly traded securities owned by Conexant as well as the value of a privately-held affiliate of Conexant in which Conexant owns an equity stake. Morgan Stanley’s relative contribution analysis assumed no synergies. The following table presents the results of that analysis:

	% Contribution

	Conexant	GlobespanVirata

Net Income
First Quarter	62.9%	37.1%
Second Quarter	64.0	36.0
Third Quarter	63.1	36.9
Fourth Quarter	61.5	38.5
Operating Income
First Quarter	67.1%	32.9%
Second Quarter	67.8	32.2
Third Quarter	66.4	33.6
Fourth Quarter	63.7	36.3
Gross Profit
First Quarter	58.0%	42.0%
Second Quarter	58.7	41.3
Third Quarter	58.6	41.4
Fourth Quarter	58.4	41.6

      Morgan Stanley adjusted the relative contribution percentages calculated above for gross profit and operating income for the relative capital structure of each company to determine the pro forma ownership of the combined company for Conexant and GlobespanVirata, respectively, taking into account the value of net operating loss carry-forwards for both Conexant and GlobespanVirata, the value of certain derivatives of publicly traded securities owned by Conexant as well as the value of a privately-held affiliate of Conexant in which Conexant owns an equity stake. The results are set forth below:

	% Implied Ownership

	Conexant	GlobespanVirata

Net Income
First Quarter	62.9%	37.1%
Second Quarter	64.0	36.0
Third Quarter	63.1	36.9
Fourth Quarter	61.5	38.5
Operating Income
First Quarter	64.0%	36.0%
Second Quarter	64.6	35.4
Third Quarter	63.4	36.6
Fourth Quarter	61.1	38.9
Gross Profit
First Quarter	56.3%	43.7%
Second Quarter	56.8	43.2
Third Quarter	56.8	43.2
Fourth Quarter	56.6	43.4

      Morgan Stanley noted that the pro forma ownership of the combined company implied by the merger exchange ratio of 1.198x set forth in the merger agreement would be 37.25% for GlobespanVirata and 62.75% for Conexant.

      Morgan Stanley further noted that the range of pro forma ownership implies a value range for the GlobespanVirata common stock of $6.50 to $9.00 per share. Morgan Stanley noted that based on the closing price of Conexant common stock on October 31, 2003 and the merger exchange ratio, the implied price per share of GlobespanVirata common stock was $7.00.

      Morgan Stanley also compared the estimated net income of GlobespanVirata on a stand-alone basis to the ownership by GlobespanVirata stockholders of the estimated net income of the combined company for the four quarters of fiscal year 2004, based on publicly available estimates for GlobespanVirata and Conexant, GlobespanVirata’s ownership of the pro forma company based on the merger exchange ratio and assuming $50 million in annual pretax synergies. The following table presents the results of that analysis:

	Net Income ($MM)

		Pro Forma
		GlobespanVirata
	Standalone	Stockholders Including
	GlobespanVirata	Synergies

Net Income
First Quarter	$8.8	$13.2
Second Quarter	8.9	13.6
Third Quarter	10.5	15.0
Fourth Quarter	14.1	18.0

      Discounted Cash Flow, or DCF, Analysis. Morgan Stanley performed an analysis of the present value per share of the GlobespanVirata common stock by analyzing GlobespanVirata’s future cash flows, based on current publicly available research estimates for GlobespanVirata’s revenue, operating margin and cash flow. Morgan Stanley applied a growth rate range of 10.0% to 12.5% to these revenue estimates and assumed a range of operating margins, which is income from operations divided by revenues, of 10.0% to 14.0% to derive a range of cash flows between 2004 and 2008. Morgan Stanley then used an illustrative price/earnings multiple of 20.0x in 2008 to determine the terminal value of GlobespanVirata and an illustrative discount rate, i.e. the rate used to determine the present value of future cash flows, of 10% using the capital asset pricing model. Based on these assumptions, the present value of future cash flows ranged from approximately $6.50 to $9.50 per GlobespanVirata common share. Morgan Stanley noted that based on the closing price of Conexant common stock on October 31, 2003 and the merger exchange ratio, the implied price per share of GlobespanVirata common stock was $7.00.

      Exchange Ratio Premium Analysis. Morgan Stanley reviewed the ratios of the closing prices of GlobespanVirata common stock divided by the corresponding closing prices of Conexant common stock over various periods ending October 31, 2003. These ratios are referred to as period average exchange ratios. Morgan Stanley examined the premiums represented by the merger exchange ratio of 1.198x, as set forth in the merger agreement, over the averages of these daily ratios over various periods and found them to be as follows:

					Premium/(Discount)
			Implied	Implied	to Period
	Period Average		GlobespanVirata Pro	GlobespanVirata	Average
Period	Exchange Ratio		Forma Ownership	Price Per Share	Exchange Ratio

October 31, 2003	1.053	x	34.1%	$6.15	13.8%
Last 10 Trading Days	1.082		34.8	6.32	10.7
Since October 6, 2003	1.165		36.6	6.80	2.8
Last 30 Trading Days	1.204		37.4	7.03	(0.5)
Last 60 Trading Days	1.295		39.2	7.56	(7.5)
Since July 16, 2003	1.348		40.2	7.87	(11.1)
Since June 27, 2003	1.424		41.7	8.32	(15.9)

      Pro Forma Analysis of the Merger. Morgan Stanley analyzed the pro forma impact of the merger on estimated earnings per share for Conexant for the fiscal year 2004. The pro forma results were calculated as if the merger had closed at the beginning of the 2004 first quarter and were based on estimated earnings derived from publicly available research estimates for Conexant and GlobespanVirata. The following table presents the pro forma fiscal year 2004 estimated Conexant earnings per share and accretion/(dilution) based on the merger exchange ratio of 1.198x set forth in the merger agreement and assuming no synergies as well as the realization of approximately $50 million in annual pretax synergies during fiscal year 2004.

	Pro Forma 2004
Pretax Synergies	Conexant EPS	Accretion/(Dilution)

No Synergies	$0.20	$0.01
$50MM Pretax Synergies	0.30	0.11

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of Morgan Stanley’s analyses, without considering all its analyses, would create an incomplete view of the process underlying Morgan Stanley’s opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of GlobespanVirata or Conexant.

      In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of GlobespanVirata or Conexant. Any estimates contained in Morgan Stanley’s analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley’s analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of GlobespanVirata common stock and were conducted in connection with the delivery of the Morgan Stanley opinion to the board of directors of GlobespanVirata. The analyses do not purport to be appraisals or to reflect the prices at which GlobespanVirata common stock or Conexant common stock might actually trade. The exchange ratio pursuant to the merger agreement and other terms of the merger agreement were determined through arm’s length negotiations between GlobespanVirata and Conexant and were approved by the GlobespanVirata board of directors. Morgan Stanley provided advice to GlobespanVirata during such negotiations; however, Morgan Stanley did not recommend any specific consideration to GlobespanVirata or that any specific consideration constituted the only appropriate consideration for the merger. In addition, as described above, Morgan Stanley’s opinion and presentation to the GlobespanVirata board of directors was one of many factors taken into consideration by GlobespanVirata’s board of directors in making its decision to approve the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the GlobespanVirata board of directors with respect to the value of GlobespanVirata or of whether the GlobespanVirata board of directors would have been willing to agree to a different consideration.

      The GlobespanVirata board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley’s trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, trade or otherwise effect transactions, for its own account or for the account of customers, in the equity or debt securities or senior loans of GlobespanVirata and/or Conexant.

      Pursuant to an engagement letter dated November 1, 2003, Morgan Stanley provided financial advisory services and a financial opinion in connection with the merger, and GlobespanVirata agreed to pay Morgan Stanley a customary fee in connection therewith. GlobespanVirata has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, GlobespanVirata has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions. In the past, Morgan Stanley and its affiliates have provided investment banking, financial advisory and financing services to GlobespanVirata in connection with GlobespanVirata’s public equity offering in August 2000, the private placement of its convertible subordinated notes in May 2001 and its merger with Virata Corporation in December 2001 and have provided financing services to Conexant. Morgan Stanley and its affiliates have received fees for the rendering of these services.

Regulatory Approvals Required for the Merger

U.S. Antitrust Approvals

      Conexant and GlobespanVirata cannot complete the merger until they have filed notifications with the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable rules of the Federal Trade Commission, and specified waiting periods have expired or terminated. Conexant and GlobespanVirata filed the required notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act with the Federal Trade Commission and the Antitrust Division on November 19, 2003. We received notice of the early termination of the waiting period under this Act on December 11, 2003.

      Conexant and GlobespanVirata believe that the proposed merger is compatible with U.S. antitrust laws. However, at any time before or after consummation of the merger, the Antitrust Division, the Federal Trade Commission, other governmental authorities or private persons could take action against the merger under the antitrust laws, including seeking to enjoin consummation of the merger, rescind the merger, cause Conexant or GlobespanVirata to divest, in whole or in part, any of their assets or businesses, and/or recover monetary damages.

Other Approvals

      In addition, Conexant and GlobespanVirata are required to make filings with or obtain approvals in connection with the merger from regulatory authorities in South Korea and Taiwan. These filings either have been or will be made timely with the appropriate authorities.

      The obligations of Conexant or GlobespanVirata to complete the merger are subject to the conditions that:

•	there not be any injunction, decree or order issued by any court or agency of competent jurisdiction or any other legal restraint or prohibition preventing them from completing the transactions contemplated by the merger agreement; and

•	there be obtained all consents, approvals, permits or authorizations required to be obtained from any governmental authority, the absence of which would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken together, after the merger.

      Conexant and GlobespanVirata are not aware of any governmental approvals or actions that are required for consummation of the merger other than as described above. If any other governmental approval or action is required, we currently contemplate that we would seek that additional approval or action. There can be no assurance, however, that we will obtain these additional approvals or actions.

Material U.S. Federal Income Tax Consequences

      The following is a summary of the material anticipated U.S. federal income tax consequences of the merger to Conexant stockholders and GlobespanVirata stockholders who hold Conexant common stock or GlobespanVirata common stock as a capital asset. This summary is based on the Internal Revenue Code, Treasury regulations issued under the Code, and administrative rulings and court decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to Conexant stockholders and GlobespanVirata stockholders subject to special treatment under U.S. federal income tax law. Stockholders subject to special treatment include, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Conexant common stock or GlobespanVirata common stock as part of a “hedge”, “straddle”, “conversion”, or “constructive sale” transaction. In addition, no information is provided in this joint proxy statement/prospectus with respect to the tax consequences of the merger under applicable foreign, state or local laws.

      Conexant stockholders and GlobespanVirata stockholders are urged to consult with their own tax advisors regarding the U.S. federal income and other tax consequences of the merger to them, including the effects of U.S. federal, state, local, foreign and other tax laws.

      Conexant and GlobespanVirata have been advised by Chadbourne & Parke LLP, counsel to Conexant, and Ropes & Gray LLP, counsel to GlobespanVirata, respectively, that the material U.S. federal income tax consequences of the merger are as follows:

•	neither Conexant nor GlobespanVirata will recognize any taxable gain or loss as a result of the merger;

•	a Conexant stockholder will not recognize any taxable gain or loss in connection with the merger because no Conexant stockholder is exchanging any property in the merger;

•	no taxable gain or loss will be recognized by a GlobespanVirata stockholder solely as a result of the receipt of Conexant common stock in exchange for the stockholder’s GlobespanVirata common stock in the merger (except with respect to cash received in lieu of a fractional share of Conexant common stock);

•	the aggregate tax basis of Conexant common stock in the hands of a GlobespanVirata stockholder immediately after the merger (including fractional shares deemed received and redeemed as described below) will be the same as the aggregate tax basis of the shares of GlobespanVirata common stock surrendered in exchange for Conexant common stock;

•	the holding period of Conexant common stock received by a GlobespanVirata stockholder in the merger will include the holding period of their GlobespanVirata common stock, provided that their GlobespanVirata common stock is held as a capital asset on the date of the merger; and

•	cash received by a GlobespanVirata stockholder in lieu of a fractional share interest in Conexant common stock will be treated as received in redemption of that fractional share interest, and a GlobespanVirata stockholder receiving such a cash payment should generally recognize capital gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the shares of GlobespanVirata common stock allocable to that fractional share of Conexant common stock. This gain or loss should be long-term capital gain or loss if the holding period for the GlobespanVirata common stock is greater than one year at the effective time of the merger.

      The obligations of Conexant and GlobespanVirata to consummate the merger are conditioned upon the receipt by Conexant and GlobespanVirata of opinions of Chadbourne & Parke LLP and Ropes & Gray LLP, respectively, in form and substance reasonably satisfactory to Conexant and GlobespanVirata, respectively, in each case dated the closing date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each opinion that are consistent with the state of facts existing at the effective time of the merger, the merger will constitute a “reorganization” within the meaning of section 368(a) of the Code. In rendering those opinions, counsel may require and rely upon representations and covenants contained in certificates of officers of Conexant, GlobespanVirata and others. The tax opinions to be delivered to the parties in connection with the merger as described in this joint proxy statement/prospectus are not binding on the Internal Revenue Service or the courts, and the parties do not intend to request a ruling from the Internal Revenue Service with respect to the merger.

Accounting Treatment

      The merger will be accounted for by Conexant as a purchase of GlobespanVirata under generally accepted accounting principles in the U.S. For accounting purposes, Conexant is the acquiring enterprise in the merger since at the effective time of the merger, current Conexant stockholders are expected to own approximately 62.75% of Conexant. The deemed purchase price will be allocated to GlobespanVirata’s assets and liabilities based on their estimated fair market values at the date of the merger and any excess of the purchase price over the fair market values will be accounted for as goodwill.

      All unaudited pro forma financial information contained in this joint proxy statement/ prospectus has been prepared using the purchase method to account for the merger. See “Unaudited Pro Forma Condensed Combined Financial Information”. The final allocation of the purchase price will be determined after the merger is consummated and after completion of a thorough analysis to determine the fair market values of GlobespanVirata’s tangible and identifiable intangible assets and liabilities. In addition, estimates relating to any restructuring and merger-related charges are subject to final decisions relating to combining the companies. Accordingly, the final purchase accounting adjustments and any restructuring or merger-related charges may be materially different from the unaudited pro forma adjustments presented in this joint proxy statement/ prospectus. Any decrease in the net fair value of the assets or increase in the fair value of the liabilities of GlobespanVirata as compared to the information shown in this joint proxy statement/prospectus will have the effect of increasing the amount of the purchase price allocable to goodwill.

Interests of Certain Persons in the Merger

      Certain members of Conexant’s and GlobespanVirata’s management, the Conexant board and the GlobespanVirata board may have interests in the merger that are in addition to their interests as Conexant stockholders or GlobespanVirata stockholders generally. For example, certain executive officers and directors of each of Conexant and GlobespanVirata will serve as executive officers and directors of the combined company following the merger. It is also expected that certain executive officers and other employees of Conexant and GlobespanVirata will enter into employment agreements with Conexant that will become effective at the effective time of the merger, and these employees are expected to receive grants of Conexant stock options at the effective time of the merger. In addition, completion of the merger will constitute a change of control of GlobespanVirata for purposes of determining the potential entitlement of certain executive officers of GlobespanVirata to certain severance and other benefits, and may result in the acceleration of equity awards held by certain executive officers and non-employee directors of GlobespanVirata.

      The Conexant board and the GlobespanVirata board were aware of these interests and considered them, among other matters, in approving and adopting the merger agreement and approving the merger.

      New Employment Agreements. Prior to the completion of the merger, Conexant will enter into employment agreements with Dwight W. Decker, Armando Geday, F. Matthew Rhodes and several other current employees of Conexant or GlobespanVirata who will continue as or become employees of Conexant following the merger. These agreements will become effective at the effective time of the merger and will set forth, among other things, the titles and duties, reporting relationships, compensation, severance and other benefits of the employees following the merger. The agreements also will include provisions restricting the employees from competing with Conexant or soliciting employees or customers of Conexant during the employment period and for twelve months thereafter. In addition, for a period of two years following the effective time of the merger, the affirmative vote of at least 75% of the entire Conexant board will be required to remove Messrs. Decker, Geday and Rhodes from their respective positions.

      Stock-Based Grants in Connection with the Merger. Upon completion of the merger, certain officers of Conexant and GlobespanVirata will receive grants of options to purchase Conexant common stock. Officers of Conexant following the merger, including Messrs. Geday and Rhodes, will participate in a grant of stock options to be made to employees generally, and these and other officers will receive an additional grant of stock options as special retention awards. Mr. Decker will receive a grant of options for 125,000 shares of Conexant common stock pursuant to his new employment agreement with Conexant.

      GlobespanVirata Stock-Based Rights. Upon completion of the merger, each outstanding GlobespanVirata stock option, whether vested or unvested, will be converted into an option to purchase a number of shares of Conexant common stock equal to the number of shares of GlobespanVirata common stock that would have been obtained before the merger upon the exercise of the option, multiplied by the exchange ratio, and the exercise price of the converted option will be equal to the exercise price per share of the option before the conversion, divided by the exchange ratio. The conversion of “incentive stock options” will be effected in a manner that is consistent with section 424(a) of the Internal Revenue Code.

      Under certain of GlobespanVirata’s stock-based plans, upon a change of control of GlobespanVirata in which the stock options or other awards under the plans are assumed by the parent of the surviving corporation (in this case, Conexant), unvested stock options or other stock-based awards will only become fully vested and exercisable if the optionee or other participant under the plan is involuntarily terminated within twelve months after the effective time of the change of control. The transactions contemplated by the merger agreement will constitute a change of control under these GlobespanVirata stock-based plans and Conexant is assuming all outstanding vested and unvested options and other stock-based awards.

      No unvested stock options to acquire shares of GlobespanVirata common stock will become fully vested and exercisable solely as a result of the merger. The aggregate number of unvested stock options to acquire shares of GlobespanVirata common stock and shares of restricted GlobespanVirata common stock held by Messrs.                     and                    that may become vested or free of restrictions as a result of a termination of employment following the merger is approximately           . In addition, each non-employee director of GlobespanVirata who will not be continuing as a member of the board of directors of the combined company holds                    shares of unvested restricted GlobespanVirata common stock that will become free of restrictions as a result of the merger.

      Current GlobespanVirata Employment Agreements. Two of GlobespanVirata’s executive officers, Mr. McMullan and C. Michael Powell, currently have employment agreements with GlobespanVirata that provide for potential acceleration of certain stock-based awards in the event of a change of control transaction, such as the one contemplated by the merger agreement, which is followed by subsequent termination of their employment. Under the terms of their respective employment agreements, if the employment of Mr. McMullan or Mr. Powell with GlobespanVirata is involuntarily terminated other than for “cause”, or such officer terminates his employment for “good reason” (each as defined in their respective employment agreement), during the 24 month period following a change of control, all outstanding unvested options to acquire shares of GlobespanVirata common stock then held by such individual prior to the change of control through one of the GlobespanVirata stock-based plans that provides for acceleration upon a change of control and subsequent involuntary termination shall become fully vested and exercisable, and shall remain exercisable for a 24 month period following the termination. Under the terms of Mr. Geday’s employment agreement, if his employment with GlobespanVirata is involuntarily terminated other than for “cause”, or he terminates his employment for “good reason” (each as defined in his employment agreement), independent of the occurrence of a change of control, all outstanding unvested options to acquire shares of GlobespanVirata common stock then held by him shall become fully vested and exercisable, and shall remain exercisable for a three year period following the termination. If Messrs. Geday, McMullan and Powell enter into new employment agreements as described above under “— New Employment Agreements”, the new employment agreements will supercede the existing employment agreements. Messrs. Geday, McMullan and Powell hold unvested options to acquire 2,203,136, 573,125 and 737,500 shares of GlobespanVirata common stock, respectively, that may become vested as a result of a termination of employment following the merger.

      Indemnification; Directors and Officers Liability Insurance. The merger agreement provides that Conexant will indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers or employees of GlobespanVirata and its subsidiaries, to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement pursuant to GlobespanVirata’s charter, by-laws and indemnification agreements, if any, in existence on the date of the merger agreement with any such directors, officers or employees of GlobespanVirata and its subsidiaries for acts or omissions occurring at or prior to the effective time of the merger (including for acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the transactions contemplated thereby). The merger agreement further provides that Conexant will also cause current GlobespanVirata policies of directors’ and officers’ liability insurance and fiduciary liability insurance to be maintained for a period of six years after the effective time of the merger (provided that Conexant may substitute policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the effective time. However, Conexant will not be required to expend more than 200% of the current amounts expended by GlobespanVirata for its policies. If the annual premiums exceed such amount, then the combined company is obligated to obtain a policy with the greatest coverage available for the above-mentioned amount.

      Ownership of Common Stock. As of the record date for the Conexant special meeting, directors and executive officers of Conexant beneficially owned        shares of Conexant common stock (including shares held in Conexant and Rockwell savings plans) entitling them to exercise approximately           % of the voting power of the Conexant common stock entitled to vote at the Conexant special meeting.

      As of the record date for the GlobespanVirata special meeting, directors and executive officers of GlobespanVirata beneficially owned                      shares of GlobespanVirata common stock entitling them to exercise approximately           % of the voting power of the GlobespanVirata stock entitled to vote at the GlobespanVirata special meeting.

THE MERGER AGREEMENT

      The following is a summary of the material terms and provisions of the merger agreement dated as of November 3, 2003. The merger agreement is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We encourage you to read all of the merger agreement.

Merger Consideration

      The merger agreement provides that each share of GlobespanVirata common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.198 shares of Conexant common stock. Instead of fractional shares of Conexant common stock, GlobespanVirata stockholders will receive cash.

      After the merger, each outstanding share of Conexant common stock will remain outstanding and unaffected by the merger and each option and warrant to purchase Conexant common stock will also remain outstanding and unaffected by the merger.

Treatment of Options

      Upon completion of the merger, each outstanding GlobespanVirata stock option will be converted into an option to purchase a number of shares of Conexant common stock that is equal to the product of 1.198 multiplied by the number of shares of GlobespanVirata common stock that would have been obtained before the merger upon the exercise of the option, rounded to the nearest whole share. The exercise price per share will be equal to the exercise price per share of GlobespanVirata common stock subject to the option before the conversion divided by 1.198, rounded to the nearest whole cent. The conversion of “incentive stock options” will be effected in a manner that is consistent with section 424(a) of the Internal Revenue Code. The other terms of each GlobespanVirata option referred to above will continue to apply.

Exchange of Certificates

      From time to time, prior to, at or after the effective time of the merger, Conexant will deposit, or cause to be deposited, with Mellon Investor Services LLC, the exchange agent, certificates representing the shares of Conexant common stock to be issued pursuant to the merger agreement in exchange for outstanding shares of GlobespanVirata common stock.

      GlobespanVirata stockholders will receive shares of Conexant common stock in book-entry form unless a physical certificate is requested. As soon as practicable after the effective time of the merger (or in the case of GlobespanVirata common stock held in certificated form, after receipt of a properly completed letter of transmittal, together with any other required documents), the exchange agent will (unless a physical certificate is requested) mail to each GlobespanVirata stockholder:

•	an account statement indicating the number of shares of Conexant common stock owned by each GlobespanVirata stockholder as a result of the merger; and

•	a check representing the amount of cash in lieu of fractional shares payable to each GlobespanVirata stockholder.

      As soon as practicable after the effective time, a form of transmittal letter will be mailed by the exchange agent to GlobespanVirata stockholders who hold certificates for GlobespanVirata common stock. The transmittal letter will contain instructions with respect to the surrender of certificates representing GlobespanVirata common stock.

      If you hold certificates for GlobespanVirata common stock, you should NOT return the certificates with the enclosed proxy and should NOT forward them to the exchange agent until you receive a letter of transmittal following the effective time of the merger.

      Until holders of shares of GlobespanVirata common stock in certificated form have complied with the exchange agent’s instructions given after the effective time with respect to the surrender of such shares for exchange and transmitted the required documents, including share certificates, such holders will accrue but will not be paid dividends or other distributions declared after the effective time with respect to Conexant common stock into which their shares have been converted. When such holders surrender their certificates, Conexant will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of GlobespanVirata of shares of GlobespanVirata common stock issued and outstanding immediately prior to the effective time. If certificates representing GlobespanVirata common stock are presented for transfer after the effective time, they will be canceled and exchanged for the applicable number of shares of Conexant common stock (which shares will be in book-entry form unless a physical certificate is requested).

      No fractional shares of Conexant common stock will be issued to any holder of certificates representing shares of GlobespanVirata common stock upon consummation of the merger. For each fractional share that would otherwise be issued to each such holder, Conexant will pay in cash an amount equal to such holder’s proportionate interest in the net proceeds from the sale or sales in the open market of the aggregate fractional Conexant shares that would have been issued in the merger. The exchange agent will sell such aggregate fractional shares at the then prevailing prices on the Nasdaq National Market System. These sales will be executed through one or more member firms of the National Association of Securities Dealers, Inc. and will be executed in round lots to the extent practicable. Conexant will pay all commissions, transfer taxes and other out-of-pocket transaction costs of the exchange agent, including the expenses and compensation of the exchange agent, incurred in connection with the sale of fractional shares.

      If shares of Conexant common stock are to be issued in a name other than the name in which the surrendered shares of GlobespanVirata common stock are registered, the surrendered shares must be properly endorsed, or accompanied by an appropriate instrument of transfer, and in proper form for transfer. The person requesting the exchange must pay to the exchange agent in advance any applicable transfer or other tax or establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

      None of Conexant, Concentric Sub, GlobespanVirata, the exchange agent or any other person will be liable to any former holder of GlobespanVirata common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

      If a certificate for GlobespanVirata common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction and appropriate and customary indemnification.

      For a description of the differences between the rights of holders of GlobespanVirata common stock before the merger, and holders of Conexant common stock after the merger, see “Comparison of Stockholders’ Rights”.

Effective Time

      The effective time of the merger will be the time and date set forth in the certificate of merger that will be filed with the Secretary of State of the State of Delaware (the state of incorporation of Conexant, Concentric Sub and GlobespanVirata). The closing date of the merger will be a date to be specified by the parties. The closing date will be no later than three business days after the satisfaction or waiver (subject to applicable law) of the conditions precedent to the merger set forth in the merger agreement, unless otherwise agreed by Conexant, Concentric Sub and GlobespanVirata. Conexant and GlobespanVirata each anticipate that the merger will be consummated in the first calendar quarter of 2004. However, consummation of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. There can be no assurances as to whether, and on what date, Conexant and GlobespanVirata will obtain those approvals or that Conexant and GlobespanVirata will consummate the merger. If the merger is not completed on or before December 31, 2004, either Conexant or GlobespanVirata may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements set forth in the merger agreement. See “— Conditions” and “The Merger — Regulatory Approvals Required for the Merger”.

Representations and Warranties

      The merger agreement contains substantially reciprocal representations and warranties made by each of Conexant and GlobespanVirata to the other. The representations and warranties relate to:

•	corporate existence, qualification to conduct business and corporate power;

•	ownership of subsidiaries;

•	capital structure;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	absence of a breach of charter documents, by-laws, laws or material agreements as a result of the merger;

•	required governmental approvals;

•	filings with the SEC;

•	financial statements (including in the case of GlobespanVirata, financial information of the WLAN products group acquired from Intersil Corporation);

•	information supplied for use in this joint proxy statement/prospectus;

•	board of directors approval;

•	inapplicability to the merger of state anti-takeover laws;

•	required stockholder vote;

•	litigation;

•	compliance with laws;

•	absence of certain changes or events;

•	environmental matters;

•	intellectual property matters;

•	payment of fees to finders or brokers in connection with the merger agreement;

•	opinions of financial advisors;

•	tax matters;

•	material contracts and restrictive contracts;

•	employee benefits;

•	labor relations;

•	insurance;

•	absence of material liens; and

•	ownership of capital stock of the other party.

      Conexant and GlobespanVirata also represented to each other that their respective stockholder rights plans are not applicable to the merger and the merger agreement. The merger agreement also contains representations and warranties relating to Concentric Sub, including with respect to due organization, capital structure, corporate authorization, non-contravention of the certificate of incorporation or by-laws of Concentric Sub and the absence of prior business activities.

      The representations and warranties contained in the merger agreement are subject to materiality qualifications in many respects, and they do not survive the effective time of the merger.

Covenants

      Each of Conexant and GlobespanVirata has undertaken to perform certain covenants in the merger agreement. The principal covenants are as follows:

      No Solicitation. The merger agreement contains detailed provisions prohibiting Conexant and GlobespanVirata from seeking an alternative transaction. Under these “no solicitation” provisions, each of Conexant and GlobespanVirata has agreed that neither it nor any of its subsidiaries, officers or directors will, and that it will use reasonable best efforts to ensure that its and its subsidiaries’ employees, agents and representatives do not, directly or indirectly:

•	initiate, solicit, encourage or knowingly facilitate any inquiries or the making of an Acquisition Proposal, as described below;

•	have any discussion with, or provide any confidential information or data to, any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal;

•	approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal; or

•	approve or recommend, or propose to approve or recommend, or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to an Acquisition Proposal.

      “Acquisition Proposal” means, with respect to either Conexant or GlobespanVirata, any proposal or offer with respect to, or a transaction to effect:

•	any purchase or sale of a business or asset of such party and its subsidiaries that constitutes 30% or more of the net revenues, net income or assets of such party and its subsidiaries, taken as a whole;

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party or any of its significant subsidiaries; or

•	any purchase or sale of, or tender or exchange offer for, the equity securities of such party that, if completed, would result in any person (or such person’s stockholders) beneficially owning securities representing 30% or more of the total voting power of such party (or of the surviving parent entity in the transaction) or any of its significant subsidiaries.

      However, the merger agreement does not prevent each of Conexant or GlobespanVirata, or its respective board of directors, from:

•	engaging in any discussions or negotiations with, or providing any information to, any person in response to an unsolicited bona fide written Acquisition Proposal (for purposes of this provision of the merger agreement references to 30% in the definition of Acquisition Proposal are deemed to be references to 50%) by that person in order to be informed with respect to the Acquisition Proposal in order to make any determination to effect a Change in Board Recommendation, as described below, if and only to the extent that its board of directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal would constitute a Superior Proposal, as described below, and that such action is required by the board’s fiduciary duties to stockholders as a result of the Acquisition Proposal; or

•	effecting a Change in Board Recommendation, as described below, if and only to the extent that it has received an unsolicited bona fide written Acquisition Proposal (for purposes of this provision of the merger agreement references to 30% in the definition of Acquisition Proposal are deemed to be references to 50%) from a third party and its board of directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal, and that such action is required by the board’s fiduciary duties to stockholders as a result of the Acquisition Proposal.

      However, Conexant or GlobespanVirata may take such action only if and to the extent that:

•	the special meeting of its stockholders to vote on, in the case of Conexant, the approval of the issuance of Conexant common stock in the merger pursuant to the merger agreement, and, in the case of GlobespanVirata, the approval and adoption of the merger agreement and the merger has not occurred;

•	before providing any information or data to any person in connection with an Acquisition Proposal by that person, its board of directors receives from that person an executed customary confidentiality agreement with provisions at least as restrictive to such person as the comparable provisions contained in the confidentiality agreement between Conexant and GlobespanVirata; and

•	before providing any information or data to any person or entering into discussions with any person, it promptly:

—	notifies the other party of inquiries, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with, it or any of its representatives;

—	notifies the other party of the name of the person and the material terms and conditions of any inquiries, proposals or offers; and

—	provides the other party with a copy of any written inquiry, proposal or offer.

      In addition, the merger agreement does not prevent Conexant or GlobespanVirata from disclosing to its stockholders a position with respect to a tender offer as required by law.

      “Change in Board Recommendation” means, with respect to either Conexant or GlobespanVirata:

•	withdrawing, modifying or qualifying, or proposing to withdraw, modify or qualify, in any manner adverse to the other party, the recommendation of that party’s board of directors that, in the case of Conexant, its stockholders vote in favor of the approval of the issuance of Conexant common stock in the merger pursuant to the merger agreement, and, in the case of GlobespanVirata, its stockholders vote in favor of the approval and adoption of the merger agreement and the merger; or

•	taking any action or making any statement, in connection with the special meeting of its stockholders to vote on, in the case of Conexant, the approval of the issuance of Conexant common stock in the merger pursuant to the merger agreement, and, in the case of GlobespanVirata, the approval and adoption of the merger agreement and the merger, inconsistent with the recommendation of that party’s board of directors.

      “Superior Proposal” means with respect to either Conexant or GlobespanVirata, a bona fide written proposal made by any person which is for a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving such party as a result of which the other person thereto or its stockholders will own 50% or more of the combined voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), and is not subject to any financing contingency or due diligence condition and is otherwise on terms which the board of directors of such party in good faith concludes:

•	would, if completed, result in a transaction that is more favorable to its stockholders, from a financial point of view, than the transactions contemplated by the merger agreement; and

•	is reasonably capable of being completed.

      The board of directors of Conexant or GlobespanVirata may effect a Change in Board Recommendation only as provided in the “no solicitation” provision of the merger agreement. Notwithstanding a Change in Board Recommendation by Conexant or GlobespanVirata, such party is still required to convene a meeting of its stockholders to vote upon, in the case of Conexant, the approval of the issuance of Conexant common stock in the merger pursuant to the merger agreement, and, in the case of GlobespanVirata, the approval and adoption of the merger agreement and the merger.

      Each of Conexant and GlobespanVirata has agreed under the provisions of the merger agreement that:

•	it will promptly keep the other party informed of the status and terms of any inquiries, proposals, offers, discussions or negotiations covered by the “no solicitation” provisions of the merger agreement;

•	it will, and its officers, directors and representatives will, immediately cease and terminate any activities, discussions or negotiations existing as of November 3, 2003, the date of the merger agreement, with any persons conducted before that date with respect to any Acquisition Proposal;

•	it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations under the “no solicitation” provisions of the merger agreement; and

•	it will not submit to the vote of its stockholders any Acquisition Proposal other than the merger between Conexant and GlobespanVirata.

      Nothing contained in the “no solicitation” provisions of the merger agreement will:

•	permit Conexant or GlobespanVirata to terminate the merger agreement, except as specifically provided in the merger agreement; or

•	affect any other obligation of Conexant or GlobespanVirata under the merger agreement.

      Stockholders’ Meetings. We have each agreed to convene meetings of our respective stockholders to consider and vote upon, in the case of Conexant, approval of the issuance of Conexant common stock in the merger pursuant to the merger agreement, and, in the case of GlobespanVirata, approval and adoption of the merger agreement and the merger, and to prepare appropriate proxy statements for such meetings. We have also agreed to use our reasonable best efforts to have the registration statement for the shares to be issued in the merger declared effective by the SEC.

      Amendment to Conexant By-laws. We have agreed that the By-laws of Conexant will be amended as of the effective time of the merger to provide the following:

•	if a director designated by Conexant resigns, dies or is removed during a transition period beginning at the effective time of the merger and ending on the expiration of the current term of the class of which the director is a member, the director will be replaced by the remaining Conexant designees (or their successors);

•	if a director designated by GlobespanVirata resigns, dies or is removed during the transition period the director will be replaced by the remaining GlobespanVirata designees (or their successors);

•	if the Conexant designees or the GlobespanVirata designees are entitled to designate a successor for a director who resigns, dies or is removed, the Conexant designees or the GlobespanVirata designees, as the case may be, will also be entitled to designate a successor for the director to serve on any of the Audit Committee, the Compensation and Management Development Committee and the Board Governance and Composition Committee of the board on which the director served; and

•	for a period of two years after the effective time of the merger, the affirmative vote of at least 75% of the whole board of directors of Conexant (without taking into account any vacancies) will be required to:

—	change the number of directors comprising the whole board of directors;

—	change the number of directors comprising each of the Audit Committee, the Compensation and Management Development Committee and the Board Governance and Composition Committee;

—	remove Messrs. Decker, Geday or Rhodes from their respective positions of non-executive chairman of the board, chief executive officer and president, respectively; or

—	amend the foregoing provisions of Conexant’s By-laws.

      Operation of the Two Companies Pending Closing. We have each agreed to restrictions on our activities until either the effective time of the merger or the termination of the merger agreement. In general, we are required to conduct our business in the usual, regular and ordinary course, in substantially the same manner as previously conducted, and to use all reasonable efforts to preserve intact our present business organizations, keep available the services of our current officers and other key employees and preserve our relationships with customers, suppliers and others having business dealings with us with the intention that our ongoing businesses shall not be impaired. Each of us, subject to agreed upon exceptions, has agreed to specific restrictions that (without the consent of the other party) prohibit us from:

•	entering into any new material lines of business or incurring or committing to any capital expenditures or obligations or liabilities in connection with any capital expenditures other than in the ordinary course of business consistent with past practice and in no event in excess of $7 million in any calendar quarter or $25 million in the aggregate, provided that any unused amount of the limitation in any calendar quarter may be carried forward and applied to any subsequent calendar quarter;

•	declaring or paying dividends;

•	splitting, combining or reclassifying our capital stock or issuing securities in respect of, in lieu of or in substitution for our capital stock;

•	repurchasing, redeeming or otherwise acquiring our capital stock for an amount in excess of $10 million in the aggregate or securities convertible into our capital stock for an amount in excess of $50 million in the aggregate;

•	issuing, delivering, selling or encumbering or entering into any agreement to issue, deliver, sell or encumber any shares of our capital stock or other voting securities, or any securities convertible into or exercisable for, or any right to acquire, capital stock or other voting securities, other than in connection with our benefit plans (subject to specified limits) or in connection with the exercise of options or other stock based awards, in connection with our stockholder rights agreements, upon exercise or conversion of our outstanding warrants or convertible notes or in connection with certain issuances by our subsidiaries;

•	amending our charter documents, by-laws or other governing documents (other than pursuant to the merger agreement);

•	making acquisitions of other entities beyond amounts specified in the merger agreement;

•	disposing of material assets, other than inventory in the ordinary course consistent with past practice;

•	making loans, advances or capital contributions to, or investments in, any other person other than certain intercompany loans, employee loans, or loans made pursuant to existing obligations or in the ordinary course of business consistent with past practices and not material, or loans, advances, capital contributions or investments not in excess of specified amounts;

•	incurring debt, other than under existing agreements or in the ordinary course of business consistent with past practices and which is not material (other than debt that refinances or replaces preexisting debt);

•	increasing the compensation or employee benefits of any director, officer or employee, paying any pension, retirement, savings or profit-sharing allowance to any employee that is not required by any existing plan or agreement, entering into any employment contract, issuing additional stock options beyond specified amounts, adopting or amending any employee benefit plan or making any contribution, other than regularly scheduled contributions, to a benefit plan, other than in the ordinary course of business consistent with past practices or as required by an existing agreement or applicable law;

•	changing our accounting methods, except as may be required by changes in generally accepted accounting principles;

•	changing our fiscal year or making any material tax election or settling or compromising any material income tax liability other than in the ordinary course of business consistent with past practice;

•	entering into any agreement or arrangement that limits or restricts either of us from engaging or competing in any line of business or geographic area if that resulting restriction would have a material adverse effect on Conexant and its subsidiaries, taken together, after the merger;

•	amending or waiving any provision of our respective stockholder rights plans or redeeming the rights issued under those plans other than in connection with the merger; and

•	settling or compromising any litigation beyond specified amounts, except for settlements that would not have a material adverse effect on us and our subsidiaries.

      Reasonable Best Efforts Covenant. We have agreed to use our reasonable best efforts to take all actions and do all things necessary or advisable under the merger agreement or applicable laws to complete the merger and the other transactions contemplated by the merger agreement as soon as practicable. This cooperation may include:

•	defending through litigation on the merits, including appeals, any claim asserted in an action by antitrust authorities or any private party with respect to the merger agreement;

•	selling, divesting or otherwise disposing of assets in response to requirements imposed by antitrust authorities;

•	conducting business in a specified manner in response to requirements imposed by antitrust authorities; or

•	agreeing to take any other action as may be necessary or required by antitrust authorities or otherwise in order to:

—	obtain all necessary consents, approvals and authorizations as soon as reasonably possible;

—	avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding; or

—	effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the closing of the merger beyond the termination date.

However, neither of us will be required to take any of the above actions unless such actions are conditioned on the consummation of the merger.

      Employee Matters. We have agreed that after the effective time of the merger, existing Conexant and GlobespanVirata benefit plans will remain in effect until such time as the combined company otherwise determines, subject to applicable laws and the terms of the plans.

      We have agreed to cooperate in reviewing, evaluating and analyzing Conexant and GlobespanVirata benefit plans prior to completion of the merger with a view toward developing appropriate new benefit plans for employees of the combined company. It is our intention, to the extent permitted by applicable law, to develop new benefit plans that (1) treat similarly situated employees on a substantially equivalent basis, taking into account relevant factors and (2) do not discriminate between employees of the combined company who were covered by Conexant or GlobespanVirata benefit plans.

      Notwithstanding the foregoing, the provisions of the merger agreement will not prevent us from amending, modifying or terminating any benefit plan or other arrangement in accordance with its terms and applicable laws.

      With respect to any employee benefit plans in which any employees of the combined company first become eligible to participate after the effective time of the merger, and in which they did not participate prior to the merger, the combined company will:

•	waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of the combined company who may be eligible to participate, except to the extent such pre-existing conditions, exclusions and waiting periods would apply under the analogous Conexant or GlobespanVirata plan;

•	provide each employee of the combined company with credit for any co-payments and deductibles paid prior to the merger to the same extent such credit was given under the analogous Conexant or GlobespanVirata employee benefit plan before the merger; and

•	recognize all service of employees of the combined company with Conexant and GlobespanVirata for all purposes (including eligibility, vesting, entitlement, and, except with respect to defined benefit pension plans, benefit accrual) in any new benefit plan of the combined company in which those employees may be eligible to participate after the merger, to the extent that service is taken into account under the applicable plan of the combined company, except to the extent that doing so would result in duplication of benefits.

      With respect to the GlobespanVirata Employee Stock Purchase Plan, we have agreed to cooperate in developing a mutually agreeable plan for transitioning the GlobespanVirata employees from participation in the GlobespanVirata Employee Stock Purchase Plan to participation in the Conexant Employee Stock Purchase Plan with a view to preserving, to the extent practicable, certain mutually agreed benefits of GlobespanVirata employees under the GlobespanVirata Employee Stock Purchase Plan and including GlobespanVirata employees in the Conexant Employee Stock Purchase Plan as soon as practicable after termination of the GlobespanVirata Employee Stock Purchase Plan.

      Nasdaq National Market System. Conexant has agreed to use its reasonable best efforts to cause the shares of Conexant common stock to be issued in the merger to be approved for listing on the Nasdaq National Market System.

      Insurance and Indemnification. Conexant is obligated to:

•	indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of GlobespanVirata and its subsidiaries, to the same extent those persons are indemnified or have the right to advancement of expenses on November 3, 2003, for acts or omissions occurring on or before the effective time of the merger (including for acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the transactions contemplated thereby); and

•	cause to be maintained for a period of six years after the effective time of the merger the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by GlobespanVirata, or policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the effective time of the merger, provided that Conexant will not be required to expend in any one year an amount in excess of 200% of the current annual premiums for this insurance.

      Expenses. We have each agreed to pay our own costs and expenses incurred in connection with the merger and the merger agreement. We will, however, share equally the expenses incurred in connection with filing with the SEC this joint proxy statement/prospectus and the related registration statement and the costs associated with printing and mailing this joint proxy statement/prospectus.

Conditions

      Each of our respective obligations to complete the merger is subject to the satisfaction or waiver of various conditions, including:

•	the approval of the issuance of Conexant common stock in the merger pursuant to the merger agreement by Conexant stockholders;

•	the approval and adoption of the merger agreement and the merger by GlobespanVirata stockholders;

•	the absence of any law, order or injunction having the effect of making the merger illegal or otherwise prohibiting completion of the merger; and the absence of any proceeding initiated by any governmental entity seeking, and which is reasonably likely to result in, any such injunction;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which waiting period was terminated early on December 11, 2003;

•	the receipt of all other governmental and regulatory consents, approvals and authorizations required to consummate the merger and the other transactions contemplated by the merger agreement, unless not obtaining those consents or approvals would not reasonably be expected to have a material adverse effect on Conexant and its subsidiaries, taken together, after the merger;

•	the approval for listing on the Nasdaq National Market System of Conexant common stock to be issued in the merger, subject to official notice of issuance;

•	the SEC having declared effective the Conexant registration statement for Conexant common stock to be issued in the merger;

•	the representations and warranties of the other party contained in the merger agreement being true and correct on the date of the merger agreement and the date of the merger as if they were made on that date, except to the extent that the representations and warranties speak as of another date and except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the party;

•	the other party having performed or complied with its obligations and covenants contained in the merger agreement;

•	the receipt of an opinion of each party’s counsel that the merger will qualify as a reorganization for U.S. federal income tax purposes; and

•	no event having occurred which would trigger certain consequences under the other party’s stockholder rights plan.

Termination of the Merger Agreement

      Termination by Conexant or GlobespanVirata. Either one of us, by action of our respective board of directors, may terminate the merger agreement and abandon the merger at any time prior to the merger if:

•	we agree to terminate by mutual written consent;

•	the merger has not been completed by December 31, 2004, provided that the terminating party’s failure to fulfill any obligation under the merger agreement is not the cause of the merger not being completed;

•	a court order or ruling of another governmental entity permanently prohibiting the completion of the merger becomes final and non-appealable, provided that the terminating party shall have used its reasonable best efforts to avoid or remove such prohibition;

•	a court or another governmental entity fails to issue an order or ruling that is necessary to effect the merger and the denial of a request to issue such an order or ruling becomes final and non-appealable, provided that the terminating party shall have used its reasonable best efforts to obtain such order or ruling; or

•	either company’s stockholders do not approve the proposals to be voted upon in connection with the merger.

      Termination by Conexant. Conexant, by action of its board of directors, may terminate the merger agreement and abandon the merger at any time prior to the merger if:

•	GlobespanVirata’s board of directors:

—	fails to recommend approval and adoption of the merger agreement and the merger to GlobespanVirata stockholders;

—	withdraws (or proposes to withdraw) its recommendation to GlobespanVirata stockholders to approve and adopt the merger agreement and the merger; or

—	modifies or qualifies (or proposes to modify or qualify), in any manner adverse to Conexant, its recommendation to GlobespanVirata stockholders to approve and adopt the merger agreement and the merger without also simultaneously reaffirming its recommendation to approve and adopt the merger agreement and the merger;

•	GlobespanVirata breaches its obligation to call the GlobespanVirata stockholders’ meeting or to prepare and mail the joint proxy statement/ prospectus;

•	GlobespanVirata breaches its representations, warranties or covenants contained in the merger agreement such that any of the conditions described above with respect to absence of breaches by GlobespanVirata is not capable of being satisfied prior to December 31, 2004; or

•	a “15% ownership date” has occurred under the GlobespanVirata stockholder rights plan, which will generally occur if a third party acquires 15% or more of GlobespanVirata’s outstanding voting stock.

      Termination by GlobespanVirata. GlobespanVirata, by action of its board of directors, may terminate the merger agreement and abandon the merger at any time prior to the merger if:

•	Conexant’s board of directors:

—	fails to recommend approval of the issuance of Conexant common stock in the merger pursuant to the merger agreement to Conexant stockholders;

—	withdraws (or proposes to withdraw) its recommendation to Conexant stockholders to approve the issuance of Conexant common stock in the merger pursuant to the merger agreement; or

—	modifies or qualifies (or proposes to modify or qualify), in any manner adverse to GlobespanVirata, its recommendation to Conexant stockholders to approve the issuance of Conexant common stock in the merger pursuant to the merger agreement without simultaneously reaffirming its recommendation to approve the issuance of Conexant common stock in the merger pursuant to the merger agreement;

•	Conexant breaches its obligation to call the Conexant stockholders’ meeting or to prepare and mail the joint proxy statement/prospectus;

•	Conexant or Concentric Sub breaches its representations, warranties or covenants contained in the merger agreement such that any of the conditions described above with respect to absence of breaches by Conexant is not capable of being satisfied prior to December 31, 2004; or

•	a “shares acquisition date” has occurred under the Conexant stockholder rights plan, which will generally occur if a third party acquires 20% or more of Conexant’s outstanding voting stock.

Fees Payable Because of a Termination of the Merger Agreement

Fees Payable by Conexant Relating to Termination

      Conexant has agreed to pay GlobespanVirata a termination fee of $35 million if:

•	either party terminates the merger agreement because the stockholders of Conexant have failed to approve the issuance of Conexant common stock in the merger pursuant to the merger agreement at the Conexant stockholders’ meeting or because the merger has not been completed by December 31, 2004 and the Conexant stockholders’ meeting has not occurred, and (a) at any time after the date of the merger agreement and before such termination an Acquisition Proposal with respect to Conexant has been publicly announced or otherwise communicated to the senior management, board of directors or stockholders of Conexant, and (b) within 12 months of the termination of the merger agreement, Conexant or any of its subsidiaries enters into a definitive agreement with respect to or consummates an Acquisition Proposal (for purposes of this provision of the merger agreement references to 30% in the definition of Acquisition Proposal are deemed to be references to 50%);

•	GlobespanVirata terminates the merger agreement as the result of an intentional breach by Conexant or Concentric Sub of any of their representations, warranties or covenants under the merger agreement and (a) at any time after the date of the merger agreement and before such termination an Acquisition Proposal with respect to Conexant has been publicly announced or otherwise communicated to the senior management, board of directors or stockholders of Conexant, and (b) within 12 months of the termination of the Merger Agreement, Conexant or any of its subsidiaries enters into a definitive agreement with respect to or consummates an Acquisition Proposal (for purposes of this provision of the merger agreement references to 30% in the definition of Acquisition Proposal are deemed to be references to 50%);

•	GlobespanVirata terminates the merger agreement as the result of Conexant’s board of directors (a) failing to recommend approval of the issuance of Conexant common stock in the merger pursuant to the merger agreement to Conexant stockholders, (b) withdrawing its recommendation to Conexant stockholders to approve the issuance of Conexant common stock in the merger pursuant to the merger agreement or (c) modifying or qualifying, in any manner adverse to GlobespanVirata, its recommendation to Conexant stockholders to approve the issuance of Conexant common stock in the merger pursuant to the merger agreement without simultaneously reaffirming its recommendation to approve the issuance of Conexant common stock in the merger pursuant to the merger agreement;

•	GlobespanVirata terminates the merger agreement because Conexant has breached its obligation to call the Conexant stockholders’ meeting or to prepare and mail the joint proxy statement/prospectus; or

•	GlobespanVirata terminates the merger agreement because a shares acquisition date has occurred under the Conexant stockholder rights plan.

Fees Payable by GlobespanVirata Relating to Termination

      GlobespanVirata has agreed to pay Conexant a termination fee of $35 million if:

•	either party terminates the merger agreement because the stockholders of GlobespanVirata have failed to approve and adopt the merger agreement and the merger at the GlobespanVirata stockholders’ meeting or because the merger has not been completed by December 31, 2004 and the GlobespanVirata stockholders’ meeting has not occurred, and (a) at any time after the date of the merger agreement and before such termination an Acquisition Proposal with respect to

GlobespanVirata has been publicly announced or otherwise communicated to the senior management, board of directors or stockholders of GlobespanVirata, and (b) within 12 months of the termination of the merger agreement, GlobespanVirata or any of its subsidiaries enters into a definitive agreement with respect to or consummates an Acquisition Proposal (for purposes of this provision of the merger agreement references to 30% in the definition of Acquisition Proposal are deemed to be references to 50%);

•	Conexant terminates the merger agreement as the result of an intentional breach by GlobespanVirata of any of its representations, warranties or covenants under the merger agreement and (a) at any time after the date of the merger agreement and before such termination an Acquisition Proposal with respect to GlobespanVirata has been publicly announced or otherwise communicated to the senior management, board of directors or stockholders of GlobespanVirata, and (b) within 12 months of the termination of the Merger Agreement, GlobespanVirata or any of its subsidiaries enters into a definitive agreement with respect to or consummates an Acquisition Proposal (for purposes of this provision of the merger agreement references to 30% in the definition of Acquisition Proposal are deemed to be references to 50%);

•	Conexant terminates the merger agreement as the result of GlobespanVirata’s board of directors (a) failing to recommend approval and adoption of the merger agreement and the merger to GlobespanVirata stockholders, (b) withdrawing its recommendation to GlobespanVirata stockholders to approve and adopt the merger agreement and the merger or (c) modifying or qualifying, in any manner adverse to Conexant, its recommendation to GlobespanVirata stockholders to approve and adopt the merger agreement and the merger without simultaneously reaffirming its recommendation to approve and adopt the merger agreement and the merger;

•	Conexant terminates the merger agreement because GlobespanVirata has breached its obligation to call the GlobespanVirata stockholders’ meeting or to prepare and mail the joint proxy statement/prospectus; or

•	Conexant terminates the merger agreement because a 15% ownership date has occurred under the GlobespanVirata stockholder rights plan.

Amendments, Extensions and Waivers

      The merger agreement may be amended by action of the boards of directors of the parties at any time before or after the stockholders’ meetings to the extent legally permissible. All amendments to the merger agreement must be in writing signed by each party.

      At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement; and

•	waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement.

      All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.

Restrictions on Resales by Affiliates

      Shares of Conexant common stock to be issued to GlobespanVirata stockholders in the merger have been registered under the Securities Act of 1933, as amended, or the Securities Act. Shares of Conexant common stock issued in the merger may be traded freely and without restriction by those GlobespanVirata stockholders not deemed to be affiliates (as that term is defined under the Securities Act) of Conexant or GlobespanVirata. Any subsequent transfer of shares, however, by any GlobespanVirata stockholder who is an affiliate of GlobespanVirata at the time the merger is submitted for a vote of the holders of GlobespanVirata common stock will, under existing law, require:

•	the further registration under the Securities Act of the shares of Conexant common stock to be transferred;

•	compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances); or

•	the availability of another exemption from registration.

      An “affiliate” of GlobespanVirata is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, GlobespanVirata. These restrictions are expected to apply to the directors and executive officers of GlobespanVirata and holders of 10% or more of the GlobespanVirata common stock (and to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest). Stop transfer instructions will be given by the combined company to the transfer agent with respect to the shares of its common stock to be received by persons subject to these restrictions, and any certificates for their shares will be appropriately legended.

      GlobespanVirata has agreed in the merger agreement to use its reasonable best efforts to cause each person who is a GlobespanVirata affiliate (for purposes of Rule 145 under the Securities Act) to deliver to Conexant a written agreement intended to ensure such compliance with the Securities Act.

APPROVAL OF AMENDMENTS TO THE CONEXANT DIRECTORS STOCK PLAN

Proposal

      Conexant stockholders are being asked to act upon a proposal to approve amendments to the Conexant Directors Stock Plan to:

•	increase the maximum number of shares of Conexant common stock issuable under the Directors Stock Plan by 250,000 shares, from 1,343,055 shares to 1,593,055 shares, effective at the effective time of the merger;

•	increase the amount of the automatic annual increase in the maximum number of shares issuable under the plan from the greater of 150,000 shares or 0.067% of the shares of Conexant common stock outstanding on the first day of each fiscal year (subject to the Conexant board selecting the smaller amount) to the greater of 250,000 shares or 0.075% of the shares of Conexant common stock outstanding on the first day of each fiscal year (subject to the Conexant board selecting a smaller amount); and

•	reduce from one year to six months the minimum period of director service for eligibility to receive semi-annual grants of options under the Directors Stock Plan.

Conexant stockholders are urged to review the Directors Stock Plan, as proposed to be amended, together with following information, which is qualified in its entirety by reference to Annex E to this joint proxy statement/prospectus.

      At the effective time of the merger, the Conexant board of directors will be increased from seven to twelve directors. Seven of the directors will be designated by Conexant and will consist of the current directors of Conexant, including six non-employee directors (Messrs. Beall, Cicerone, Farrill, Iyer, Mercer and Stead). Five directors, including Mr. Geday, will be designated by GlobespanVirata. Of the five directors designated by GlobespanVirata, four are expected to be non-employee directors of Conexant. As a result, at the effective time of the merger, the number of non-employee directors eligible to participate in the Directors Stock Plan will increase from six to ten. The formula for the automatic annual increase in the maximum number of shares issuable under the Directors Stock Plan was designed for a board consisting of no more than six non-employee directors. The Conexant board believes that it is in the best interests of Conexant and its stockholders to increase the number of shares available under the Directors Stock Plan in order to accommodate the expansion in the size of the board of directors and the number of non-employee directors, and the resulting increase in the number of shares to be granted under the Directors Stock Plan pursuant to Conexant’s current board compensation program.

      As of November 30, 2003, an aggregate of 146,731 shares of Conexant common stock were available for grant under the Directors Stock Plan. Each of the four new Conexant non-employee directors to be designated by GlobespanVirata will be eligible to receive an initial grant of options to purchase Conexant common stock at the effective time of the merger in connection with their election to the Conexant board of directors. In the absence of an increase in the maximum number of shares issuable under the Directors Stock Plan, after the regular semi-annual option grant to current Conexant directors to be made following Conexant’s annual meeting of stockholders expected to be held in February 2004, there would be an insufficient amount available to make the initial grants of Conexant stock options to the four new non-employee directors.

      The proposed amendment to reduce the minimum period of director service required for eligibility for semi-annual grants of options is intended to provide more equitable treatment for directors who join the Conexant board mid-year.

      For these reasons, the Conexant board on December 15, 2003 approved the proposed amendments to the Directors Stock Plan. Upon approval by Conexant stockholders, the proposed amendments to the Directors Stock Plan will become effective at the effective time of the merger.

Summary of the Conexant Directors Stock Plan

      The following is a summary of the principal terms of the Directors Stock Plan as currently in effect. Although we believe that the following description provides a fair summary of the material terms of the Directors Stock Plan, the description is qualified in its entirety by reference to the Directors Stock Plan, a copy of which is attached as Annex E to this joint proxy statement/prospectus.

      Purpose. The purpose of the Directors Stock Plan is to link the compensation of non-employee directors of Conexant directly with the interests of Conexant stockholders.

      Participation. Participation in the Directors Stock Plan is limited to directors who are not employees of Conexant or any of its subsidiaries.

      Shares Reserved Under the Plan. The maximum number of shares available for issuance under the Directors Stock Plan is currently 1,343,055 shares. On the first day of each fiscal year, the maximum number of shares available for issuance is increased by an amount equal to the greater of 150,000 shares or 0.067% of the shares of Conexant common stock outstanding on that date subject to the board, in its sole discretion, selecting the smaller amount. Shares to be delivered under the Directors Stock Plan may be authorized and unissued shares, shares held in treasury or any combination thereof.

      Restricted Shares. Directors may elect to receive their cash retainer for board service in the form of restricted shares of Conexant common stock. Restricted shares, if elected, are held by Conexant until ten days after the recipient retires from the Conexant board of directors after reaching age 55 and completing at least five years service as a director, or resigns or ceases to be a director by reason of the antitrust laws, compliance with Conexant’s conflict of interest policies, death, disability or other circumstances the Conexant board of directors determines not to be adverse to the best interests of Conexant. Restricted shares otherwise have all the attributes of outstanding shares including the right to vote and to receive dividends thereon.

      Stock Options. Under the Directors Stock Plan, grants of options to purchase 40,000 shares of Conexant common stock are made to each non-employee director effective upon election as a director of Conexant.

      Beginning in 2004 at the Conexant annual meeting of stockholders, each non-employee director who has served as a non-employee director for at least one year and who is elected a director at or who was previously elected and continues as a director after that annual meeting, shall be granted (i) an option to purchase 10,000 shares of Conexant common stock immediately following such annual meeting (the “First Annual Option Grant”), provided, however, that the Conexant board may, by action taken on or before the date of any such annual meeting, defer the First Annual Option Grant for up to 45 days following the annual meeting; and (ii) an option to purchase 10,000 shares six months after the date of the First Annual Option Grant (the “Second Annual Option Grant”), provided, however, that the Conexant board may determine to make the Second Annual Option Grant up to 45 days before or after the six month anniversary of the First Annual Option Grant. The purchase price of the shares subject to an option is 100% of the fair market value of Conexant common stock on the date the option is granted. Upon exercise of an option, the option price must be paid in full in cash, shares of Conexant common stock valued at their fair market value on the date of exercise, or a combination of both.

      Options granted under the Directors Stock Plan generally may not be exercised prior to one year nor after ten years from the date of grant and become exercisable in four equal installments on the first, second, third and fourth anniversaries of the date of grant. If an optionee who holds an outstanding stock option dies, the Directors Stock Plan permits the exercise of such option within three years of the date of death (or until the expiration date specified in the option, if earlier), even if it were not exercisable at such date. If an optionee who holds an outstanding stock option retires from the Conexant board of directors after reaching age 55 and having completed at least five years service as a director, all options then held will be exercisable even if they were not exercisable at such retirement date, provided that such options shall expire at the earlier of five years from the date of retirement or the expiration date specified in the options. The Directors Stock Plan permits the Conexant Compensation and Management Development Committee, or the Compensation Committee, to make determinations as to exercisability upon other termination of an optionee’s membership on the Conexant board of directors.

      Additional Awards. The Conexant board of directors or Compensation Committee has the discretion to provide, from time to time, any one or more non-employee directors with additional stock-based compensation under the Directors Stock Plan, in addition to the semi-annual grants of options described above. The additional compensation may be in the form of a grant of restricted shares of Conexant common stock, options to purchase shares of Conexant common stock or a combination of restricted shares and options, subject to the terms, conditions and restrictions established by the Conexant board or Compensation Committee.

      Administration and Amendment. The Directors Stock Plan is administered by the Conexant Compensation Committee. The Conexant board may amend the Directors Stock Plan in any respect, provided that, without shareowner approval, no amendment may be made that would materially (i) increase the maximum number of shares of Conexant common stock available for delivery under the Directors Stock Plan (other than adjustments to reflect changes in or affecting shares of Conexant common stock), (ii) increase the benefits accruing to participants under the Directors Stock Plan, or (iii) modify the requirements as to eligibility for participation in the Directors Stock Plan. The Conexant board of directors also has authority to terminate the Directors Stock Plan at any time.

      Change of Control Benefits. In order to maintain the rights of participants in the Directors Stock Plan in the event of a change of control of Conexant (as defined by Conexant’s By-Laws), the Directors Stock Plan provides that upon the occurrence of such a change, all outstanding stock options shall become fully exercisable (whether or not then exercisable), and the restrictions on all restricted shares shall lapse, provided that each option shall expire at the earlier of five years from the change of control or the expiration date specified in the option.

      Tax Matters. The principal federal income tax consequences of the grant of options under the Directors Stock Plan under present law and regulations are that the optionee will realize ordinary income, and Conexant will be entitled to a deduction, equal to the difference between the option exercise price and the fair market value of the shares acquired at the time of exercise. The principal federal income tax consequences of the issuance or transfer of restricted shares is that the value thereof is not taxable to the recipient until the restriction lapses (at the value of the shares on the date the restriction lapses), unless the recipient elects under section 83(b) of the Internal Revenue Code to include the value of the restricted shares in taxable income for the year in which the restricted shares are granted. Conexant will be entitled to a deduction equal to the amount included in the recipient’s taxable income.

Description of New Plan Benefits

      During fiscal year 2003, options to purchase an aggregate of 460,000 shares with a weighted average exercise price of $               were issued to the Conexant non-employee directors. Plan benefits for fiscal year 2003 were as follows: (i) Mr. Mercer, as a newly-elected non-employee director, was granted an option to purchase 40,000 shares of Conexant common stock at an exercise price per share equal to the fair market value of Conexant common stock on the date of grant; (ii) the remaining Conexant non-employee directors, continuing in such capacity after the 2003 annual meeting of stockholders (other than Mr. Iyer, who was then a Conexant employee), each received an option to purchase 20,000 shares of Conexant common stock immediately following the 2003 annual meeting; and (iii) in November 2002, Messrs. Beall, Farrill and Stead and Richard M. Bressler (who retired as a director effective February 26, 2003), at the discretion of the board, were each granted an additional option to purchase 80,000 shares of Conexant common stock in recognition of their performance and the duration of their service.

      Pursuant to the terms of the Directors Stock Plan, it is expected that in fiscal year 2004, each of the six non-employee directors designated by Conexant and who are continuing in such capacity will receive options to purchase an aggregate of 20,000 shares of Conexant common stock in two semi-annual installments and each of the four non-employee directors designated by GlobespanVirata will be granted an option to purchase shares of Conexant common stock at the effective time of the merger. In October 2003, each Conexant non-employee director was granted an option to purchase 10,000 shares of Conexant common stock with an exercise price of $6.199 per share pursuant to the discretionary award provisions. There has been no determination by the Conexant Compensation Committee with respect to future awards of additional compensation that are discretionary in nature.

Equity Compensation Plan Information

      The following table provides information as of September 30, 2003 about shares of Conexant common stock that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or directors under all of Conexant’s existing equity compensation plans, including the Conexant 1998 Stock Option Plan, 1999 Long-Term Incentives Plan, 2000 Non-Qualified Stock Plan, Directors Stock Plan, Amended and Restated 2001 Employee Stock Purchase Plan, 1999 Non-Qualified Employee Stock Purchase Plan and 2001 Performance Share Plan. The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by Conexant in connection with mergers and acquisitions of the companies which originally granted those options. Footnote (5) to the table sets forth the total number of shares of Conexant common stock issuable upon exercise of those assumed options as of September 30, 2003 and the weighted average exercise price of those options. No additional options may be granted under the assumed plans.

	Number of Securities		Number of Securities
	to be Issued Upon	Weighted-average	Remaining Available
	Exercise of	Exercise Price of	for Future Issuance
	Outstanding Options,	Outstanding Options,	Under Equity
	Warrants and Rights	Warrants and Rights	Compensation Plans

Equity compensation plans approved by stockholders
Stock plans	27,471,115	$2.86	3,702,664
Employee stock purchase plans (Domestic)			5,598,110 (1)
Directors stock plan	904,863	$2.46	24,856 (2)

Total	28,375,978		9,325,630
Equity compensation plans not approved by stockholders
Stock plans	51,286,975	$3.15	12,247,212
Employee stock purchase plan (International)			1,771,332 (3)
Performance share plan	281,875 (4)		3,417,308 (4)

Total	51,568,850		17,435,852

Total	79,994,828 (5)		26,761,482

(1)	Includes shares of Conexant common stock subject to purchase rights accruing under the Amended and Restated 2001 Employee Stock Purchase Plan. The Amended and Restated 2001 Employee Stock Purchase Plan provides that the maximum authorized shares thereunder will be automatically increased by an additional 2,500,000 shares, or such lesser number as the Board may determine, on October 1 of each year commencing with October 1, 2003 and ending on October 1, 2012, for a maximum increase of 25,000,000 additional shares.

(2)	The Directors Stock Plan currently provides that the maximum number of shares under the Directors Stock Plan is automatically increased on the first day of each fiscal year by an additional amount equal to the greater of 150,000 shares or 0.067% of the shares of Conexant common stock outstanding on that date, subject to the Board of Directors being authorized and empowered to select the smaller amount. Effective on October 1, 2003, the maximum number of shares issuable under the Directors Stock Plan was automatically increased by 185,010 shares.

(3)	Includes shares of Conexant common stock subject to purchase rights accruing under the 1999 Non-Qualified Employee Stock Purchase Plan.

(4)	Under the 2001 Performance Share Plan, the performance share awards may be paid in shares of Conexant common stock, cash or both. See “— Equity Compensation Plans Not Approved by Stockholders — 2001 Performance Share Plan” below.

(5)	The table does not include information for equity compensation plans assumed by Conexant in connection with mergers and acquisitions of the companies which originally established those plans. As of September 30, 2003, a total of 1,426,325 shares of Conexant common stock were issuable upon exercise of outstanding options under those assumed plans. The weighted average exercise price of those outstanding options is $1.47 per share. No additional options may be granted under those assumed plans.

Equity Compensation Plans Not Approved by Stockholders

      1999 Non-Qualified Employee Stock Purchase Plan. The Conexant 1999 Non-Qualified Employee Stock Purchase Plan (the “Non-Qualified ESPP”) was adopted by the Conexant board of directors on May 14, 1999 and was subsequently amended on August 13, 1999 and July 18, 2002. The Non-Qualified ESPP has not been approved by Conexant stockholders. Employees of Conexant’s subsidiaries located in certain countries outside the U.S. who are not officers or directors of Conexant may be eligible to participate in the Non-Qualified ESPP. The Board of Directors has reserved 2,400,000 shares of Conexant common stock for issuance under the Non-Qualified ESPP, subject to adjustment under certain circumstances.

      The Non-Qualified ESPP permits eligible employees to purchase shares of Conexant common stock at the end of each offering period at 85% of the lower of the fair market value of Conexant common stock on the first trading day of the offering period or on the last trading day of the offering period. Under the plan, employees may authorize Conexant to withhold up to 10% of their compensation for each pay period to purchase shares under the plan, subject to certain limitations. Offering periods generally commence on the first trading day of February and August of each year and are generally six months in duration, but may be terminated earlier under certain circumstances. As of September 30, 2003, an aggregate of 1,771,332 shares of Conexant common stock were available for future purchases under the Non-Qualified ESPP.

      2000 Non-Qualified Stock Plan. The Conexant 2000 Non-Qualified Stock Plan (the “2000 Plan”) was adopted by the Conexant board of directors on November 5, 1999 and was subsequently amended most recently on February 26, 2003. The 2000 Plan has not been approved by Conexant stockholders. The 2000 Plan authorizes grants of non-qualified stock options and restricted stock. An aggregate of 47,500,000 shares of Conexant common stock are authorized for issuance or delivery under the 2000 Plan, provided that no more than 3,000,000 shares will be available for grants of restricted stock, in each case, subject to adjustment under certain circumstances, including in connection with the spin-off and merger of Conexant’s wireless communications business with Alpha Industries, Inc. to form Skyworks Solutions, Inc. on June 25, 2002 and the spin-off of Conexant’s Mindspeed Technologies Internet infrastructure business on June 27, 2003.

      Restricted stock may be granted only to employees, including officers and directors who are employees, of Conexant. Stock options granted under the 2000 Plan will have an exercise price per share equal to the fair market value per share of Conexant common stock at the date of grant. Generally, each option will vest in installments over a four year period, with 25% of the shares becoming exercisable each year on the anniversary of the date of grant. Stock options granted under the 2000 Plan may not be exercised after eight years from the date of grant. As of September 30, 2003, an aggregate of 12,247,212 shares were available for future grants under the 2000 Plan.

      2001 Performance Share Plan. The Conexant 2001 Performance Share Plan (the “Performance Share Plan”) was adopted by the Conexant board of directors on November 2, 2001. The Performance Share Plan has not been approved by Conexant stockholders. An aggregate of 4,000,000 shares of Conexant common stock are authorized for grants of performance share awards under the Performance Share Plan, subject to adjustment under certain circumstances.

      The Performance Share Plan permits eligible employees to receive grants of performance share awards which vest based on performance criteria and continued employment with Conexant from the grant date through the time of vesting. The value of the performance share award will equal the fair market value of Conexant common stock. Employees whose performance share awards vest are entitled to receive a payment in the form of shares of Conexant common stock, cash or both. As of September 30, 2003, an aggregate of 3,417,308 shares of Conexant common stock were available for future grants under the Performance Share Plan.

Recommendation of the Conexant Board

      The Conexant board of directors has unanimously approved the proposed amendments to the Directors Stock Plan. Completion of the merger is a condition to the effectiveness of the amendments to the Directors Stock Plan. Approval of the amendments is not a condition to completion of the merger.

      The Conexant board of directors unanimously recommends a vote “FOR” approval of the proposed amendments to the Directors Stock Plan. Unless a contrary choice is specified, proxies solicited by the Conexant board of directors will be voted for approval of the proposed amendments.

APPROVAL OF ASSUMPTION AND ADOPTION

OF GLOBESPANVIRATA STOCK PLANS

Proposal

      Conexant stockholders are being asked to act upon a proposal to approve the assumption and adoption by Conexant of GlobespanVirata’s 1999 Equity Incentive Plan, 1999 Supplemental Stock Option Plan and Amended and Restated 1999 Stock Incentive Plan, referred to collectively as the GlobespanVirata stock plans.

      Pursuant to terms of the merger agreement, the GlobespanVirata stock plans will be assumed and adopted by Conexant at the effective time of the merger. Conexant also will assume all outstanding options to purchase GlobespanVirata common stock under the GlobespanVirata stock plans, which will be converted into options to purchase Conexant common stock. Any outstanding shares of GlobespanVirata restricted stock will, as a result of the merger, become shares of Conexant restricted stock. Under applicable rules of the Nasdaq Stock Market, Inc., the number of shares remaining available for grant under the GlobespanVirata stock plans at the time of the merger, as well as any additional shares that may become available for grant under the GlobespanVirata stock plans as a result of cancellations, forfeitures, lapses or other terminations of outstanding awards (in each case after adjustment to reflect the merger exchange ratio), will be available for grant of awards by Conexant after the merger under the GlobespanVirata stock plans or under Conexant’s stock plans, including Conexant’s 1999 Long-Term Incentives Plan and the 2000 Plan. This will be the case whether or not Conexant stockholders vote to approve the assumption and adoption of the GlobespanVirata stock plans. However, under Nasdaq rules, absent approval of the GlobespanVirata stock plans by Conexant stockholders, grants available under the GlobespanVirata stock plans may not be made to individuals who were employed by Conexant or Conexant subsidiaries at the effective time of the merger.

      To facilitate the post-merger integration of our two companies and the effective implementation of combined company incentive compensation programs after the merger, the Conexant board believes that it is in the best interests of Conexant and its stockholders to obtain approval by Conexant stockholders of Conexant’s assumption and adoption of the GlobespanVirata stock plans so that the shares under the GlobespanVirata stock plans may be available for grant to all eligible employees of the combined company, without regard to which company may have employed them prior to the merger.

      As of November 30, 2003, an aggregate of 40,802,852 shares of GlobespanVirata common stock were subject to outstanding awards under the GlobespanVirata stock plans and 9,998,087 shares were available for future grants under the GlobespanVirata stock plans. After giving effect to the merger and the merger exchange ratio, an aggregate of 48,881,816 shares of Conexant common stock will be subject to outstanding awards under the GlobespanVirata stock plans and 11,977,708 shares of Conexant common stock will be available under the GlobespanVirata stock plans for future grants.

Summary of the GlobespanVirata Stock Plans

      The following is a summary of the principal terms of the GlobespanVirata stock plans as currently in effect. Although we believe that the following description provides a fair summary of the material terms of the GlobespanVirata stock plans, the descriptions are qualified in their entirety by reference to the GlobespanVirata stock plans, copies of which are attached as Annex F to this joint proxy statement/prospectus.

      1999 Equity Incentive Plan. The GlobespanVirata board of directors adopted the 1999 Equity Incentive Plan in March 1999, and its stockholders approved the adoption of the plan in May 1999. As of November 30, 2003, 11,483,039 shares of GlobespanVirata common stock were subject to outstanding awards under the 1999 Equity Incentive Plan and 846,821 shares were available for future grants under the plan. Under the 1999 Equity Incentive Plan, the eligible individuals are employees, non-employee members of the board of directors and consultants. The types of awards that may be made under the 1999 Equity Incentive Plan are options to purchase shares of common stock, stock appreciation rights, restricted shares and stock units. Options may be incentive stock options that qualify for favorable tax treatment for the optionee under section 422 of the Internal Revenue Code or nonqualified stock options not designed to qualify for such favorable tax treatment. With limited restrictions, if grants awarded under the 1999 Equity Incentive Plan are forfeited or terminated, then those shares will again become available for new awards under the 1999 Equity Incentive Plan.

      The compensation committee of the GlobespanVirata board of directors administers the 1999 Equity Incentive Plan. The GlobespanVirata compensation committee has complete discretion to make all decisions relating to the interpretation and operation of the 1999 Equity Incentive Plan, including the discretion to determine which eligible individuals are to receive any award, and to determine the type, number, vesting requirements and other features and conditions of each award.

      The exercise price for incentive stock options granted under the 1999 Equity Incentive Plan may not be less than 100% of the fair market value of GlobespanVirata common stock on the option grant date. The exercise price for nonqualified options granted under the 1999 Equity Incentive Plan may not be less than 85% of the fair market value of GlobespanVirata common stock on the option grant date. The exercise price may be paid in cash or in outstanding shares of GlobespanVirata common stock. The exercise price may also be paid by using a cashless exercise method, a pledge of shares to a broker or promissory note. The purchase price for newly issued restricted shares awarded under the 1999 Equity Incentive Plan may be paid in cash, by promissory note or by the rendering of past or future services.

      The GlobespanVirata compensation committee may reprice options and may modify, extend or assume outstanding options and stock appreciation rights. The GlobespanVirata compensation committee may accept the cancellation of outstanding options or stock appreciation rights in return for the grant of new options or stock appreciation rights. The new option or right may have the same or a different number of shares and the same or a different exercise price.

      It is GlobespanVirata’s current practice that 25% of options vest on the first anniversary of the grant date with the remainder vesting 6.25% per quarter thereafter.

      Upon certain defined events causing a change in control of GlobespanVirata, an option or other award under the 1999 Equity Incentive Plan will become fully exercisable and fully vested if the option or award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute another option or award on substantially the same terms. If an optionee or other participant under the plan is involuntarily terminated within 12 months after a change in control in which the option or award was assumed or substituted, then the option or award becomes fully exercisable and vested. A change in control includes:

•	A merger or consolidation of GlobespanVirata after which its then-current stockholders own less than 50% of the surviving corporation;

•	Sale of all or substantially all of the assets of GlobespanVirata;

•	A proxy contest that results in replacement of more than one-third of the GlobespanVirata directors over a 24-month period; or

•	An acquisition of 50% or more of GlobespanVirata’s outstanding stock by a person other than by a person related to GlobespanVirata, such as a corporation owned by the stockholders of GlobespanVirata.

The merger will constitute a change of control under the 1999 Equity Incentive Plan.

      If a merger or other reorganization occurs, the agreement of merger or reorganization may provide that outstanding options and other awards under the 1999 Equity Incentive Plan shall be assumed by the surviving corporation or its parent, shall be continued by GlobespanVirata if it is a surviving corporation, shall have accelerated vesting and then expire early, or shall be cancelled for a cash payment.

      The board of directors may amend or terminate the 1999 Equity Incentive Plan at any time. If the board amends the plan, stockholder approval of the amendment will be sought only if required by applicable law or the rules of any exchange on which GlobespanVirata shares are traded or listed. The

1999 Equity Incentive Plan will continue in effect indefinitely unless the board decides to terminate the plan.

      1999 Supplemental Stock Option Plan. The GlobespanVirata board of directors adopted the 1999 Supplemental Stock Option Plan in December 1999. As of November 30, 2003, 23,536,647 shares of GlobespanVirata common stock were subject to outstanding awards under the 1999 Supplemental Stock Option Plan and 2,252,403 shares were available for future grants under the plan. Under the 1999 Supplemental Stock Option Plan, the eligible individuals are employees and consultants; officers are not eligible for grants. Only nonqualified stock options can be granted under the plan. If grants awarded under the 1999 Supplemental Stock Option Plan are forfeited or terminated, then those shares will again become available for new awards under the plan.

      The compensation committee of the GlobespanVirata board of directors administers the 1999 Supplemental Stock Option Plan. The GlobespanVirata compensation committee has complete discretion to make all decisions relating to the interpretation and operation of the 1999 Supplemental Stock Option Plan, including the discretion to determine which eligible individuals are to receive any award, and to determine the type, number, vesting requirements and other features and conditions of each award.

      The exercise price for options granted under the 1999 Supplemental Stock Option Plan may not be less than 25% of the fair market value of the common stock on the option grant date. The exercise price may be paid in cash or in outstanding shares of common stock. The exercise price may also be paid by using a cashless exercise method, a pledge of shares to a broker or promissory note.

      The GlobespanVirata compensation committee may reprice options and may modify, extend or assume outstanding options. The GlobespanVirata compensation committee may accept the cancellation of outstanding options in return for the grant of new options. The new option may have the same or a different number of shares and the same or a different exercise price.

      It is GlobespanVirata’s current practice that 25% of options vest on the first anniversary of the grant date with the remainder vesting 6.25% per quarter thereafter.

      The 1999 Supplemental Stock Option Plan contains a change of control provision that is substantially identical to that of the 1999 Equity Incentive Plan. The merger will constitute a change of control under the 1999 Supplemental Stock Option Plan.

      If a merger or other reorganization occurs, the agreement of merger or reorganization may provide that outstanding options and other awards under the 1999 Supplemental Stock Option Plan shall be assumed by the surviving corporation or its parent, shall be continued by GlobespanVirata if it is a surviving corporation, shall have accelerated vesting and then expire early, or shall be cancelled for a cash payment.

      The GlobespanVirata board of directors may amend or terminate the 1999 Supplemental Stock Option Plan at any time. If the GlobespanVirata board amends the plan, stockholder approval of the amendment will be sought only if required by applicable law. The 1999 Supplemental Stock Option Plan will continue in effect indefinitely unless GlobespanVirata board decides to terminate the plan.

      Amended and Restated 1999 Stock Incentive Plan. The plan, formerly known as the Amended and Restated Virata Corporation 1999 Stock Incentive Plan, was originally approved by the stockholders of Virata Corporation in 1999 and was assumed by GlobespanVirata in 2001 in connection with the merger between the two companies and renamed the Amended and Restated 1999 Stock Incentive Plan. As of November 30, 2003, 5,783,166 shares of GlobespanVirata common stock were subject to outstanding awards under the Amended and Restated 1999 Stock Incentive Plan and 6,898,863 shares were available for future grants under the plan. Under the plan, eligible individuals include employees, consultants, independent contractors and non-employee directors of the company.

      The compensation committee of the GlobespanVirata board of directors administers the Amended and Restated 1999 Stock Incentive Plan and is authorized under the plan to enter into any type of award arrangement with a participant that is not inconsistent with the provisions of the Amended and Restated

1999 Stock Incentive Plan. The plan does not limit any award to any specified form or structure. The types and amount of awards are determined at the discretion of the GlobespanVirata compensation committee and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an award may consist of one such security or benefit or two or more of them in tandem or in the alternative.

      Awards may be issued, and shares of GlobespanVirata common stock may be issued pursuant to an award, for any lawful consideration as determined by the GlobespanVirata compensation committee, including, without limitation, services rendered by the recipient of such award. If incentive stock options are issued, these options must comply with section 422 of the Internal Revenue Code.

      The exercise price for any option granted under the plan may not be less than 85% of the fair market value of GlobespanVirata common stock on the option grant date or 100% in case of an incentive stock option, except that the exercise price must be 110% of the fair market value in the case of any person who owns stock having more than 10% of the total combined voting power of all classes of stock of GlobespanVirata or any subsidiary.

      The GlobespanVirata compensation committee has complete discretion to determine all of the terms and conditions of each award granted under the plan including a provision conditioning or accelerating the receipt of benefits pursuant to any award under the plan, either automatically or in the discretion of the GlobespanVirata compensation committee, upon the occurrence of specified events, including a change of control of GlobespanVirata (as defined by the GlobespanVirata compensation committee), an acquisition of a specified percentage of the voting power of GlobespanVirata, the dissolution or liquidation of GlobespanVirata, or a sale of substantially all of the property and assets of GlobespanVirata.

      The outstanding options under the plan generally vest over a four-year period from the date of grant. Options are effected by way of individual option agreements with each recipient. All options are non-transferable, but form part of the option holder’s estate in the event of death. Options generally lapse on the tenth anniversary from the date of grant. Unless otherwise provided in an award agreement, if an option holder ceases to be a GlobespanVirata employee for any reason, other than for death or permanent disability, any vested options unexercised on such date must be exercised within 30 days of such date. Upon the expiration of this 30-day period, any options that remain unexercised will lapse. It is GlobespanVirata’s current practice to allow three months for exercises of such options. Unless otherwise provided in an award agreement, if an option holder is terminated for death or disability, any vested options unexercised on such date must be exercised within six months of such date. After six months, options remaining unexercised will lapse. It is GlobespanVirata’s current practice to allow twelve months for exercises of such options. If grants awarded under the Amended and Restated 1999 Stock Incentive Plan expire or become unexercisable then those shares will again become available for new awards under the plan.

      The GlobespanVirata board of directors may amend or terminate the plan at any time and in any manner, subject to the rights of recipients of awards under the plan, required stockholder approvals and the requirements of sections 422 and 162(m) of the Internal Revenue Code.

Tax Matters

      The following is a brief summary of the principal United States federal income tax consequences of awards under the GlobespanVirata stock plans following assumption and adoption thereof by Conexant under present law and regulations:

      Incentive Stock Options. The grant of an incentive stock option will not result in any immediate tax consequences to Conexant or the optionee. An optionee will not recognize taxable income, and Conexant will not be entitled to any deduction, upon the timely exercise of an incentive stock option, but the excess of the fair market value of the shares acquired over the option price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee does not dispose of the shares acquired within one year after their receipt (and within two years after the option was granted), gain or loss recognized on the subsequent disposition of the shares will be treated as long-term capital gain or loss. Capital losses of individuals are deductible only against capital gains and a limited amount of ordinary income. In the event of an earlier disposition, the optionee will recognize taxable ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price; or (ii) if the disposition is a taxable sale or exchange, the amount of any gain realized. Upon such a disqualifying disposition, Conexant will be entitled to a deduction in the same amount and at the same time as the optionee recognizes such taxable ordinary income, subject to the limitations of section 162(m) of the Internal Revenue Code.

      Nonqualified Stock Options. The grant of a nonqualified stock option will not result in any immediate tax consequences to Conexant or the optionee. Upon the exercise of a nonqualified stock option, the optionee will recognize taxable ordinary income, and, subject to the limitations of section 162(m) of the Internal Revenue Code, Conexant will be entitled to a deduction, equal to the difference between the option price and the fair market value of the shares acquired at the time of exercise.

      Stock Appreciation Rights. The grant of a stock appreciation right, or SAR, will not result in any immediate tax consequences to Conexant or the grantee. Upon the exercise of a SAR, any cash received and the fair market value on the exercise date of any shares received will constitute ordinary income to the grantee. Conexant will be entitled to a deduction in the same amount and at the same time, subject to the limitations of section 162(m) of the Internal Revenue Code.

      Restricted Stock. An employee normally will not recognize taxable income upon an award of restricted stock, and Conexant will not be entitled to a deduction, until the termination of the restrictions. Upon such termination, the employee will recognize taxable ordinary income in an amount equal to the fair market value of the shares at that time, plus the amount of any dividends and interest thereon to which the employee then becomes entitled. However, an employee may elect to recognize taxable ordinary income in the year the restricted stock is awarded in an amount equal to its fair market value at that time, determined without regard to the restrictions. Conexant will be entitled to a deduction in the same amount and at the same time as the employee realizes income, subject to the limitations of section 162(m) of the Internal Revenue Code.

Equity Compensation Plan Information

      For information regarding Conexant’s equity compensation plans, see “Approval of Amendments to the Conexant Directors Stock Plan — Equity Compensation Plan Information”.

Recommendation of the Conexant Board

      The Conexant board of directors has unanimously approved the assumption and adoption of the GlobespanVirata stock plans by Conexant and unanimously recommends a vote “FOR” approval of the assumption and adoption of the GlobespanVirata stock plans. Approval of the assumption and adoption of the GlobespanVirata stock plans is not a condition to completion of the merger. Unless a contrary choice is specified, proxies solicited by the Conexant board of directors will be voted for approval of the assumption and adoption of the GlobespanVirata stock plans.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

Board of Directors

      At the effective time of the merger, the board of directors of Conexant will be comprised of twelve directors. Seven of the directors, including Dwight W. Decker, will be designated by Conexant, and five directors, including Armando Geday, will be designated by GlobespanVirata. Of the five directors designated by GlobespanVirata, two will be members of Class I with terms expiring at the annual meeting in 2006, one will be a member of Class II with a term expiring at the annual meeting in 2007 and two will be members of Class III with terms expiring at the annual meeting in 2005 of Conexant’s board of directors.

      We have listed below biographical information for each of the twelve persons who are expected to be members of the board of directors of the combined company as of the effective time of the merger. We have also indicated below the class of which each director will be a member.

     Conexant Designees

      Donald R. Beall, age 65 — Mr. Beall has been a director of Conexant since 1998 and is a member of Class II. He is the retired chairman and chief executive officer of Rockwell International Corporation (now named Rockwell Automation, Inc.) (electronic controls and communications) and was a director of Rockwell from 1978 to February 2001. Mr. Beall is chairman of the Executive Committee of, an advisor to and a director of Rockwell Collins, Inc. (avionics and communications). He is also a director of Mindspeed Technologies, Inc., Skyworks Solutions, Inc., Jazz Semiconductor, Inc. and CT Realty. He is a former director of Amoco Corporation, ArvinMeritor, Inc., The Procter & Gamble Company and The Times Mirror Company. He is a trustee of the California Institute of Technology, a member of various University of California-Irvine supporting organizations and an Overseer of the Hoover Institution at Stanford University. He is also an investor, director and/or advisor with several private companies and investment partnerships.

      Ralph J. Cicerone, age 59 — Dr. Cicerone has been a director of Conexant since November 2001 and is a member of Class III. He has been Chancellor and the Daniel G. Aldrich Professor of Earth Sciences of the University of California, Irvine (education) since 1998 and served as Dean of Physical Sciences from 1994 through 1998. He also served as a consultant to the Minnesota Mining and Manufacturing Company from 1989 to 1998. Dr. Cicerone is a past president of the American Geophysical Union and is a member of the National Academy of Sciences, the American Academy of the Arts and Sciences and the American Philosophical Society.

      Dwight W. Decker, age 53 — Mr. Decker has been chairman of the board and chief executive officer of Conexant since December 1998, a director of Conexant since 1996 and is a member of Class I. He served as senior vice president of Rockwell and president, Rockwell Semiconductor Systems from July 1998 to December 1998; and senior vice president of Rockwell and president, Rockwell Semiconductor Systems and Electronic Commerce prior thereto. Mr. Decker is the non-executive chairman and a director of each of Mindspeed Technologies, Inc. and Skyworks Solutions, Inc., and a director of Pacific Mutual Holding Company and Jazz Semiconductor, Inc. He is also a director or member of numerous professional and civic organizations.

      F. Craig Farrill, age 51 — Mr. Farrill has been a director of Conexant since 1998 and is a member of Class I. Mr. Farrill has been managing director and chief technology officer of inOvate Communications Group (wireless communications) since September 2000. He was chief technology officer of Vodafone AirTouch PLC (wireless communications) from July 1999 to July 2000 and vice president, Strategic Technology of AirTouch Communications, Inc. (wireless communications) prior thereto. Mr. Farrill has also been president and chief executive officer of Kodiak Networks, Inc. since 2001. He is also a director and a corporate officer of the CDMA Development Group, a digital cellular technology consortium, which he founded in 1993.

      Balakrishnan S. Iyer, age 47 — Mr. Iyer has been a director of Conexant since 2002 and is a member of Class II. He has served as a consultant to Mindspeed Technologies, Inc. (networking infrastructure semiconductors) since June 2003; senior vice president and chief financial officer of Conexant from December 1998 to June 2003; and senior vice president and chief financial officer of Rockwell Semiconductor Systems prior thereto. Mr. Iyer is a director of Invitrogen Corporation, QLogic Corporation and Skyworks Solutions, Inc.

      D. Scott Mercer, age 52 — Mr. Mercer has been a director of Conexant since 2003 and is a member of Class III. Mr. Mercer has served as senior vice president and chief financial officer of Western Digital Corporation (computer hardware) since October 2001. He served as vice president, finance, European operations of Dell Inc. (personal computers) from August 1998 to June 2000. Mr. Mercer is a director of Adaptec, Inc. and NetRatings, Inc.

      Jerre L. Stead, age 60 — Mr. Stead has been a director of Conexant since 1998 and is a member of Class II. In May 2000 he retired as chairman of the board and chief executive officer of Ingram Micro Inc. (computer technology products and services), positions he had held since August 1996. Mr. Stead is chairman of the board of HAIC Software Technology and a director of Armstrong World Industries, Inc., Brightpoint, Inc., Mindspeed Technologies, Inc., Mobility Electronics, Inc. and Thomas & Betts Corporation. He is chairman of the board of the Center of Ethics and Values at Garrett Seminary on the Northwestern University campus.

     GlobespanVirata Designees

      Armando Geday, age 41 — Mr. Geday has been president and chief executive officer and a director of GlobespanVirata since April 1997. He served as vice president and general manager of the Multimedia Communications Division of Rockwell Semiconductor Systems prior thereto.

      [Additional directors to be provided.]

Committees of the Board of Directors

      The standing committees of the combined company’s board of directors will include an Audit Committee, a Compensation and Management Development Committee and a Board Governance and Composition Committee, each of which will be comprised of non-employee directors. The functions of each of these three committees are described below.

      Audit Committee. The Audit Committee will, among other things, review the scope and effectiveness of audits of Conexant by its independent public accountants; review and reassess annually the adequacy of the Audit Committee charter; select and engage independent public accountants for Conexant, subject to approval of the stockholders; review the audit plans of Conexant’s independent public accountants; review and approve the fees charged by, and determine the funding for, the independent public accountants; approve, in advance, all audit and non-audit services; establish procedures for the receipt, retention and treatment of anonymous and other complaints regarding Conexant’s accounting and auditing matters; review Conexant’s quarterly and annual financial statements before their release; review the adequacy of Conexant’s system of internal control over financial reporting and recommendations of the independent public accountants with respect thereto; review and act on comments and suggestions by the independent public accountants with respect to their audit activities; monitor compliance by Conexant’s employees with its standards of business conduct policies; review the Audit Committee’s own performance; meet with Conexant’s management to review any issues related to matters within the scope of the Audit Committee’s duties; and investigate any matter brought to its attention within the scope of its duties.

      The Audit Committee will initially be comprised of two Conexant designees, and two GlobespanVirata designees, one of whom will be the chairperson.

      Compensation and Management Development Committee. The Compensation and Management Development Committee (the Compensation Committee) will, among other things, recommend to the board compensation and benefits for non-employee directors; review and approve on an annual basis the corporate goals and objectives with respect to compensation for the chief executive officer, determine the salaries of all executive officers and review annually the salary plan for other executives in general management positions; review Conexant’s base pay, incentive compensation, deferred compensation and all stock-based plans and recommend changes in such plans as needed; review annually the performance of

Conexant’s chief executive officer and senior executives, and assist the board in developing and evaluating potential candidates for executive positions, including chief executive officer, and oversee the development of executive succession plans; and prepare and publish an annual executive compensation report in Conexant’s proxy statement.

      The members of the Compensation Committee will be ineligible to participate in any of the plans or programs administered by the Compensation Committee, except Conexant’s Directors Stock Plan. The Compensation Committee will initially be comprised of two Conexant designees, one of whom will be the chairperson, and two GlobespanVirata designees.

      Board Governance and Composition Committee. The Board Governance and Composition Committee will, among other things, develop and recommend to the board for its approval a set of corporate governance guidelines, which the Committee will review on an annual basis, or more frequently if appropriate, and recommend changes as necessary; develop and recommend to the board for its approval an annual self-evaluation process of the board and its committees; review the board’s committee structure and recommend to the board for its approval the directors to serve as members of each committee; select, or recommend for selection by the board of directors, (i) nominees to fill vacancies in membership of the board as they occur among the directors, and (ii) prior to each annual meeting of stockholders, a slate of nominees for election as directors at such meeting; lead the search for qualified director candidates, who may be submitted by directors, officers, employees, stockholders and others; and prepare, not less frequently than every three years, and submit to the board of directors for adoption by the board of directors, a list of selection criteria to be used by the Committee.

      The Board Governance and Composition Committee will initially be comprised of four Conexant designees, one of whom will be the chairperson, and four GlobespanVirata designees.

      See “The Merger Agreement — Covenants — Amendment to Conexant By-laws” for a description of the composition requirements of each committee.

Management

      After completion of the merger, Dwight W. Decker, currently chairman of the board and chief executive officer of Conexant, will be non-executive chairman of the board. Armando Geday, currently president and chief executive officer of GlobespanVirata, will be chief executive officer, and F. Matthew Rhodes, currently president of Conexant, will be president. Prior to the effective time of the merger, it is expected that Conexant will enter into employment agreements with each of Messrs. Decker, Geday, Rhodes and several other current employees of Conexant or GlobespanVirata who will continue as or become employees of Conexant following the merger that will become effective at the effective time of the merger and will be binding on Conexant following the merger. In addition, as provided in the merger agreement, Conexant will amend its By-laws to provide that during the two-year period following completion of the merger, none of Messrs. Decker, Geday or Rhodes may be removed from their positions with the combined company without the affirmative vote of at least 75% of the whole board of directors. See “The Merger — Interests of Certain Persons in the Merger — New Employment Agreements”.

      We have listed below all of the persons currently expected to be executive officers of the combined company as of the effective time of the merger.

      Armando Geday, age 41 — Chief executive officer. President and chief executive officer and a director of GlobespanVirata since April 1997; and vice president and general manager of the Multimedia Communications Division of Rockwell Semiconductor Systems prior thereto.

      F. Matthew Rhodes, age 46 — President. President of Conexant since June 2003; senior vice president and president of Conexant’s former Broadband Communications segment from May 2002 to June 2003; senior vice president and general manager, Personal Computing from December 1998 to May 2002; and vice president and general manager, Personal Computing Division of Rockwell Semiconductor Systems prior thereto.

      Robert McMullan, age 49 — Senior vice president and chief financial officer. Chief financial officer and vice president of GlobespanVirata since July 1998; and secretary of GlobespanVirata from February 1999 to February 2000.

      Dennis E. O’Reilly, age 59 — Senior vice president, chief legal officer and secretary. Senior vice president, general counsel and secretary of Conexant since December 1998; and director of business development of Intel Corporation’s Mobile and Handheld Products Group (semiconductors) prior thereto.

      Charles Michael Powell, age 52 — Senior vice president and chief operating officer. Chief operating officer and vice president of GlobespanVirata since April 2001; vice president, Network Processor Group of Vitesse Semiconductor Corporation (semiconductors) from July 1999 to October 2000; and chief operating officer of XaQti Corporation (semiconductors) prior thereto.

PRICE RANGE OF CONEXANT AND GLOBESPANVIRATA

COMMON STOCK AND DIVIDENDS

Price Range of Conexant and GlobespanVirata Common Stock

      Shares of Conexant common stock and GlobespanVirata common stock are traded on the Nasdaq National Market System under the symbols “CNXT” and “GSPN”, respectively. The following table sets forth, for the calendar quarters indicated, the high and low reported prices per share of Conexant and GlobespanVirata common stock on Nasdaq.

	Conexant		GlobespanVirata
	Common Stock		Common Stock

Calendar Year	High	Low	High	Low

2001
First Quarter	$21.50	$8.19	$44.75	$18.00
Second Quarter	12.75	6.90	27.20	8.09
Third Quarter	12.85	7.25	18.42	8.32
Fourth Quarter	18.11	6.57	15.52	7.90
2002
First Quarter	16.51	9.21	18.39	10.79
Second Quarter(1)	13.63	1.03	15.11	3.08
Third Quarter	2.74	1.03	4.10	2.25
Fourth Quarter	2.35	0.53	5.20	1.62
2003
First Quarter	2.09	1.20	6.50	3.57
Second Quarter(2)	4.75	1.49	9.60	4.26
Third Quarter	6.77	4.02	10.12	5.95
Fourth Quarter (through December 12, 2003)	6.42	4.82	8.25	5.40

(1)	Sales prices for Conexant common stock beginning in the second calendar quarter of 2002 reflect the completion of the spin-off and merger of its wireless communications business with Alpha Industries, Inc. to form Skyworks Solutions, Inc. on June 25, 2002. As a result of this transaction, Conexant stockholders received 0.351 shares of Skyworks common stock for each Conexant share held and continued to hold their Conexant shares.

(2)	Sales prices for Conexant common stock beginning in the second calendar quarter of 2003 reflect the completion of the spin-off of its Mindspeed Technologies Internet infrastructure business on June 27, 2003. As a result of this transaction, Conexant stockholders received one share of common stock of Mindspeed Technologies, Inc. for every three Conexant shares held and continued to hold their Conexant shares.

      On October 31, 2003, the last trading day before we announced the merger, Conexant common stock closed at $5.84 per share and GlobespanVirata common stock closed at $6.15 per share. On                     , 2004, the last trading day prior to the date of this joint proxy statement/prospectus, Conexant common stock closed at $          per share and GlobespanVirata common stock closed at $          per share.

      The market price of Conexant common stock and GlobespanVirata common stock will likely fluctuate prior to the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for Conexant common stock and GlobespanVirata common stock.

Dividends

      Neither Conexant nor GlobespanVirata has ever paid cash dividends on its capital stock. Conexant currently intends to retain any earnings for use in its business, and does not anticipate paying cash dividends in the foreseeable future.

INFORMATION ABOUT CONEXANT

General

      Conexant designs, develops and sells semiconductor system solutions for use in products driving broadband digital home information and entertainment applications. Conexant’s expertise in mixed-signal processing allows it to deliver semiconductor devices and integrated systems that connect the client, or end-customer, side of personal communications access products such as PCs, set-top boxes, residential gateways and game consoles to audio, video, voice and data services over broadband wireline communications networks, including asymmetric DSL, cable and ethernet, over wireless local area networks and over direct broadcast satellite, terrestrial and fixed wireless systems. Conexant’s dial-up access products include a broad portfolio of modem chipsets and software for desktop and notebook PC applications as well as embedded equipment applications including fax machines, multifunction peripherals, point-of-sale terminals, set-top boxes, gaming consoles and Internet terminals. Conexant’s media processing solutions include a variety of broadcast audio and video decoder and encoder devices that enable the capture, display, storage, playback and transfer of audio and video in digital home and small office environment products such as PCs, set-top boxes, gaming consoles, personal video recorders and DVD applications. Conexant is a fabless semiconductor company and has approximately 1,400 employees worldwide. Conexant is headquartered at 4000 MacArthur Boulevard, Newport Beach, California 92660-3095 and can be reached at (949) 483-4600. Conexant also maintains an Internet site at www.conexant.com.

Management and Additional Information

      Certain information relating to executive compensation, various compensation plans (including stock option plans), voting securities, including the principal holders of those securities, certain relationships and related transactions and other matters as to Conexant is incorporated by reference or set forth in Conexant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, which is incorporated in this joint proxy statement/prospectus by reference. Stockholders desiring copies of the Annual Report on Form 10-K and such other documents may contact Conexant at its address or telephone number indicated above.

INFORMATION ABOUT GLOBESPANVIRATA

General

      GlobespanVirata is a leading provider of integrated circuits and software for broadband communications solutions for consumer, enterprise, personal computer and service provider markets. GlobespanVirata delivers complete system-level high-speed, cost-effective and flexible DSL and wireless networking chip sets, software and reference designs to leading global manufacturers of broadband access and wireless networking equipment. On August 28, 2003, GlobespanVirata acquired certain technology and employees representing the WLAN products group of Intersil Corporation. This group is a leading supplier of high-speed wireless networking solution for WLAN development and deployment.

      GlobespanVirata’s products include broadband system-level solutions for modems, routers, residential gateways, and DSLAMs, located in telephone service providers’ central offices. GlobespanVirata also provides a wide variety of wireless networking chip sets and reference designs that are enabling a new generation of wireless connectivity in notebooks, PDAs, digital cameras, MP3 players and other handheld networking appliances. GlobespanVirata applies the industry’s longest history in DSL and wireless networking development and deployment to offer unparalleled support to its more than 400 customers in bringing its proven broadband and wireless networking solutions to market. GlobespanVirata has approximately 1,000 employees worldwide. GlobespanVirata is headquartered at 100 Schulz Drive, Red Bank, New Jersey 07701 and can be reached at (732)345-7500. GlobespanVirata also maintains an Internet site at www.globespanvirata.com.

Management and Additional Information

      Certain information relating to executive compensation, various benefit plans (including stock option plans), voting securities, including the principal holders of those securities, certain relationships and related transactions and other matters as to GlobespanVirata is incorporated by reference or set forth in GlobespanVirata’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended, which is incorporated in this joint proxy statement/prospectus by reference. Stockholders desiring copies of the Annual Report on Form 10-K and such other documents may contact GlobespanVirata at its address or telephone number indicated above.

COMPARISON OF STOCKHOLDERS’ RIGHTS

      The following is a summary of the material differences with respect to the rights of stockholders of GlobespanVirata before the merger and the rights of stockholders of Conexant after the merger. Prior to the effective time of the merger, Conexant’s By-laws will be amended in accordance with the terms of the merger agreement. See “The Merger Agreement — Covenants — Amendment to Conexant By-laws”.

	Rights of GlobespanVirata	Rights of Conexant
	Stockholders Before the Merger	Stockholders After the Merger

Description of capital stock	Pursuant to its Certificate of Incorporation, GlobespanVirata is authorized to issue 410,000,000 shares consisting of (i) 400,000,000 shares of common stock, par value $0.001, and (ii) 10,000,000 shares of preferred stock, par value $0.001.	Pursuant to its Certificate of Incorporation, Conexant is authorized to issue 1,025,000,000 shares consisting of (i) 1,000,000,000 shares of common stock, par value $.01 per share, and (ii) 25,000,000 shares of preferred stock, no par value.
	The Delaware General Corporation Law provides that the directors of a corporation may declare and pay dividends upon the shares of the corporation’s capital stock either (i) out of its surplus, as defined by the Delaware General Corporation Law, or (ii) in case there is no such surplus, out of the corporation’s net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. In addition, subject to the rights of the holders of preferred stock (none of which is currently issued or outstanding), the holders of shares of GlobespanVirata common stock are entitled to receive dividends and distributions in equal amounts per share, payable in cash or otherwise, as may be declared by the board of directors from time to time out of assets or funds of GlobespanVirata legally available for dividends or distributions.	The same provisions of the Delaware General Corporation Law are applicable to Conexant. In addition, subject to the rights of the holders of preferred stock (none of which is currently issued or outstanding), the holders of shares of Conexant common stock are entitled to receive dividends and distributions in equal amounts per share, payable in cash or otherwise, as may be declared by the board of directors from time to time out of assets or funds of Conexant legally available for dividends or distributions.
	The Delaware General Corporation Law provides that in the event of a dissolution of a corporation, after payment of creditors and other claims or obligations provided for under the Delaware General Corporation Law, all of the remaining assets of the corporation will be distributed to the stockholders of the corporation. In addition, in the event of any liquidation, dissolution or winding-up of GlobespanVirata after the payment to creditors and the payment or setting apart for payment to the holders of any preferred stock of the full preferential amounts to which those holders are entitled, all of the remaining assets of	The same provisions of the Delaware General Corporation Law are applicable to Conexant. In addition, in the event of any liquidation, dissolution or winding-up of Conexant after the payment to creditors and the payment or setting apart for payment to the holders of any preferred stock of the full preferential amounts to which those holders are entitled, all of the remaining assets of Conexant shall belong to and be distributable in equal amounts per share to the holders of Conexant common stock. For this purpose, a consolidation or merger of Conexant with any other corporation, or the sale, transfer or lease

	Rights of GlobespanVirata	Rights of Conexant
	Stockholders Before the Merger	Stockholders After the Merger

	GlobespanVirata shall belong to and be distributable in equal amounts per share to the holders of GlobespanVirata common stock. For this purpose, a consolidation or merger of GlobespanVirata with any other corporation, or the sale, transfer or lease of all or substantially all its assets shall not constitute or be deemed a liquidation, dissolution or winding-up of GlobespanVirata.	of all or substantially all its assets shall not constitute or be deemed a liquidation, dissolution or winding-up of Conexant.
Preferred stock	Pursuant to the GlobespanVirata Certificate of Incorporation, the board of directors of GlobespanVirata is authorized to provide for the issuance of shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations and restrictions of each series.	Pursuant to the Conexant Certificate of Incorporation, the board of directors of Conexant is authorized to provide for the issuance of shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations and restrictions of each series.
	Except as may be provided in the GlobespanVirata Certificate of Incorporation or in a preferred stock designation, the common stock has the exclusive right to vote for the election of directors and for all other purposes.	Except as may be provided in the Conexant Certificate of Incorporation or in a preferred stock designation, the common stock has the exclusive right to vote for the election of directors and for all other purposes, and holders of preferred stock are not entitled to receive any notice of any meeting of stockholders at which they are not entitled to vote. The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding Conexant common stock, without a vote of the holders of the preferred stock, or any series of preferred stock, unless a vote is required pursuant to any preferred stock designation.
Removal of directors	The GlobespanVirata Certificate of Incorporation provides that stockholders may only remove a director for cause upon an affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock then entitled to vote.	Pursuant to the Conexant Certificate of Incorporation, a director may be removed from office only for cause and only by the affirmative vote of the holders of at least 80% of the shares of all classes of stock of Conexant entitled to vote for the election of directors, voting together as a single class. Conexant’s By-laws will be amended to provide that for a period of two years after the effective time of the merger, the affirmative vote of at least 75% of the whole board of directors of Conexant (without taking into account any vacancies) will be required to change

	Rights of GlobespanVirata	Rights of Conexant
	Stockholders Before the Merger	Stockholders After the Merger

the number of directors of Conexant or to remove Mr. Decker from his position of non-executive chairman of the board.
Vacancies on the board	The GlobespanVirata Certificate of Incorporation provides that any vacancy on the board that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided a quorum is present. Any other vacancy, including that created by the removal of a director, may be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.	The Conexant Certificate of Incorporation provides that, subject to the rights of the holders of any series of preferred stock, and unless the Conexant board of directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified. The Conexant By-laws will be amended to provide that:
• if a director designated by Conexant resigns, dies or is removed during a transition period beginning at the effective time of the merger and ending on the expiration of the current term of the class of which the director is a member, the director will be replaced by the remaining Conexant designees (or their successors);
• if a director designated by GlobespanVirata resigns, dies or is removed during the transition period the director will be replaced by the remaining GlobespanVirata designees (or their successors); and
• if the Conexant designees or the GlobespanVirata designees are entitled to designate a successor for a director who resigns, dies or is removed, the Conexant designees or the GlobespanVirata designees, as the case may be, will also be entitled to designate a successor for the director to serve on any of the Audit Committee, the Compensation and Management Development Committee and the Board Governance and Composition Committee of the board on which the director served.

	Rights of GlobespanVirata	Rights of Conexant
	Stockholders Before the Merger	Stockholders After the Merger

Removal of officers	GlobespanVirata’s By-laws provide that any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the board of directors.	Conexant’s By-laws currently provide that except where otherwise provided in a contract authorized by the board of directors, any officer may be removed, either with our without cause, by the vote of a majority of the board of directors or, except in the case of an officer elected by the board, by any superior officer upon whom the power of removal may be conferred by the board of directors. Conexant’s By-laws will be amended to provide that for a period of two years after the effective time of the merger, the affirmative vote of at least 75% of the whole board of directors of Conexant (without taking into account any vacancies) will be required to remove Mr. Geday or Mr. Rhodes from their respective positions of chief executive officer and president.
Amendment of By-laws	Pursuant to the GlobespanVirata Certificate of Incorporation, the board of directors is authorized to make, repeal, alter, amend and rescind the By-laws of GlobespanVirata, in any manner not inconsistent with the laws of the state of Delaware or the Certificate of Incorporation. GlobespanVirata’s By-laws provide that the By-laws may be altered, amended or repealed or new By-laws may be adopted by the stockholders or by the board of directors at any regular or special meeting of the stockholders or of the board of directors if notice of such alteration, amendment, repeal or adoption of new By-laws is contained in the notice of such meeting, provided that the power of stockholders to adopt, amend or repeal the By-laws shall not be divested or limited.	Pursuant to the Conexant Certificate of Incorporation, the board of directors is authorized to adopt, alter, amend and repeal the By-laws, in any manner not inconsistent with the laws of the state of Delaware or the Certificate of Incorporation, subject to the power of the holders of capital stock of Conexant to adopt, alter, amend or repeal the By-laws made by the board of directors; provided, that any adoption, amendment or repeal by the stockholders shall require the affirmative vote of the holders of at least 80% of the shares of all classes of stock of Conexant entitled to vote for the election of directors, considered for this purpose as one class of stock. Conexant’s By-laws will be amended to provide that for a period of two years after the effective time of the merger, the affirmative vote of at least 75% of the whole board of directors of Conexant (without taking into account any vacancies) will be required to amend those provision of the By-laws that require an affirmative vote of 75% of the whole board of directors to act.
Amendment of the amendment provision of the Certificate of Incorporation	The affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of GlobespanVirata entitled to vote generally in the election of directors, voting together as a single class, is required to	Pursuant to the Conexant Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the shares of all classes of stock of Conexant entitled to vote for the election of directors, considered for this purpose as one class of

	Rights of GlobespanVirata	Rights of Conexant
	Stockholders Before the Merger	Stockholders After the Merger

	amend or repeal any provision of the company’s Certificate of Incorporation.	stock, is required to amend the amendment provision of the Certificate of Incorporation.
Size and classification of the board of directors	The By-laws of GlobespanVirata provide that the board of directors shall consist of any number of members as determined by resolution of the board of directors or by the stockholders at an annual meeting.	The Certificate of Incorporation and the By-laws of Conexant provide that the number of directors shall be fixed from time to time by resolution of a majority of the whole board of directors, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances.
	The Certificate of Incorporation of GlobespanVirata provides for one class of directors, each with an annual term.	The Conexant Certificate of Incorporation provides that the directors, other than those elected by holders of any series of preferred stock or any other series or class of stock except common stock, shall be divided into three classes, as nearly equal in number as possible.
Meetings of stockholders	The By-laws of GlobespanVirata provide that a meeting of the stockholders shall be held each year at a time and place designated by the board of directors. The GlobespanVirata By-laws provide that a special meeting may be convened at any time by the president of GlobespanVirata, at the request of the board of directors, or at the request of stockholders owning at least 25% in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote.	The By-laws of Conexant provide that an annual meeting of stockholders of Conexant shall be held on a date and at a time as may be designated by the board of directors. A special meeting of the stockholders shall be called only by the board of directors pursuant to a resolution adopted by a majority of the whole board.
Indemnification of directors and officers	The By-laws of GlobespanVirata provide for indemnification of directors, officers and employees to the fullest extent permitted by the General Corporation Law of Delaware. In addition, the By-laws of GlobespanVirata provide that it will pay any expenses incurred in defending any indemnified action, in advance, upon receipt of an undertaking by or on behalf of the indemnified part to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to indemnification.	The By-laws of Conexant and the appendix thereto provide for the indemnification of Conexant’s directors, officers, employees and agents to the extent permitted by Delaware law. In addition, Conexant’s By-laws provide that Conexant will pay for the expenses incurred in defending any indemnified action in advance of the final disposition of such action, provided that Conexant shall have received an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification.
Rights plan	GlobespanVirata has entered into a rights agreement with American Stock Transfer & Trust Company as rights agent pursuant to which each share of GlobespanVirata common stock is entitled to a right to purchase one ten-thousandth of a share of Series A participating preferred stock exercisable at	Under the terms of the rights agreement with Mellon Investor Services LLC, as rights agent, each preferred share purchase right associated with a share of Conexant common stock will entitle the holder to purchase from Conexant one two-hundredth of a share of series A junior participating preferred stock, at

	Rights of GlobespanVirata	Rights of Conexant
	Stockholders Before the Merger	Stockholders After the Merger

such time when a person or group of persons publicly announces that they have acquired or intend to acquire 15% or more of GlobespanVirata common stock.
	GlobespanVirata has amended its rights agreement to except the transactions contemplated by the merger agreement and the GlobespanVirata stockholders agreements from triggering such rights and to provide for the termination of the rights agreement at the effective time of the merger.	$300, subject to adjustment. If an acquiror obtains beneficial ownership of 20% or more of Conexant common stock, then each right will entitle the holder (other than the acquiror, whose rights will become null and void) to purchase a number of shares of Conexant common stock having a then-current market value of twice the exercise price of the right. If an acquiror obtains beneficial ownership of 20% or more of Conexant common stock and either (i) Conexant merges into or consolidates with another entity; (ii) an acquiror merges into Conexant, Conexant is the survivor entity and the outstanding shares of Conexant common stock are converted into cash, property or securities; or (iii) Conexant sells more than 50% of its assets or earning power, then each right will entitle the holder to purchase a number of shares of common stock of the acquiror having a then-current market value of twice the exercise price of the right.
Action by unanimous written consent of stockholders without a meeting	The GlobespanVirata Certificate of Incorporation provides that no action that is required to be or that may be taken at any annual or special meeting of stockholders may be taken by written consent.	The Conexant Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders shall be taken only at an annual or special meeting of such stockholders and not by consent in writing.
Exclusion from Section 203 of the Delaware General Corporation Law	Section 203 of the Delaware General Corporation Law is a business combination statute that generally prohibits an “interested stockholder”, defined generally as a person beneficially owning 15% or more of a corporation’s voting stock or an affiliate or associate of such person, from engaging in a “business combination”, defined to include a variety of transactions, including mergers and sales of 10% or more of a corporation’s assets, with a Delaware corporation for three years following the time at which this person became an interested stockholder. This prohibition does not apply if:	Section 203 of the Delaware General Corporation Law applies to Conexant.
• the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder;

Rights of GlobespanVirata	Rights of Conexant
Stockholders Before the Merger	Stockholders After the Merger

• the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation, and shares held by employee stock ownership plans; or
• at or subsequent to the time the person becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by the holders of at least 66 2/3% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.
Section 203 permits the board of directors of a corporation to defend against takeover attempts and could act as a deterrent to potential takeover attempts as well. GlobespanVirata’s Certificate of Incorporation contains a provision electing that Section 203 not apply to GlobespanVirata. By opting out of Section 203, it is easier for GlobespanVirata to enter into transactions with large stockholders without giving at least 66 2/3% of GlobespanVirata’s stockholders the opportunity to approve the transaction.

RIGHTS OF DISSENTING STOCKHOLDERS

      Under Delaware law, Conexant and GlobespanVirata stockholders will not be entitled to exercise dissenters’ or appraisal rights or to demand payment for their shares in connection with the merger.

LEGAL MATTERS

      The validity of the Conexant common stock to be issued in connection with the merger will be passed upon for Conexant by Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112.

EXPERTS

      The consolidated financial statements of Conexant Systems, Inc. as of September 30, 2003 and 2002 and for each of the three years in the period ended September 30, 2003 and the related financial statement schedule incorporated by reference in this joint proxy statement/prospectus from Conexant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs referring to a restatement to report the June 27, 2003 spin-off of the Mindspeed Technologies business as discontinued operations and a change in accounting method), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of GlobespanVirata as of December 31, 2002 and December 31, 2001 and for each of the three years in the period ended December 31, 2002 incorporated by reference in this joint proxy statement/prospectus from GlobespanVirata’s Current Report on Form 8-K dated December 10, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of the WLAN products group of GlobespanVirata (acquired from Intersil Corporation in August 2003) as of January 3, 2003 and December 28, 2001 and for the 52 weeks ended December 29, 2000 and December 28, 2001 and the 53 weeks ended January 3, 2003 incorporated by reference in this joint proxy statement/prospectus from GlobespanVirata’s Current Report on Form 8-K dated August 28, 2003, as amended, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report incorporated by reference therein and herein. Such financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

STOCKHOLDER PROPOSALS

      Under the rules and regulations of the SEC, stockholder proposals for Conexant’s 2005 Annual Meeting of Stockholders must be received on or before                     , 2004, at the Office of the Secretary at 4000 MacArthur Boulevard, Newport Beach, California 92660-3095, in order to be eligible for inclusion in Conexant’s proxy materials for such meeting. In addition, the Conexant By-laws require a stockholder desiring to propose any matter for consideration at the 2005 Annual Meeting of Stockholders to notify Conexant’s Secretary in writing at the above address on or after October 28, 2004 and on or before November 27, 2004.

      Under the rules and regulations of the SEC, stockholder proposals intended to be presented at GlobespanVirata’s 2004 Annual Meeting of Stockholders must be received at GlobespanVirata’s executive offices located at 100 Schulz Drive, Red Bank, New Jersey 07701, a reasonable time before GlobespanVirata begins to print and mail its proxy materials for such meeting to be considered for inclusion in GlobespanVirata’s proxy materials for such meeting. GlobespanVirata anticipates that such meeting will be held on or about June 2004 and as a result, expects to print and mail its proxy materials for such meeting on or about May 1, 2004.

OTHER MATTERS

      As of the date of this joint proxy statement/prospectus, the Conexant board and the GlobespanVirata board know of no matters that will be presented for consideration at the Conexant special meeting or the GlobespanVirata special meeting, respectively, other than as described in this joint proxy statement/prospectus. If any other matters do properly come before either special meeting or any adjournments or postponements of those special meetings and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to any of those other matters.

INDEPENDENT AUDITORS

      Representatives of Deloitte & Touche LLP will be present at the Conexant special meeting and representatives of PricewaterhouseCoopers LLP will be present at the GlobespanVirata special meeting. In each case, those representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

WHERE YOU CAN FIND MORE INFORMATION

      In accordance with the Securities Exchange Act of 1934, as amended, or the Exchange Act, Conexant and GlobespanVirata file reports, proxy and information statements and other information with the SEC. You may read and copy these reports, proxy and information statements and other information that Conexant and GlobespanVirata file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants (including Conexant and GlobespanVirata) that file electronically with the SEC (www.sec.gov). Conexant’s Internet site is www.conexant.com. GlobespanVirata’s Internet site is www.globespanvirata.com.

      You also may inspect reports, proxy statements and other information about Conexant and GlobespanVirata at the offices of The Nasdaq Stock Market, Inc. National Market System, 1735 K Street, N.W., Washington, D.C. 20006-1500.

      In accordance with the Securities Act, Conexant has filed with the SEC a registration statement on Form S-4 relating to Conexant common stock. This joint proxy statement/prospectus does not contain all of the information included in the registration statement and its attached exhibits. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about Conexant, GlobespanVirata and Conexant common stock, reference is made to the registration statement and the exhibits to the registration statement. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit to the registration statement, reference is made to the copy of the contract or other document Conexant has filed as an exhibit, each statement being qualified in all respects by such reference. You may read and obtain copies of the registration statement and any amendments to it, including its exhibits, as described above.

      The SEC’s rules allow Conexant and GlobespanVirata to “incorporate by reference” into this joint proxy statement/prospectus the information Conexant and GlobespanVirata file with the SEC. This means that Conexant and GlobespanVirata can disclose important information to you by referring you to those filings. The information incorporated by reference is considered a part of this joint proxy statement/prospectus, and subsequent information that Conexant and GlobespanVirata file with the SEC will automatically update and supersede this information. Any such information so modified or superseded will not constitute a part of this joint proxy statement/prospectus, except as so modified or superseded. Conexant and GlobespanVirata incorporate by reference the following documents and any future filings Conexant and GlobespanVirata make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the

Exchange Act until Conexant or GlobespanVirata file a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold:

•	Conexant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003;

•	The description of the Conexant common stock contained in Item 11 of Conexant’s Registration Statement on Form 10, as amended (File No. 000-24923), including any amendment or report filed for the purpose of updating such description;

•	GlobespanVirata’s Annual Report on Form 10-K for the year ended December 31, 2002;

•	Amendment to GlobespanVirata’s Annual Report on Form 10-K for the year ended December 31, 2002;

•	GlobespanVirata’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2003;

•	GlobespanVirata’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2003;

•	GlobespanVirata’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2003;

•	GlobespanVirata’s Current Report on Form 8-K dated August 28, 2003;

•	Amendment to GlobespanVirata’s Current Report on Form 8-K dated August 28, 2003;

•	GlobespanVirata’s Current Report on Form 8-K dated September 12, 2003;

•	GlobespanVirata’s Current Report on Form 8-K dated November 3, 2003;

•	GlobespanVirata’s Current Report on Form 8-K dated December 10, 2003;

•	GlobespanVirata’s Proxy Statement, filed pursuant to Section 14(a) of the Exchange Act, dated September 19, 2003; and

•	Amendment to GlobespanVirata’s Proxy Statement, filed pursuant to Section 14(a) of the Exchange Act, dated October 1, 2003.

      Conexant has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Conexant and GlobespanVirata has supplied all such information relating to GlobespanVirata.

      You can obtain any of the documents incorporated by reference in this joint proxy statement/prospectus through Conexant or GlobespanVirata, as the case may be, or from the SEC through the SEC’s Internet site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain these documents by requesting them in writing or by telephone from the appropriate company at the following addresses:

Conexant Attention: Investor Relations Conexant Systems, Inc. 4000 MacArthur Boulevard Newport Beach, California 92660-3095 (949) 483-CNXT (2698)	GlobespanVirata Attention: Investor Relations GlobespanVirata, Inc. 100 Schulz Drive Red Bank, New Jersey 07701 (732) 345-7500

      If you would like to request documents, please do so by                     , 2004 to receive them before the special meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

      We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that we have incorporated into this joint proxy statement/prospectus.

Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

      The Unaudited Pro Forma Condensed Combined Financial Information and explanatory notes of Conexant set forth below give effect to the merger with GlobespanVirata and the acquisition on August 28, 2003 of the WLAN products group of Intersil Corporation (the “WLAN products group”) by GlobespanVirata. The historical financial information set forth below has been derived from, and is qualified by reference to, the consolidated financial statements and notes thereto of each of Conexant and GlobespanVirata and the financial statements and notes thereto of the WLAN products group and should be read in conjunction with those financial statements and notes, which are included in the applicable Form 10-K, Form 10-Q or Form 8-K, and are incorporated herein by reference. The merger will be accounted for as a purchase business combination as defined in Statement of Financial Accounting Standards No. 141. For accounting purposes, Conexant is the acquiring enterprise in the merger since at the effective time of the merger, current Conexant stockholders are expected to own approximately 62.75% of Conexant.

      The Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended September 30, 2003 gives effect to the merger and the acquisition of the WLAN products group as if they had occurred on October 1, 2002, and the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2003 gives effect to the merger as if it had occurred on September 30, 2003.

      In the merger, each share of GlobespanVirata common stock will be exchanged for 1.198 shares of Conexant common stock. The fair value of the Conexant common stock issued will be allocated to the GlobespanVirata assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value of the consideration paid over the net tangible assets acquired has been preliminarily allocated by Conexant management to identifiable intangible assets, in-process research and development, and goodwill. The values and allocations are preliminary and subject to change and may be adjusted upon completion of Conexant management’s final valuation analysis after the closing of the merger. The Unaudited Pro Forma Condensed Combined Financial Information does not give effect to any synergies that may be realized as a result of the merger and does not include any adjustments related to any one-time charges that may result from the merger.

      The WLAN products group pro forma adjustments and purchase price allocation as of August 28, 2003 are based upon GlobespanVirata management’s estimates of the values of the tangible and intangible assets and liabilities acquired. The values and allocations are preliminary and subject to change, and may be adjusted upon completion of GlobespanVirata management’s final valuation analysis. In connection with the merger, these amounts and allocations will be revalued.

      The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with (i) Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements and notes thereto of each of Conexant and GlobespanVirata incorporated by reference in this joint proxy statement/prospectus; (ii) the financial statements and notes thereto of the WLAN products group incorporated by reference in this joint proxy statement/prospectus; (iii) the selected historical financial information appearing elsewhere in this joint proxy statement/prospectus; and (iv) the unaudited summary selected pro forma condensed combined financial information and comparative historical and unaudited pro forma per share information and notes thereto appearing elsewhere in this joint proxy statement/prospectus. The Unaudited Pro Forma Condensed Combined Financial Information is provided for informational purposes only and does not purport to present the combined financial position or results of operations of Conexant, GlobespanVirata and the WLAN products group had the merger and the WLAN products group acquisition occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be expected in the future.

CONEXANT SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Twelve Months Ended September 30, 2003

				WLAN Products
		Historical	Historical	Group		Merger
	Historical	Globespan	WLAN Products	Pro Forma		Pro Forma		Combined
	Conexant(a)	Virata(a)	Group(a)	Adjustments		Adjustments		Pro Forma

	(in thousands, except per share amounts)
Net revenues	$599,977	$292,977	$174,957	$—		$—		$1,067,911
Cost of goods sold	338,161	153,998	118,266	—		—		610,425

Gross margin	261,816	138,979	56,691	—		—		457,486
Operating expenses:
Research and development	159,354	106,026	58,313	—		1,615	(i)	325,308
Selling, general and administrative	93,426	42,189	42,364	—		857	(i)	178,836
Amortization of intangibles	3,437	23,181	2,256	(2,256	)(b)	(23,181	)(h)	34,316
				35,391	(b)	(35,391	)(h)
						30,879	(h)
In process research and development	—	26,000	—	(26,000	)(c)	—	(f)(g)	—
Special charges	18,379	19,328	56	—		—		37,763

Total operating expenses	274,596	216,724	102,989	7,135		(25,221)		576,223

Operating loss	(12,780)	(77,745)	(46,298)	(7,135)		25,221		(118,737)
Other income (expense), net	36,213	2,489	(10,000)	(4,583	)(d)	—		24,119

Income (loss) before (benefit) provision for income taxes	23,433	(75,256)	(56,298)	(11,718)		25,221		(94,618)
(Benefit) provision for income taxes	(129)	(195)	(7,625)	7,825	(e)	—	(j)	(124)

Income (loss) from continuing operations	$23,562	$(75,061)	$(48,673)	$(19,543)		$25,221		$(94,494)

Basic income (loss) per share from continuing operations	$0.09							$(0.21)

Diluted income (loss) per share from continuing operations	$0.09							$(0.21	)(k)

Number of shares used in per share computation:
Basic	268,586							447,113	(l)

Diluted	275,230							447,113	(k),(l)

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

CONEXANT SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

SEPTEMBER 30, 2003

			Merger
	Historical	Historical	Pro Forma		Combined
	Conexant(a)	GlobespanVirata(a)	Adjustments		Pro Forma

	(in thousands)
ASSETS
Current assets
Cash, cash equivalents and short term investments	$175,469	$95,905	$—		$271,374
Accounts receivable, net	79,557	68,455	—		148,012
Inventories	59,548	48,325	—		107,873
Deferred tax asset	13,600	9,024	(9,024	)(n),(j)	13,600
Other current assets	26,524	28,327	(7,500	)(o)	47,351

Total current assets	354,698	250,036	(16,524)		588,210
Property, plant and equipment, net	36,310	24,733	—		61,043
Facility held for sale	—	24,987	—		24,987
Intangible assets, net	12,506	136,495	149,758	(f)	162,264
			(136,495	)(m)
Goodwill	56,865	187,239	591,235	(f)	648,100
			(187,239	)(m)
Deferred income taxes	241,260	—	—	(j)	241,260
Marketable securities	—	167,825	—		167,825
Mindspeed warrant	119,230	—	—		119,230
Other assets	110,838	13,518	—		124,356

Total assets	$931,707	$804,833	$400,735		$2,137,275

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$55,909	$30,867	$—		$86,776
Accrued compensation and benefits	28,865	13,671	—		42,536
Other accrued expenses	36,907	84,653	13,000	(f)	134,560

Total current liabilities	121,681	129,191	13,000		263,872
Convertible subordinated notes	581,825	130,000	—		711,825
Deferred income taxes	—	9,024	(9,024	)(n),(j)	—
Other	61,435	2,939	—		64,374

Total liabilities	764,941	271,154	3,976		1,040,071

Shareholders’ equity
Preferred stock	—	—	—		—
Common stock	2,761	163	(163	)(m)	4,546
			1,785	(f)
Treasury stock	—	(45,373)	45,373	(m)	—
Additional paid in capital	3,506,070	1,832,306	(1,832,306	)(m)	4,607,598
			1,101,528	(f)
Accumulated deficit	(3,332,527)	(1,246,893)	1,246,893	(m)	(3,467,659)
			(135,132	)(f)
Unearned compensation	(42)	(4,584)	4,584	(m)	(37,785)
			(37,743	)(f)
Other	(9,496)	(1,940)	1,940	(m)	(9,496)

Total shareholders’ equity	166,766	533,679	396,759		1,097,204

Total liabilities and shareholders’ equity	$931,707	$804,833	$400,735		$2,137,275

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION
(in thousands, except per share data)

      (a) Conexant reports its financial information on the basis of a September 30 fiscal year. GlobespanVirata currently reports its financial information on the basis of a December 31 fiscal year. The Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended September 30, 2003 includes Conexant’s historical results of operations for the fiscal year ended September 30, 2003, GlobespanVirata’s historical results of operations for the twelve month period ended September 30, 2003 (including the WLAN products group from August 29, 2003), and the WLAN products group’s results of operations for the period from October 1, 2002 to August 28, 2003, the date of acquisition by GlobespanVirata. The Unaudited Pro Forma Condensed Combined Balance Sheet includes the historical balance sheets of Conexant and GlobespanVirata (including the WLAN products group) at September 30, 2003. Conexant’s 2003 fiscal year ended on October 3, 2003 and GlobespanVirata’s third fiscal quarter ended on September 28, 2003. For convenience, both period end dates are being presented as September 30, 2003.

WLAN Products Group Adjustments

      GlobespanVirata completed the acquisition of the WLAN products group on August 28, 2003. The information in Notes (b) through (e) below is presented for informational purposes in understanding the impact of that acquisition. The amounts recorded by GlobespanVirata in its purchase accounting effective August 28, 2003 will be revalued in connection with the merger.

      (b) Reflects the elimination of amortization of intangible assets which were recorded by the WLAN products group in conjunction with their acquisitions, and includes the amortization of intangible assets recorded as a result of the preliminary purchase price allocation. The purchase consideration in the WLAN products group acquisition consisted of $250,000 of cash, 15,462 shares of GlobespanVirata common stock valued at $107,338 (using an average price of $6.94 per share), and estimated transaction costs of $9,000. The purchase price has been preliminarily allocated to tangible net assets, identifiable intangible assets, in-process research and development and goodwill, all of which are included in the historical balance sheet of GlobespanVirata at September 30, 2003. In connection with the merger, these net assets and intangibles will be revalued.

      (c) Reflects the elimination of the charge for in-process research and development, which was generated as a result of the WLAN products group acquisition and reflected in the twelve month period ended September 30, 2003 of GlobespanVirata.

      (d) Reflects the decrease in interest income resulting from the use of cash to consummate the WLAN products group acquisition. A 2.0% interest rate was used to determine the reduction in interest income. This rate approximates the average rate of return on cash and investments of GlobespanVirata. A change in the interest rate of 0.125% would result in a change in interest income of approximately $300 for the twelve months ended September 30, 2003 for pro forma purposes.

      (e) Reflects an adjustment of income taxes to eliminate the income tax benefit recorded by the WLAN products group for the twelve months ended September 30, 2003 and to reflect a $200 tax provision for international operations of the WLAN products group for the twelve months ended September 30, 2003. No tax benefit associated with the WLAN products group’s net operating losses has been recorded for the twelve months ended September 30, 2003.

Merger Adjustments

      (f) The purchase consideration in the merger is assumed to be approximately $1,116,313. The total value of the merger consideration is based upon the fair value of approximately 178,527 shares Conexant common stock to be issued in the merger at $5.69 per share (determined using the average of the closing market price of Conexant common stock on the day of the announcement of the merger, November 3,

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION — (Continued)
(in thousands, except per share data)

2003, and on the three business days before and after the announcement date), the fair value of Conexant stock options that will be granted to replace the outstanding GlobespanVirata stock options (using a Black-Scholes option pricing model with the following assumptions: market price of $5.69 per share, risk-free rate of return of 3.2%, expected lives of 4.5 years, volatility of 97%, and no dividend yield), and estimated transaction costs of approximately $13,000. Approximately $37,743 in intrinsic value associated with the unvested portion of stock options has been allocated to unearned compensation. These estimates are preliminary and will depend upon the actual number of shares of GlobespanVirata common stock and stock options outstanding as of the effective time of the merger. GlobespanVirata stockholders will receive 1.198 shares of Conexant common stock for each share of GlobespanVirata common stock held. This is a fixed exchange ratio and will not be adjusted in the event of any increase or decrease in the stock prices of Conexant or GlobespanVirata. The purchase consideration is summarized as follows:

Fair market value of Conexant common stock issued	$1,015,564
Fair value of Conexant common stock options issued	87,749
Estimated transaction costs	13,000

Total	$1,116,313

      The fair value of Conexant common stock and stock options issued ($1,103,313) has been allocated to common stock ($1,785) and additional paid in capital ($1,101,528).

      The preliminary purchase price allocation set forth below represents Conexant’s expectations of the fair values of the significant liabilities and tangible and intangible assets that will be recognized in connection with the merger, assuming the merger occurred on September 30, 2003. The values and allocation presented below are preliminary and subject to change, and may be adjusted upon completion of the final valuation analysis after the closing of the merger and for the outcome of certain items prior to the closing of the merger.

Working capital	$104,321
Property, plant and equipment (including facility held for sale)	49,720
Long-term marketable securities	167,825
Other long-term assets	13,518
Identifiable intangible assets	149,758
Goodwill	591,235
In-process research and development	135,132
Long-term debt	(130,000)
Other long-term liabilities	(2,939)
Unearned compensation	37,743

Total	$1,116,313

      Due to the nature of the non-recurring charges and the rules governing pro forma financial information, the charge for purchased in-process research and development has been reflected as a reduction of shareholders’ equity and is excluded from the Unaudited Pro Forma Condensed Combined Statement of Operations.

      The identifiable intangible assets consist of a trademark and product licenses (valued at $7,249) and developed technologies (valued at $142,509) and were valued using the income approach and a discount rate of 18%. The developed technologies consist of eight products in the DSL and wireless LAN categories. Under the income approach, the fair value reflects the present value of the projected cash flows that are expected to be generated by the products incorporating the current technology. The type of income approach utilized for the trademark was the relief from royalty methodology, under which an estimate is made as to the appropriate royalty income that would be negotiated in an arm’s length transaction if the subject intangible asset were licensed from an independent third party owner. These

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION — (Continued)
(in thousands, except per share data)

assets will be amortized over their estimated useful lives ranging from 2 to 5 years. See Note (g) for a description of the in-process research and development.

      (g) The in-process research and development projects consist of five projects in the DSL and wireless LAN categories. The fair values assigned to these projects were based on the income approach and used projected cash flows which were discounted at a rate of 19%. The discount rate reflects the stage of completion and other risks inherent in the projects. The material risks associated with the incomplete projects are the ability to complete the items within the outlined timeframes and within the allocated cost guidelines, and ultimately to sell the products to end-users. The release dates for these products vary.

      (h) Reflects the elimination of all amortization of intangibles recorded by GlobespanVirata ($23,181) and the pro forma adjustment for amortization of intangibles as part of the WLAN products group acquisition ($35,391). All the related intangibles are being revalued in connection with the merger.

      The $30,879 addition to amortization of intangibles reflects the amortization of identifiable intangible assets in the merger over a 2 to 5 year period.

      (i) Reflects the elimination of $12,625 in historical amortization of unearned compensation associated with unvested stock options recorded by GlobespanVirata and recording $15,097 of amortization of unearned compensation related to unvested stock options held by GlobespanVirata employees at the time of the closing of the merger as if they had been outstanding since October 1, 2002 (assuming a remaining service period of 2.5 years). The allocation of the amortization of unearned compensation to research and development expense (a net increase of $1,615) and selling, general and administrative expense (a net increase of $857) is representative of the historical GlobespanVirata employee distribution.

      (j) Conexant will record deferred tax liabilities related to the amortization of identifiable intangibles and certain other items that arise in connection with the merger, and will also make a corresponding reduction to its valuation allowance to the extent that the deferred tax liabilities are recorded. Accordingly, there is no pro forma income tax adjustment in the merger.

      In addition, Conexant will record deferred tax assets or liabilities for the differences in book and tax bases of acquired assets and liabilities including, most significantly, net operating loss carryforwards. As it is not more likely than not that Conexant will realize a benefit related to the net deferred tax assets, Conexant has not allocated any consideration to the deferred tax assets to be acquired. To the extent that Conexant records a net deferred tax asset or liability with respect to the book/tax basis differentials that exist at the time of the acquisition or for the identifiable intangibles or other items that arise in connection with the acquisition, the amounts will be recorded as an adjustment to goodwill.

      (k) Pro forma diluted loss per share from continuing operations does not include the effect of potentially dilutive options, warrants or convertible debt securities as such securities are antidilutive.

      (l) Represents the weighted-average number of shares outstanding after the issuance of approximately 178,527 shares of Conexant common stock in the merger in exchange for outstanding shares of GlobespanVirata common stock.

      (m) Reflects the elimination of GlobespanVirata’s deficit, treasury stock, other shareholders’ equity accounts, and net intangible assets and goodwill.

      (n) Reflects reclassification adjustments necessary to conform the pro forma combined balance sheet to Conexant’s presentation.

      (o) Represents the elimination of the estimated fair value of Conexant common stock held by GlobespanVirata at September 30, 2003. GlobespanVirata obtained this stock as part of the consideration in Conexant’s acquisition of GlobespanVirata’s iCompression business in June 2002. GlobespanVirata liquidated these equity securities at their carrying value in the open market prior to November 3, 2003. These shares are deemed to be canceled for accounting purposes at September 30, 2003.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF NOVEMBER 3, 2003

BY AND AMONG

CONEXANT SYSTEMS, INC.

CONCENTRIC SUB, INC.

AND

GLOBESPANVIRATA, INC.

A-i

      EXHIBITS

Exhibit A	—	Employment Agreements
Exhibit B	—	Form of Affiliate Agreement
Exhibit C	—	Form of GlobespanVirata Shareholders Agreement
Exhibit D	—	Form of Conexant Shareholders Agreement

A-ii

AGREEMENT AND PLAN OF REORGANIZATION

      AGREEMENT AND PLAN OF REORGANIZATION, dated as of November 3, 2003 (this “Agreement”), by and among CONEXANT SYSTEMS, INC., a Delaware corporation (“Conexant”), CONCENTRIC SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Conexant (“Concentric Sub”), and GLOBESPANVIRATA, INC., a Delaware corporation (“GlobespanVirata”).

W I T N E S S E T H :

      WHEREAS, the Boards of Directors of Conexant and GlobespanVirata deem it advisable and in the best interests of each corporation and its respective stockholders that Conexant and GlobespanVirata enter into a strategic merger in order to advance the long-term strategic business interests of Conexant and GlobespanVirata;

      WHEREAS, the Boards of Directors of Conexant, GlobespanVirata and Concentric Sub have determined to consummate such strategic merger by means of the business combination transaction provided for herein in which Concentric Sub will, subject to the terms and conditions set forth herein, merge with and into GlobespanVirata (the “Merger”), with GlobespanVirata being the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger as a wholly-owned subsidiary of Conexant;

      WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

      WHEREAS, capitalized terms used in this Agreement will have the respective meanings set forth (i) in Section 8.11 or (ii) in the Sections of this Agreement set forth opposite such terms in Section 8.11.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.1     The Merger. Upon the terms and conditions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Concentric Sub shall merge with and into GlobespanVirata. GlobespanVirata shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware under the name “GlobespanVirata, Inc.”. Upon consummation of the Merger, the separate corporate existence of Concentric Sub shall terminate and GlobespanVirata shall become a wholly-owned subsidiary of Conexant.

      SECTION 1.2     Closing. The closing of the Merger (the “Closing”) will take place as soon as practicable, but in any event within three Business Days, after the satisfaction or waiver (subject to Applicable Laws) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112, unless another place is agreed to in writing by the parties hereto.

      SECTION 1.3     Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on the Closing Date. The term “Effective Time” shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

      SECTION 1.4     Effect of the Merger. At and after the Effective Time, the Merger shall have the effect set forth in the DGCL.

      SECTION 1.5     Conversion of GlobespanVirata Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Conexant, GlobespanVirata, Concentric Sub or the holders of any capital stock of Conexant, GlobespanVirata or Concentric Sub:

(a) Subject to Section 2.2(e), each share of common stock, par value $.001 per share, of GlobespanVirata (including the associated GlobespanVirata Rights) (“GlobespanVirata Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares of GlobespanVirata Common Stock held in GlobespanVirata’s treasury or owned by Conexant or any Subsidiary of GlobespanVirata or Conexant, shall be converted into the right to receive 1.198 (the “Exchange Ratio”) shares of common stock, par value $.01 per share, of Conexant (including the associated Conexant Rights) (“Conexant Common Stock”).

(b) All shares of GlobespanVirata Common Stock converted into the right to receive Conexant Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of GlobespanVirata Common Stock (a “Certificate”) shall thereafter represent only the right to receive (i) a certificate (or book-entry credit) representing the number of whole shares of Conexant Common Stock and (ii) cash in lieu of fractional shares of Conexant Common Stock into which the shares of GlobespanVirata Common Stock formerly represented by such Certificate have been converted pursuant to this Section 1.5 and Section 2.2(e). Certificates shall be exchanged for certificates representing whole shares of Conexant Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, between the date hereof and the Effective Time, the outstanding shares of GlobespanVirata Common Stock or Conexant Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(c) All shares of GlobespanVirata Common Stock held in GlobespanVirata’s treasury or owned by Conexant or any Subsidiary of GlobespanVirata or Conexant shall be canceled and shall cease to exist, and no shares of Conexant Common Stock or other consideration shall be delivered in exchange therefor.

      SECTION 1.6     Conversion of Concentric Sub Common Stock. At the Effective Time, each share of common stock, par value $.01 per share, of Concentric Sub (“Concentric Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become an issued and outstanding share of common stock of the Surviving Corporation.

      SECTION 1.7     Options and Warrants.

      (a) At or prior to the Effective Time, Conexant and GlobespanVirata will take all action necessary such that each GlobespanVirata Stock Option and GlobespanVirata Warrant that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of GlobespanVirata Common Stock and shall be converted into an option or warrant, as applicable, to purchase shares of Conexant Common Stock in an amount and at an exercise price (in the case of a GlobespanVirata Stock Option) and at a purchase price (in the case of the GlobespanVirata Warrant) determined as provided below (and otherwise subject to the terms of the appropriate GlobespanVirata Stock Plan pursuant to which such option has been issued and the agreements evidencing grants thereunder or otherwise subject to the terms of the GlobespanVirata Warrant, as applicable):

(i) The number of shares of Conexant Common Stock to be subject to the new option or the new warrant, as applicable, shall be equal to the product of the number of shares of GlobespanVirata Common Stock subject to the original option or the original warrant, as applicable, multiplied by the

Exchange Ratio, provided that any fractional shares of Conexant Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

(ii) The exercise price or purchase price, as applicable, per share of Conexant Common Stock under the new option or the new warrant, as applicable, shall be equal to the exercise price per share of GlobespanVirata Common Stock under the original option (or, in the case of a warrant, the purchase price per share of GlobespanVirata Common Stock under the original warrant) divided by the Exchange Ratio, provided that such exercise price (or purchase price) shall be rounded to the nearest whole cent.

      (b) The adjustment provided herein with respect to any options that are “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to GlobespanVirata shall be deemed to be references to Conexant (but taking into account any changes thereto, including acceleration thereof, provided for in the GlobespanVirata Stock Plans by reason of this Agreement or the transactions contemplated hereby).

      SECTION 1.8     Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Concentric Sub (the “Concentric Sub Certificate”) shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the terms thereof and Applicable Laws.

      SECTION 1.9     By-Laws. At the Effective Time, the by-laws of Concentric Sub (the “Concentric Sub By-Laws”) shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the Concentric Sub Certificate and Applicable Laws.

      SECTION 1.10     Officers and Directors. At the Effective Time, the officers and directors of Concentric Sub shall be the officers and directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

      SECTION 1.11     Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

ARTICLE II

EXCHANGE OF SHARES

      SECTION 2.1     Conexant to Make Shares Available. From time to time, prior to, at or after the Effective Time, Conexant shall deposit, or shall cause to be deposited, with a bank or trust company reasonably acceptable to Conexant and GlobespanVirata (the “Exchange Agent”), for the benefit of the holders of the Certificates, for exchange in accordance with this Article II, certificates representing the shares of Conexant Common Stock to be issued pursuant to Section 1.5 and delivered pursuant to Section 2.2(a) in exchange for Certificates (such certificates for shares of Conexant Common Stock, together with any dividends or distributions with respect thereto, the “Exchange Fund”).

      SECTION 2.2     Exchange of Shares.

      (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in customary form and have such other provisions as Conexant or GlobespanVirata may reasonably request) and instructions for use in effecting the surrender of Certificates in exchange for certificates representing the shares of Conexant Common Stock (and any cash in lieu of fractional shares) into which the shares of GlobespanVirata Common Stock formerly represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, (i) the number of shares of Conexant Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing that number of whole shares of Conexant Common Stock to which such holder shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of any cash in lieu of fractional shares of Conexant Common Stock that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

      (b) No dividends or other distributions declared or made with respect to Conexant Common Stock shall be paid to the holder of any unsurrendered Certificate (and no cash payment in lieu of fractional shares of Conexant Common Stock shall be paid to any such holder pursuant to Section 2.2(e)) until the holder thereof shall surrender such Certificate in accordance with this Article II. Subject to the effect of Applicable Laws, following surrender of any Certificate, there shall be paid to the holder of shares of Conexant Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Conexant Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Conexant Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Conexant Common Stock.

      (c) If any certificate representing shares of Conexant Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Conexant Common Stock in any name other than that of the registered holder of the Certificate surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

      (d) After the Effective Time, there shall be no transfers on the stock transfer books of GlobespanVirata of the shares of GlobespanVirata Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Conexant Common Stock (and any cash in lieu of fractional shares) as provided in this Article II.

      (e) (i) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Conexant Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Conexant Common Stock shall be payable on or with respect to any such fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Conexant. In lieu of the issuance of any such fractional share, Conexant shall pay to each holder of Certificates who otherwise would be entitled to receive such fractional share an amount in cash determined in the manner provided in clauses (ii) and (iii) of this Section 2.2(e).

      (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the aggregate number of whole shares of Conexant Common Stock into which shares of GlobespanVirata Common Stock have been converted pursuant to Section 1.5 over (y) the aggregate number of whole shares of Conexant Common Stock to be distributed to holders of Certificates pursuant to this Section 2.2 (such excess being herein referred to as the “Excess Shares”). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Certificates, shall sell the

Excess Shares at then prevailing prices on the Nasdaq National Market System, all in the manner provided in clause (iii) of this Section 2.2(e).

      (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the Nasdaq National Market System through one or more member firms of the National Association of Securities Dealers, Inc. and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates, the Exchange Agent will hold such proceeds in trust for such holders as part of the Exchange Fund. Conexant shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, Conexant shall pay the Exchange Agent’s compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest in Conexant Common Stock to which such holder of Certificates is entitled (after taking into account all Certificates then held by such holder) and the denominator of which is the aggregate amount of fractional share interests in Conexant Common Stock to which all holders of Certificates are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests in Conexant Common Stock, the Exchange Agent shall promptly pay such amounts to such holders of Certificates subject to and in accordance with this Section 2.2.

      (f) Any portion of the Exchange Fund that remains unclaimed by holders of Certificates for twelve months after the Effective Time shall be delivered to Conexant, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Conexant for payment of the shares of Conexant Common Stock, cash in lieu of any fractional shares of Conexant Common Stock and any unpaid dividends and distributions on the Conexant Common Stock deliverable in respect of each share of GlobespanVirata Common Stock formerly represented by such Certificate as determined pursuant to this Agreement, without any interest thereon. Any such portion of the Exchange Fund remaining unclaimed by holders of Certificates five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by Applicable Laws, become the property of Conexant free and clear of any claims or interest of any Person previously entitled thereto.

      (g) None of Conexant, Concentric Sub, GlobespanVirata, the Exchange Agent or any other Person shall be liable to any holder of Certificates for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws.

      (h) The Exchange Agent shall invest any cash included in the Exchange Fund on a daily basis as directed by Conexant. Any interest and other income resulting from such investments shall be paid to Conexant promptly upon request by Conexant.

      (i) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and the posting by such Person of a bond in such amount as Conexant may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Conexant Common Stock (and any cash in lieu of fractional shares) deliverable in respect thereof pursuant to this Agreement.

      (j) All references in this Agreement to Certificates shall include any book-entry credits representing shares of GlobespanVirata Common Stock.

      SECTION 2.3     Affiliates. Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates representing shares of Conexant Common Stock or cash shall be delivered to a Person who may be deemed an “affiliate” of GlobespanVirata in accordance with Section 5.15, for purposes of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”), until such Person has executed and delivered an Affiliate Agreement pursuant to Section 5.15.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

      SECTION 3.1     Representations and Warranties of GlobespanVirata. Except as set forth in the GlobespanVirata Disclosure Schedule delivered by GlobespanVirata to Conexant prior to the execution of this Agreement (the “GlobespanVirata Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation and warranty or covenant of GlobespanVirata to the extent specified therein), GlobespanVirata represents and warrants to Conexant as follows:

(a) Organization, Standing and Power; Subsidiaries.

(i) Each of GlobespanVirata and its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as it will be conducted through the Effective Time, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries. The copies of the certificate of incorporation and by-laws of GlobespanVirata which were previously furnished or made available to Conexant are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(ii) Section 3.1(a)(ii) of the GlobespanVirata Disclosure Schedule sets forth a list of all the Subsidiaries of GlobespanVirata which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”)). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by GlobespanVirata, free and clear of all material pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests). None of GlobespanVirata or any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries) that is or would reasonably be expected to be material to GlobespanVirata and its Subsidiaries taken as a whole.

(b) Capital Structure.

(i) The authorized capital stock of GlobespanVirata consists of 400,000,000 shares of GlobespanVirata Common Stock and 10,000,000 shares of preferred stock, par value $.001 per share (“GlobespanVirata Preferred Stock”), 500,000 shares of which are designated as “Series A Preferred Stock”. As of October 24, 2003, (i) 149,089,683 shares of GlobespanVirata Common Stock and (ii) no shares of GlobespanVirata Preferred Stock were issued and outstanding. As of October 24, 2003, 43,953,566 shares of GlobespanVirata Common Stock were reserved for issuance upon exercise of options or rights (“GlobespanVirata Stock Options”) outstanding under GlobespanVirata Stock Plans. As of October 24, 2003, 13,523,530 shares of GlobespanVirata Common Stock were held as treasury shares. Since October 24, 2003 to the date of this Agreement, no shares of capital stock of GlobespanVirata or any other securities of GlobespanVirata have been issued other than shares of GlobespanVirata Common Stock issued pursuant to (x) GlobespanVirata Stock Options outstanding as of October 24, 2003 under the GlobespanVirata Stock Plans and (y) the GlobespanVirata ESPP. All issued and outstanding shares of capital stock of GlobespanVirata are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of GlobespanVirata is entitled to preemptive rights. There are outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from GlobespanVirata other than (A) preferred share purchase rights (the “GlobespanVirata Rights”) distributed to the holders of GlobespanVirata Common Stock pursuant to the GlobespanVirata Rights Agreement, (B) GlobespanVirata Stock Options under the GlobespanVirata Stock Plans, (C) the GlobespanVirata Convertible Notes which are convertible into GlobespanVirata Common Stock at a conversion price of $26.67 per share, (D) a warrant to purchase 450,000 shares of GlobespanVirata Common Stock (the “GlobespanVirata Warrant”) and (E) rights to acquire shares of GlobespanVirata Common Stock pursuant to the GlobespanVirata ESPP. Section 3.1(b)(i) of the GlobespanVirata Disclosure Schedule sets forth a complete and correct list as October 24, 2003 of all outstanding GlobespanVirata Stock Options and the exercise prices thereof.

(ii) No bonds, debentures, notes or other indebtedness of GlobespanVirata having the right to vote on any matters on which stockholders of GlobespanVirata may vote (“GlobespanVirata Voting Debt”) are issued or outstanding.

(iii) Except as otherwise set forth in this Section 3.1(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which GlobespanVirata or any of its Subsidiaries is a party or by which any of them is bound obligating GlobespanVirata or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of GlobespanVirata or any of its Subsidiaries or obligating GlobespanVirata or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of GlobespanVirata or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of GlobespanVirata or any of its Subsidiaries.

(c) Authority; No Conflicts.

(i) GlobespanVirata has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval and adoption of this Agreement and the Merger by the Required GlobespanVirata Vote. The execution and delivery of this Agreement by GlobespanVirata and the consummation by GlobespanVirata of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of GlobespanVirata, subject, in the case of the consummation of the Merger, to the approval and adoption of this Agreement and the Merger by the Required GlobespanVirata Vote. This Agreement has been duly executed and delivered by GlobespanVirata and, assuming the due authorization and valid execution and delivery of this Agreement by each of Conexant and Concentric Sub, constitutes a valid and binding agreement of GlobespanVirata, enforceable against GlobespanVirata in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) The execution and delivery of this Agreement by GlobespanVirata does not, and the consummation by GlobespanVirata of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of or result by its terms in the termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien, charge, “put” or “call” right or other encumbrance on, or the loss of, any assets (any such conflict, breach, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a “Violation”) pursuant to: (A) any provision of the certificate of incorporation or by-laws or similar organizational document of GlobespanVirata or any Significant Subsidiary of GlobespanVirata or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries or, to the Knowledge of GlobespanVirata, on Conexant and its Subsidiaries following the Merger, subject to obtaining or making the GlobespanVirata Necessary Consents, any loan or credit agreement, note, instrument, mortgage, bond, indenture, lease, benefit plan or other contract, agreement or obligation (a “Contract”) to which GlobespanVirata or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, or any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to GlobespanVirata or any Subsidiary of GlobespanVirata or their respective properties or assets.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency, department or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or any other Person is required by or with respect to GlobespanVirata or any Subsidiary of GlobespanVirata in connection with the execution and delivery of this Agreement by GlobespanVirata or the consummation by GlobespanVirata of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) state securities or “blue sky” laws, (C) the Securities Act, (D) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (E) the DGCL with respect to the filing of the Certificate of Merger with the Delaware Secretary, (F) the rules and regulations of Nasdaq, (G) antitrust or other competition laws of other jurisdictions, and (H) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (G) are hereinafter referred to as the “GlobespanVirata Necessary Consents”.

(d) Reports and Financial Statements.

(i) Each of GlobespanVirata and its Subsidiaries has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2002 (collectively, including all exhibits thereto, the “GlobespanVirata SEC Reports”). No Subsidiary of GlobespanVirata is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the GlobespanVirata SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the GlobespanVirata SEC Reports fairly presents, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of GlobespanVirata and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All GlobespanVirata SEC Reports, as of their respective dates (and as of the date of any amendment to the respective GlobespanVirata SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(ii) Except as disclosed in the GlobespanVirata SEC Reports filed and publicly available prior to the date hereof (the “GlobespanVirata Filed SEC Reports”), since June 30, 2003, GlobespanVirata and its Subsidiaries have not (and since April 4, 2003, the WLAN Business has not) incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of GlobespanVirata and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business consistent with past practice or (B) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

(iii) Set forth in Section 3.1(d)(iii) of the GlobespanVirata Disclosure Schedule are (A) the audited balance sheets of the WLAN Business as at January 3, 2003, December 28, 2001 and December 29, 2000, together with the related audited statements of operations, product group equity and cash flows for the fiscal years then ended, accompanied by the notes thereto and the report of Ernst & Young LLP, and (B) the unaudited balance sheet of the WLAN Business as at April 4, 2003 and the related unaudited statement of revenues, costs and related expenses, depreciation and capital expenditures for the three months then ended (collectively, the “WLAN Financial Information”). The WLAN Financial Information was derived from the internal books and records of Intersil Corporation (“Intersil”) and was prepared in a manner consistent with Intersil’s then current accounting practices with respect to the WLAN Business. The WLAN Financial Information is complete and accurate, is presented in accordance with GAAP, applied on a consistent basis throughout the periods indicated, and presents fairly, in all material respects, the financial position and the results of operations of the WLAN Business for the periods indicated in the manner set forth in Section 3.1(d)(iii) of the GlobespanVirata Disclosure Schedule, except for the omission of certain information required to be included in footnotes to the interim financial statements, which footnotes were not prepared by GlobespanVirata or Intersil. GlobespanVirata makes no other representations with regard to the WLAN Financial Information. Without limiting any of the foregoing, Conexant acknowledges that the WLAN Financial Information was prepared solely for the purpose of the WLAN Acquisition Agreement and that the WLAN Business was not conducted on a stand-alone basis as a separate entity during the periods indicated in the WLAN Financial Information and that the WLAN Financial Information includes allocations and estimates not necessarily indicative of the costs that would have resulted if the WLAN Business had been operated and conducted on a stand-alone basis as a separate entity during such periods.

(e) Information Supplied.

(i) None of the information supplied or to be supplied by GlobespanVirata for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to Conexant stockholders or GlobespanVirata stockholders or at the time of the Conexant Stockholders Meeting or the GlobespanVirata Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

(ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by GlobespanVirata with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Conexant or Concentric Sub for inclusion or incorporation by reference therein.

(f) Board Approval. The Board of Directors of GlobespanVirata, by resolutions duly adopted by unanimous vote of all directors present at a meeting duly called and held and, other than as set forth in Section 5.8, not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of GlobespanVirata and its stockholders, (ii) approved this Agreement and the Merger, (iii) resolved to recommend that the stockholders of GlobespanVirata approve and adopt this Agreement and the Merger and directed that the Merger and this Agreement be submitted for consideration by GlobespanVirata’s stockholders at the GlobespanVirata Stockholders Meeting and (iv) taken all other action necessary to render any limitations on business combinations similar to those contained in Section 203 of the DGCL inapplicable to the transactions contemplated hereby. Pursuant to Article XII of the Restated Certificate of Incorporation of GlobespanVirata, the limitations on business combinations contained in Section 203 of the DGCL do not apply to GlobespanVirata. To the Knowledge of GlobespanVirata, no state takeover statute is applicable or purports to be applicable to the Merger or the other transactions contemplated hereby.

(g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of GlobespanVirata Common Stock (the “Required GlobespanVirata Vote”) to approve and adopt this Agreement and the Merger is the only vote of the holders of any class or series of GlobespanVirata capital stock necessary to approve or adopt this Agreement and the Merger and the other transactions contemplated hereby.

(h) Litigation; Compliance with Laws.

(i) Except as set forth in the GlobespanVirata Filed SEC Reports, there is no suit, action, proceeding or regulatory investigation pending or, to the Knowledge of GlobespanVirata, threatened, against or affecting GlobespanVirata or any of its Subsidiaries or any property or asset of GlobespanVirata or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against GlobespanVirata or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

(ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries, GlobespanVirata and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of GlobespanVirata and its Subsidiaries (the “GlobespanVirata Permits”), and no suspension or cancellation of any of the GlobespanVirata Permits is pending or, to the Knowledge of GlobespanVirata, threatened, except for suspensions or cancellations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries. GlobespanVirata and its Subsidiaries are in compliance with the terms of the GlobespanVirata Permits, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries. None of GlobespanVirata or any of its Subsidiaries is in violation of, and GlobespanVirata and its Subsidiaries have not received any notices of violations with respect to, any Applicable Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

(i) Absence of Certain Changes or Events. Except as set forth in the GlobespanVirata Filed SEC Reports, since June 30, 2003, GlobespanVirata and its Subsidiaries have conducted their businesses only in the ordinary course, consistent with past practice, and there has not been any change, circumstance, event or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on GlobespanVirata and its Subsidiaries. Since April 4, 2003, the WLAN Business has been conducted in the ordinary course, consistent with past practice, and there has not been any change, circumstance, event or development in the WLAN Business which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

(j) Environmental Matters. Except as set forth in the GlobespanVirata Filed SEC Reports and except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries, (i) the operations of GlobespanVirata and its Subsidiaries have been and are in compliance with all Environmental Laws and with all GlobespanVirata Permits required by Environmental Laws, (ii) there are no pending or, to the Knowledge of GlobespanVirata, threatened, actions, suits, claims, investigations or other proceedings (collectively, “Actions”) under or pursuant to Environmental Laws against GlobespanVirata or its Subsidiaries or involving any real property currently or, to the Knowledge of GlobespanVirata, formerly owned, operated or leased by GlobespanVirata or its Subsidiaries and (iii) GlobespanVirata and its Subsidiaries have not incurred any Environmental Liabilities, and, to the Knowledge of GlobespanVirata, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the Knowledge of GlobespanVirata, formerly owned, operated or leased by GlobespanVirata or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities.

As used in this Agreement, “Environmental Laws” means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as in effect on or prior to the Closing Date and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered or regulated by, or for which liability is imposed under, Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, “Hazardous Materials” means any hazardous or toxic substances, materials or wastes, defined, listed, classified or regulated in or for which liability or responsibility is imposed under any Environmental Laws and which includes petroleum, petroleum products, friable asbestos, urea formaldehyde and polychlorinated biphenyls.

(k) Intellectual Property. Except as set forth in the GlobespanVirata Filed SEC Reports: (i) GlobespanVirata and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all material Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the Knowledge of GlobespanVirata, the use of any Intellectual Property by GlobespanVirata and its Subsidiaries does not infringe on or otherwise violate, and is not alleged to infringe or otherwise violate, the rights of any Person; (iii) the use of third party Intellectual Property by GlobespanVirata and its Subsidiaries is in accordance with the applicable license pursuant to which GlobespanVirata or any of its Subsidiaries acquired the right to use such Intellectual Property, which license is valid and in effect; (iv) to the Knowledge of GlobespanVirata, no Person is challenging, infringing on or otherwise violating any material right of GlobespanVirata or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to GlobespanVirata or its Subsidiaries; (v) there are no pending claims, orders or proceedings with respect to either any Intellectual Property owned by GlobespanVirata and any of its Subsidiaries, or to the Knowledge of GlobespanVirata, any other Intellectual Property used by GlobespanVirata and its Subsidiaries; and (vi) to the Knowledge of GlobespanVirata, no Intellectual Property owned and/or licensed by GlobespanVirata or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability either of such Intellectual Property or of GlobespanVirata’s and its Subsidiaries’ rights to use such Intellectual Property. For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; publicity and privacy rights; and any similar intellectual property or proprietary rights.

(l) GlobespanVirata Rights Agreement. GlobespanVirata has taken all action necessary or appropriate so that the execution of this Agreement and consummation of the transactions contemplated hereby does not and will not result in the ability of any Person to exercise any GlobespanVirata Rights under the Rights Agreement dated as of July 5, 2002 between GlobespanVirata and American Stock Transfer & Trust Company, as Rights Agent (the “GlobespanVirata Rights Agreement”), or enable or require such GlobespanVirata Rights to separate from the shares of GlobespanVirata Common Stock to which they are attached or to be triggered or become exercisable. No “Distribution Date” or “15% Ownership Date” (each as defined in the GlobespanVirata Rights Agreement) has occurred. Copies of the GlobespanVirata Rights Agreement, and all amendments thereto, have previously been provided to Conexant.

(m) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GlobespanVirata or any of its Subsidiaries, except Morgan Stanley & Co., Incorporated (the “GlobespanVirata Financial Advisor”), whose fees and expenses will be paid by GlobespanVirata in accordance with GlobespanVirata’s agreement with such firm, a copy of which has been previously provided to Conexant.

(n) Opinion of GlobespanVirata Financial Advisor. GlobespanVirata has received the opinion of the GlobespanVirata Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to GlobespanVirata’s stockholders.

(o) Taxes.

(i) Each of GlobespanVirata and its Subsidiaries has timely filed or has caused to be timely filed all Tax Returns required to be filed by it and all such Tax Returns are complete and correct in all respects, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, except to the extent that such failure to file, to be complete or correct or to have any extension granted that remains in effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries. GlobespanVirata and each of its Subsidiaries have paid or caused to be paid all Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party, except to the extent that any failure to pay such Taxes would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries. There are no Liens for Taxes upon the assets of GlobespanVirata or any of its Subsidiaries, other than Liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and Liens for Taxes that would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

(ii) There are no pending, or to the Knowledge of GlobespanVirata, threatened, Tax audits, examinations or investigations, and no deficiencies for any Taxes have been proposed, asserted or assessed in writing against GlobespanVirata or any of its Subsidiaries, except for deficiencies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

(iii) None of GlobespanVirata or any of its Subsidiaries has taken any action, and GlobespanVirata has no Knowledge of any fact, agreement, plan or other circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(iv) Within the past five years, none of GlobespanVirata or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(i)(A) of the Code in a distribution intended to qualify under Section 355(a) of the Code.

(v) None of GlobespanVirata or any of its Subsidiaries has agreed to make, nor is required to make, any material adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting methods or otherwise.

(vi) None of GlobespanVirata or any of its Subsidiaries has any liability for Taxes of any Person as a result of being a member of an affiliated, consolidated, combined or unitary group (other than GlobespanVirata and its Subsidiaries) under Treasury Reg. §1.1502-6 (or any comparable provision of state, local or foreign law), or is bound by or has any obligation under any Tax sharing arrangement, Tax indemnification arrangement or similar contract or arrangement, except as would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

(p) Certain Contracts. As of the date hereof, none of GlobespanVirata or any of its Subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or arrangement that limits or otherwise restricts GlobespanVirata or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, to the Knowledge of GlobespanVirata, limit or restrict Conexant or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreement or arrangement would reasonably be expected to have a

Material Adverse Effect on Conexant and its Subsidiaries, after giving effect to the Merger, (iii) any employee benefit plan, employee contract with a senior executive or any other material contract, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (iv) any Contract which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. All “material contracts” (as defined in clause (i) above) set forth in Section 3.1(p) of the GlobespanVirata Disclosure Schedule are valid and binding on GlobespanVirata and its Subsidiaries, as applicable, and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries. None of GlobespanVirata or any of its Subsidiaries or, to the Knowledge of GlobespanVirata, any other party thereto has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any “material contract” (as defined in clause (i) above) set forth in Section 3.1(p) of the GlobespanVirata Disclosure Schedule, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

(q) Employee Benefits.

(i) With respect to each GlobespanVirata Plan, except for GlobespanVirata Plans the liabilities under which, individually or in the aggregate, would not have a Material Adverse Effect on GlobespanVirata and its Subsidiaries, GlobespanVirata has made available to Conexant a true, correct and complete copy of: (A) all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules and exhibits, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the three most recent annual financial reports, if any; (E) the three most recent actuarial reports, if any; (F) the most recent determination letter from the IRS, if any; and (G) the annual compliance testing under Sections 401(a) through 416 of the Code for the three most recently completed plan years.

(ii) With respect to each GlobespanVirata Plan, GlobespanVirata and its Subsidiaries have complied with, and are now in compliance with, all provisions of ERISA, the Code and all other Applicable Laws and regulations applicable to such GlobespanVirata Plans and each GlobespanVirata Plan has been administered in accordance with its terms, in each case except as would not have a Material Adverse Effect on GlobespanVirata and its Subsidiaries. Each GlobespanVirata Plan that is required by ERISA to be funded is fully funded in accordance with reasonable actuarial assumptions, except as would not have a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

(iii) All GlobespanVirata Plans subject to the Applicable Laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, in each case except as would not have a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

(iv) None of GlobespanVirata or any of its Subsidiaries has any liability or obligation in respect of any Multiemployer Plan.

(v) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other act) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment, option, award or benefit (including any “excess parachute payment” within the meaning of

Section 280G of the Code) to any director or employee of GlobespanVirata or any of its Subsidiaries, or require the funding of any “rabbi” trust or similar trust.

(r) Labor Relations. As of the date of this Agreement, (i) none of GlobespanVirata or any of its Subsidiaries is a party to any collective bargaining agreement, (ii) except as would not have a Material Adverse Effect on GlobespanVirata and its Subsidiaries, no labor organization or group of employees of GlobespanVirata or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of GlobespanVirata, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority and (iii) except as would not have a Material Adverse Effect on GlobespanVirata and its Subsidiaries, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of GlobespanVirata, threatened against or involving GlobespanVirata or any of its Subsidiaries.

(s) Insurance. GlobespanVirata and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of GlobespanVirata and its Subsidiaries (taking into account the cost and availability of such insurance).

(t) Liens. No Liens exist on any assets of GlobespanVirata or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

(u) Ownership of Capital Stock of Conexant and Concentric Sub. None of GlobespanVirata or any of its Subsidiaries owns any shares of Conexant Common Stock, Conexant Preferred Stock or Concentric Sub Common Stock (other than shares held in a fiduciary capacity for the benefit of third parties).

      SECTION 3.2     Representations and Warranties of Conexant. Except as set forth in the Conexant Disclosure Schedule delivered by Conexant to GlobespanVirata prior to the execution of this Agreement (the “Conexant Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation and warranty or covenant of Conexant to the extent specified therein), Conexant represents and warrants to GlobespanVirata as follows:

(a) Organization, Standing and Power; Subsidiaries.

(i) Each of Conexant and its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as it will be conducted through the Effective Time, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries. The copies of the certificate of incorporation and by-laws of Conexant which were previously furnished or made available to GlobespanVirata are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(ii) Section 3.2(a)(ii) of the Conexant Disclosure Schedule sets forth a list of all Subsidiaries of Conexant which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Conexant, free and clear of all material Liens and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests). None of Conexant or any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries) that is or would reasonably be expected to be material to Conexant and its Subsidiaries taken as a whole.

(b) Capital Structure.

(i) The authorized capital stock of Conexant consists of 1,000,000,000 shares of Conexant Common Stock and 25,000,000 shares of preferred stock, without par value (“Conexant Preferred Stock”), 1,500,000 shares of which are designated as “Series A Junior Participating Preferred Stock” and one share of which is designated as “Series B Voting Preferred Stock”. As of October 28, 2003, (i) 276,615,467 shares of Conexant Common Stock and (ii) no shares of Conexant Preferred Stock were issued and outstanding. As of October 28, 2003, 80,912,519 shares of Conexant Common Stock were reserved for issuance upon exercise of options or rights (“Conexant Stock Options”) outstanding under Conexant Stock Plans. As of October 28, 2003, no shares of Conexant Common Stock were held as treasury shares. Since October 28, 2003 to the date of this Agreement, no shares of capital stock of Conexant or any other securities of Conexant have been issued other than shares of Conexant Common Stock issued pursuant to (x) Conexant Stock Options outstanding as of October 28, 2003 under Conexant Stock Plans and (y) the Conexant ESPP. All issued and outstanding shares of capital stock of Conexant are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of Conexant is entitled to preemptive rights. There are outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from Conexant other than (A) preferred share purchase rights (the “Conexant Rights”) distributed to the holders of Conexant Common Stock pursuant to the Conexant Rights Agreement, (B) Conexant Stock Options under the Conexant Stock Plans, (C) Conexant’s 4 1/4% Convertible Subordinated Notes due 2006 and 4% Convertible Subordinated Notes due 2007 (collectively, the “Conexant Convertible Notes”) which are convertible into Conexant Common Stock at a conversion price of $9.075 and $42.432 per share, respectively, (D) warrants to purchase 2,704,240 shares of Conexant Common Stock issued to Jazz Semiconductor, Inc. (the “Jazz Warrant”) and (E) rights to acquire shares of Conexant Common Stock pursuant to the Conexant ESPP. Section 3.2(b)(i) of the Conexant Disclosure Schedule sets forth a complete and correct list as of October 24, 2003 of all outstanding Conexant Stock Options and the exercise prices thereof.

(ii) No bonds, debentures, notes or other indebtedness of Conexant having the right to vote on any matters on which stockholders of Conexant may vote (“Conexant Voting Debt”) are issued or outstanding.

(iii) Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Conexant or any of its Subsidiaries is a party or by which any of them is bound obligating Conexant or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Conexant or any of its Subsidiaries or obligating Conexant or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Conexant or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Conexant or any of its Subsidiaries.

(iv) All shares of Conexant Common Stock to be issued in connection with the Merger will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(c) Authority; No Conflicts.

(i) Conexant has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of the issuance of Conexant Common Stock in the Merger pursuant to this Agreement by the Required Conexant Vote. The execution and delivery of this Agreement by Conexant and the consummation by Conexant of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Conexant, subject, in the case of the consummation of the Merger, to the approval of the issuance of Conexant Common Stock in the Merger pursuant to this Agreement by the Required Conexant Vote. This Agreement has been duly executed and delivered by Conexant and, assuming the due authorization and valid execution and delivery of this Agreement by GlobespanVirata, constitutes a valid and binding agreement of Conexant, enforceable against Conexant in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) The execution and delivery by Conexant of this Agreement does not, and the consummation by Conexant of the Merger and the other transactions contemplated hereby will not result in a Violation pursuant to: (A) any provision of the certificate of incorporation or by-laws or similar organizational document of Conexant or any Significant Subsidiary of Conexant or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries or, to the Knowledge of Conexant, on Conexant and its Subsidiaries following the Merger, subject to obtaining or making the Conexant Necessary Consents, any Contract to which Conexant or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, or any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Conexant or any Subsidiary of Conexant or their respective properties or assets.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Conexant or any Subsidiary of Conexant in connection with the execution and delivery of this Agreement by Conexant or the consummation by Conexant of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the HSR Act, (B) state securities or “blue sky” laws, (C) the Securities Act, (D) the Exchange Act, (E) the DGCL with respect to the filing of the Certificate of Merger with the Delaware Secretary, (F) the rules and regulations of Nasdaq, including with respect to authorization for inclusion of the shares of Conexant Common Stock to be issued in the Merger and the transaction contemplated hereby on the Nasdaq National Market System, subject to official notice of issuance, (G) antitrust or other competition laws of other jurisdictions, and (H) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (G) are hereinafter referred to as the “Conexant Necessary Consents”.

(d) Reports and Financial Statements.

(i) Each of Conexant and its Subsidiaries has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2002 (collectively, including all exhibits thereto, the “Conexant SEC Reports”). No Subsidiary of Conexant is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Conexant SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Conexant SEC Reports fairly presents, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Conexant and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All Conexant SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Conexant SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(ii) Except as disclosed in the Conexant SEC Reports filed and publicly available prior to the date hereof (the “Conexant Filed SEC Reports”), since June 30, 2003, Conexant and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Conexant and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business consistent with past practice or (B) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries.

(e) Information Supplied.

(i) None of the information supplied or to be supplied by Conexant or Concentric Sub for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to Conexant stockholders or GlobespanVirata stockholders or at the time of the Conexant Stockholders Meeting or the GlobespanVirata Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

(ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Conexant with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by GlobespanVirata for inclusion or incorporation by reference therein.

(f) Board Approval. The Board of Directors of Conexant, by resolutions duly adopted by unanimous vote of all directors at a meeting duly called and held and, other than as set forth in Section 5.8, not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of Conexant and its stockholders, (ii) approved this Agreement and the Merger, (iii) resolved to recommend that the stockholders of Conexant approve the issuance of Conexant Common Stock in the Merger pursuant to this Agreement and directed that the issuance of Conexant Common Stock in the Merger pursuant to this Agreement be submitted for consideration by Conexant’s stockholders at the Conexant Stockholders Meeting and (iv) taken all other action necessary to render any limitations on business combinations contained in Section 203 of the DGCL or any other similar limitations inapplicable to the transactions contemplated hereby. To the Knowledge of Conexant, no state takeover statute is applicable or purports to be applicable to the Merger or the other transactions contemplated hereby.

(g) Vote Required. The affirmative vote of a majority of the votes entitled to be cast by holders of shares of Conexant Common Stock present or represented by proxy and entitled to vote at the Conexant Stockholders Meeting, a quorum being present (the “Required Conexant Vote”), is the only vote of the holders of any class or series of Conexant capital stock necessary to approve the issuance of Conexant Common Stock in the Merger pursuant to this Agreement and the other transactions contemplated hereby.

(h) Litigation; Compliance with Laws.

(i) Except as set forth in the Conexant Filed SEC Reports, there is no suit, action, proceeding or regulatory investigation pending or, to the Knowledge of Conexant, threatened, against or affecting Conexant or any of its Subsidiaries or any property or asset of Conexant or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Conexant or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries.

(ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries, Conexant and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Conexant and its Subsidiaries (the “Conexant Permits”), and no suspension or cancellation of any of the Conexant Permits is pending or, to the Knowledge of Conexant, threatened, except for suspensions or cancellations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries. Conexant and its Subsidiaries are in compliance with the terms of the Conexant Permits, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries. None of Conexant or any of its Subsidiaries is in violation of, and Conexant and its Subsidiaries have not received any notices of violations with respect to, any Applicable Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries.

(i) Absence of Certain Changes or Events. Except as set forth in the Conexant Filed SEC Reports, since June 30, 2003, Conexant and its Subsidiaries have conducted their businesses only in the ordinary course, consistent with past practice, and there has not been any change, circumstance, event or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Conexant and its Subsidiaries.

(j) Environmental Matters. Except as set forth in the Conexant Filed SEC Reports and except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries, (i) the operations of Conexant and its Subsidiaries have been and are in compliance with all Environmental Laws and with all Conexant Permits required by Environmental Laws, (ii) there are no pending or, to the Knowledge of Conexant, threatened, Actions under or pursuant to Environmental Laws against Conexant or its Subsidiaries or involving any real property currently or, to the Knowledge of Conexant, formerly owned, operated or leased by Conexant or its Subsidiaries and (iii) Conexant and its Subsidiaries have not incurred any Environmental Liabilities and, to the Knowledge of Conexant, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the Knowledge of Conexant, formerly owned, operated or leased by Conexant or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities.

(k) Intellectual Property. Except as set forth in the Conexant Filed SEC Reports: (i) Conexant and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all material Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the Knowledge of Conexant, the use of any Intellectual Property by Conexant and its Subsidiaries does not infringe on or otherwise violate, and is not alleged to infringe or otherwise violate, the rights of any Person; (iii) the use of third party Intellectual Property by Conexant and its Subsidiaries is in accordance with the applicable license pursuant to which Conexant or any of its Subsidiaries acquired the right to use such Intellectual Property, which license is valid and in effect; (iv) to the Knowledge of Conexant, no Person is challenging, infringing on or otherwise violating any material right of Conexant or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Conexant or its Subsidiaries; (v) there are no pending claims, orders or proceedings with respect to either any Intellectual Property owned by Conexant and any of its Subsidiaries, or to the Knowledge of Conexant, any other Intellectual Property used by Conexant and its Subsidiaries; and (vi) to the Knowledge of Conexant, no Intellectual Property owned and/or licensed by Conexant or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability either of such Intellectual Property or of Conexant’s and its Subsidiaries’ rights to use such Intellectual Property.

(l) Conexant Rights Agreement. Conexant has taken all action necessary or appropriate so that the execution of this Agreement and consummation of the transactions contemplated hereby does not and will not result in the ability of any Person to exercise any Conexant Rights under the Rights Agreement dated as of November 30, 1998, as amended as of December 9, 1999, between Conexant and Mellon Investor Services LLC, as Rights Agent (the “Conexant Rights Agreement”), or enable or require such Conexant Rights to separate from the shares of Conexant Common Stock to which they are attached or to be triggered or become exercisable. No “Distribution Date” or “Shares Acquisition Date” (each as defined in the Conexant Rights Agreement) has occurred. Copies of the Conexant Rights Agreement, and all amendments thereto, have previously been provided to GlobespanVirata.

(m) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Conexant or any of its Subsidiaries, except Credit Suisse First Boston LLC (the “Conexant Financial Advisor”), whose fees and expenses will be paid by Conexant in accordance with Conexant’s agreement with such firm, a copy of which has been previously provided to GlobespanVirata.

(n) Opinion of Conexant Financial Advisor. Conexant has received the opinion of the Conexant Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Conexant.

(o) Taxes.

(i) Each of Conexant and its Subsidiaries has timely filed or has caused to be timely filed all Tax Returns required to be filed by it and all such Tax Returns are complete and correct in all respects, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, except to the extent that such failure to file, to be complete or correct or to have any extension granted that remains in effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries. Conexant and each of its Subsidiaries have paid or caused to be paid all Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party, except to the extent that any failure to pay such Taxes would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries. There are no Liens for Taxes upon the assets of Conexant or any of its Subsidiaries, other than Liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and Liens for Taxes that would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries.

(ii) There are no pending, or to the Knowledge of Conexant, threatened, Tax audits, examinations or investigations, and no deficiencies for any Taxes have been proposed, asserted or assessed in writing against Conexant or any of its Subsidiaries, except for deficiencies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries.

(iii) None of Conexant or any of its Subsidiaries has taken any action, and Conexant has no Knowledge of any fact, agreement, plan or other circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(iv) Within the past five years, none of Conexant or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(i)(A) of the Code in a distribution intended to qualify under Section 355(a) of the Code.

(v) None of Conexant or any of its Subsidiaries has agreed to make, nor is required to make, any material adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting methods or otherwise.

(vi) None of Conexant or any of its Subsidiaries has any liability for Taxes of any Person as a result of being a member of an affiliated, consolidated, combined or unitary group (other than Conexant and its Subsidiaries) under Treasury Reg. §1.1502-6 (or any comparable provision of state, local or foreign law), or is bound by or has any obligation under any Tax sharing arrangement, Tax indemnification arrangement or similar contract or arrangement, except as would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries.

(p) Certain Contracts. As of the date hereof, none of Conexant or any of its Subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or arrangement that limits or otherwise restricts Conexant or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, to the Knowledge of Conexant, limit or restrict Conexant or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreement or arrangement would reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries, after giving effect to the Merger, (iii) any employee benefit plan, employee contract with a senior executive or any other material contract, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (iv) any Contract which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. All “material contracts” (as defined in clause (i) above) set forth in Section 3.2(p) of the Conexant Disclosure Schedule are valid and binding on Conexant and its Subsidiaries, as applicable, and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries. None of Conexant or any of its Subsidiaries or, to the Knowledge of Conexant, any other party thereto has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any “material contract” (as defined in clause (i) above) set forth in Section 3.2(p) of the Conexant Disclosure Schedule, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries.

(q) Employee Benefits.

(i) With respect to each Conexant Plan, except for Conexant Plans the liabilities under which, individually or in the aggregate, would not have a Material Adverse Effect on Conexant and its Subsidiaries, Conexant has made available to GlobespanVirata a true, correct and complete copy of: (A) all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules and exhibits, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the three most recent annual financial reports, if any; (E) the three most recent actuarial reports, if any; (F) the most recent determination letter from the IRS, if any; and (G) the annual compliance testing under Sections 401(a) through 416 of the Code for the three most recently completed plan years.

(ii) With respect to each Conexant Plan, Conexant and its Subsidiaries have complied with, and are now in compliance with, all provisions of ERISA, the Code and all other Applicable Laws and regulations applicable to such Conexant Plans and each Conexant Plan has been administered in accordance with its terms, in each case except as would not have a Material Adverse Effect on Conexant and its Subsidiaries. Each Conexant Plan that is required by ERISA to be funded is fully funded in accordance with reasonable actuarial assumptions, except as would not have a Material Adverse Effect on Conexant and its Subsidiaries.

(iii) All Conexant Plans subject to the Applicable Laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, in each case except as would not have a Material Adverse Effect on Conexant and its Subsidiaries.

(iv) None of Conexant or any of its Subsidiaries has any liability or obligation in respect of any Multiemployer Plan.

(v) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other act) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment, option, award or benefit (including any “excess parachute payment” within the meaning of Section 280G of the Code) to any director or employee of Conexant or any of its Subsidiaries, or require the funding of any “rabbi” trust or similar trust.

(r) Labor Relations. As of the date of this Agreement, (i) none of Conexant or any of its Subsidiaries is a party to any collective bargaining agreement, (ii) except as would not have a Material Adverse Effect on Conexant and its Subsidiaries, no labor organization or group of employees of Conexant or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Conexant, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority and (iii) except as would not have a Material Adverse Effect on Conexant and its Subsidiaries, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of Conexant, threatened against or involving Conexant or any of its Subsidiaries.

(s) Insurance. Conexant and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Conexant and its Subsidiaries (taking into account the cost and availability of such insurance).

(t) Liens. No Liens exist on any assets of Conexant or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries.

(u) Ownership of Capital Stock of GlobespanVirata. None of Conexant or any of its Subsidiaries owns any shares of GlobespanVirata Common Stock or GlobespanVirata Preferred Stock (other than shares held in a fiduciary capacity for the benefit of third parties).

      SECTION 3.3     Representations and Warranties of Conexant and Concentric Sub. Conexant and Concentric Sub represent and warrant to GlobespanVirata as follows:

(a) Organization. Concentric Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Concentric Sub is a direct wholly-owned subsidiary of Conexant. Conexant, as the sole stockholder of Concentric Sub, has duly approved this Agreement and the transactions contemplated hereby.

(b) Capital Structure. On the date hereof, the authorized capital stock of Concentric Sub consists of 1,000 shares of Concentric Sub Common Stock.

(c) Authority. Concentric Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Concentric Sub and the consummation by Concentric Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Concentric Sub. This Agreement has been duly executed and delivered by Concentric Sub and constitutes a valid and binding agreement of Concentric Sub, enforceable against Concentric Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) No Conflicts. The execution and delivery by Concentric Sub of this Agreement and the consummation by Concentric Sub of the transactions contemplated hereby will not contravene or conflict with the Concentric Sub Certificate or the Concentric Sub By-Laws.

(e) No Business Activities. Concentric Sub has not conducted any activities other than in connection with the organization of Concentric Sub, the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. As of the date hereof, Concentric Sub has no Subsidiaries.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

      SECTION 4.1     Covenants of GlobespanVirata. During the period from the date of this Agreement and continuing until the Effective Time, GlobespanVirata agrees as to itself and its Subsidiaries that (except as required or otherwise expressly contemplated or permitted by this Agreement or Section 4.1 (including its subsections) of the GlobespanVirata Disclosure Schedule or as required by a Governmental Entity or to the extent that Conexant shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

(a) Ordinary Course.

(i) GlobespanVirata and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired at the Effective Time; provided, however, that no action by GlobespanVirata or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a)(i) unless such action would constitute a breach of one or more of such other provisions.

(ii) Other than investments permitted by Section 4.1(g), GlobespanVirata shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice, and in no event in excess of $7 million in any calendar quarter or $25 million in the aggregate, it being understood that any unused amount in any calendar quarter may be carried forward and applied to any subsequent calendar quarter.

(b) Dividends; Changes in Share Capital. GlobespanVirata shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by any direct or indirect wholly-owned Subsidiaries of GlobespanVirata, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of GlobespanVirata which remains a wholly-owned Subsidiary after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock for an amount in excess of $10 million in the aggregate or any securities convertible into or exercisable for any shares of its capital stock for an amount in excess of $50 million in the aggregate.

(c) Issuance of Securities. GlobespanVirata shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class, any GlobespanVirata Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or GlobespanVirata Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of GlobespanVirata Common Stock upon the exercise of GlobespanVirata Stock Options outstanding on the date hereof in accordance with their present terms or pursuant to GlobespanVirata Stock Options or other stock based awards granted pursuant to clause (ii) below, (ii) the granting of GlobespanVirata Stock Options or other stock based awards of or to acquire not more than 250,000 shares in the aggregate in any calendar quarter of GlobespanVirata Common Stock granted under GlobespanVirata Stock Plans in effect on the date hereof in the ordinary course of business consistent with past practice, (iii) issuances, sales or deliveries by a wholly-owned Subsidiary of GlobespanVirata of capital stock of such Subsidiary to such Subsidiary’s parent or another wholly-owned Subsidiary of GlobespanVirata, (iv) issuances in accordance with the GlobespanVirata Rights Agreement, (v) issuances permitted by Section 4.1(e), (vi) issuances upon conversion of the GlobespanVirata Convertible Notes, (vii) issuances upon the exercise of the GlobespanVirata Warrant or (viii) issuances pursuant to the GlobespanVirata ESPP.

(d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with Applicable Laws, GlobespanVirata shall not amend or propose to so amend its certificate of incorporation, by-laws or other governing documents.

(e) No Acquisitions. GlobespanVirata shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets used in the operations of the businesses of GlobespanVirata and its Subsidiaries in the ordinary course consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of GlobespanVirata, (y) the creation of new direct or indirect wholly-owned Subsidiaries of GlobespanVirata organized to conduct or continue activities otherwise permitted by this Agreement or (z) acquisitions for which the aggregate consideration paid does not exceed $25 million, whether in cash or shares of GlobespanVirata Common Stock, provided that not more than 5 million shares of GlobespanVirata Common Stock may be issued pursuant to this clause (z).

(f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of GlobespanVirata or (ii) as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated hereby, GlobespanVirata shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of its material assets (including capital stock of Subsidiaries of GlobespanVirata but excluding inventory in the ordinary course of business consistent with past practice).

(g) Investments; Indebtedness. GlobespanVirata shall not, and shall not permit any of its Subsidiaries to (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by GlobespanVirata or a Subsidiary of GlobespanVirata to or in GlobespanVirata or a Subsidiary of GlobespanVirata, (B) pursuant to any contract or other legal obligation of GlobespanVirata or any of its Subsidiaries as in effect at the date of this Agreement, (C) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business consistent with past practice, (D) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to GlobespanVirata and its Subsidiaries taken as a whole (provided that none of the transactions referred to in this clause (D) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Applicable Laws) or (E) investments, loans or advances not in excess of $10 million in the aggregate or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to GlobespanVirata and its Subsidiaries taken as a whole (other than any such indebtedness, issuances of debt securities, guarantees, loans or advances that refinance or replace any such indebtedness, debt securities, guarantees, loans or advances in existence on the date of this Agreement, provided that such refinancing or replacement does not impair or delay the consummation of the Merger).

(h) Tax-Free Qualification. GlobespanVirata shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.1) that would prevent or impede the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

(i) Compensation. Except (x) as set forth in Section 4.1(c), (y) as required by Applicable Laws or by the terms of any collective bargaining agreement or other agreement currently in effect between GlobespanVirata or any of its Subsidiaries and any executive officer or employee thereof or (z) in the ordinary course of business consistent with past practice, GlobespanVirata shall not increase the amount of compensation or employee benefits of any director, officer or employee of GlobespanVirata or any of its Subsidiaries, pay any pension, retirement, savings or profit-sharing allowance to any employee that is not required by any existing plan or agreement, enter into any Contract with any of its employees regarding his or her employment, compensation or benefits, increase or commit to increase any employee benefits, issue any additional GlobespanVirata Stock Options, adopt or amend or make any commitment to adopt or amend any GlobespanVirata Plan or make any contribution, other than regularly scheduled contributions, to any GlobespanVirata Plan. GlobespanVirata shall not accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, except as required by Applicable Laws, by the terms of the plan or agreement under which such option or other stock-based compensation was granted or in the ordinary course of business consistent with past practice or in accordance with this Agreement, and any option committed to be granted or granted after the date hereof shall not accelerate as a result of the approval or consummation of any transaction contemplated by this Agreement.

(j) Accounting Methods; Income Tax Elections. Except as disclosed in GlobespanVirata Filed SEC Reports, or as required by a Governmental Entity, GlobespanVirata shall not, and shall not permit any of its Subsidiaries to, change its methods of accounting in effect at December 31, 2002, except as required by changes in GAAP as concurred in by GlobespanVirata’s independent public accountants. GlobespanVirata shall not, and shall not permit any of its Subsidiaries to, (i) change its fiscal year or (ii) make any material Tax election or settle or compromise any material income Tax liability, other than in the ordinary course of business consistent with past practice.

(k) Certain Agreements and Arrangements. GlobespanVirata shall not, and shall not permit any of its Subsidiaries to, enter into any Contracts that limit or otherwise restrict GlobespanVirata or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict Conexant or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries, after giving effect to the Merger.

(l) GlobespanVirata Rights Agreement. Other than in connection with the Merger, GlobespanVirata shall not amend, modify or waive any provision of the GlobespanVirata Rights Agreement and shall not take any action to redeem the GlobespanVirata Rights or render the GlobespanVirata Rights inapplicable to any transaction.

(m) Litigation. GlobespanVirata shall not, and shall not permit any of its Subsidiaries to, settle or compromise any threatened or pending Actions for an amount in excess of $5 million in the aggregate or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any threatened or pending Actions, except for such consent decrees, injunctions, restraints or equitable relief which would not, individually or in the aggregate, have a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

(n) No Related Actions. GlobespanVirata will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing actions.

      SECTION 4.2     Covenants of Conexant and Concentric Sub. During the period from the date of this Agreement and continuing until the Effective Time, Conexant and Concentric Sub each agrees that (except as required or otherwise expressly contemplated or permitted by this Agreement or Section 4.2 (including its subsections) of the Conexant Disclosure Schedule or as required by a Governmental Entity or to the extent that GlobespanVirata shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

(a) Ordinary Course.

(i) Conexant and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired at the Effective Time; provided, however, that no action by Conexant or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.2 shall be deemed a breach of this Section 4.2(a)(i) unless such action would constitute a breach of one or more of such other provisions.

(ii) Other than investments permitted by Section 4.2(g), Conexant shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice, and in no event in excess of $7 million in any calendar quarter or $25 million in the aggregate, it being understood that any unused amount in any calendar quarter may be carried forward and applied to any subsequent calendar quarter.

(b) Dividends; Changes in Share Capital. Conexant shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by any direct or indirect wholly-owned Subsidiaries of Conexant, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of Conexant which remains a wholly-owned Subsidiary after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock for an amount in excess of $10 million in the aggregate or any securities convertible into or exercisable for any shares of its capital stock for an amount in excess of $50 million in the aggregate.

(c) Issuance of Securities. Conexant shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class, any Conexant Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Conexant Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Conexant Common Stock upon the exercise of Conexant Stock Options outstanding on the date hereof in accordance with their present terms or pursuant to Conexant Stock Options or other stock based awards granted pursuant to clause (ii) below, (ii) the granting of Conexant Stock Options or other stock based awards of or to acquire not more than 250,000 shares in the aggregate in any calendar quarter of Conexant Common Stock granted under Conexant Stock Plans in effect on the date hereof in the ordinary course of business consistent with past practice, (iii) issuances, sales or deliveries by a wholly-owned Subsidiary of Conexant of capital stock of such Subsidiary to such Subsidiary’s parent or another wholly-owned Subsidiary of Conexant, (iv) issuances in accordance with the Conexant Rights Agreement, (v) issuances permitted by Section 4.2(e), (vi) issuances upon conversion of the Conexant Convertible Notes, (vii) issuances upon the exercise of the Jazz Warrant or (viii) issuances pursuant to the Conexant ESPP.

(d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with Applicable Laws, Conexant shall not amend or propose to so amend its certificate of incorporation, by-laws or other governing documents.

(e) No Acquisitions. Conexant shall not, and shall not permit any its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets used in the operations of the businesses of Conexant and its Subsidiaries in the ordinary course consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of Conexant, (y) the creation of new direct or indirect wholly-owned Subsidiaries of Conexant organized to conduct or continue activities otherwise permitted by this Agreement or (z) acquisitions for which the aggregate consideration paid does not exceed $25 million, whether in cash or shares of Conexant

Common Stock, provided that not more than 5 million shares of Conexant Common Stock may be issued pursuant to this clause (z).

(f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of Conexant or (ii) as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated hereby, Conexant shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of its material assets (including capital stock of Subsidiaries of Conexant but excluding inventory in the ordinary course of business consistent with past practice).

(g) Investments; Indebtedness. Conexant shall not, and shall not permit any of its Subsidiaries to (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by Conexant or a Subsidiary of Conexant to or in Conexant or a Subsidiary of Conexant, (B) pursuant to any contract or other legal obligation of Conexant or any of its Subsidiaries as in effect at the date of this Agreement, (C) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business consistent with past practice, (D) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to Conexant and its Subsidiaries taken as a whole (provided that none of the transactions referred to in this clause (D) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Applicable Laws) or (E) investments, loans or advances not in excess of $10 million in the aggregate or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to Conexant and its Subsidiaries taken as a whole (other than any such indebtedness, issuances of debt securities, guarantees, loans or advances that refinance or replace any such indebtedness, debt securities, guarantees, loans or advances in existence on the date of this Agreement, provided that such refinancing or replacement does not impair or delay the consummation of the Merger).

(h) Tax-Free Qualification. Conexant shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.2) that would prevent or impede the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

(i) Compensation. Except (x) as set forth in Section 4.2(c), (y) as required by Applicable Laws or by the terms of any collective bargaining agreement or other agreement currently in effect between Conexant or any of its Subsidiaries and any executive officer or employee thereof or (z) in the ordinary course of business consistent with past practice, Conexant shall not increase the amount of compensation or employee benefits of any director, officer or employee of Conexant or any of its Subsidiaries, pay any pension, retirement, savings or profit-sharing allowance to any employee that is not required by any existing plan or agreement, enter into any Contract with any of its employees regarding his or her employment, compensation or benefits, increase or commit to increase any employee benefits, issue any additional Conexant Stock Options, adopt or amend or make any commitment to adopt or amend any Conexant Plan or make any contribution, other than regularly scheduled contributions, to any Conexant Plan. Conexant shall not accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, except as required by Applicable Laws, by the terms of the plan or agreement under which such option or other stock-based compensation was granted or in the ordinary course of business consistent with past practice or in accordance with this Agreement, and any option committed to be granted or granted after the date hereof shall not accelerate as a result of the approval or consummation of any transaction contemplated by this Agreement.

(j) Accounting Methods; Income Tax Elections. Except as disclosed in Conexant Filed SEC Reports, or as required by a Governmental Entity, Conexant shall not, and shall not permit any of its Subsidiaries to, change its methods of accounting in effect at September 30, 2002, except as required by changes in GAAP as concurred in by Conexant’s independent public accountants. Conexant shall not, and shall not permit any of its Subsidiaries to, (i) change its fiscal year or (ii) make any material Tax election or settle or compromise any material income Tax liability, other than in the ordinary course of business consistent with past practice.

(k) Certain Agreements and Arrangements. Conexant shall not, and shall not permit any of its Subsidiaries to, enter into any Contracts that limit or otherwise restrict Conexant or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict Conexant or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries, after giving effect to the Merger.

(l) Conexant Rights Agreement. Other than in connection with the Merger, Conexant shall not amend, modify or waive any provision of the Conexant Rights Agreement and shall not take any action to redeem the Conexant Rights or render the Conexant Rights inapplicable to any transaction.

(m) Litigation. Conexant shall not, and shall not permit any of its Subsidiaries to, settle or compromise any threatened or pending Actions for an amount in excess of $5 million in the aggregate or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any threatened or pending Actions, except for such consent decrees, injunctions, restraints or equitable relief which would not, individually or in the aggregate, have a Material Adverse Effect on Conexant and its Subsidiaries.

(n) No Concentric Sub Business Activities. Concentric Sub will not conduct any activities other than in connection with the organization of Concentric Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

(o) No Related Actions. Conexant will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing actions.

      SECTION 4.3     Governmental Filings. Each of Conexant and Concentric Sub, on the one hand, and GlobespanVirata, on the other hand, shall (a) confer on a regular and frequent basis with the other and (b) report to the other (to the extent permitted by Applicable Laws or any applicable confidentiality agreement) on operational matters. Each party shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by Applicable Laws or any applicable confidentiality agreement) deliver to the other parties copies of all such reports, announcements and publications promptly after the same are filed.

      SECTION 4.4     Control of Other Party’s Business. Nothing contained in this Agreement shall give Conexant, directly or indirectly, the right to control or direct GlobespanVirata’s operations prior to the Effective Time. Nothing contained in this Agreement shall give GlobespanVirata, directly or indirectly, the right to control or direct the operations of Conexant prior to the Effective Time. Prior to the Effective Time, each of Conexant and GlobespanVirata shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE V

ADDITIONAL AGREEMENTS

      SECTION 5.1     Preparation of Proxy Statement; Stockholders Meetings.

      (a) As promptly as reasonably practicable following the date hereof, Conexant and GlobespanVirata shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) and Conexant shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Conexant Common Stock in the Merger (the “Form S-4”). The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as Conexant’s prospectus. Each of Conexant and GlobespanVirata shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC as promptly as reasonably practicable after filing with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Conexant and GlobespanVirata shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC. The parties shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Conexant and GlobespanVirata, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that Conexant, in connection with a Change in the Conexant Recommendation, and GlobespanVirata, in connection with a Change in the GlobespanVirata Recommendation (each of a Change in the Conexant Recommendation and a Change in the GlobespanVirata Recommendation being hereinafter sometimes referred to as a “Change”), may amend or supplement the Joint Proxy Statement/Prospectus or the Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a Change, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors’ deliberations and conclusions accurately described. Conexant will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Conexant’s stockholders, and GlobespanVirata will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to GlobespanVirata’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Conexant shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Conexant Common Stock in the Merger and GlobespanVirata and Conexant shall furnish all information concerning GlobespanVirata and Conexant and the holders of GlobespanVirata Common Stock as may be reasonably requested in connection with any such action. Each of Conexant and GlobespanVirata will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order with respect to the Form S-4, the suspension of the qualification of the Conexant Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to Conexant or GlobespanVirata, or any of their respective affiliates, officers or directors, is discovered by Conexant or GlobespanVirata which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by Applicable Laws, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders Conexant and GlobespanVirata.

      (b) GlobespanVirata shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of Conexant and GlobespanVirata (the “GlobespanVirata Stockholders Meeting”) for the purpose of obtaining the Required GlobespanVirata Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the approval and adoption of this Agreement and the Merger by the Required GlobespanVirata Vote; and the Board of Directors of GlobespanVirata shall recommend approval and adoption of this Agreement and the Merger by the stockholders of GlobespanVirata to the effect as set forth in Section 3.1(f) (the “GlobespanVirata Recommendation”), and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Conexant the GlobespanVirata Recommendation or (ii) take any action or make any statement in connection with the GlobespanVirata Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in the GlobespanVirata Recommendation”); provided, however, that the Board of Directors of GlobespanVirata may make a Change in the GlobespanVirata Recommendation pursuant to Section 5.8. Notwithstanding any Change in the GlobespanVirata Recommendation, this Agreement shall be submitted to the stockholders of GlobespanVirata at the GlobespanVirata Stockholders Meeting for the purpose of approving and adopting this Agreement and the Merger and nothing contained herein shall be deemed to relieve GlobespanVirata of such obligation.

      (c) Conexant shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of Conexant and GlobespanVirata (the “Conexant Stockholders Meeting”) for the purpose of obtaining the Required Conexant Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the approval of the issuance of Conexant Common Stock in the Merger pursuant to this Agreement by the Required Conexant Vote, and the Board of Directors of Conexant shall recommend approval of the issuance of Conexant Common Stock in the Merger pursuant to this Agreement by the stockholders of Conexant to the effect as set forth in Section 3.2(f) (the “Conexant Recommendation”) and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to GlobespanVirata the Conexant Recommendation or (ii) take any action or make any statement in connection with the Conexant Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in the Conexant Recommendation”); provided, however, that the Board of Directors of Conexant may make a Change in the Conexant Recommendation pursuant to Section 5.8. Notwithstanding any Change in the Conexant Recommendation, the issuance of Conexant Common Stock in the Merger pursuant to this Agreement shall be submitted to the stockholders of Conexant at the Conexant Stockholders Meeting for the purpose of approving the issuance of Conexant Common Stock in the Merger pursuant to this Agreement and nothing contained herein shall be deemed to relieve Conexant of such obligation.

      SECTION 5.2     Conexant Board of Directors and Management.

      (a) Conexant shall take all requisite action such that, immediately following the Effective Time, its Board of Directors shall consist of twelve directors, seven of whom shall be designated by Conexant prior to the Effective Time (one of whom shall be Dwight W. Decker) and five of whom shall be designated by GlobespanVirata prior to the Effective Time (one of whom shall be Armando Geday). Of the five directors designated by GlobespanVirata, two shall be members of Class I, one shall be a member of Class II and two shall be members of Class III of the Conexant Board of Directors. The By-laws of Conexant shall be amended as of the Effective Time to provide that (i) if a director designated by Conexant resigns, dies or is removed during the period beginning at the Effective Time and ending on the expiration of the current term of the class of which such director is a member (such period for each such director, the “Transition Period”), such director shall be replaced by the remaining Conexant designees

(or their successors) (the “Conexant Directors”), (ii) if a director designated by GlobespanVirata resigns, dies or is removed during the Transition Period such director shall be replaced by the remaining GlobespanVirata designees (or their successors) (the “GlobespanVirata Directors”), (iii) if the Conexant Directors or the GlobespanVirata Directors are entitled to designate a successor for a director who resigns, dies or is removed, the Conexant Directors or the GlobespanVirata Directors shall also be entitled to designate a successor for such director to serve on any of the Audit Committee, the Compensation and Management Development Committee and the Governance and Board Composition Committee of the Board on which such director served and (iv) for a period of two years after the Effective Time of the Merger, the affirmative vote of at least 75% of the whole Board of Directors of Conexant (without taking into account any vacancies) shall be required (A) to change the number of directors comprising the whole Board of Directors of Conexant, (B) to change the number of directors comprising each of the Audit Committee, the Compensation and Management Development Committee and the Governance and Board Composition Committee of the Board, (C) to remove Dwight W. Decker, Armando Geday or F. Matthew Rhodes from their respective positions of Non-Executive Chairman of the Board, Chief Executive Officer and President or (D) to amend the foregoing provisions of the Conexant By-Laws.

      (b) Conexant shall take all requisite action such that, immediately following the Effective Time, (i) Dwight W. Decker shall be appointed to serve, at the discretion of the Board of Directors, as the Non-Executive Chairman of the Board of Conexant, and (ii) Armando Geday shall be appointed as the Chief Executive Officer of Conexant, F. Matthew Rhodes shall be appointed as the President of Conexant, and such other individuals as Conexant and GlobespanVirata shall otherwise agree prior to the Effective Time shall be appointed as officers of Conexant, such officers to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

      (c) Conexant shall take all requisite action such that, immediately following the Effective Time, (i) the Audit Committee of the Board of Directors of Conexant shall be comprised of two members designated prior to the Effective Time by Conexant and two directors (one of whom shall be the chairperson) designated prior to the Effective Time by GlobespanVirata, (ii) the Compensation and Management Development Committee of the Board of Directors of Conexant shall be comprised of two directors (one of whom shall be the chairperson) designated prior to the Effective Time by Conexant and two directors designated prior to the Effective Time by GlobespanVirata and (iii) the Governance and Board Composition Committee of the Board of Directors of Conexant shall be comprised of four directors (one of whom shall be the chairperson) designated prior to the Effective Time by Conexant and four directors designated prior to the Effective Time by GlobespanVirata. Each of the foregoing committees shall act by a majority vote of the whole committee (without taking into account any vacancies). Each member of the foregoing committees of the Board shall meet applicable independence and other requirements of any Applicable Laws and the rules of Nasdaq.

      SECTION 5.3     Headquarters. Following the Effective Time, the headquarters for Conexant shall be located in Red Bank, New Jersey.

      SECTION 5.4     Employment Agreements. Prior to the Effective Time, Conexant will offer to enter into employment agreements, to be effective as of the Effective Time, with (i) each of the individuals listed in Exhibit A, such employment agreements to be on substantially the terms set forth in the respective term sheets included in the Schedules to Exhibit A and (ii) such other individuals, and on such terms, as Conexant and GlobespanVirata shall agree.

      SECTION 5.5     Fiscal Year. It is the intention of Conexant and GlobespanVirata that the fiscal year of Conexant will end on the Friday closest to September 30 of each year.

      SECTION 5.6     Access to Information.

      (a) Upon reasonable notice, each of Conexant and GlobespanVirata shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other reasonable access during normal business hours, during the period prior to the Effective Time, to all its books, records, properties, plants and personnel and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under Applicable Laws), and (ii) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that (A) any Applicable Laws or Contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (B) the information is subject to confidentiality obligations to a third party. The parties will hold any such information obtained pursuant to this Section 5.6(a) in confidence in accordance with, and will otherwise be subject to, the provisions of the non-disclosure agreement dated October 16, 2003 between Conexant and GlobespanVirata (as it may be amended or supplemented, the “Confidentiality Agreement”). Any investigation by either Conexant or GlobespanVirata shall not affect the representations and warranties of the other or the conditions to the respective obligations of the parties to consummate the Merger.

      (b) Notwithstanding anything to the contrary set forth herein or in any other agreement between the parties, the obligations of confidentiality contained herein, as they relate to the transactions contemplated by this Agreement or in any other agreement between the parties, shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party (and any employee, representative or agent of any party) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of each of such transactions and all materials of any kind (including opinions and analyses) that are provided to the parties relating to such federal tax treatment or federal tax structure. The preceding sentence is intended to cause such transactions not to be treated as having been offered under conditions of confidentiality for purposes of Treasury Reg. § 1.6011-4(b)(3) (or any successor provision), and shall be construed in a manner consistent with such purpose. In addition, each party acknowledges that it has no proprietary or exclusive rights to the tax structure or tax treatment of the transactions contemplated by this Agreement or any tax matter or tax idea related to such transactions.

      SECTION 5.7     Reasonable Best Efforts.

      (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions and filings and to obtain as promptly as practicable all GlobespanVirata Necessary Consents and Conexant Necessary Consents and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Required Approvals”) and (ii) taking all reasonable steps as may be necessary to obtain all Required Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, (ii) appropriate filings, if any are required, with any foreign regulatory authorities in accordance with applicable competition, merger control, antitrust, investment or similar Applicable Laws, and (iii) all other necessary filings with other Governmental Entities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such Applicable Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the Required Approvals under such other Applicable Laws or from such authorities as soon as practicable and to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by any Governmental Entity or any private party with respect to this Agreement so as to make effective as promptly as practicable the transactions contemplated hereby and avoid any administrative, judicial or other action or proceeding, including any action or proceeding by a private party, which would otherwise have the effect of preventing or delaying the Closing beyond the Termination Date. The reasonable best efforts involved in the preceding sentence shall include (i) defending through litigation on the merits, including appeals, any claim asserted in any such action or proceeding, (ii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Conexant (including its Subsidiaries) or GlobespanVirata (including its Subsidiaries), including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture or disposition of such assets or businesses, (iii) agreeing to any limitation on the conduct of Conexant (including its Subsidiaries) or GlobespanVirata (including its Subsidiaries), or (iv) agreeing to take any other action as may be necessary or required by a Governmental Entity or otherwise in order (x) to obtain all necessary consents, approvals and authorizations as soon as reasonably possible, (y) to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, or (z) to effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the Closing beyond the Termination Date. At the request of one party, the other party shall agree to take any action in the two preceding sentences, provided that any such action may be conditioned upon the consummation of the transactions contemplated hereby.

      (b) Each of Conexant and GlobespanVirata shall, in connection with the efforts referenced in Section 5.7(a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

      (c) In furtherance and not in limitation of the covenants of the parties contained in Section 5.7(a) and Section 5.7(b), if any administrative, judicial or other action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Laws, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated hereby, each of Conexant and GlobespanVirata shall cooperate in all respects with each other to avoid, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.7 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such party has complied with its obligations under this Section 5.7.

      (d) Each of Conexant and GlobespanVirata and shall cooperate with each other in obtaining opinions of Chadbourne & Parke LLP, counsel to Conexant, and Ropes & Gray LLP, counsel to GlobespanVirata, to satisfy the conditions set forth in Section 6.3(c) and Section 6.2(c). In connection therewith, each of

Conexant and GlobespanVirata shall deliver to such counsel customary representation letters in form and substance reasonably satisfactory to such counsel.

      SECTION 5.8     Acquisition Proposals.

      (a) Without limiting any party’s other obligations under this Agreement (including under Article IV hereof), each of GlobespanVirata and Conexant agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, any Acquisition Proposal, (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

      (b) For purposes of this Agreement, “Acquisition Proposal” means (i) with respect to GlobespanVirata, any inquiry, proposal or offer from any Person with respect to (A) any purchase or sale of a business or asset of GlobespanVirata and its Subsidiaries that constitutes 30% or more of the net revenues, net income or assets of GlobespanVirata and its Subsidiaries, taken as a whole, (B) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving GlobespanVirata or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC), or (C) any purchase or sale of, or tender or exchange offer for, the equity securities of GlobespanVirata that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 30% or more of the total voting power of GlobespanVirata (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries, including any single or multi-step transaction or series of related transactions (other than a proposal or offer made by Conexant or an affiliate thereof), and (ii) with respect to Conexant, any inquiry, proposal or offer from any Person with respect to (A) any purchase or sale of a business or asset of Conexant and its Subsidiaries that constitutes 30% or more of the net revenues, net income or assets of Conexant and its Subsidiaries, taken as a whole, (B) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Conexant or any of its Significant Subsidiaries or (C) any purchase or sale of, or tender or exchange offer for, the equity securities of Conexant that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 30% or more of the total voting power of Conexant (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries, including any single or multi-step transaction or series of related transactions (other than a proposal or offer made by GlobespanVirata or an affiliate thereof).

      (c) Notwithstanding anything in this Agreement to the contrary, each of GlobespanVirata and Conexant or its respective Board of Directors shall be permitted to (i) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (ii) effect a Change in the GlobespanVirata Recommendation or a Change in the Conexant Recommendation, as the case may be, or (iii) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person in order to be informed with respect thereto in order to make any determination permitted in clause (ii), if and only to the extent that, in any such case referred to in clause (ii) or (iii), (A) its Stockholders Meeting shall not have occurred, (B) (x) in the case of clause (ii) above, it has received an unsolicited bona fide written Acquisition Proposal (for purposes of this clause (B), references to 30% in the definition of “Acquisition Proposal” shall be deemed to be references to 50%) from a third party and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior

Proposal and (y) in the case of clause (iii) above, its Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal would constitute a Superior Proposal, (C) its Board of Directors, after consultation with outside counsel, determines in good faith that it is required to take such action in the exercise of its fiduciary duties to stockholders under Applicable Laws, (D) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement having provisions that are at least as restrictive to such Person as the comparable provisions contained in the Confidentiality Agreement and (E) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, it notifies the other parties promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and furnishes to the other parties a copy of any such written inquiry, proposal or offer. Each of GlobespanVirata and Conexant agrees that it will promptly keep each other informed of the status and terms of any such inquiries, proposals or offers and the status and terms of any such discussions or negotiations. Each of GlobespanVirata and Conexant agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Persons conducted heretofore with respect to any Acquisition Proposal, and request the return or destruction of all non-public information furnished in connection therewith. Each of GlobespanVirata and Conexant agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.8. Nothing in this Section 5.8 shall (x) permit GlobespanVirata or Conexant to terminate this Agreement (except as specifically provided in Article VII) or (y) affect any other obligation of GlobespanVirata or Conexant under this Agreement. Neither GlobespanVirata nor Conexant shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

      (d) For purposes of this Agreement, “Superior Proposal” means with respect to GlobespanVirata or Conexant, as the case may be, a bona fide written proposal made by a Person other than either such party which is (i) for a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving such party as a result of which the other Person thereto or its stockholders will own 50% or more of the combined voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), and (ii) is not subject to any financing contingency or due diligence condition and is otherwise on terms which the Board of Directors of such party in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (x) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (y) is reasonably capable of being completed.

      SECTION 5.9     Employee Benefits Matters.

      (a) Continuation and Comparability of Benefits. From and after the Effective Time, the Conexant Plans and the GlobespanVirata Plans in effect at the Effective Time shall remain in effect with respect to employees and former employees of Conexant and its Subsidiaries and employees and former employees of GlobespanVirata and its Subsidiaries covered by such plans at the Effective Time (whether or not such covered employees have then satisfied waiting periods or other preconditions to participation under such plans) (collectively, the “Continuing Employees”), until such time as Conexant shall determine, subject to Applicable Laws and the terms of such plans. Prior to the Closing Date, Conexant and GlobespanVirata shall cooperate in reviewing, evaluating and analyzing the Conexant Plans and the GlobespanVirata Plans with a view towards developing appropriate new benefit plans for Continuing Employees. It is the intention of Conexant and GlobespanVirata, to the extent permitted by Applicable Laws, to develop new benefit plans, as soon as reasonably practicable after the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors and

(ii) do not discriminate between Continuing Employees who were covered by Conexant Plans, on the one hand, and those covered by GlobespanVirata Plans, on the other, at the Effective Time. Nothing in this Section 5.9 shall be interpreted as preventing Conexant or the Surviving Corporation from amending, modifying or terminating any Conexant Plan or GlobespanVirata Plan or other contract, arrangement, commitment or understanding, in accordance with its terms and Applicable Laws.

      (b) Pre-Existing Limitations; Deductibles; Service Credit. With respect to any employee benefit plans in which any Continuing Employees who were employees of Conexant or GlobespanVirata (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which the Continuing Employees did not participate prior to the Effective Time (the “Post-Closing Plans”), Conexant shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any Post-Closing Plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods under the analogous pre-Effective Time employee benefit plan had not been satisfied or completed as of the Effective Time; (ii) provide each Continuing Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under the analogous pre-Effective Time employee benefit plan in satisfying any applicable deductible or out-of-pocket requirements under any Post-Closing Plans in which such employees may be eligible to participate after the Effective Time; and (iii) recognize all service of the Continuing Employees with Conexant and GlobespanVirata, and their respective affiliates, for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement to benefits, and, except with respect to defined benefit pension plans, benefit accrual) in any Post-Closing Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Conexant Plan; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.

      (c) ESPP. Prior to the Closing Date, Conexant and GlobespanVirata will cooperate in developing a mutually agreeable plan for transitioning the Continuing Employees from participation in the GlobespanVirata ESPP to participation in the Conexant ESPP with a view to preserving, to the extent practicable, certain mutually agreed benefits of Continuing Employees under the GlobespanVirata ESPP and including Continuing Employees in the Conexant ESPP as soon as practicable after termination of the GlobespanVirata ESPP.

      SECTION 5.10     Fees and Expenses. Subject to Section 7.2(d), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except Expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus, which shall be shared equally by GlobespanVirata and Conexant. As used in this Agreement, “Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

      SECTION 5.11     Directors’ and Officers’ Indemnification and Insurance. Conexant shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of GlobespanVirata and its Subsidiaries (in all of their capacities as such), to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by GlobespanVirata pursuant to GlobespanVirata’s certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any such directors, officers and employees of GlobespanVirata and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’

liability insurance and fiduciary liability insurance maintained by GlobespanVirata (provided that Conexant may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Conexant be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by GlobespanVirata for such insurance; and, provided, further, that if the annual premiums for such insurance coverage exceed such amount, Conexant shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

      SECTION 5.12     Public Announcements. GlobespanVirata and Conexant each shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by Applicable Laws or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

      SECTION 5.13     Accounting Matters.

      (a) GlobespanVirata shall use reasonable best efforts to cause to be delivered to Conexant two letters from GlobespanVirata’s independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, addressed to GlobespanVirata and Conexant, in form and substance reasonably satisfactory to Conexant and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

      (b) Conexant shall use reasonable best efforts to cause to be delivered to GlobespanVirata two letters from Conexant’s independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, addressed to Conexant and GlobespanVirata, in form and substance reasonably satisfactory to GlobespanVirata and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

      SECTION 5.14     Listing of Shares of Conexant Common Stock. Conexant shall use reasonable best efforts to cause the shares of Conexant Common Stock to be issued in the Merger and the shares of Conexant Common Stock to be reserved for issuance upon exercise of the GlobespanVirata Stock Options that are converted into options to acquire Conexant Common Stock to be approved for listing on the Nasdaq National Market System, subject to official notice of issuance, prior to the Closing Date.

      SECTION 5.15     Affiliates. Not less than 45 days prior to the Effective Time, GlobespanVirata shall deliver to Conexant a letter identifying all persons who, in the judgment of GlobespanVirata, may be deemed at the time this Agreement is submitted for approval by the stockholders of GlobespanVirata, “affiliates” of GlobespanVirata for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. GlobespanVirata shall use reasonable best efforts to cause each person identified on such list to deliver to Conexant not less than 20 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit B hereto (an “Affiliate Agreement”).

      SECTION 5.16     Section 16 Matters. Prior to the Effective Time, Conexant and GlobespanVirata shall take all such steps as may be required to cause any dispositions of GlobespanVirata Common Stock (including derivative securities with respect to GlobespanVirata Common Stock) or acquisitions of Conexant Common Stock (including derivative securities with respect to Conexant Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to GlobespanVirata or Conexant to be exempt under Rule 16b-3 promulgated under the Exchange Act.

      SECTION 5.17     Takeover Statutes. If any “fair price”, “moratorium”, “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of Conexant and GlobespanVirata and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

      SECTION 5.18     Advice of Changes. Each of Conexant and GlobespanVirata shall as promptly as reasonably practicable after becoming aware thereof advise the other of (a) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any change or event (i) having, or which, insofar as can reasonably be foreseen, would have, in the case of GlobespanVirata, a Material Adverse Effect on GlobespanVirata and its Subsidiaries, and, in the case of Conexant, a Material Adverse Effect on Conexant and its Subsidiaries, or (ii) which has resulted, or which, insofar as can reasonably be foreseen, would result, in any of the conditions set forth in Article VI not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      SECTION 5.19     Shareholders Agreements. Concurrently with the execution and delivery of this Agreement, (a) each of the directors and executive officers of GlobespanVirata shall execute and deliver a Shareholders Agreement, substantially in the form attached as Exhibit C hereto, and (b) each of the directors and executive officers of Conexant shall execute and deliver a Shareholders Agreement, substantially in the form attached as Exhibit D hereto.

ARTICLE VI

CONDITIONS PRECEDENT

      SECTION 6.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

(a) Stockholder Approval. (i) Conexant shall have obtained the Required Conexant Vote in connection with the approval of the issuance of Conexant Common Stock in the Merger pursuant to this Agreement by the stockholders of Conexant and (ii) GlobespanVirata shall have obtained the Required GlobespanVirata Vote in connection with the approval and adoption of this Agreement and the Merger by the stockholders of GlobespanVirata.

(b) No Injunctions or Restraints, Illegality. No Applicable Laws shall have been adopted, promulgated or enforced by any Governmental Entity, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction (an “Injunction”) shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking, and which is reasonably likely to result in the granting of, an Injunction shall be pending.

(d) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(e) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3 and filings pursuant to the HSR Act (which are addressed in Section 6.1(d)), all consents, approvals, orders or authorizations of, actions of, filings and registrations with and notices to any Governmental Entity (i) set forth in Section 6.1(e) of the GlobespanVirata Disclosure Schedule or Section 6.1(e) of the Conexant Disclosure Schedule or (ii) required of GlobespanVirata, Conexant or any of their Subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken would reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries, taken together after giving effect to the Merger, shall have been obtained and shall be in full force and effect.

(f) Nasdaq Listing. The shares of Conexant Common Stock to be issued in the Merger and to be reserved for issuance in connection with the Merger shall have been approved for listing on the Nasdaq National Market System, subject to official notice of issuance.

(g) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall then be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

      SECTION 6.2     Additional Conditions to Obligations of GlobespanVirata. The obligation of GlobespanVirata to effect the Merger is subject to the satisfaction or waiver by GlobespanVirata prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Conexant and Concentric Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to Knowledge, materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries; and GlobespanVirata shall have received a certificate of Conexant executed by an executive officer of Conexant to such effect.

(b) Performance of Obligations of Conexant and Concentric Sub. Each of Conexant and Concentric Sub shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and GlobespanVirata shall have received a certificate of Conexant executed by an executive officer of Conexant to such effect.

(c) Tax Opinion. GlobespanVirata shall have received an opinion from Ropes & Gray LLP, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will constitute a reorganization under Section 368(a) of the Code.

(d) Conexant Rights Agreement. (i) No Distribution Date (as defined in the Conexant Rights Agreement) shall have occurred pursuant to the Conexant Rights Agreement unless all Conexant Rights have thereafter been redeemed and (ii) no Shares Acquisition Date (as defined in the Conexant Rights Agreement) shall have occurred pursuant to the Conexant Rights Agreement.

      SECTION 6.3     Additional Conditions to Obligations of Conexant. The obligation of Conexant to effect the Merger is subject to the satisfaction or waiver by Conexant prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of GlobespanVirata set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to Knowledge, materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries; and Conexant shall have received a certificate of GlobespanVirata executed by an executive officer of GlobespanVirata to such effect.

(b) Performance of Obligations of GlobespanVirata. GlobespanVirata shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Conexant shall have received a certificate of GlobespanVirata executed by an executive officer of GlobespanVirata to such effect.

(c) Tax Opinion. Conexant shall have received an opinion from Chadbourne & Parke LLP, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will constitute a reorganization under Section 368(a) of the Code.

(d) GlobespanVirata Rights Agreement. (i) No Distribution Date (as defined in the GlobespanVirata Rights Agreement) shall have occurred pursuant to the GlobespanVirata Rights Agreement unless all GlobespanVirata Rights have thereafter been redeemed and (ii) no 15% Ownership Date (as defined in the GlobespanVirata Rights Agreement) shall have occurred pursuant to the GlobespanVirata Rights Agreement.

ARTICLE VII

TERMINATION AND AMENDMENT

      SECTION 7.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Conexant or GlobespanVirata:

(a) by mutual written consent of Conexant and GlobespanVirata;

(b) by either Conexant or GlobespanVirata if the Effective Time shall not have occurred on or before December 31, 2004 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party’s obligations set forth in Section 5.7) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(c) by either Conexant or GlobespanVirata if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.7) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling, or to take any other action, necessary to fulfill any conditions set forth in subsections 6.1(d) and (e), and the failure to issue such order, decree or ruling or take such action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.7 has been the cause of, or resulted in, such action or inaction;

(d) by either Conexant or GlobespanVirata if (i) the approval by the stockholders of Conexant required for the issuance of Conexant Common Stock in the Merger shall not have been obtained by reason of the failure to obtain the Required Conexant Vote or (ii) the approval by the stockholders of GlobespanVirata required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required GlobespanVirata Vote, in each case upon the taking of such vote at a duly held meeting of stockholders of Conexant or GlobespanVirata, as the case may be, or at any adjournment thereof;

(e) by Conexant, if (i) GlobespanVirata’s Board of Directors shall have (A) failed to make the GlobespanVirata Recommendation, (B) withdrawn the GlobespanVirata Recommendation or (C) modified or qualified, in any manner adverse to Conexant, the GlobespanVirata Recommendation without also simultaneously reaffirming the GlobespanVirata Recommendation (or resolved or proposed to take any such action referred to in clause (A), (B) or (C)), in each case whether or not permitted by the terms hereof, or (ii) GlobespanVirata shall have breached its obligations under this Agreement by reason of a failure to call the GlobespanVirata Stockholders Meeting in accordance with Section 5.1(b) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a);

(f) by GlobespanVirata, if (i) Conexant’s Board of Directors shall have (A) failed to make the Conexant Recommendation, (B) withdrawn the Conexant Recommendation or (C) modified or qualified, in any manner adverse to GlobespanVirata, the Conexant Recommendation without also simultaneously reaffirming the Conexant Recommendation (or resolved or proposed to take any such action referred to in clause (A), (B) or (C)), in each case whether or not permitted by the terms hereof or (ii) Conexant shall have breached its obligations under this Agreement by reason of a failure to call the Conexant Stockholders Meeting in accordance with Section 5.1(c) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a);

(g) by Conexant, if GlobespanVirata shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) are not capable of being satisfied on or before the Termination Date;

(h) by GlobespanVirata, if either Conexant or Concentric Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) are not capable of being satisfied on or before the Termination Date;

(i) by GlobespanVirata, if a Shares Acquisition Date (as defined in the Conexant Rights Agreement) shall have occurred pursuant to the Conexant Rights Agreement; or

(j) by Conexant, if a 15% Ownership Date (as defined in the GlobespanVirata Rights Agreement) shall have occurred pursuant to the GlobespanVirata Rights Agreement.

      SECTION 7.2     Effect of Termination.

      (a) In the event of termination of this Agreement by either Conexant or GlobespanVirata as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of GlobespanVirata, Conexant or Concentric Sub or their respective officers or directors under this Agreement, except that (i) the provisions of Section 3.1(m), Section 3.2(m), the second sentence of Section 5.6(a), Section 5.10, this Section 7.2 and Article VIII shall survive such termination, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of GlobespanVirata, Conexant or Concentric Sub shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

      (b) If:

(i)(A)(x) either Conexant or GlobespanVirata shall terminate this Agreement pursuant to Section 7.1(d) (provided that the basis for such termination is the failure of GlobespanVirata’s stockholders to approve the transactions contemplated hereby) or pursuant to Section 7.1(b) without the GlobespanVirata Stockholder Meeting having occurred or (y) Conexant shall terminate this

Agreement pursuant to Section 7.1(g) as a result of any intentional breach or failure to perform by GlobespanVirata (unless covered by clause (ii) below), and

(B) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to GlobespanVirata shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of GlobespanVirata and

(C) within twelve months of such termination GlobespanVirata or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that for purposes of this Section 7.2(b)(i)(C) the references in the definition of Acquisition Proposal to 30% shall be to 50%) or

(ii) Conexant shall terminate this Agreement pursuant to Section 7.1(e) or Section 7.1(j);

then GlobespanVirata shall promptly, but in no event later than one Business Day after the date of such termination (or in the case of clause (i), if later, the date GlobespanVirata or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal), pay Conexant an amount equal to $35 million, by wire transfer of immediately available funds.

      (c) If:

(i)(A)(x) either Conexant or GlobespanVirata shall terminate this Agreement pursuant to Section 7.1(d) (provided that the basis for such termination is the failure of Conexant’s stockholders to approve the transactions contemplated hereby) or pursuant to Section 7.1(b) without the Conexant Stockholders Meeting having occurred or (y) GlobespanVirata shall terminate this Agreement pursuant to Section 7.1(h) as a result of any intentional breach or failure to perform by Conexant or Concentric Sub (unless covered by clause (ii) below), and

(B) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to Conexant shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of Conexant and

(C) within twelve months of such termination Conexant or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that for purposes of this Section 7.2(c)(i)(C) the references in the definition of Acquisition Proposal to 30% shall be to 50%) or

(ii) GlobespanVirata shall terminate this Agreement pursuant to Section 7.1(f) or Section 7.1(i);

then Conexant shall promptly, but in no event later than one Business Day after the date of such termination (or in the case of clause (i), if later, the date Conexant or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal), pay GlobespanVirata an amount equal to $35 million, by wire transfer of immediately available funds.

      (d) The parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement; accordingly, if either party fails promptly to pay any amount due pursuant to this Section 7.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for the fee set forth in this Section 7.2, such party shall pay to the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee from the date such payment is required to be made until the date such payment is actually made at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. The parties agree that any remedy or amount payable pursuant to this Section 7.2 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy, for any willful breach of any provision of this Agreement.

      SECTION 7.3     Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Conexant and GlobespanVirata, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      SECTION 7.4     Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII

GENERAL PROVISIONS

      SECTION 8.1     Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

      SECTION 8.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Conexant or Concentric Sub to

Conexant Systems, Inc.
4000 MacArthur Boulevard, West Tower
Newport Beach, CA 92660
Fax: (949) 483-9475
Attention: Dennis E. O’Reilly, Senior Vice President, General Counsel and Secretary

with a copy to

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
Fax: (212) 541-5369
Attention: Peter R. Kolyer, Esq.

(b)	if to GlobespanVirata to

GlobespanVirata, Inc.
100 Schulz Drive
Red Bank, NJ 07701
Fax: (732) 345-7556
Attention: Armando Geday, Chief Executive Officer

with a copy to

Ropes & Gray LLP
45 Rockefeller Plaza
New York, New York 10111
Fax: (212) 841-5725
Attention: Jonathan P. Cramer, Esq.

      SECTION 8.3     Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

      SECTION 8.4     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

      SECTION 8.5     Entire Agreement; No Third Party Beneficiaries.

      (a) This Agreement, the Confidentiality Agreement and the exhibits and schedules hereto and the other agreements and instruments of the parties delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

      (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.11 (which is intended to be for the benefit of the Persons covered thereby).

      SECTION 8.6     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

      SECTION 8.7     Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

      SECTION 8.8     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      SECTION 8.9     Submission to Jurisdiction; Waivers. Each of GlobespanVirata, Conexant and Concentric Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of GlobespanVirata, Conexant and Concentric Sub hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of GlobespanVirata, Conexant and Concentric Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

      SECTION 8.10     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 8.11     Definitions. As used in this Agreement:

(a) “affiliate” means (except as specifically otherwise defined), as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(b) “Applicable Laws” means all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Entity.

(c) “beneficial ownership” or “beneficially own” shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

(d) “Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

(e) “Business Day” means any day on which banks are not required or authorized to close in the City of New York.

(f) “Conexant ESPP” means, collectively, the Conexant Non-Qualified Employee Stock Purchase Plan and the Conexant 2001 Employee Stock Purchase Plan.

(g) A “Conexant Plan” means any employee benefit plan, program, policy, practice or other arrangement providing benefits to any current or former employee, officer or director of Conexant or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Conexant or any of its Subsidiaries or to which Conexant or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

(h) “Conexant Stock Plans” means, collectively, the Conexant Systems, Inc. 1998 Stock Option Plan; the Conexant Systems, Inc. 1999 Long-Term Incentives Plan; the Conexant Systems, Inc. 2000 Non-Qualified Stock Plan; the Conexant Systems, Inc. Directors Stock Plan; the Conexant Systems, Inc. 2001 Performance Share Plan; the Istari Design, Inc. 1997 Stock Option Plan; the Microcosm Communications Limited Stock Option Plan; the Maker Communications, Inc. 1996 Stock Incentive Plan; the Maker Communications, Inc. 1999 Stock Incentive Plan; the Applied Telecom, Inc. 2000 Non-Qualified Stock Option Plan; the Philsar Semiconductor Inc. Stock Option Plan; the Sierra Imaging, Inc. 1996 Stock Option Plan; the HotRail, Inc. 1997 Equity Incentive Plan; the HotRail, Inc. 2000 Equity Plan; the NetPlane Systems, Inc. Stock Option Plan; the Novanet Semiconductor Ltd. Employee Shares Option Plan; the HyperXS Communications, Inc. 2000 Stock Option Plan; and any sub-plans thereunder.

(i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(j) “GlobespanVirata Convertible Notes” means GlobespanVirata’s 5 1/4% Convertible Subordinated Notes due 2006 issued pursuant to the Indenture dated as of May 11, 2001 between GlobespanVirata and United States Trust Company of New York, as Trustee.

(k) “GlobespanVirata ESPP” means the GlobespanVirata Employee Stock Purchase Plan.

(l) A “GlobespanVirata Plan” means any employee benefit plan, program, policy, practice or other arrangement providing benefits to any current or former employee, officer or director of GlobespanVirata or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by GlobespanVirata or any of its Subsidiaries or to which GlobespanVirata or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

(m) “GlobespanVirata Stock Plans” means, collectively, the Globespan Semiconductor, Inc. 1996 Equity Incentive Plan; the Globespan Semiconductor, Inc. 1999 Equity Incentive Plan; the Globespan Semiconductor, Inc. 1999 Directors Stock Plan; the Globespan, Inc. 1999 Supplemental Stock Option Plan; the T.Sqware, Inc. 1997 Option Plan; the T.Sqware, Inc. 1997 Stock Option Sub Plan for French Employees; the GlobespanVirata 2000 Stock Option Sub Plan for French Employees; the Internext Compression, Inc. 1997 Equity Incentive Plan; the iCompression, Inc. 1998 Equity Incentive Plan; the ATecoM, Inc. 1996 Stock Plan; the Ultima Communication, Inc. 1999 Stock Option/Stock Issuance Plan; the Amended and Restated GlobespanVirata, Inc. 1999 Stock Incentive Plan; the Virata Corporation 1999 Non-Employee Director Compensation Plan; the D2 Technologies, Inc. Tandem Stock Option Plan; the Inverness Systems Ltd. Share Option Plan; the Agranat Systems, Inc. 1996 Stock Option Plan; and the Excess Bandwidth 1998 Equity Incentive Plan.

(n) “Known” or “Knowledge” means, (i) with respect to Conexant, the knowledge of any of Dwight W. Decker, F. Matthew Rhodes, J. Scott Blouin and Dennis E. O’Reilly after reasonable inquiry and (ii) with respect to GlobespanVirata, the knowledge of any of Armando Geday, Robert McMullan, Lawrence J. Ciaccia and Michael Otner after reasonable inquiry.

(o) “Material Adverse Effect” means, with respect to any entity (or group of entities taken as a whole), any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole), other than any event, change, circumstance or effect (v) resulting from the public announcement or pendency of the transactions contemplated hereby, (w) resulting from any action taken in connection with the transactions contemplated hereby pursuant to the terms of this Agreement, (x) relating to the economy or financial markets in general, (y) relating in general to the industries in which such entity (or group of entities taken as a whole) operates and not specifically relating to such entity (or group of entities taken as a whole) or (z) relating to any action or omission of Conexant, GlobespanVirata or Concentric Sub or any Subsidiary of any of them taken with the express prior written consent of the other parties hereto or (ii) the ability of such entity (or group of entities taken as a whole) to consummate the transactions contemplated by this Agreement. For all purposes of this Agreement, any reference to a Material Adverse Effect on GlobespanVirata and its Subsidiaries shall mean a Material Adverse Effect on GlobespanVirata and its Subsidiaries taken as a whole and any reference to a Material Adverse Effect on Conexant and its Subsidiaries shall mean a Material Adverse Effect on Conexant and its Subsidiaries taken as a whole.

(p) A “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(q) “Nasdaq” means The Nasdaq Stock Market, Inc.

(r) “Person” means an individual, corporation, limited liability entity, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including any Governmental Entity.

(s) “Qualifying Amendment” means an amendment or supplement to the Joint Proxy Statement/Prospectus or the Form S-4 (including by incorporation by reference) to the extent it contains (i) a Change, (ii) a statement of the reasons of the Board of Directors of Conexant or GlobespanVirata (as the case may be) for making the Change and (iii) additional information reasonably related to the foregoing.

(t) “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(u) “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean any federal, state, local or foreign net income, gross income, receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, customs, duty or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

(v) “Tax Returns” means any return, report or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

(w) “WLAN Acquisition Agreement” means the Asset Purchase Agreement dated July 15, 2003 between Intersil and GlobespanVirata.

(x) “WLAN Business” means the business of development, production, manufacture, have-manufacture, marketing and/or sale of IEEE802.11, IEEE802.15, IEEE802.16, ultra wide-band wireless networking and IEEE802 legacy wireless local area networking products and services acquired by GlobespanVirata pursuant to the WLAN Acquisition Agreement.

      Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

Term	Section

Acquisition Proposal	5.8(b)
Actions	3.1(j)
Affiliate Agreement	5.15

Term	Section

Agreement	Preamble
Certificate	1.5(b)
Certificate of Merger	1.3
Change	5.1(a)
Change in the Conexant Recommendation	5.1(c)
Change in the GlobespanVirata Recommendation	5.1(b)
Closing	1.2
Closing Date	1.2
Code	1.7(b)
Concentric Sub	Preamble
Concentric Sub By-Laws	1.9
Concentric Sub Certificate	1.8
Concentric Sub Common Stock	1.6
Conexant	Preamble
Conexant Common Stock	1.5(a)
Conexant Convertible Notes	3.2(b)(i)
Conexant Directors	5.2(a)
Conexant Disclosure Schedule	3.2
Conexant Filed SEC Reports	3.2(d)(ii)
Conexant Financial Advisor	3.2(m)
Conexant Necessary Consents	3.2(c)(iii)
Conexant Permits	3.2(h)(ii)
Conexant Preferred Stock	3.2(b)(i)
Conexant Recommendation	5.1(c)
Conexant Rights	3.2(b)(i)
Conexant Rights Agreement	3.2(l)
Conexant SEC Reports	3.2(d)(i)
Conexant Stock Options	3.2(b)(i)
Conexant Stockholders Meeting	5.1(c)
Conexant Voting Debt	3.2(b)(ii)
Confidentiality Agreement	5.6(a)
Continuing Employees	5.9(a)
Contract	3.1(c)(ii)
Delaware Secretary	1.3
DGCL	1.1
DOJ	5.7(b)
Effective Time	1.3
Environmental Laws	3.1(j)
Environmental Liabilities	3.1(j)
Excess Shares	2.2(e)(ii)
Exchange Act	3.1(c)(iii)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.5(a)

Term	Section

Expenses	5.10
Form S-4	5.1(a)
FTC	5.7(b)
GAAP	3.1(d)(i)
GlobespanVirata	Preamble
GlobespanVirata Common Stock	1.5(a)
GlobespanVirata Directors	5.2(a)
GlobespanVirata Disclosure Schedule	3.1
GlobespanVirata Filed SEC Reports	3.1(d)(ii)
GlobespanVirata Financial Advisor	3.1(m)
GlobespanVirata Necessary Consents	3.1(c)(iii)
GlobespanVirata Permits	3.1(h)(ii)
GlobespanVirata Preferred Stock	3.1(b)(i)
GlobespanVirata Recommendation	5.1(b)
GlobespanVirata Rights	3.1(b)(i)
GlobespanVirata Rights Agreement	3.1(l)
GlobespanVirata SEC Reports	3.1(d)(i)
GlobespanVirata Stock Options	3.1(b)(i)
GlobespanVirata Stockholders Meeting	5.1(b)
GlobespanVirata Voting Debt	3.1(b)(ii)
GlobespanVirata Warrant	3.1(b)(i)
Governmental Entity	3.1(c)(iii)
Hazardous Materials	3.1(j)
HSR Act	3.1(c)(iii)
Intersil	3.1(d)(ii)
Injunction	6.1(b)
Intellectual Property	3.1(k)
Jazz Warrant	3.2(b)
Joint Proxy Statement/Prospectus	5.1(a)
Liens	3.1(a)(ii)
Merger	Recitals
Post-Closing Plans	5.9(b)
Required Approvals	5.7(a)
Required Conexant Vote	3.2(g)
Required GlobespanVirata Vote	3.1(g)
SEC	3.1(a)(ii)
Securities Act	2.3
Superior Proposal	5.8(d)
Surviving Corporation	Recitals
Termination Date	7.1(b)
Transition Period	5.2(a)
Violation	3.1(c)(ii)
WLAN Financial Information	3.1(d)(iii)

      SECTION 8.12     Disclosure Schedule. The mere inclusion of an item in the relevant Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect with respect to Conexant, GlobespanVirata or Concentric Sub, as applicable.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CONEXANT SYSTEMS, INC.

By:	/s/ DWIGHT W. DECKER

Name: Dwight W. Decker
Title: Chairman and CEO

CONCENTRIC SUB, INC.

By:	/s/ DWIGHT W. DECKER

Name: Dwight W. Decker
Title: President

GLOBESPANVIRATA, INC.

By:	/s/ ARMANDO GEDAY

Name: Armando Geday
Title: President and Chief Executive Officer

ANNEX B

[Letterhead of Credit Suisse First Boston LLC]

November 3, 2003

Board of Directors

Conexant Systems, Inc.
4311 Jamboree Road
Newport Beach, CA 92660-3095

Members of the Board:

      You have asked us to advise you with respect to the fairness, from a financial point of view, to Conexant Systems, Inc. (“Conexant”) of the Exchange Ratio (as defined below) as set forth in the Agreement and Plan of Reorganization, dated as of November 3, 2003 (the “Merger Agreement”), by and among GlobespanVirata, Inc. (“GlobespanVirata”), Conexant and Concentric Sub, Inc., a direct wholly owned subsidiary of Conexant (“Sub”). The Merger Agreement provides for, among other things, the merger (the “Merger”) of Sub with and into GlobespanVirata pursuant to which GlobespanVirata will become a wholly owned subsidiary of Conexant and each outstanding share of common stock, par value $0.001 per share, of GlobespanVirata (“GlobespanVirata Common Stock”) will be converted into the right to receive 1.198 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of Conexant (“Conexant Common Stock”).

      In arriving at our opinion, we have reviewed the Merger Agreement and certain other related agreements, as well as certain publicly available business and financial information relating to Conexant and GlobespanVirata. We have also reviewed certain other information relating to Conexant and GlobespanVirata, including financial forecasts (and adjustments thereto), provided to or discussed with us by Conexant and GlobespanVirata, and have met with the managements of Conexant and GlobespanVirata to discuss the businesses and prospects of Conexant and GlobespanVirata. We have also considered certain financial and stock market data of Conexant and GlobespanVirata, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of Conexant and GlobespanVirata, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

      In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts of Conexant and GlobespanVirata that we have reviewed, the managements of Conexant and GlobespanVirata have advised us, and we have assumed, that such financial forecasts (and adjustments thereto) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Conexant and GlobespanVirata as to the future financial performance of Conexant and GlobespanVirata. In addition, we have relied upon, with your consent, due diligence summaries concerning GlobespanVirata provided to or discussed with us by Conexant. In addition, we have relied upon, without independent verification, the assessment of the managements of Conexant and GlobespanVirata as to (i) their ability to retain key employees, (ii) the strategic benefits and potential cost savings and other synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger, (iii) the existing technology, products, and services of Conexant and GlobespanVirata and the validity of, and risks associated with, the future technology, products and services of Conexant and GlobespanVirata and (iv) their ability to integrate the businesses of Conexant and GlobespanVirata. You also have informed us, and we have assumed, that the

B-1

Merger will be treated as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on Conexant or GlobespanVirata or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Conexant or GlobespanVirata, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us as of the date hereof, and upon financial, economic, market, and other conditions as they exist and can be evaluated, as of the date hereof. We are not expressing any opinion as to what the value of Conexant Common Stock actually will be when issued to holders of GlobespanVirata Common Stock pursuant to the Merger or the prices at which Conexant Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to other business strategies that may be available to Conexant, nor does it address Conexant’s underlying business decision to engage in the Merger.

      We have acted as financial advisor to Conexant in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. We and our affiliates have in the past provided certain investment banking and financial services unrelated to the Merger to Conexant and GlobespanVirata for which we have received compensation, and we and our affiliates may in the future provide certain investment banking and financial services to Conexant and its affiliates for which we would expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of Conexant and GlobespanVirata for our and such affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      It is understood that this letter is for the information of the Board of Directors of Conexant in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matter relating to the Merger.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Conexant.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

/s/ CREDIT SUISSE FIRST BOSTON LLC

B-2

ANNEX C

[Letterhead of Morgan Stanley & Co. Incorporated]

November 2, 2003

Board of Directors

GlobespanVirata, Inc.
100 Schulz Drive
Red Bank, NJ 07701

Members of the Board:

      We understand that GlobespanVirata, Inc. (“GlobespanVirata”), Conexant Systems, Inc. (“Conexant”) and Concentric Sub, Inc., a wholly owned subsidiary of Conexant (“Conexant Sub”), propose to enter into an Agreement and Plan of Reorganization, substantially in the form of the draft dated October 31, 2003 (the “Merger Agreement”), which provides, among other things, for the merger of Conexant Sub with and into GlobespanVirata (the “Merger”). Pursuant to the Merger, GlobespanVirata will become a wholly owned subsidiary of Conexant, and each outstanding share of common stock, par value $0.001 per share, of GlobespanVirata (the “GlobespanVirata Common Stock”), other than shares held in treasury or held by Conexant or any affiliate of Conexant or GlobespanVirata, will be converted into the right to receive 1.198 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of Conexant (the “Conexant Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

      You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of shares of GlobespanVirata Common Stock.

      For purposes of the opinion set forth herein, we have:

i) reviewed certain publicly available financial statements and other information of GlobespanVirata and Conexant;

ii) reviewed certain internal financial statements and other financial and operating data concerning GlobespanVirata and Conexant prepared by the management of GlobespanVirata and Conexant, respectively;

iii) reviewed certain financial projections prepared by the management of GlobespanVirata and Conexant;

iv) reviewed certain internal financial statements, other financial and operating data and certain financial projections of an affiliate of Conexant prepared by the management of that affiliate;

v) discussed the past and current operations and financial condition and the prospects of GlobespanVirata and Conexant, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives GlobespanVirata and Conexant;

vi) reviewed the pro forma impact of the Merger on Conexant’s earnings per share;

vii) discussed potential strategic, financial and operational benefits anticipated from the Merger with senior executives of GlobespanVirata and Conexant;

viii) reviewed the reported prices and trading activity for the GlobespanVirata Common Stock, the Conexant Common Stock and certain derivatives of publicly-traded securities owned by Conexant;

ix) compared the prices and trading activity of the GlobespanVirata Common Stock and the Conexant Common Stock with that of certain other comparable publicly-traded companies and their securities;

x) compared the financial performance of an affiliate of Conexant with that of certain other comparable publicly-traded companies and their securities;

xi) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

xii) participated in discussions and negotiations among representatives of GlobespanVirata, Conexant and their financial and legal advisors;

xiii) reviewed the Merger Agreement and certain related documents; and

xiv) considered such other factors as we have deemed appropriate.

      We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance and prospects of GlobespanVirata, Conexant and an affiliate of Conexant. We have relied upon the assessment by the managements of GlobespanVirata and Conexant of their ability to retain key employees. We have also relied upon, without independent verification, the assessment by the managements of GlobespanVirata and Conexant of GlobespanVirata’s and Conexant’s technologies and products, the timing and risks associated with the integration of GlobespanVirata and Conexant and the validity of, and risks associated with, GlobespanVirata’s and Conexant’s existing and future products and technologies.

      In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. In addition, we have assumed that in connection with the receipt of all necessary government, regulatory or other consents and approvals for the Merger, no restrictions will be imposed that would have any adverse effect on GlobespanVirata or Conexant or on the benefits expected to be derived from the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of GlobespanVirata or Conexant. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

      We have acted as financial advisor to the Board of Directors of GlobespanVirata in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for GlobespanVirata and Conexant and have received fees for the rendering of these services.

      It is understood that this letter is for the information of the Board of Directors of GlobespanVirata and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety, if required, in any filing made by GlobespanVirata in respect of the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Conexant Common Stock will trade at any time or following consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of GlobespanVirata and Conexant should vote at the shareholders’ meetings held in connection with the Merger.

      Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of shares of GlobespanVirata Common Stock.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ ROBERT L. EATROFF

Robert L. Eatroff
Managing Director

ANNEX D

[Amendments to By-laws of Conexant Systems, Inc.]

D-1

ANNEX E

CONEXANT SYSTEMS, INC.

DIRECTORS STOCK PLAN

As Amended December 15, 2003

1.     Purpose of the Plan.

      The purpose of the Directors Stock Plan (the “Plan”) is to link the compensation of non-employee directors of Conexant Systems, Inc. (“Conexant”) directly with the interests of the shareowners.

2.     Participants.

      Participants in the Plan shall consist of directors of Conexant who are not employees of Conexant or any of its subsidiaries (“Non-Employee Director”). The term “subsidiary” as used in the Plan means a corporation more than fifty percent (50%) of the voting stock of which, or an unincorporated business entity more than fifty percent (50%) of the equity interest in which, shall at the time be owned directly or indirectly by Conexant.

3.     Shares Reserved Under the Plan.

      Subject to the provisions of Section 9 of the Plan, there shall be reserved for delivery under the Plan an aggregate number of shares of Common Stock of Conexant (“Shares”) equal to the sum of (a) 1,593,055 plus (b) an annual increase effective on the first day of each fiscal year of Conexant commencing with the fiscal year beginning on or about October 1, 2004 and ending with the fiscal year beginning on or about October 1, 2014 of an amount equal to the greater of (i) 250,000 Shares or (ii) 0.075% of the Shares outstanding on such date, provided that the Board may, in its sole discretion, determine that the amount of any one or more annual increases shall be a lesser number of Shares. Shares to be delivered under the Plan may be authorized and unissued Shares, Shares held in treasury or any combination thereof.

4.     Administration of the Plan.

      The Plan shall be administered by the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Conexant (the “Board”), subject to the right of the Board, in its sole discretion, to exercise or authorize another committee or person to exercise some or all of the responsibilities, powers and authority vested in the Committee under the Plan. The Committee (or the Board or any other committee or person authorized by the Board) shall have authority to interpret the Plan, and to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, and all such interpretations, rules and regulations shall be conclusive and binding on all persons.

5.     Effective Date of the Plan.

      The Plan, as amended on November 1, 2001, was submitted to the shareowners of Conexant for approval and was approved at the Annual Meeting of Shareowners held on February 27, 2002. Amendments adopted by the Board on August 8, 2003 were effective on August 8, 2003. Sections 6(c), 6(d), 7 and 12(a) of the Plan were amended by the Board on December 15, 2003 effective on December 15, 2003. Sections 3 and 6(b) of the Plan were amended by the Board on December 15, 2003, subject to approval by the shareowners of Conexant, and if these amendments are approved by the shareowners of Conexant at the Special Meeting of Shareowners to be held on                     , 2004, they shall become effective at the effective time of the merger of Conexant’s wholly-owned subsidiary with and into GlobespanVirata, Inc.; otherwise, the Plan as in effect immediately prior to the date of the Special Meeting will continue in effect.

6.     Stock Options.

      (a) Each Non-Employee Director in office on January 2, 1999 shall be granted, on or prior to March 31, 1999, an option to purchase eighty thousand (80,000) Shares. Each other Non-Employee Director shall be granted an option to purchase forty thousand (40,000) Shares at the meeting of the Board at which, or immediately following the Annual Meeting of Shareowners at which, the Non-Employee Director is first elected a director of Conexant.

      (b) To align more closely the date of grant of options to the employees and officers of the Company, on the day of the Annual Meeting of Shareowners held in the year 2004 and on the day of each Annual Meeting of Shareowners thereafter, each Non-Employee Director, who has served as a Non-Employee Director for at least six (6) months and who is elected a director at or who was previously elected and continues as a director after that Annual Meeting, shall be granted an:

(i) option to purchase ten thousand (10,000) Shares; provided, however, that the Board may, by action taken on or before the date of any such Annual Meeting, defer the option grants with respect to such Annual Meeting for up to forty-five (45) days following such Annual Meeting (the “First Annual Option Grant”); and

(ii) option to purchase ten thousand (10,000) Shares six (6) months after the date of the First Annual Option Grant (the “Second Annual Option Grant”); provided, however, that the Board may determine to make the Second Annual Option Grant up to forty-five (45) days before or after the six (6) month anniversary of the First Annual Option Grant.

      (c) The exercise price per share for each option granted under the Plan shall be the closing price per share (the “Fair Market Value”) of Shares on the date of grant as reported in the NASDAQ reporting system (or on the immediately preceding day such stock was traded if it was not traded on the date of grant). The purchase price of the Shares with respect to which an option or portion thereof is exercised shall be payable in full in cash, Shares valued at their Fair Market Value on the date of exercise, or a combination thereof. Each option may be exercised in whole or in part at any time after it becomes exercisable; and each option shall become exercisable in four (4) approximately equal installments on each of the first, second, third and fourth anniversaries of the date the option is granted. No option shall be exercisable prior to one (1) year nor after ten (10) years from the date of the grant thereof; provided, however, that if the holder of an option dies, the option may be exercised from and after the date of the optionee’s death for a period of three (3) years (or until the expiration date specified in the option if earlier) even if it was not exercisable at the date of death. Moreover, if an optionee retires after attaining age fifty-five (55) and completing at least five (5) years service as a director, all options then held by such optionee shall be exercisable even if they were not exercisable at such retirement date; provided, however, that each such option shall expire at the earlier of five (5) years from the date of the optionee’s retirement or the expiration date specified in the option.

      (d) Options granted under the Plan are not transferable other than by (i) will or by the laws of descent and distribution; or (ii) gift to the grantee’s spouse or natural, adopted or stepchildren or grandchildren (Immediate Family Members) or to a trust for the benefit of one or more of the grantee’s Immediate Family Members or to a family charitable trust established by the grantee or a member of the grantee’s family. If an optionee ceases to be a director while holding unexercised options, such options are then void, except in the case of (i) death, (ii) disability, (iii) retirement after attaining age fifty-five (55) and completing five (5) years service as a director, or (iv) resignation from the Board for reasons of the antitrust laws, compliance with Conexant’s conflict of interest policies or other circumstances that the Committee may determine as serving the best interests of Conexant.

7.     Shares In Lieu of Cash Compensation.

      Each Non-Employee Director may elect each year, not later than December thirty-one (31) of the year preceding the year as to which an election is to be applicable, to receive all or any portion of the cash retainer to be paid for board, committee or other service in the following calendar year through the issuance or transfer of Shares, valued at the closing price as reported in the NASDAQ reporting system on the date when each payment of such retainer amount would otherwise be made in cash (or on the immediately preceding day such stock was traded, if it was not traded on that date). Each Non-Employee Director making such an election may also elect at the same time to receive those Shares in the form of restricted stock (“Restricted Shares”). Upon receipt of Shares, the recipient shall have all the rights of a shareowner. Upon receipt of Restricted Shares, the recipient shall have the right to vote the Shares and to receive dividends thereon, and the Shares shall have all the attributes of outstanding Shares except that the registered owner shall have no right to direct the transfer thereof. Restricted Shares shall be held in book-entry accounts subject to the direction of Conexant (or if Conexant elects, certificates therefor may be issued in the recipient’s name but delivered to and held by Conexant) until ten (10) days after (i) the recipient retires from the Board after attaining age fifty-five (55) and completing at least five (5) years service as a director or (ii) the recipient resigns from the Board or ceases to be a director by reason of the antitrust laws, compliance with Conexant’s conflict of interest policies, death, disability or other circumstances the Board determines not to be adverse to the best interests of Conexant, when the restrictions on such book-entry accounts shall be released (or any certificates issued shall be delivered to the director), and such Shares shall cease to be Restricted Shares.

8.     Additional Compensation.

      The Board or the Committee may, from time to time, as and when either thereof deems it appropriate, provide one or more Non-Employee Directors with additional compensation under the Plan. Such additional compensation may be in the form of a grant of Shares, Restricted Shares, options to purchase Shares or a combination thereof, subject to the terms, conditions and restrictions established by the Board or the Committee at the time of grant.

9.     Adjustments Upon Changes in Capitalization.

      If there shall be any change in or affecting Shares on account of any merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split or combination, or other distribution to holders of Shares (other than a cash dividend), there shall be made or taken such amendments to the Plan and such adjustments and actions thereunder as the Board may deem appropriate under the circumstances.

10.     Government and Other Regulations.

      The obligations of Conexant to deliver Shares upon exercise of options granted under Section 6 of the Plan, pursuant to an election made under Section 7 of the Plan or pursuant to a grant made under Section 8 of the Plan shall be subject to (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, compliance with the Securities Act of 1933, as amended, and (ii) the condition that such Shares shall have been duly listed and approved for quotation and trading in the NASDAQ reporting system.

11.     Amendment and Termination of the Plan.

      The Plan may be amended by the Board in any respect, provided that, without shareowner approval, no amendment shall materially (i) increase the maximum number of Shares available for delivery under the Plan (other than as provided for in Section 3 hereof and adjustments pursuant to Section 9 hereof), (ii) increase the benefits accruing to participants under the Plan, or (iii) modify the requirements as to eligibility for participation in the Plan. The Plan may also be terminated at any time by the Board.

12.     Miscellaneous.

      (a) If a Change of Control as defined in Article III, Section 13(I)(1) of Conexant’s By-Laws shall occur, all options then outstanding pursuant to the Plan shall forthwith become fully exercisable, whether or not then exercisable, and the restrictions on all Shares granted as Restricted Shares under the Plan shall forthwith lapse; provided, however, that each such option shall expire at the earlier of five (5) years from the date of the Change of Control or the expiration date specified in the option.

      (b) Nothing contained in the Plan shall be deemed to confer upon any person any right to continue as a director of or to be associated in any other way with Conexant.

      (c) To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware.

Annex F

GLOBESPANVIRATA, INC.

1999 EQUITY INCENTIVE PLAN

GLOBESPANVIRATA, INC.

1999 SUPPLEMENTAL STOCK OPTION PLAN

AMENDED AND RESTATED

GLOBESPANVIRATA, INC.

1999 STOCK INCENTIVE PLAN

GLOBESPANVIRATA, INC.

1999 EQUITY INCENTIVE PLAN

          ARTICLE 1. INTRODUCTION.

      The Plan was adopted by the Board to be effective as of the date of the IPO. The purpose of the Plan is to promote the long-term success of the Corporation and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights.

      The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except their choice-of-law provisions).

          ARTICLE 2. ADMINISTRATION.

      2.1     Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist exclusively of two or more directors of the Corporation, who shall be appointed by the Board. In addition, the composition of the Committee shall satisfy:

(a) Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

(b) Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code.

      2.2     Committee Responsibilities. The Committee shall (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

      2.3     Committee for Non-Officer Grants. The Board may also appoint a secondary committee of the Board, which shall be composed of one or more directors of the Corporation who need not satisfy the requirements of Section 2.1. Such secondary committee may administer the Plan with respect to Employees and Consultants who are not considered officers or directors of the Corporation under Section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and Consultants and may determine all features and conditions of such Awards. Within the limitations of this Section 2.3, any reference in the Plan to the Committee shall include such secondary committee.

          ARTICLE 3. SHARES AVAILABLE FOR GRANTS.

      3.1     Basic Limitation. Shares of Common Stock issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Options, SARs, Stock Units and Restricted Shares awarded under the Plan shall not exceed (a) 3,000,000, plus shares remaining available for issuance under the Predecessor Plan, plus (b) the additional shares of Common Stock described in Sections 3.2 and 3.3. The limitation of this Section 3.1 shall be subject to adjustment pursuant to Article 11.

      3.2     Annual Increase in Shares. Commencing on the date of the IPO and continuing each May 1 beginning with the year 2000 through 2002, the aggregate number of Options, SARs, Stock Units and Restricted Shares that may be awarded under the Plan shall automatically increase by a number equal to the lesser of (a) 5% of the total number of shares of Common Stock then outstanding or (b) 3,000,000 shares.

      3.3     Additional Shares. If Restricted Shares or shares of Common Stock issued upon the exercise of Options are forfeited (including any options incorporated from the Predecessor Plan), then such shares of Common Stock shall again become available for Awards under the Plan. If Stock Units, Options or SARs are forfeited or terminate for any other reason before being exercised, then the corresponding shares of Common Stock shall again become available for Awards under the Plan. If Stock Units are settled, then only the number of shares of Common Stock (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 3.1 and the balance shall again become available for Awards under the Plan. If SARs are exercised, then only the number of shares of Common Stock (if any) actually issued in settlement of such SARs shall reduce the number available under Section 3.1 and the balance shall again become available for Awards under the Plan. The foregoing notwithstanding, the aggregate number of shares of Common Stock that may be issued under the Plan upon the exercise of ISOs shall not be increased when Restricted Shares or other shares of Common Stock are forfeited.

      3.4     Dividend Equivalents. Any dividend equivalents paid or credited under the Plan shall not be applied against the number of Restricted Shares, Stock Units, Options or SARs available for Awards, whether or not such dividend equivalents are converted into Stock Units.

          ARTICLE 4.     ELIGIBILITY.

      4.1     Incentive Stock Options. Only Employees who are common-law employees of the Corporation, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Corporation or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(6) of the Code are satisfied.

      4.2     Other Grants. Only Employees, Outside Directors and Consultants shall be eligible for the grant of Restricted Shares, Stock Units, NSOs or SARs.

          ARTICLE 5.     OPTIONS.

      5.1     Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Corporation. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Optionee’s other compensation. A Stock Option Agreement may provide that a new Option will be granted automatically to the Optionee when he or she exercises a prior Option and pays the Exercise Price in the form described in Section 6.2.

      5.2     Number of Shares. Each Stock Option Agreement shall specify the number of shares of Common Stock subject to the Option and shall provide for the adjustment of such number in accordance with Article 11. Options granted to any Optionee in a single fiscal year of the Corporation shall not cover more than 2,250,000 shares of Common Stock, except that Options granted to a new Employee in the fiscal year of the Corporation in which his or her service as an Employee first commences shall not cover more than 3,000,000 shares of Common Stock. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 11.

      5.3     Exercise Price. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an ISO shall in no event be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant and the Exercise Price under an NSO shall in no event be less than 85% of the Fair Market Value of a share of Common Stock on the date of grant. In the case of an NSO, a Stock Option Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the NSO is outstanding.

      5.4     Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

      5.5     Modification or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Corporation or by another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

      5.6     Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

ARTICLE 6.     PAYMENT FOR OPTION SHARES.

      6.1     General Rule. The entire Exercise Price of shares of Common Stock issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such shares of Common Stock are purchased, except as follows:

(a) In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 6.

(b) In the case of an NSO, the Committee may at any time accept payment in any form(s) described in this Article 6.

      6.2     Surrender of Common Stock. To the extent that this Section 6.2 is applicable, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, shares of Common Stock that are already owned by the Optionee. Such shares of Common Stock shall be valued at their Fair Market Value on the date when the new shares of Common Stock are purchased under the Plan. The Optionee shall not surrender, or attest to the ownership of, shares of Common Stock in payment of the Exercise Price if such action would cause the Corporation to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

      6.3     Exercise/Sale. To the extent that this Section 6.3 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Corporation) an irrevocable direction to a securities broker approved by the Corporation to sell all or part of the shares of Common Stock being purchased under the Plan and to deliver all or part of the sales proceeds to the Corporation.

      6.4     Exercise/Pledge. To the extent that this Section 6.4 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Corporation) an irrevocable direction to pledge all or part of the shares of Common Stock being purchased under the Plan to a securities broker or lender approved by the Corporation, as security for a loan, and to deliver all or part of the loan proceeds to the Corporation.

      6.5     Promissory Note. To the extent that this Section 6.5 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Corporation) a full-recourse promissory note. However, the par value of the shares of Common Stock being purchased under the Plan, if newly issued, shall be paid in cash or cash equivalents.

      6.6     Other Forms of Payment. To the extent that this Section 6.6 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws, regulations and rules.

ARTICLE 7.	STOCK APPRECIATION RIGHTS.

      7.1     SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by an SAR Agreement between the Optionee and the Corporation. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee’s other compensation.

      7.2     Number of Shares. Each SAR Agreement shall specify the number of shares of Common Stock to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 11. SARs granted to any Optionee in a single calendar year shall in no event pertain to more than 2,250,000 shares of Common Stock, except that SARs granted to a new Employee in the fiscal year of the Corporation in which his or her service as an Employee first commences shall not pertain to more than 3,000,000 shares of Common Stock. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 11.

      7.3     Exercise Price. Each SAR Agreement shall specify the Exercise Price. A SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

      7.4     Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. An SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. An SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

      7.5     Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Corporation (a) shares of Common Stock, (b) cash or (c) a combination of shares of Common Stock and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of shares of Common Stock received upon exercise of

SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the shares of Common Stock subject to the SARs exceeds the Exercise Price. If, on the date when an SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion.

      7.6     Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Corporation or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an SAR shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such SAR.

ARTICLE 8.	RESTRICTED SHARES.

      8.1     Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Corporation. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

      8.2     Payment for Awards. Subject to the following sentence, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services. To the extent that an Award consists of newly issued Restricted Shares, the Award recipient shall furnish consideration with a value not less than the par value of such Restricted Shares in the form of cash, cash equivalents or past services rendered to the Corporation (or a Parent or Subsidiary), as the Committee may determine.

      8.3     Vesting Conditions. Each award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events.

      8.4     Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Corporation’s other stockholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

ARTICLE 9.	STOCK UNITS.

      9.1     Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Corporation. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient’s other compensation.

      9.2     Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

      9.3     Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit

Agreement. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events.

      9.4     Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one share of Common Stock while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of shares of Common Stock, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

      9.5     Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) shares of Common Stock or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of shares of Common Stock over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 11.

      9.6     Death of Recipient. Any Stock Unit Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Unit Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Corporation. A beneficiary designation may be changed by filing the prescribed form with the Corporation at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Unit Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

      9.7     Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Corporation. Stock Units represent an unfunded and unsecured obligation of the Corporation, subject to the terms and conditions of the applicable Stock Unit Agreement.

ARTICLE 10.	CHANGE IN CONTROL.

      10.1     Effect of Change in Control. In the event of any Change in Control, each outstanding Award shall automatically accelerate so that each such Award shall, immediately prior to the effective date of the Change in Control, become fully exercisable for all of the shares of Common Stock at the time subject to such Award and may be exercised for any or all of those shares as fully-vested shares of Common Stock. However, an outstanding Award shall not so accelerate if and to the extent such Award is, in connection with the Change in Control, either to be assumed by the successor corporation (or parent thereof) or to be replaced with a comparable Award for shares of the capital stock of the successor corporation (or parent thereof). The determination of Award comparability shall be made by the Plan Administrator, and its determination shall be final, binding and conclusive.

      10.2     Involuntary Termination. In addition, in the event that the Award is assumed by the successor corporation (or parent thereof) and the Participant experiences an Involuntary Termination within twelve months following a Change in Control, each outstanding Award shall automatically accelerate so that each such Award shall, immediately prior to the effective date of the Involuntary Termination, become fully exercisable for all of the shares of Common Stock at the time subject to such Award and may be exercised for any or all of those shares as fully-vested shares of Common Stock.

      ARTICLE 11.     PROTECTION AGAINST DILUTION.

      11.1     Adjustments. In the event of a subdivision of the outstanding shares of Common Stock, a declaration of a dividend payable in shares of Common Stock, a declaration of a dividend payable in a form other than shares of Common Stock in an amount that has a material effect on the price of shares of Common Stock, a combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a lesser number of shares of Common Stock, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of:

(a) The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Article 3;

(b) The limitations set forth in Sections 5.2 and 8.2;

(c) The number of shares of Common Stock covered by each outstanding Option and SAR;

(d) The Exercise Price under each outstanding Option and SAR; or

(e) The number of Stock Units included in any prior Award which has not yet been settled.

Except as provided in this Article 11, a Participant shall have no rights by reason of any issue by the Corporation of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

      11.2     Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Corporation.

      11.3     Reorganizations. In the event that the Corporation is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement shall provide for (a) the continuation of the outstanding Awards by the Corporation, if the Corporation is a surviving corporation, (b) the assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary, (c) the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards, (d) full exercisability or vesting and accelerated expiration of the outstanding Awards or (e) settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

      ARTICLE 12.     DEFERRAL OF AWARDS.

      The Committee (in its sole discretion) may permit or require a Participant to:

(a) Have cash that otherwise would be paid to such Participant as a result of the exercise of an SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Corporation’s books;

(b) Have shares of Common Stock that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(c) Have shares of Common Stock that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Corporation’s books. Such amounts shall be determined by reference to the Fair Market Value of such shares of Common Stock as of the date when they otherwise would have been delivered to such Participant.

A deferred compensation account established under this Article 12 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Corporation. Such an account shall represent an unfunded and unsecured obligation of the Corporation and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Corporation. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Article 12.

      ARTICLE 13.     AWARDS UNDER OTHER PLANS.

      The Corporation may grant awards under other plans or programs. Such awards may be settled in the form of shares of Common Stock issued under this Plan. Such shares of Common Stock shall be treated for all purposes under the Plan like shares of Common Stock issued in settlement of Stock Units and shall, when issued, reduce the number of shares of Common Stock available under Article 3.

      ARTICLE 14.     PAYMENT OF DIRECTOR’S FEES IN SECURITIES.

      14.1     Effective Date. No provision of this Article 14 shall be effective unless and until the Board has determined to implement such provision.

      14.2     Elections to Receive NSOs, Restricted Shares or Stock Units. An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Corporation in the form of cash, NSOs, Restricted Shares or Stock Units, or a combination thereof, as determined by the Board. Such NSOs, Restricted Shares and Stock Units shall be issued under the Plan. An election under this Article 14 shall be filed with the Corporation on the prescribed form.

      14.3     Number and Terms of NSOs, Restricted Shares or Stock Units. The number of NSOs, Restricted Shares or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, Restricted Shares or Stock Units shall also be determined by the Board.

      ARTICLE 15.     LIMITATION ON RIGHTS.

      15.1     Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant. The Corporation and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Employee, Outside Director or Consultant at any time, with or without cause, subject to applicable laws, the Corporation’s certificate of incorporation and by-laws and a written employment agreement (if any).

      15.2     Stockholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any shares of Common Stock covered by his or her Award prior to the time when a stock certificate for such shares of Common Stock is issued or, if applicable, the time when he or she becomes entitled to receive such shares of Common Stock by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

      15.3     Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Corporation to issue shares of Common Stock under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Corporation reserves the right to restrict, in whole or in part, the delivery of shares of Common Stock pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such shares of Common Stock, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

      ARTICLE 16.     WITHHOLDING TAXES.

      16.1     General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Corporation for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Corporation shall not be required to issue any shares of Common Stock or make any cash payment under the Plan until such obligations are satisfied.

      16.2     Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Corporation withhold all or a portion of any shares of Common Stock that otherwise would be issued to him or her or by surrendering all or a portion of any shares of Common Stock that he or she previously acquired. Such shares of Common Stock shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash.

      ARTICLE 17.     FUTURE OF THE PLAN.

      17.1     Term of the Plan. The Plan, as set forth herein, shall become effective as of the date of the IPO. The Plan shall remain in effect until it is terminated under Section 17.2, except that no ISOs shall be granted on or after the 10th anniversary of the later of (a) the date when the Board adopted the Plan or (b) the date when the Board adopted the most recent increase in the number of shares of Common Stock available under Article 3 which was approved by the Corporation’s stockholders.

      17.2     Amendment or Termination. The Board may, at any time and for any reason, amends or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Corporation’s stockholders only to the extent required by applicable laws, regulations or rules. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

      ARTICLE 18.     DEFINITIONS.

      18.1     “Affiliate” means any entity other than a Subsidiary, if the Corporation and/or one or more Subsidiaries own not less than 50% of such entity.

      18.2     “Award” means any award of an Option, an SAR, a Restricted Share or a Stock Unit under the Plan.

      18.3     “Board” means the Corporation’s Board of Directors, as constituted from time to time.

      18.4     “Change in Control” shall mean:

(a) The consummation of a merger or consolidation of the Corporation with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Corporation immediately prior to such merger, consolidation or other reorganization;

(b) The sale, transfer or other disposition of all or substantially all of the Corporation’s assets;

(c) A change in the composition of the Board, as a result of which fewer than two-thirds of the incumbent directors are directors who either (i) had been directors of the Corporation on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

(d) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing at least 50% of the total voting power represented by the Corporation’s then outstanding voting securities. For purposes of this Paragraph (d), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of the common stock of the Corporation.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately before such transaction.

      18.5     “Code” means the Internal Revenue Code of 1986, as amended.

      18.6     “Committee” means a committee of the Board, as described in Article 2.

      18.7     “Common Stock” means the common stock of the Corporation.

      18.8     “Consultant” means a consultant or adviser who provides bona fide services to the Corporation, a Parent, a Subsidiary or an Affiliate as an independent contractor. Service as a Consultant shall be considered employment for all purposes of the Plan, except as provided in Section 4.1.

      18.9     “Corporation” means GlobespanVirata, Inc., a Delaware corporation.

      18.10     “Employee” means a common-law employee of the Corporation, a Parent, a Subsidiary or an Affiliate.

      18.11     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      18.12     “Exercise Price,” in the case of an Option, means the amount for which one share of Common Stock may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of an SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

      18.13     “Fair Market Value” means the market price of shares of Common Stock, determined by the Committee in good faith on such basis as it deems appropriate. Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

      18.14     “Involuntary Termination” means the termination of the Service of any individual which occurs by reason of:

(a) such individual’s involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

(b) such individual’s voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her level of responsibility, (B) a reduction in his or her level of compensation (including base salary and target bonus in bonus or incentive programs) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual’s consent.

      18.15     “IPO” means the initial offering of Common Stock to the public pursuant to a registration statement filed by the Corporation with the Securities and Exchange Commission.

      18.16     “ISO” means an incentive stock option described in Section 422(b) of the Code.

      18.17     “Misconduct” means the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee or Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

      18.18     “NSO” means a stock option not described in Sections 422 or 423 of the Code.

      18.19     “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase shares of Common Stock.

      18.20     “Optionee” means an individual or estate who holds an Option or SAR.

      18.21     “Outside Director” shall mean a member of the Board who is not an Employee. Service as an Outside Director shall be considered employment for all purposes of the Plan, except as provided in Section 4.1.

      18.22     “Parent” means any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, if each of the corporations other than the Corporation owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

      18.23     “Participant” means an individual or estate who holds an Award.

      18.24     “Plan” means this GlobespanVirata, Inc. 1999 Equity Incentive Plan, as amended from time to time.

      18.25     “Predecessor Plan” means the Corporation’s existing 1996 Equity Incentive Plan.

      18.26     “Restricted Share” means a Common Share awarded under the Plan.

      18.27     “Restricted Stock Agreement” means the agreement between the Corporation and the recipient of a Restricted Share which contains the terms, conditions and restrictions pertaining to such Restricted Share.

      18.28     “SAR” means a stock appreciation right granted under the Plan.

      18.29     “SAR Agreement” means the agreement between the Corporation and an Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.

      18.30     “Stock Option Agreement” means the agreement between the Corporation and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

      18.31     “Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan.

      18.32     “Stock Unit Agreement” means the agreement between the Corporation and the recipient of a Stock Unit which contains the terms, conditions and restrictions pertaining to such Stock Unit.

      18.33     “Subsidiary” means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

GLOBESPANVIRATA, INC.

1999 SUPPLEMENTAL STOCK OPTION PLAN

AS AMENDED

        ARTICLE 1.     INTRODUCTION.

      The Plan was adopted by the Board to be effective as of the date of adoption. The purpose of the Plan is to promote the long-term success of the Corporation and the creation of stockholder value by (a) encouraging Employees and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, and Consultants with exceptional qualifications and (c) linking Employees and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Options (which shall be nonstatutory stock options).

      The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except their choice-of-law provisions).

      ARTICLE 2.     ADMINISTRATION.

      2.1     Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist exclusively of one or more directors of the Corporation, who shall be appointed by the Board.

      2.2     Committee Responsibilities. The Committee shall (a) select the Employees, and Consultants who are to receive option grants under the Plan, (b) determine the number, vesting requirements and other features and conditions of such option grants, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

      ARTICLE 3.     SHARES AVAILABLE FOR GRANTS.

      3.1     Basic Limitation. Shares of Common Stock issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Options granted under the Plan shall not exceed (a) 26,189,363, plus (b) the additional shares of Common Stock described in Section 3.2. The limitation of this Section 3.1 shall be subject to adjustment pursuant to Article 8.

      3.2     Additional Shares. If shares of Common Stock issued upon the exercise of Options are forfeited, then such shares of Common Stock shall again become available for option grants under the Plan. If Options are forfeited or terminate for any other reason before being exercised, then the corresponding shares of Common Stock shall again become available for option grants under the Plan.

      ARTICLE 4.     ELIGIBILITY.

      4.1     Grants. Only Employees and Consultants shall be eligible for the grant of Options. Officers are not eligible for the grant of Options.

      ARTICLE 5.     OPTIONS.

      5.1     Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Corporation. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Optionee’s other compensation. A Stock Option Agreement may provide that a new Option will be granted automatically to the Optionee when he or she exercises a prior Option and pays the Exercise Price in the form described in Section 6.2.

      5.2     Number of Shares. Each Stock Option Agreement shall specify the number of shares of Common Stock subject to the Option and shall provide for the adjustment of such number in accordance with Article 8.

      5.3     Exercise Price. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an NSO shall in no event be less than 25% of the Fair Market Value of a share of Common Stock on the date of grant. In the case of an NSO, a Stock Option Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the NSO is outstanding.

      5.4     Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service.

      5.5     Modification or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Corporation or by another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

      5.6     Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

      ARTICLE 6.     PAYMENT FOR OPTION SHARES.

      6.1     General Rule. The entire Exercise Price of shares of Common Stock issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such shares of Common Stock are purchased. The Committee may at any time accept payment in any form(s) described in this Article 6.

      6.2     Surrender of Common Stock. To the extent that this Section 6.2 is applicable, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, shares of Common Stock that are already owned by the Optionee. Such shares of Common Stock shall be valued at their Fair Market Value on the date when the new shares of Common Stock are purchased under the Plan. The Optionee shall not surrender, or attest to the ownership of, shares of Common Stock in payment of the Exercise Price if such action would cause the Corporation to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

      6.3     Exercise/ Sale. To the extent that this Section 6.3 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Corporation) an irrevocable direction to a securities broker approved by the Corporation to sell all or part of the shares of

Common Stock being purchased under the Plan and to deliver all or part of the sales proceeds to the Corporation.

      6.4     Exercise/ Pledge. To the extent that this Section 6.4 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Corporation) an irrevocable direction to pledge all or part of the shares of Common Stock being purchased under the Plan to a securities broker or lender approved by the Corporation, as security for a loan, and to deliver all or part of the loan proceeds to the Corporation.

      6.5     Promissory Note. To the extent that this Section 6.5 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Corporation) a full-recourse promissory note. However, the par value of the shares of Common Stock being purchased under the Plan, if newly issued, shall be paid in cash or cash equivalents.

      6.6     Other Forms of Payment. To the extent that this Section 6.6 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws, regulations and rules.

      ARTICLE 7.     CHANGE IN CONTROL.

      7.1     Effect of Change in Control. In the event of any Change in Control, each outstanding Option shall automatically accelerate so that each such Option shall, immediately prior to the effective date of the Change in Control, become fully exercisable for all of the shares of Common Stock at the time subject to such Option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. However, an outstanding Option shall not so accelerate if and to the extent such Option is, in connection with the Change in Control, either to be assumed by the successor corporation (or parent thereof) or to be replaced with a comparable Option for shares of the capital stock of the successor corporation (or parent thereof). The determination of Option comparability shall be made by the Plan Administrator, and its determination shall be final, binding and conclusive.

      7.2     Involuntary Termination. In addition, in the event that the Option is assumed by the successor corporation (or parent thereof) and the Participant experiences an Involuntary Termination within twelve months following a Change in Control, each outstanding Option shall automatically accelerate so that each such Option shall, immediately prior to the effective date of the Involuntary Termination, become fully exercisable for all of the shares of Common Stock at the time subject to such Option and may be exercised for any or all of those shares as fully-vested shares of Common Stock.

      ARTICLE 8.     PROTECTION AGAINST DILUTION.

      8.1     Adjustments. In the event of a subdivision of the outstanding shares of Common Stock, a declaration of a dividend payable in shares of Common Stock, a declaration of a dividend payable in a form other than shares of Common Stock in an amount that has a material effect on the price of shares of Common Stock, a combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a lesser number of shares of Common Stock, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of:

(a) The number of shares available for future grant under Article 3;

(b) The number of shares of Common Stock covered by each outstanding Option; or

(c) The Exercise Price under each outstanding Option.

Except as provided in this Article 8, an Optionee shall have no rights by reason of any issue by the Corporation of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

      8.2     Dissolution or Liquidation. To the extent not previously exercised or settled, Options shall terminate immediately prior to the dissolution or liquidation of the Corporation.

      8.3     Reorganizations. In the event that the Corporation is a party to a merger or other reorganization, outstanding Options shall be subject to the agreement of merger or reorganization. Such agreement shall provide for (a) the continuation of the outstanding Options by the Corporation, if the Corporation is a surviving corporation, (b) the assumption of the outstanding Options by the surviving corporation or its parent or subsidiary, (c) the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Options, (d) full exercisability or vesting and accelerated expiration of the outstanding Options or (e) settlement of the full value of the outstanding Options in cash or cash equivalents followed by cancellation of such Awards.

      ARTICLE 9.     DEFERRAL OF AWARDS.

      The Committee (in its sole discretion) may permit or require an Optionee to have shares of Common Stock that otherwise would be delivered to such Optionee as a result of the exercise of an Option converted into amounts credited to a deferred compensation account established for such Optionee by the Committee as an entry on the Corporation’s books. Such amounts shall be determined by reference to the Fair Market Value of such shares of Common Stock as of the date when they otherwise would have been delivered to such Optionee.

      A deferred compensation account established under this Article 9 may be credited with interest or other forms of investment return, as determined by the Committee. An Optionee for whom such an account is established shall have no rights other than those of a general creditor of the Corporation. Such an account shall represent an unfunded and unsecured obligation of the Corporation and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Corporation. If the deferral or conversion of Option is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Option, including (without limitation) the settlement of deferred compensation accounts established under this Article 9.

      ARTICLE 10.     LIMITATION ON RIGHTS.

      10.1     Retention Rights. Neither the Plan nor any Option granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant. The Corporation and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Employee, Outside Director or Consultant at any time, with or without cause, subject to applicable laws, the Corporation’s certificate of incorporation and by-laws and a written employment agreement (if any).

      10.2     Stockholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any shares of Common Stock covered by his or her Option prior to the time when a stock certificate for such shares of Common Stock is issued or, if applicable, the time when he or she becomes entitled to receive such shares of Common Stock by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

      10.3     Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Corporation to issue shares of Common Stock under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Corporation reserves the right to restrict, in whole or in part, the delivery of shares of Common Stock pursuant to any Option prior to the satisfaction of all legal requirements relating to the issuance of such shares of Common Stock, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 11.     WITHHOLDING TAXES.

      11.1     General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Corporation for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Corporation shall not be required to issue any shares of Common Stock or make any cash payment under the Plan until such obligations are satisfied.

      11.2     Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Corporation withhold all or a portion of any shares of Common Stock that otherwise would be issued to him or her or by surrendering all or a portion of any shares of Common Stock that he or she previously acquired. Such shares of Common Stock shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash.

ARTICLE 12.     FUTURE OF THE PLAN.

      12.1     Term of the Plan. The Plan, as set forth herein, shall become effective as of the date of its adoption. The Plan shall remain in effect until it is terminated under Section 12.2.

      12.2     Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Corporation’s stockholders only to the extent required by applicable laws, regulations or rules. No Options shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Option previously granted under the Plan.

ARTICLE 13.     DEFINITIONS.

      13.1     “Affiliate” means any entity other than a Subsidiary, if the Corporation and/or one or more Subsidiaries own not less than 50% of such entity.

      13.2     “Board” means the Corporation’s Board of Directors, as constituted from time to time.

      13.3     “Change in Control” shall mean:

(a) The consummation of a merger or consolidation of the Corporation with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Corporation immediately prior to such merger, consolidation or other reorganization;

(b) The sale, transfer or other disposition of all or substantially all of the Corporation’s assets;

(c) A change in the composition of the Board, as a result of which fewer than two-thirds of the incumbent directors are directors who either (i) had been directors of the Corporation on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

(d) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing at least 50% of the total voting power represented by the Corporation’s then outstanding voting securities. For purposes of this Paragraph (d), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of the common stock of the Corporation.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately before such transaction.

      13.4     “Code” means the Internal Revenue Code of 1986, as amended.

      13.5     “Committee” means a committee of the Board, as described in Article 2.

      13.6     “Common Stock” means the common stock of the Corporation.

      13.7     “Consultant” means a consultant or adviser who provides bona fide services to the Corporation, a Parent, a Subsidiary or an Affiliate as an independent contractor. Service as a Consultant shall be considered employment for all purposes of the Plan, except as provided in Section 4.1.

      13.8     “Corporation” means GlobespanVirata, Inc., a Delaware corporation.

      13.9     “Employee” means a common-law employee of the Corporation, a Parent, a Subsidiary or an Affiliate.

      13.10     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      13.11     “Exercise Price,” in the case of an Option, means the amount for which one share of Common Stock may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement.

      13.12     “Fair Market Value” means the market price of shares of Common Stock, determined by the Committee in good faith on such basis as it deems appropriate. Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

      13.13     “Involuntary Termination” means the termination of the Service of any individual which occurs by reason of:

(a) such individual’s involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

(b) such individual’s voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her level of responsibility, (B) a reduction in his or her level of compensation (including base salary and target bonus in bonus or incentive programs) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual’s consent.

      13.14     “Misconduct” means the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee or Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

      13.15     “NSO” means a stock option not described in Sections 422 or 423 of the Code.

      13.16     “Option” means a NSO granted under the Plan and entitling the holder to purchase shares of Common Stock.

      13.17     “Optionee” means an individual or estate who holds an Option.

      13.18     “Outside Director” shall mean a member of the Board who is not an Employee. Service as an Outside Director shall be considered employment for all purposes of the Plan, except as provided in Section 4.1.

      13.19     “Parent” means any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, if each of the corporations other than the Corporation owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

      13.20     “Plan” means this GlobespanVirata, Inc. 1999 Supplemental Stock Option Plan, as amended from time to time.

      13.21     “Stock Option Agreement” means the agreement between the Corporation and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

      13.22     “Subsidiary” means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

AMENDED AND RESTATED

GLOBESPANVIRATA, INC.

1999 STOCK INCENTIVE PLAN

      SECTION 1.     PURPOSE OF PLAN.

      The purpose of this 1999 Stock Incentive Plan (the “Plan”) of GlobespanVirata, Inc., a Delaware corporation (the “Company”), is to enable the Company to attract, retain and motivate its employees, non-employee directors, independent contractors and consultants by providing for or increasing the proprietary interests of such employees, non-employee directors, independent contractors or consultants in the Company.

      SECTION 2.     PERSONS ELIGIBLE UNDER PLAN.

      Any employee, non-employee director, independent contractor or consultant (each, a “Participant”) of the Company or any of its direct or indirect subsidiaries, including a corporation that becomes a subsidiary after the adoption of this Plan (each, a “Subsidiary”), shall be eligible to be considered for the grant of Awards (as defined in this Plan) under this Plan, provided that “Incentive Stock Options” (as defined herein) may only be granted to employees of the Company or any Subsidiary.

      SECTION 3.     AWARDS.

      (a) On behalf of the Company, the Administrator (as defined in this Plan) is hereby authorized to enter into any type of arrangement with a Participant that is not inconsistent with the provisions of this Plan and that, by its terms, involves or might involve the issuance of common stock, par value $0.001, of the Company (the “Common Stock”). The entering into of any such arrangement is referred to herein as the “grant” of an “Award.”

      (b) Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative.

      (c) Awards may be issued, and shares of Common Stock may be issued pursuant to an Award, for any lawful consideration as determined by the Administrator, including, without limitation, services rendered by the recipient of such Award.

      (d) Any Award of an option to acquire shares of Common Stock shall be granted subject to the terms, conditions and restrictions contained in a stock option agreement (a “Stock Option Agreement”) between the Participant and the Company. Subject to the provisions of this Plan, the Administrator, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted under this Plan, which terms and conditions may include, among other things:

(i) a provision permitting the recipient of such Award, including any recipient who is a non-employee director or officer of the Company, to pay the purchase price of the shares of Common Stock or other property issuable pursuant to such Award, and such recipient’s tax withholding obligation, if any, with respect to such issuance, in whole or in part, by the delivery of cash or a certified check payable to the Company;

(ii) a provision conditioning or accelerating the receipt of benefits pursuant to such Award, either automatically or in the discretion of the Administrator, upon the occurrence of specified events, including, without limitation, a Change of Control of the Company, an acquisition of a specified percentage of the voting power of the Company, the dissolution or liquidation of the Company, a sale of substantially all of the property and assets of the Company, the termination of the employment of the Participant or an event of the type described in Section 7 hereof. For purposes of this Plan, “Change in Control” shall mean:

(i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if (A) more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or (B) any “person or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires in connection therewith the right or ability by voting power, contract or otherwise to elect or designate for election, directly or indirectly, a majority of the Board;

(ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii) a change in the composition of the Board, as a result of which fewer than two-thirds of the incumbent directors are directors who either (A) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (B) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

(iv) any transaction as a result of which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (d), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(iii) provisions relating to the status of an Award as an incentive stock option (an “Incentive Stock Option”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) including but not limited to:

(A) a requirement that the exercise price for each Incentive Stock Option granted hereunder shall be not less than one hundred percent (100%) of the Fair Market Value (as defined in this Plan) of the Common Stock on the date such Award is granted to a Participant (110% if the Participant owns, directly or indirectly through the application of the attribution rules of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its parent and any Subsidiary);

(B) a provision that any Incentive Stock Option granted under this Plan shall by its terms be nontransferable by the Participant other than by will or the laws of descent and distribution (in which case such descendant or beneficiary shall be subject to all terms of the Plan applicable to Participants) and is exercisable during the Participant’s lifetime only by the Participant or by the Participant’s guardian or legal representative in the event of the Participant’s death or disability;

(C) a provision that for so long as required under Section 422 of the Code and the regulations promulgated thereunder, during the term of the Plan, the aggregate Fair Market Value of the Common Stock with respect to which Incentive Stock Options are first exercisable by a Participant under this Plan and all other plans of the Company, its parent or any Subsidiary during any calendar year shall not exceed $100,000 and options in excess of such amount shall be treated as non-qualified stock options. For the purpose of this paragraph, the Fair Market Value of the Common Stock shall be determined at the time the Incentive Stock Option is granted;

(D) a requirement that an Incentive Stock Option may not be exercised after the expiration of ten years from the date such Option is granted to a Participant (five years if the Participant owns, directly or indirectly through the application of the attribution rules of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its parent and any Subsidiary); and

(E) a provision that the Participant notify the Company in writing of any sale or other disposition of shares of Common Stock acquired pursuant to an Incentive Stock Option if such sale or other disposition occurs (i) within two years of the grant of the Incentive Stock Option or (ii) within one year of the issuance of the shares of Common Stock to the Participant.

(iv) a right to repurchase the Common Stock acquired upon exercise of an Award if Participant’s employment or association with the Company or any Subsidiary is terminated for any reason, or in other circumstances, at either the exercise price thereof or the Fair Market Value thereof on the last day of the month preceding the month in which such termination or other circumstance occurs. Such repurchase right shall be exercised for cash or cancellation of purchase money indebtedness for the shares within 90 days of termination of employment (or in the case of securities issued upon exercise of Awards after the date of termination, within 90 days after the date of exercise). Each certificate representing Common Stock subject to such provisions shall bear a legend to the effect that such shares are subject to certain repurchase rights of the Company; or

(v) a provision that upon a termination of employment for cause, the Participant will not be entitled to exercise any Award or other rights at any time after such termination. For purposes of this Plan, “cause” is defined as: (i) an act of dishonesty or willful misconduct; (ii) a breach of fiduciary duty owed to the Company, any Subsidiary or its stockholders involving personal profit or any other material breach of fiduciary duty; (iii) an act of fraud, embezzlement, malfeasance or misappropriation of Company property or any Subsidiary’s property; (iv) a conviction of an illegal act or felony, or engaging in abuse of alcohol, illegal drugs or controlled substances; or (v) a willful failure to perform reasonable duties, responsibilities or instructions from the Company or any Subsidiary.

      (e) Notwithstanding anything to the contrary herein, any Award of an option to acquire shares of Common Stock granted under this Plan shall comply with the following provisions:

(i) the exercise price per share of Common Stock of such option shall not be less than 85% of the Fair Market Value of a share of Common Stock at the time the option is granted (100% in case of an Incentive Stock Option), except that the exercise price shall be 110% of the Fair Market Value in the case of any person who owns, directly or indirectly through the application of the attribution rules of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its parent and any Subsidiary;

(ii) the exercise period of the option shall not be more than 120 months from the date the option is granted;

(iii) the option shall be nontransferable other than by will or the laws of descent and distribution;

(iv) the option shall vest at any time or during any period established by the Administrator;

(v) unless employment is terminated for cause (as defined above), the optionee shall be entitled to exercise his or her options after termination of employment as follows:

(A) at least six (6) months from the date of termination if termination was caused by death or disability within the meaning of Section 22(e)(3) of the Code; and

(B) at least thirty (30) days from the date of termination if termination was caused by other than death or disability;

(vi) the option shall be clearly identified as to its status as an “Incentive Stock Option” or a “non-qualified stock option.”

      SECTION 4.     STOCK SUBJECT TO PLAN.

      (a) Subject to adjustment as provided in Section 7, at any time, the aggregate number of shares of Common Stock issued and issuable pursuant to all Awards (including all Incentive Stock Options) granted under this Plan following assumption of the Plan by the Company shall not exceed Fifteen Million Six Hundred Fourty One Thousand Eight Hundred Fifty Four (15,641,854) shares; provided, however, that adjustments pursuant to Section 7 with respect to Incentive Stock Options issued under this Plan, shall be limited to those that will not adversely affect the status of options as Incentive Stock Options.

      (b) Subject to adjustment as provided in Section 7, the aggregate number of shares of Common Stock issued and issuable pursuant to all options (including all Incentive Stock Options) granted under this Plan following assumption of the Plan by the Company shall not exceed Fifteen Million Six Hundred Forty One Thousand Eight Hundred Fifty Four (15,641,854) shares; provided, however, that adjustments pursuant to Section 7 with respect to Incentive Stock Options issued under this Plan, shall be limited to those that will not adversely affect the status of options as Incentive Stock Options.

      (c) For purposes of Section 4(a) and (b) of this Plan, the aggregate number of shares of Common Stock issued and issuable pursuant to Awards granted under this Plan shall at any time be deemed to be equal to the sum of the following:

(i) the number of shares of Common Stock that were issued prior to such time pursuant to Awards granted under this Plan, other than shares of Common Stock that were subsequently reacquired by the Company pursuant to the terms and conditions of such Awards and with respect to which the holder thereof received no benefits of ownership, such as dividends; plus

(ii) the maximum number of shares of Common Stock that are or may be issuable at or after such time pursuant to Awards granted under this Plan prior to such time.

      (d) For clarification purposes, if an Award expires or becomes unexercisable without having been exercised in full, or is surrendered or exchanged, the unpurchased shares of Common Stock which were subject thereto shall become available for future grant under the Plan (unless the Plan has terminated); provided, however, that shares of Common Stock that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan, unless they are repurchased by the Company at their original purchase price.

      (e) The aggregate number of shares of Common Stock subject to Awards granted during any twelve-month period to any one Participant shall not exceed Four Million (4,000,000) shares. Such number shall be subject to adjustment as provided in Section 7; provided, however, that to the extent the Administrator deems necessary, adjustments pursuant to Section 7 shall be limited to those that will not adversely affect the status of Awards as “performance-based compensation” within the meaning of Section 162(m) of the Code.

      SECTION 5.     DURATION OF PLAN.

      No Awards shall be made under this Plan after November 17, 2009. Although shares of Common Stock may be issued after November 17, 2009 pursuant to Awards made on or prior to such date, no shares of Common Stock shall be issued under this Plan after November 17, 2019 (the “Termination Date”).

      SECTION 6.     ADMINISTRATION OF PLAN.

      (a) This Plan shall be administered by the Board or, if one or more has been appointed, a Committee of the Board (collectively, the “Administrator”). The Administrator may delegate ministerial tasks to such persons as it deems appropriate. The Board may also delegate to one or more officers of the Company the authority to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law.

      (b) Subject to the provisions of this Plan, the Administrator shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

(i) adopt, amend and rescind rules and regulations relating to this Plan;

(ii) determine which persons are Participants and to which of such Participants, if any, Awards shall be granted hereunder;

(iii) grant Awards to Participants and determine the terms and conditions thereof, including the number of shares of Common Stock issuable pursuant thereto;

(iv) accelerate the exercisability of an Award or extend the period during which an owner of an Award may exercise his or her rights under such Award (but not beyond the Termination Date);

(v) determine whether, and the extent to which adjustments are required pursuant to Section 7 hereof; and

(vi) interpret and construe this Plan and the terms and conditions of any Award granted this Plan.

      SECTION 7.     ADJUSTMENTS.

      If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction or this Plan shall provide otherwise, the Administrator shall make appropriate and proportionate adjustments in (a) the number, exercise price and type of shares or other securities or cash or other property, as applicable, that may be acquired pursuant to Incentive Stock Options and other Awards theretofore granted under this Plan, (b) the maximum number and type of shares or other securities that may be issued pursuant to Incentive Stock Options and other Awards thereafter granted under this Plan, and (c) the maximum number of shares of Common Stock that may be subject to Awards granted during any twelve-month period to any Participant, as provided in Section 4(e) hereof; provided, however, that no adjustment shall be made to the number of shares of Common Stock that may be acquired pursuant to outstanding Incentive Stock Options or the maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under this Plan to the extent such adjustment would result in such options being treated as other than Incentive Stock Options; provided, further, that no such adjustment shall be made to the extent the Administrator determines that such adjustment would result in the disallowance of a federal income tax deduction for compensation attributable to Awards hereunder by causing such compensation to be other than “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

      SECTION 8.     AMENDMENT AND TERMINATION OF PLAN.

      The Board may amend or terminate this Plan at any time and in any manner, subject to the following limitations:

(a) No such amendment or termination shall deprive the recipient of any Award theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto; and

(b) If an amendment to this Plan would (i) increase the maximum number of shares of Common Stock that may be issued pursuant to (A) all Awards granted under this Plan, (B) all Incentive Stock Options granted under this Plan, or (C) Awards granted under this Plan during any calendar year to any one Participant, (ii) change the class of persons eligible to receive Awards under this Plan, or (iii) affect this Plan’s compliance with applicable provisions of the Code, as amended from time to time, the amendment shall be subject to approval by the Company’s shareholders to the extent required to comply with Sections 422 and 162(m) of the Code, and other applicable provisions of or rules under the Code, as amended from time to time.

      SECTION 9.     EFFECTIVE DATE OF PLAN.

      This Plan was adopted by the Board of Virata Corporation on September 21, 1999 and became effective upon the effectiveness of the Virata Corporation’s initial public offering of the Common Stock. The Plan was assumed by the Company following its acquisition of Virata Corporation on December 14, 2001.

      SECTION 10.     DEFINITION OF FAIR MARKET VALUE.

      For purposes of this Plan, “Fair Market Value” shall mean the market price of shares of Common Stock, determined by the Administrator in good faith on such basis as it deems appropriate. Whenever possible, the determination of Fair Market Value by the Administrator shall be based on the prices reported in The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

      SECTION 11.     ADDITIONAL APPROVALS.

      Notwithstanding Section 3(d) hereof, to the extent necessary and/or permitted and lawful for the Company to do so under UK law, if such law shall apply hereto, the approval by the affirmative votes of the holders of a majority of the securities of the Company shall be required for the exercise of any option granted hereunder which may be deemed a “repurchase” under UK law.

      SECTION 12.     NO STOCKHOLDER AND EMPLOYMENT RIGHTS.

(a) A Participant shall have no stockholder rights with respect to the shares of Common Stock subject to his or her outstanding Awards until such shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

(b) Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Company, its parent or any Subsidiary for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company, its parent or any Subsidiary or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors for breach of their fiduciary duty of care, subject to certain limitations. Conexant’s Certificate of Incorporation provides that Conexant’s directors are not liable to Conexant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to Conexant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (d) for any transaction from which a director derived an improper personal benefit. The Delaware General Corporation Law permits indemnification of directors, officers, employees and agents subject to certain limitations. Conexant’s By-laws and the appendix thereto provide for the indemnification of Conexant’s directors, officers, employees and agents to the extent permitted by Delaware law. Conexant’s directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Item 21.	Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed herewith or incorporated herein by reference:

Exhibit
No.

2		Agreement and Plan of Reorganization dated as of November 3, 2003 by and among Conexant, Concentric Sub, Inc. and GlobespanVirata, Inc. (included as Annex A in the joint proxy statement/prospectus included in this Registration Statement)
3	.a	Amended and Restated Certificate of Incorporation of Conexant, filed as Exhibit 3-a-1 to Conexant’s Annual Report on Form 10-K for the year ended September 30, 2003, is incorporated herein by reference
3	.b	Amended By-laws of Conexant, filed as Exhibit 3-a-3 to Conexant’s Annual Report on Form 10-K for the year ended September 30, 2001, is incorporated herein by reference
3	.c	Amendments to By-laws of Conexant (included as Annex D in the joint proxy statement/prospectus included in this Registration Statement)
4	.a	The description of Conexant common stock contained in Item 11 of Conexant’s Registration Statement on Form 10, as amended (File No. 000-24923), including any amendment or report filed for the purpose of updating such description
4	.b	Rights Agreement, dated as of November 30, 1998, by and between Conexant and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.), as rights agent, filed as Exhibit 4.4 to Conexant’s Registration Statement on Form S-8 (Registration No. 333-68755), is incorporated herein by reference
4	.c	First Amendment to Rights Agreement, dated as of December 9, 1999, filed as Exhibit 4.1 to Conexant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, is incorporated herein by reference
*5		Opinion of Chadbourne & Parke LLP as to the validity of the shares being issued
*8	.a	Opinion of Chadbourne & Parke LLP regarding certain tax aspects of the merger
*8	.b	Opinion of Ropes & Gray LLP regarding certain tax aspects of the merger
*10	.a	Employment Agreement between Conexant and Dwight W. Decker
*10	.b	Employment Agreement between Conexant and Armando Geday
*10	.c	Employment Agreement between Conexant and F. Matthew Rhodes

Exhibit
No.

*10	.d	Form of Employment Agreement to be entered into between Conexant and certain employees of Conexant
*10	.e	Schedule identifying employees of Conexant who will be party to an Employment Agreement in the form set forth as Exhibit 10.d to this Registration Statement
*10	.f	Form of Employment Agreement to be entered into between Conexant and certain employees of GlobespanVirata
*10	.g	Schedule identifying employees of GlobespanVirata who will be party to an Employment Agreement in the form set forth as Exhibit 10.f to this Registration Statement
10	.h	Form of Conexant Directors Stock Plan, as amended (included as Annex E in the joint proxy statement/prospectus included in this Registration Statement)
10	.i	GlobespanVirata 1999 Equity Incentive Plan (included in Annex F in the joint proxy statement/prospectus included in this Registration Statement)
10	.j	GlobespanVirata 1999 Supplemental Stock Option Plan (included in Annex F in the joint proxy statement/prospectus included in this Registration Statement)
10	.k	GlobespanVirata Amended and Restated 1999 Stock Incentive Plan (included in Annex F in the joint proxy statement/prospectus included in this Registration Statement)
23	.a	Consent of Deloitte & Touche LLP
23	.b	Consent of PricewaterhouseCoopers LLP
23	.c	Consent of Ernst & Young LLP
*23	.d	Consent of Chadbourne & Parke LLP (included in their opinion filed as Exhibit 5)
*23	.e	Consent of Chadbourne & Parke LLP (included in their opinion filed as Exhibit 8.a)
*23	.f	Consent of Ropes & Gray LLP (included in their opinion filed as Exhibit 8.b)
24	.	Power of Attorney, filed as Exhibit 24 to Conexant’s Annual Report on Form 10-K for the year ended September 30, 2003, is incorporated herein by reference
99	.a	Form of Shareholders Agreement entered into by directors and certain executive officers of Conexant
99	.b	Form of Shareholders Agreement entered into by directors and certain executive officers of GlobespanVirata
99	.c	Form of proxy card for Conexant
99	.d	Form of proxy card for GlobespanVirata
99	.e	Consent of Credit Suisse First Boston LLC
99	.f	Consent of Morgan Stanley & Co. Incorporated
99	.g	Consent of Armando Geday to be named as a director of Conexant
*99	.h	Consents of certain individuals to be named as directors of Conexant

*	To be filed by amendment.

(b)	Financial Statement Schedules

None.

(c)	Report, Opinion or Appraisal.

See Exhibits 5, 8.a and 8.b. The opinion of Credit Suisse First Boston is included as Annex B to the joint proxy statement/prospectus included as part of this Registration Statement. The opinion of Morgan Stanley is included as Annex C to the joint proxy statement/prospectus included as part of this Registration Statement.

Item 22.	Undertakings

      (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (b) The undersigned Registrant hereby undertakes that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

      (c) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

      (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on December 15, 2003.

CONEXANT SYSTEMS, INC.

By:	/s/ DWIGHT W. DECKER

Dwight W. Decker
Chairman of the Board and
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on December 15, 2003 by the following persons in the capacities indicated:

Signature		Title

/s/ DWIGHT W. DECKER Dwight W. Decker		Chairman of the Board and Chief Executive Officer (principal executive officer)

DONALD R. BEALL*		Director

RALPH J. CICERONE*		Director

F. CRAIG FARRILL*		Director

BALAKRISHNAN S. IYER*		Director

D. SCOTT MERCER*		Director

JERRE L. STEAD*		Director

J. SCOTT BLOUIN*		Senior Vice President and Chief Financial Officer (principal financial and accounting officer)

* By:	/s/ DENNIS E. O’REILLY (Dennis E. O’Reilly, Attorney-in-fact)**

**	By authority of the power of attorney filed as Exhibit 24 to this Registration Statement.

EXHIBIT INDEX

Exhibit
No.

23.a	Consent of Deloitte & Touche LLP
23.b	Consent of PricewaterhouseCoopers LLP
23.c	Consent of Ernst & Young LLP
99.a	Form of Shareholders Agreement entered into by directors and certain executive officers of Conexant
99.b	Form of Shareholders Agreement entered into by directors and certain executive officers of GlobespanVirata
99.c	Form of proxy card for Conexant
99.d	Form of proxy card for GlobespanVirata
99.e	Consent of Credit Suisse First Boston LLC
99.f	Consent of Morgan Stanley & Co. Incorporated
99.g	Consent of Armando Geday to be named as a director of Conexant